Exhibit 4.1

CONFORMED COPY

AMENDMENT AND RESTATEMENT AGREEMENT related to a senior facilities agreement originally dated 25 July 2014
Dated 19 June 2017

BETWEEN

UNITYMEDIA HESSEN GMBH & CO. KG

as Original Borrower

UNITYMEDIA GMBH

UNITYMEDIA BW GMBH

UNITYMEDIA HESSEN GMBH & CO. KG

UNITYMEDIA HESSEN VERWALTUNG GMBH

UNITYMEDIA MANAGEMENT GMBH

UNITYMEDIA NRW GMBH

as Original Guarantors

UNITYMEDIA FINANCE LLC

as Additional Borrower and Additional Guarantor

THE BANK OF NOVA SCOTIA

as Facility Agent

and

CREDIT SUISSE AG, LONDON BRANCH

as Security Trustee

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THIS AMENDMENT AND RESTATEMENT AGREEMENT (this “Agreement”) is dated 19 June 2017 and made

BETWEEN

(1)	UNITYMEDIA HESSEN GMBH & CO. KG, a German limited partnership (Kommanditgesellschaft) organised and validly existing under the laws of the Federal Republic of Germany having its registered address at Aachener Strasse 746-750, 50933 Cologne, and which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Cologne under registration number HRA 24116 (the “Original Borrower” or the “Company”);

(2)	THE ENTITIES listed in Schedule 1 (The Original Guarantors) as original guarantors (the “Original Guarantors”);

(3)	UNITYMEDIA FINANCE LLC, a limited liability company organised under the laws of the State of Delaware as Additional Borrower and Additional Guarantor;

(4)	THE BANK OF NOVA SCOTIA as facility agent (the “Facility Agent”); and

(5)	CREDIT SUISSE AG, LONDON BRANCH as security trustee (the “Security Trustee”).

BACKGROUND

(A)	We refer to the €420,000,000 senior facilities agreement originally dated 25 July 2014 and made between the Company, the Original Guarantors, the Security Trustee and the Facility Agent (amongst others) (as amended or supplemented from time to time prior to the date hereof, including as supplemented by the Obligor Accession Agreement, dated 8 June 2017, by and between, among others, Unitymedia Finance LLC and the Facility Agent, and the Additional Facility Accession Agreement, dated 8 June 2017, by and between, among others, Unitymedia Finance LLC and the Facility Agent, the “Existing Facilities Agreement”).

(B)	This Agreement is supplemental to and amends the Existing Facilities Agreement.

(C)	Pursuant to clause 36 (Amendments and Waivers) of the Existing Facilities Agreement, all Lenders have consented to the amendments to the Existing Facilities Agreement contemplated by this Agreement. Accordingly, the Facility Agent is authorised to execute this Agreement to effect the amendments on behalf of the Finance Parties.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“Amended and Restated Facilities Agreement” means the Existing Facilities Agreement as amended and restated in its entirety in the form set out in Schedule 3 (Amended and Restated Facilities Agreement).

“Amendment Effective Date” means the date upon which the Facility Agent confirms to the Company that it has received each of the documents and evidence set out in Schedule 2 (Conditions Precedent) to this Agreement in form and substance satisfactory to the Facility Agent. The Facility Agent must give this confirmation as soon as reasonably practicable.

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(a)	Capitalised terms defined in the Existing Facilities Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

(b)	The provisions of clauses 1.2 (Construction) of the Existing Facilities Agreement apply to this Agreement as though they were set out in full in this Agreement except that references to the Existing Facilities Agreement are to be construed as references to this Agreement.

(c)	Where paragraph or clause numbers have changed in the Amended and Restated Facilities Agreement as a result of the amendments to the Existing Facilities Agreement, and such paragraph and clause numbers are referred to in any other Finance Document in force on the Amendment Effective Date, such paragraph or clause numbers shall be read and construed in the Amended and Restated Facilities Agreement, for the purposes of the relevant Finance Document only, so that the equivalent provision in the Amended and Restated Facilities Agreement is instead referred to in each such Finance Document.

1.2	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

2.	AMENDMENTS

The parties hereto agree that with effect from the Amendment Effective Date, the Existing Facilities Agreement shall be supplemented and amended and restated by this Agreement so that it shall then be in effect in the form set out at Schedule 3 (Amended and Restated Facilities Agreement) to this Agreement.

3.	REPRESENTATIONS: OBLIGORS

3.1	Representations

The representations and warranties set out in this Clause are made on the Amendment Effective Date by each Obligor to each Finance Party. Each Obligor makes the representations and warranties set out in this Clause in respect of itself and (where applicable) in respect of its Subsidiaries which are members of the Group.

3.2	Legal Validity

(a)	The obligations expressed to be assumed by it in this Agreement constitutes its legal, valid and binding obligations enforceable, subject to any relevant reservations or qualifications as to matters of law contained in any legal opinion referred to in paragraph 2 of Schedule 2 to this Agreement in accordance with its terms.

(b)	The choice of English law as the governing law of this Agreement will be recognised and enforced in its jurisdiction of incorporation, subject to any relevant reservation or qualification as to matters of law contained in any legal opinion referred to in paragraph (a) above.

(c)	Any judgment obtained in England in relation to this Agreement will be recognised and enforced in its jurisdiction of incorporation, subject to any relevant reservation or qualification as to matters of law contained in any legal opinion referred to in paragraph (a) above.

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3.3	Non-conflict

The execution and delivery by it of, this Agreement, and its performance of the transactions contemplated thereby, will not violate:

(a)	any law or regulation or official judgment or decree applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument to which it is a party or binding on any of its assets or binding upon any other member of the Group or any other member of the Group’s assets,

in each case, where such violation would or is reasonably likely to have a Material Adverse Effect.

3.4	Power and authority

It has the power to enter into and comply with all obligations expressed on its part under this Agreement and has taken all necessary actions to authorise the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement.

3.5	Authorisations

Subject to any relevant reservations or qualifications contained in any legal opinion referred to in paragraph (a) of Clause 3.2 (Legal Validity) above, all material Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Agreement; and

(b)	to make this Agreement admissible in evidence,

have been obtained or effected and are in full force and effect.

4.	CONFIRMATION, GUARANTEE AND SECURITY

With effect from the Amendment Effective Date, each Obligor (as applicable):

(a)	confirms its acceptance of the Amended and Restated Facilities Agreement;

(b)	agrees that it is bound as an Obligor; and

(c)	confirms and accepts that:

(i)	any Security, guarantee and indemnity created or given by it under a Transaction Security Document will:

(A)	continue in full force and effect on the terms of the respective Finance Documents (including the Amended and Restated Facilities Agreement);

(B)	in respect of each Obligor incorporated or organised under the laws of Germany only, upon due execution of the relevant Transaction Security referred to in Clause 25.16 (Condition Subsequent) of the Amended and Restated Facilities Agreement by all parties thereto, extend to the Secured Debt, under and as defined in the Intercreditor Agreement; and

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(C)	in respect of Unitymedia Finance LLC only, extend to the Secured Debt, under and as defined in the Intercreditor Agreement; and

(ii)	any guarantee or indemnity created or given by it under clause 20 (Guarantee and Indemnity) of the Existing Facilities Agreement will:

(A)	continue in full force and effect on the terms of the respective Finance Documents (including the Amended and Restated Facilities Agreement); and

(B)	extend to the liabilities and obligations of the Obligors under the Finance Documents (including the Amended and Restated Facilities Agreement),

in each case, as amended by the terms of this Agreement and subject to any limitations set out in clauses 21.10 (German Guarantee Limitations) and 21.13 (Additional Guarantee Limitations) of the Amended and Restated Facilities Agreement.

5.	MISCELLANEOUS

(a)	Each of this Agreement and the Amended and Restated Facilities Agreement is a Finance Document.

(b)	Subject to the terms of this Agreement:

(i)	the Amended and Restated Facilities Agreement will remain in full force and effect and, from the Amendment Effective Date, the Existing Facilities Agreement and this Agreement will be read and construed as one document; and

(ii)	except as otherwise provided in this Agreement, the Finance Documents remain in full force and effect.

(c)	The provisions of clauses 38 (Counterparts) and 40 (Enforcement) of the Existing Facilities Agreement apply to this Agreement as though they were set out in full in this Agreement except that references to the Existing Facilities Agreement are to be construed as references to this Agreement.

6.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

THE ORIGNAL GUARANTORS

Name of Original Guarantor	Registration number (or equivalent, if any) (All entities registered in Cologne unless otherwise stated)

Unitymedia BW GmbH (formerly Kabel BW GmbH)	HRB 83533 (formerly HRB 702325 (registered in Mannheim))

Unitymedia GmbH (formerly Unitymedia KabelBW GmbH)	HRB 68501

Unitymedia Hessen GmbH & Co. KG	HRA 24116

Unitymedia Hessen Verwaltung GmbH	HRB 58137

Unitymedia Management GmbH	HRB 57277

Unitymedia NRW GmbH	HRB 55984

SCHEDULE 2

CONDITIONS PRECEDENT TO THE AMENDMENT EFFECTIVE DATE

1.	Obligors

(a)	A copy of the Constitutional Documents of each Obligor.

(b)	In respect of each Obligor incorporated in Germany, a recent excerpt from the commercial register (Handelsregister) of the Obligors, not older than 14 days from the date of this Agreement.

(c)	In respect of each Obligor incorporated or organised under the laws of the State of Delaware, a certificate of good standing dated as of a date reasonably satisfactory to the Facilities Agent.

(d)	A copy of a resolution of the shareholder(s) of each Obligor approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute, deliver and perform this Agreement.

(e)	A specimen of the signature of each person authorised to execute, on behalf of each Obligor, this Agreement and related documents to which it is a party and to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement.

(f)	In relation to an Obligor incorporated or established in a jurisdiction other than Germany, a certificate by the directors of each Obligor confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments will not cause any borrowing, guarantee, security or similar limit binding on any Obligor to be exceeded.

(g)	A certificate by the directors of each Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	Legal Opinions

The following legal opinions, each addressed to the Facility Agent, the Security Trustee and the Original Lenders and capable of being relied upon by any persons to become Lenders pursuant to the primary syndication of the Facilities:

(a)	A legal opinion of Allen & Overy LLP legal advisers to the Facility Agent and the Mandated Lead Arrangers as to English law.

(b)	A legal opinion of Freshfields Bruckhaus Deringer legal advisers to the Company as to German law.

(c)	A legal opinion of Ropes & Gray International LLP legal advisers to the Company as to Delaware law.

SCHEDULE 3

AMENDED AND RESTATED FACILITIES AGREEMENT

€420,000,000

SENIOR FACILITIES AGREEMENT

originally dated 25 July 2014 as amended and restated

by an amendment and restatement agreement dated

19 June 2017

for

UNITYMEDIA HESSEN GMBH & CO. KG

as Original Borrower

and

CERTAIN BANKS AND FINANCIAL INSTITUTIONS

as Original Lenders

with

THE BANK OF NOVA SCOTIA

acting as Facility Agent

CREDIT SUISSE AG, LONDON BRANCH

acting as Security Trustee

This Agreement is subject to the terms and conditions

of the Intercreditor Agreement

1.	DEFINITIONS AND INTERPRETATION	1

2.	THE FACILITIES	33

3.	PURPOSE	39

4.	CONDITIONS OF UTILISATION	39

5.	UTILISATION	41

6.	ANCILLARY FACILITIES	43

7.	DOCUMENTARY CREDITS	49

8.	REPAYMENT	56

9.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION	58

10.	MANDATORY PREPAYMENT	61

11.	RESTRICTIONS	62

12.	INTEREST	63

13.	INTEREST PERIODS	64

14.	CHANGES TO THE CALCULATION OF INTEREST	65

15.	FEES	68

16.	TAX GROSS UP AND INDEMNITIES	70

17.	INCREASED COSTS	76

18.	OTHER INDEMNITIES	78

19.	MITIGATION BY THE LENDERS	80

20.	COSTS AND EXPENSES	80

21.	GUARANTEE AND INDEMNITY	81

22.	REPRESENTATIONS	90

23.	INFORMATION UNDERTAKINGS	95

24.	FINANCIAL COVENANT	97

25.	GENERAL UNDERTAKINGS	100

26.	EVENTS OF DEFAULT	105

27.	CHANGES TO THE FINANCE PARTIES	106

28.	CHANGES TO THE OBLIGORS	121

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	137

30.	SHARING AMONG THE FINANCE PARTIES	137

31.	PAYMENT MECHANICS	139

32.	SET-OFF	142

33.	NOTICES	142

34.	CALCULATIONS AND CERTIFICATES	145

35.	PARTIAL INVALIDITY	146

36.	REMEDIES AND WAIVERS	146

37.	AMENDMENTS AND WAIVERS	146

(i)

(ii)

THIS AGREEMENT originally dated 25 July 2014 and as amended and restated by an amendment and restatement agreement dated 19 June 2017.

BETWEEN:

(1)	UNITYMEDIA HESSEN GMBH & CO. KG, a German limited partnership (Kommanditgesellschaft) organised and validly existing under the laws of the Federal Republic Germany having its registered address at Aachener Street 746-750, 50933 Cologne and which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Cologne under registration number HRA 24116 (the Original Borrower or the Company);

(2)	UNITYMEDIA FINANCE LLC, a limited liability company incorporated under the laws of the State of Delaware with its registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (the “Original US Borrower”);

(3)	THE ENTITIES listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (the Original Guarantors);

(4)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (The Original Parties) as lenders (the Original Lenders);

(5)	THE BANK OF NOVA SCOTIA as agent of the other Finance Parties (other than the Security Trustee) (the Facility Agent); and

(6)	CREDIT SUISSE AG, LONDON BRANCH as security trustee for the Secured Parties (the Security Trustee).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“2017 Amendment Effective Date” means 19 June 2017.

“Acceleration Date” means the date on which a written notice has been served under Clause 26.2 (Acceleration).

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long term unsecured and non credit-enhanced debt obligations of BBB or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Facility Agent.

“Additional Borrower” means a company which becomes a Borrower in accordance with Clause 28 (Changes to the Obligors).

“Additional Currency” means any currency that is the lawful currency for the time being of any country in which a member of the Group is incorporated and/or carries on its business, or in a jurisdiction incidental to the business of a member of the Group.

“Additional Facility” means an additional term or revolving loan facility referred to in Clause 2.2 (Additional Facilities) and Additional Facilities means all or any such Additional Facilities.

“Additional Facility Accession Agreement” means a document substantially in the form of Schedule 9 (Form of Additional Facility Accession Agreement), with such amendments as the Facility Agent or the relevant Lenders under such Additional Facility and the Company may approve or reasonably require.

“Additional Facility Availability Period” means in relation to an Additional Facility the availability period specified in the Additional Facility Accession Agreement for that Additional Facility.

“Additional Facility Commencement Date” means, in relation to an Additional Facility, the effective date of that Additional Facility which shall be the later of:

(a)	the date specified in the relevant Additional Facility Accession Agreement; and

(b)	the date on which the conditions set out in paragraph (b) of Clause 2.2 (Additional Facilities) are satisfied.

“Additional Facility Commitment” means in relation to:

(a)	an Initial Additional Facility Lender the amount in euros, US Dollars or relevant Additional Currency set out as the Additional Facility Commitment of a Lender in the relevant Additional Facility Accession Agreement and the amount of any other Additional Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.4 (Increase); and

(b)	any other Lender, the amount in euros, US Dollars or relevant Additional Currency (as applicable) transferred to it in accordance with this Agreement or assumed by it in accordance with Clause 2.4 (Increase), to the extent not cancelled, reduced or transferred by it in accordance with this Agreement.

“Additional Facility Loan” means a loan and/or advance made or to be made under the Additional Facility or the principal amount outstanding for the time being of that loan.

“Additional Facility Outstandings” means, at any time, the aggregate principal amount of any Additional Facility Loan outstanding under this Agreement.

“Additional Guarantor” means a company which becomes a Guarantor in accordance with Clause 28 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Administrative Party” means each of the Security Trustee and the Facility Agent.

“Affected Documentary Credit” has the meaning given to such term in Clause 9.2 (Illegality in Relation to an L/C Bank).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Alternative Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Alternative Reference Banks:

(a)	in relation to LIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Alternative Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(ii)	if different, as the rate (if any and applied to the relevant Alternative Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(b)	in relation to EURIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Alternative Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(ii)	if different, as the rate (if any and applied to the relevant Alternative Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Alternative Reference Banks” means:

(a)	in relation to EURIBOR, Scotiabank Europe plc, BNP Paribas Fortis SA/NV and Deutsche Bank AG, London Branch, or their respective affiliates or such other banks as may be appointed by the Facility Agent in consultation with the Company; and

(b)	in relation to LIBOR, Scotiabank Europe plc, BNP Paribas Fortis SA/NV and Deutsche Bank AG, London Branch, or their respective affiliates or such other banks as may be appointed by the Facility Agent in consultation with the Company.

“Amount” means in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan as adjusted to reflect any repayment, prepayment, consolidation or division of a Loan.

“Ancillary Facility” means any:

(a)	overdraft, automated payment, cheque drawing or other current account or on demand facility;

(b)	forward foreign exchange facility;

(c)	derivatives facility;

(d)	a short term loan facility;

(e)	guarantee, bond issuance, documentary or stand-by letter of credit facility;

(f)	performance bond facility; and/or

(g)	such other facility or financial accommodation as may be required in connection with the business of the Group and which is agreed in writing between the relevant Borrower and the relevant Ancillary Facility Lender.

“Ancillary Facility Commitment” means, in relation to an Ancillary Facility Lender at any time, the amount in euros, US Dollars or relevant Additional Currency set out as the Ancillary Facility Commitment of a Lender in the relevant Conversion Notice and the amount of any other Ancillary Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.4 (Increase) to the extent not cancelled, reduced or transferred by it in accordance with this Agreement.

“Ancillary Facility Documents” means the documents and other instruments pursuant to which an Ancillary Facility is made available and the Ancillary Facility Outstandings under it are evidenced in such form as is agreed between the relevant Ancillary Facility Lender and the relevant Borrower.

“Ancillary Facility Effective Date” has the meaning given to such term in paragraph (a) of Clause 6.1 (Utilisation of Ancillary Facilities).

“Ancillary Facility Lender” means any Lender (or Affiliate of a Lender) which has notified the Facility Agent that it has agreed to its nomination in a Conversion Notice to be an Ancillary Facility Lender in respect of an Ancillary Facility granted pursuant to the terms of this Agreement.

“Ancillary Facility Outstandings” means (without double counting), at any time with respect to an Ancillary Facility Lender and each Ancillary Facility provided by it, the aggregate of:

(a)	all amounts of principal then outstanding under any overdraft, automated payment, cheque drawing or other current account facility (determined in accordance with the applicable terms) as at such time (net of any Available Credit Balance); and

(b)

in respect of any other facility or financial accommodation, such other amount as fairly represents the aggregate potential exposure of that Ancillary Facility Lender with respect to it under its Ancillary Facility, as reasonably determined by that Ancillary Facility Lender from time to time in accordance with its usual banking practices for facilities or accommodation of the relevant type (including without limitation, the calculation of exposure under any derivatives facility by reference to the mark-to-market valuation of such transaction at the relevant time).

“Ancillary Facility Termination Date” has the meaning given to such term in paragraph (g) of Clause 6.1 (Utilisation of Ancillary Facilities).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) with such amendments as the Facility Agent may approve or reasonably require.

“Auditors” means KPMG LLP, PriceWaterhouseCoopers, Ernst &Young, Deloitte & Touche or such other internationally recognised firm approved by the Company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in relation to a Revolving Facility, the period from and including the date of this Agreement to and including the date falling one Month or such shorter period as may be agreed by the Obligors’ Agent and the Facility Agent (acting on the instructions of the Lenders) prior to the Termination Date; and

(b)	in relation to an Additional Facility which is not a Revolving Facility, the Additional Facility Availability Period.

“Available Ancillary Facility Commitment” means in relation to an Ancillary Facility Lender and an Ancillary Facility granted by it at any time, and save as otherwise provided in this Agreement or in the applicable Ancillary Facility Documents, its Ancillary Facility Commitment at such time, less the Ancillary Facility Outstandings at such time, provided always that such amount shall not be less than zero.

“Available Commitment” means:

(a)	in relation to an Ancillary Facility Lender and an Ancillary Facility granted by it at any time, its Available Ancillary Facility Commitment; and

(b)	in relation to any Lender and any other Facility, that Lender’s Commitment under that Facility minus (subject as set out below):

(i)	the Amount of its participation in any outstanding Utilisations under that Facility; and

(ii)	in relation to any proposed Utilisation, the Amount of its participation in any Utilisations under that Facility that are due to be made on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under a Revolving Facility, that Lender’s share in any Utilisations, that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from a Lender’s Commitment.

“Available Credit Balance” means, in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Facility Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Facility Lender against liabilities owed to it by that Borrower under that Ancillary Facility.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bank Levy” means the bank levy which is imposed under section 73 of, and schedule 19 to, the Finance Act 2011 (the “UK Bank Levy”) and any levy or Tax of an equivalent nature imposed in any jurisdiction in a similar context or for a similar reason to that in and/or which the UK Bank Levy has been imposed by reference to the equity and liability of a financial institution or other person carrying out financial transactions.

“Beneficiary” means a beneficiary in respect of a Documentary Credit.

“BNetzA” means the German Federal Network Agency for Electricity, Gas, Telecommunications, Postal Services and Railways (Bundesnetzagentur für Elektrizität, Gas, Telekommunikation, Post und Eisenbahnen) as German telecommunications regulatory authority (formerly RegTP; Regulierungsbehörde für Telekommunikation und Post).

“Borrower” means the Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 28 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Ancillary Facility Lender pursuant to Clause 6.7 (Affiliates of Borrowers).

“Break Costs” means:

(a)	the amount (if any) by which:

(i)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period; or

(b)	for the purposes of Clause 11.1 (Notices of Cancellation or Prepayment), the loss suffered by any Lender as a result of having to unwind any funding contract for reinvestment of proceeds which it had entered into or initiated upon receipt of the notice of prepayment referred to in Clause 11.1 (Notices of Cancellation or Prepayment).

“Business Day” means a day (other than a Saturday or Sunday):

(a)	on which banks are open for general business in London, Amsterdam and Frankfurt am Main;

(b)	if such reference relates to a date for the payment or purchase of any sum denominated in euro, which is a TARGET Day;

(c)	if such reference relates to a date for the payment or purchase of any sum denominated in US$, on which banks generally are open for business in New York; and

(d)	if such reference relates to a date for the payment or purchase of any sum denominated in an Additional Currency or an Optional Currency (other than euro or US$), on which banks are generally open for business in the principal financial centre of the country of that currency.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means a Revolving Facility Commitment, an Additional Facility Commitments and/or an Ancillary Facility Commitment.

“Company” means the Original Borrower and any resulting, surviving successor or transferee entity permitted under, or not prohibited by, this Agreement; provided however, that upon the delivery of a Group Redesignation Notice designating any Holding Company of the Company as a New Group Topco in accordance with Clause 25.15 (Group Redesignation) of this Agreement, “Company” will mean that New Group Topco and its successors.

“Company Affiliate” means the Company and each other Affiliate of the Company, any trust of which the Company or any of its Affiliates is a trustee, any partnership of which the Company or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Company or any of its Affiliates.

“Company Affiliate Lender” means any Company Affiliate that is a Lender.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 11 (Form of Compliance Certificate).

“Composite Revolving Facility Majority Lenders” means a Lender or group of Lenders under Maintenance Covenant Revolving Facilities the aggregate of whose Commitments in relation to Maintenance Covenant Revolving Facilities amount in aggregate to more than 50 per cent. of the Commitments in relation to Maintenance Covenant Revolving Facilities, in each case, not taking into account any Commitments in relation to which a prepayment or cancellation notice has been served in accordance with Clause 9.3 (Voluntary prepayment of Loans) or Clause 9.7 (Voluntary cancellation) unless the cancellation or prepayment in relation to those Commitments shall not occur or does not occur on the date or dates specified in the relevant notice of cancellation or prepayment (as applicable).

“Confidential Information” means any information about any Obligor, the Group and the Finance Documents.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 12 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Facility Agent.

“Constitutional Documents” means in respect of any person, memorandum and articles of association, partnership agreement or other document pursuant to which it is incorporated or organised.

“Conversion Notice” has the meaning given to such term in paragraph (a) of Clause 6.1 (Utilisation of Ancillary Facilities).

“Cure Amount” has the meaning given to such term in Clause 24.4 (Cure provisions).

“Default” means an event which is, or after notice or passage of time or both would be, an Event of Default.

“Defaulting Lender” means any Lender (other than a Lender which is a Company Affiliate Lender):

(a)	which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or has failed to provide cash collateral (or has notified an L/C Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash Cover by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which a Finance Party Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Trustee.

“Designated Gross Amount” has the meaning given to such term in Clause 6.1(b) (Utilisation of Ancillary Facilities).

“Designated Net Amount” has the meaning given to such term in Clause 6.1(b) (Utilisation of Ancillary Facilities).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Documentary Credit” means a letter of credit, bank guarantee, indemnity, performance bond or other documentary credit issued to be issued by an L/C Bank pursuant to Clause 5 (Utilisation).

“Documentary Credit Term” means, in relation to any Documentary Credit, the period from the date of its issue until its Expiry Date.

“EBITDA” means “Consolidated EBITDA” as defined in Schedule 16 (Definitions).

“Effective Date” means the date on which the Facility Agent confirms that the conditions precedents under Clause 4.1 (Initial conditions precedent) are satisfied or otherwise waived.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any person treated as a single employer with any Obligor for the purpose of section 414 of the Code.

“EURIBOR” means, in relation to any Loan denominated in euro:

(a)	the applicable Screen Rate as of the Specified Time on the Quotation Day for euro and for a period equal in length to the Interest Period for that Loan; or

(b)	as otherwise determined pursuant to Clause 14.1 (Unavailability of Screen Rate).

“euro” or “€” has the meaning given to it in Schedule 16 (Definitions).

“Event of Default” means any of the events or circumstances described as such in Clause 26 (Events of Default) and, in respect of any reference to such term:

(a)	in connection with Clause 25 (General Undertakings) (including any defined terms when used in Clause 25 (General Undertakings)); and

(b)	in connection with any other provision of this Agreement, with respect to any Lender or Lenders under the Maintenance Covenant Revolving Facilities only,

shall include a breach of the undertaking set out in Clause 24.3 (Financial Condition) to the extent tested and subject to the expiry of the cure period set out in Clause 24.4 (Cure Provisions).

“Expiry Date” means, in relation to any Documentary Credit granted under this Agreement, the date stated in it to be its expiry date or the latest date on which demand may be made under it being a date falling on or prior to the Termination Date in respect of the relevant Revolving Facility.

“Facility” means the Original Revolving Facility, any Additional Facility, and/or any Ancillary Facility, as the context may require.

“Facility Agent’s Spot Rate of Exchange” means the spot rate of exchange as determined by the Facility Agent for the purchase of the relevant currency in the London foreign exchange market with euros at or about 11:00 a.m. on a particular day.

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fallback Interest Period” means one month.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means:

(a)	an up-front fee letter dated on or about the date of this Agreement between, among others, the Company and the Facility Agent;

(b)	any letter or letters between any Administrative Party and the Company (or the Facility Agent and the Company or the Security Trustee and the Company) setting out any of the fees referred to in Clause 15 (Fees); and

(c)	any agreement setting out fees payable to a Finance Party under any other Finance Document.

“Finance Document” means this Agreement, any Obligor Accession Agreement, any Additional Facility Accession Agreement, any Ancillary Facility Documents, any Increase Confirmation, any Documentary Credit, any Fee Letter, the Intercreditor Agreement, any Compliance Certificate, any Transfer Certificate, any Assignment Agreement, any Resignation Letter, any Transaction Security Document, any Utilisation Request, any Selection Notice and any other document designated as a “Finance Document” by the Facility Agent and the Company.

“Finance Party” means a Lender or an Administrative Party.

“Finance Party Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in (a) to (h) above.

“Financial Year” means a period commencing January 1 and ending on December 31.

“Fund” means a fund that invests in loans.

“Funding Rate” means any individual rate notified by a Lender to the Facility Agent pursuant to paragraph (a)(ii) of Clause 14.4 (Cost of funds).

“GAAP” means generally accepted accounting principles in the United States.

“Gross Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Facility Outstandings of that Multi-account Overdraft but calculated on the basis that the words “(net of any Available Credit Balance)” in paragraph (a) of the definition of “Ancillary Facility Outstandings” were deleted.

“Group” means the Company and its Subsidiaries and any Permitted Affiliate Parent and its Subsidiaries from time to time, in each case other than any Unrestricted Subsidiary as defined in Schedule 16 (Definitions) provided that at any time after a Group Redesignation Notice has been delivered to the Facility Agent in accordance with Clause 25.15 (Group Redesignation), the “Group” shall also include each New Group Topco and its Subsidiaries, other than any Unrestricted Subsidiary as defined in Schedule 16 (Definitions).

“Group Redesignation Notice” has the meaning given to such term in Clause 25.15 (Group Redesignation).

“Group Structure Chart” means the structure chart of each Obligor and the Group in the form delivered to the Facility Agent on or prior to the date of this Agreement.

“Guarantor” means the Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 28 (Changes to the Obligors).

“Historic Screen Rate” means, in relation to that Loan, the most recent applicable Screen Rate for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than 30 days before the Quotation Day.

“Holding Company” means, in relation to a company, corporation or partnership, any other company, corporation or partnership in respect of which it is a Subsidiary.

“IFRS” has the meaning given to that term in Schedule 16 (Definitions).

“Impaired Agent” means the Facility Agent at a time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	a Finance Party Insolvency Event has occurred and is continuing with respect to the Facility Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 17 (Form of Increase Confirmation).

“Initial Additional Facility Lender” means a person which becomes a Lender under an Additional Facility pursuant to Clause 2.2 (Additional Facilities).

“Insolvency Event” in relation to any person incorporated or established in Germany means (a) such person is unable to pay its debts as they fall due (zahlungsunfähig) or it is over-indebted (überschuldet) within the meaning of Section 19 of the German Insolvency Code (Insolvenzordnung) or such person’s inability to pay its debts as they fall due is imminent (drohende Zahlungsunfähigkeit), or (b) such person, by reason of actual or financial difficulties, commences negotiations with any of its creditors (other than the Finance Parties or such other person as the Majority Lenders may agree) with a view to any arrangement for the general readjustment or rescheduling of its material indebtedness provided that for the purposes of this paragraph (b) no Insolvency

Event shall occur in connection with Unitymedia if it commences negotiations with creditors that do not have recourse to any member of the Group and any other Guarantor (other than Unitymedia) and further provided that Unitymedia has, no later than ten Business Days prior to commencing such negotiations, notified the Facility Agent in writing of its intention to commence such negotiations, or (c) a general assignment for the benefit of or a composition with its creditors or a moratorium is declared in respect of any of its indebtedness or (d) any corporate action, legal proceedings or other steps are taken in relation to (i) the suspension of payments, a moratorium of any of its indebtedness, winding-up, dissolution, administration or re-organisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of such person other than a solvent liquidation, (ii) a composition, compromise, assignment or arrangement with any creditor of such person or (iii) the appointment of a liquidator (other than in respect of a solvent liquidation of such person), receiver, preliminary receiver, administrator, administrative receiver, trustee or similar officer of it or of all of its revenues and assets (other than a solvent reorganisation on terms and conditions approved by the Lenders). For the purposes of this definition, a person which is incorporated or established in Germany shall be deemed to be in a state of imminent inability to pay its debts as they fall due (drohend zahlungsunfähig) if so determined by such person’s auditors or other generally recognised international firm of auditors. In relation to any person established in a jurisdiction other than Germany Insolvency Event shall mean an analogous event to any event described above, under the laws of such person’s jurisdiction of establishment.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group.

“Intercreditor Agreement” means the intercreditor agreement dated 20 November 2009 as amended from time to time and made between (among others) UPC Germany GmbH, the other Obligors, the Security Trustee (as Security Trustee for itself and for and on behalf of the Finance Parties and the holders of the Notes), the Facility Agent, the Lenders and the trustee for the holders of the Notes (each as defined therein).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 13 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.3 (Default interest).

“Interpolated Historic Screen Rate” means, in relation to LIBOR or EURIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each for the currency of that Loan and each of which is as of a day which is no more than 30 days before the Quotation Day.

“Interpolated Screen Rate” means, in relation to LIBOR or EURIBOR, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant period on which interest is to accrue; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant period on which interest is to accrue,

each as of the Specified Time in respect of LIBOR or EURIBOR (as applicable) on the Quotation Day for such period. When determining the rate for a period which is less than the shortest period for which the relevant Screen Rate is available, the applicable Screen Rate for purposes of paragraph (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means, in relation to any currency, the overnight rate for such currency determined by the Facility Agent from such service as the Facility Agent may select.

“L/C Bank” means any Lender which has been appointed as an L/C Bank in accordance with Clause 7.11 (Appointment and Change of L/C Bank) and which has not resigned in accordance with paragraph (c) of Clause 7.11 (Appointment and Change of L/C Bank).

“L/C Bank Accession Certificate” means a duly completed accession certificate substantially in the form set out in Schedule 7 (Form of L/C Bank Accession Certificate).

“L/C Lender” has the meaning set out in Clause 7.1(b) (Issue of Documentary Credits).

“L/C Proportion” means, in relation to a Lender in respect of any Documentary Credit and save as otherwise provided in this Agreement, the proportion (expressed as a percentage) borne by such Lenders’ Available Commitments to the aggregate amount of Available Commitments immediately prior to the issue of such Documentary Credit.

“Legal Opinions” means the legal opinions set out in Schedule 2 (Conditions Precedent) and any other legal opinion delivered under this Agreement.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of the jurisdiction of incorporation of any Obligor; and

(d)	any other qualifications and limitations in respect of any applicable law in force as set out in the Legal Opinions.

“Lender” means:

(a)	any Original Lender;

(b)	any Initial Additional Facility Lender;

(c)	any Ancillary Facility Lender;

(d)	any L/C Bank;

(e)	any person which has become a New Lender under an Additional Facility in accordance with Clause 27 (Changes to the Finance Parties) or an Increase Lender in accordance with Clause 2.4 (Increase); and

(f)	any other bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 27 (Changes to the Finance Parties) or Clause 2.4 (Increase),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LGI/KBW Transaction” refers to the acquisition by UPC Germany Holdco 2 GmbH (now merged with Unitymedia BW GmbH (formerly Kabel BW GmbH) as surviving entity), an indirect subsidiary of Liberty Global, Inc., of all of the outstanding shares of Kabel BW Musketeer GmbH (merged with UPC Germany Holdco 2 GmbH as surviving entity which was merged itself with Unitymedia BW GmbH (formerly Kabel BW GmbH)), the indirect parent company of Kabel BW Erste Beteiligungs GmbH (merged with UPC Germany Holdco 2 GmbH as surviving entity which was merged itself with Unitymedia BW GmbH (formerly Kabel BW GmbH)), on 15 December 2011.

“LIBOR” means in relation to any Loan denominated in US Dollars or in an Additional Currency or Optional Currency for which LIBOR is the applicable interbank offered rate:

(a)	the applicable Screen Rate as of the Specified Time on the Quotation Day for the currency of that Loan for a period equal in length to the Interest Period for that Loan; or

(b)	as otherwise determined pursuant to Clause 14.1 (Unavailability of Screen Rate).

“Licences” means any public law permits for operation of telecommunications/cable systems or provision of telecommunications and/or broadcasting services from BNetzA, RegTP as predecessor of BNetzA or any other relevant national public authority (as applicable). Licence(s) shall, for the avoidance of doubt, also mean any notifications required for the operation of telecommunications networks or the provision of telecommunications services under Section 6 of the German Telecommunications Act (as amended from time to time) or any other comparable national laws to be issued to the BNetzA or any other relevant public authority (as applicable) in any relevant townships (as the case may be).

“Limited Condition Transaction” has the meaning given to that term in Schedule 16 (Definitions).

“LMA” means the Loan Market Association.

“Loan” means a Revolving Facility Loan or an Additional Facility Loan.

“Maintenance Covenant” has the meaning given to that term in Clause 24.5 (Financial Testing).

“Maintenance Covenant Revolving Facility” means:

(a)	the Original Revolving Facility; and

(b)	each Additional Facility which is a revolving facility that is designated by the Company by notice in writing to the Facility Agent at any time to have the benefit of Clause 24.3 (Financial Condition).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 50% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50% of the Total Commitments immediately prior to that reduction) and not taking into account any Commitments in relation to which a prepayment or cancellation notice has been served in accordance with Clause 9.3 (Voluntary prepayment of Loans) and Clause 9.7 (Voluntary cancellation) unless the cancellation or prepayment in relation to those Commitments shall not occur or does not occur on the date or dates specified in the relevant notice of cancellation or prepayment (as applicable).

“Margin” means:

(a)	in relation to the Original Revolving Facility, 2.75% per annum; and

(b)	in relation to an Additional Facility, the amount specified in the relevant Additional Facility Accession Agreement.

“Margin Regulations” means Regulation T, Regulation U and Regulation X issued, in each case, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

“Margin Stock” means “margin stock” or “margin securities” as defined in the Margin Regulations.

“Material Adverse Effect” means any event or circumstance which has a material adverse effect on the ability of the Obligors (taken as a whole) to perform their payment obligations under any Finance Document.

“Maturing Loan” has the meaning given to that term in Clause 8.2 (Rollover Loans).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. Monthly shall be construed accordingly.

“Multi-account Overdraft” means an Ancillary Facility which is an overdraft facility comprising more than one account.

“Net Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Facility Outstandings of that Multi-account Overdraft.

“New Group Topco” means any Holding Company of the Company and/or any Holding Company of any Permitted Affiliate Parent designated as such in a Group Redesignation Notice.

“New Lender” has the meaning given to that term in Clause 27.1 (Assignments and Transfers by the Lenders).

“Non-Acceptable L/C Lender” means a Lender under the Revolving Facility or any Additional Facility that is a Revolving Facility which the Facility Agent has determined:

(a)	is not an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” (other than a Lender which each L/C Bank has agreed is acceptable to it notwithstanding that fact); or

(b)	is a Defaulting Lender; or

(c)	has failed to make (or has notified the Facility Agent that it will not make) a payment to be made by it under Clause 28.18 (Lenders’ indemnity to the Facility Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at (c)(i) and (ii) of the definition of Defaulting Lender.

“Non-Funding Lender” means:

(a)	a Lender which fails to comply with its obligation to participate in any Loan where:

(i)	all conditions to the relevant Loan (including without limitation, delivery of a Utilisation Request) have been satisfied or waived by the Majority Lenders in accordance with the terms of this Agreement;

(ii)	Lenders representing not less than 80% of the relevant Commitments have agreed to comply with their obligations to participate in such Loan; and

(iii)	the Company has notified the Lender that it will treat it as a Non-Funding Lender;

(b)	a Lender which has given notice to a Borrower or the Facility Agent that it will not make, or has disaffirmed or repudiated any obligation to participate in, a Loan; or

(c)	a Defaulting Lender.

“Notes” means the Senior Secured Notes or the Senior Subordinated Notes (in each case as defined in the Intercreditor Agreement).

“Obligor” means a Borrower or a Guarantor.

“Obligor Accession Agreement” means a document substantially in the form set out in Schedule 8 (Form of Obligor Accession Agreement).

“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.6 (Obligors’ Agent).

“Optional Currency” means, in relation to any Utilisation, any currency other than euros, which is:

(a)	is readily available to banks in the London interbank market, and is freely convertible into euros on the Quotation Day and the Utilisation Date for the relevant Utilisation; and

(b)	has been approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Utilisation Request.

“Original Financial Statements” means the audited consolidated financial statements of Unitymedia for the Financial Year ended 31 December 2013 (EU-IFRS), audited by KPMG AG and the auditor’s report thereon.

“Original Obligor” means the Original Borrower or the Original Guarantors.

“Original RCF Agreement” means the EUR312,500,000 facilities agreement originally dated 1 May 2012 (as amended and restated from time to time) between, among others, Unitymedia Hessen GmbH & Co. KG as original borrower, The Bank of Nova Scotia as facility agent and Credit Suisse AG, London Branch as security trustee.

“Original Revolving Facility” means the revolving credit facility made available under this Agreement as described in Clause 2.1 (The Original Revolving Facility).

“Original Revolving Facility Commitment” means:

(a)	in relation to an Original Lender, the aggregate of (i) the amount set opposite its name under the heading “Original Revolving Facility Commitment” in Part 2 of Schedule 1 (The Original Parties), and (ii) the amount of any other Revolving Facility Commitment of any other Lender transferred to it under this Agreement or assumed by it in accordance with Clause 2.4 (Increase); and

(b)	in relation to any other Lender, the amount in euro of any Original Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.4 (Increase),

to the extent not cancelled, reduced or assigned by it under this Agreement.

“Outstanding L/C Amount” means each sum that is or may be payable by an L/C Bank to a Beneficiary pursuant to the terms of a Documentary Credit which has not been reimbursed or in respect of which cash cover has not been provided by or on behalf of a relevant Borrower.

“Plan” means an “employee benefit plan” as defined in section 3(3) of ERISA which is subject to Title IV of ERISA:

(a)	maintained by any Obligor or any ERISA Affiliate; or

(b)	to which any Obligor or any ERISA Affiliate is required to make any payment or contribution.

“Parent” means Unitymedia.

“Participating Member State” means any member state of the European Union that at the relevant time has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Paying Lender” has the meaning given to such term in Clause 6.4(g) (Adjustment for Ancillary Facilities upon acceleration).

“Permitted Affiliate Group Designation Date” means any date on which the Facility Agent provides confirmation to the Company that the conditions set out in Clause 28.5 (Permitted Affiliate Parent Designation) are satisfied.

“Permitted Affiliate Parent” has the meaning given to that term in Clause 28.5 (Permitted Affiliate Parent Designation); provided however, that upon the delivery of a Group Redesignation Notice designating any Holding Company of a Permitted Affiliate Parent as a New Group Topco in accordance with Clause 25.15 (Group Redesignation) of this Agreement, “Permitted Affiliate Parent” will mean that New Group Topco and its successors.

“Permitted Security” means security and/or liens permitted by Schedule 14 (Covenants).

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December in each financial year of the Company.

“Quotation Day” means, in relation to any period for which interest is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Bank Quotation” means any quotation supplied to the Facility Agent by a Reference Bank or an Alternative Reference Bank.

“Reference Banks” means:

(a)	in relation to EURIBOR, JPMorgan Chase Bank, N.A., London Branch, ING Bank N.V. and Societe Generale, London Branch, or their respective affiliates or such other banks as may be appointed by the Facility Agent in consultation with the Company; and

(b)	in relation to LIBOR, JPMorgan Chase Bank, N.A., London Branch, ING Bank N.V. and Societe Generale, London Branch, or their respective affiliates or such other banks as may be appointed by the Facility Agent in consultation with the Company.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks:

(a)	in relation to LIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(ii)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(b)	in relation to EURIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(ii)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“RegTP” means the German Regulatory Authority for Telecommunications and Post (Regulierungsbehörde für Telekommunikation und Post).

“Related Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is administered or managed by (a) that Lender, (b) any Affiliate of that Lender or (c) the same investment adviser (or an Affiliate of that investment adviser) that administers or manages that Lender.

“Relevant Interbank Market” means the London interbank market or such other interbank market as may be applicable to any Facility to be drawn in an Additional Currency or an Optional Currency.

“Relevant Revolving Facility Majority Lenders” means, in relation to a Revolving Facility, a Lender or group of Lenders the aggregate of whose Commitments in relation to that Revolving Facility amount to more than 50% of the Commitments (not taking into account any Commitments in relation to which a prepayment or cancellation notice has been served in accordance with Clause 9.3 (Voluntary prepayment of Loans) or Clause 9.7 (Voluntary cancellation) unless the cancellation or prepayment in relation to those Commitments shall not occur or does not occur on the date or dates specified in the relevant notice of cancellation or prepayment (as applicable)) of all of the Lenders under that Revolving Facility.

“Renewal Request” means, in relation to a Documentary Credit, a Utilisation Request thereof, in respect of which the proposed Utilisation Date stated in it is the Expiry Date or an existing Documentary Credit and the proposed Outstanding L/C Amount is the same or less than the Outstanding L/C Amount of that existing Documentary Credit.

“Repeating Representations” means each of the representations set out in Clause 22 (Representations) other than those representations which are expressly stated to not be Repeating Representations.

“Reportable Event” means:

(a)	an event specified as such in section 4043 of ERISA or any regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(b)	a failure to meet the minimum funding standard under section 412 or 430 of the Code or section 302 of ERISA, whether or not waived.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 10 (Form of Resignation Letter).

“Revolving Facility” means the Original Revolving Facility and/or any revolving credit facility made available pursuant to an Additional Facility (in each case, including any Ancillary Facility).

“Revolving Facility Commitment” means:

(a)	in relation to an Additional Facility which is a revolving credit facility, the Additional Facility Commitment; and/or

(b)	in relation to the Original Revolving Facility, the Original Revolving Facility Commitment.

“Revolving Facility Loan” means a loan or advance made or to be made under a Revolving Facility or the principal amount outstanding for the time being of that loan.

“Revolving Facility Outstandings” means, at any time, the aggregate outstanding amount of each Revolving Facility Loan and of each Revolving Facility Lender’s participation in an Outstanding L/C Amount.

“Rollover Loan” means one or more Revolving Facility Loans made or to be made on the same day that a maturing Revolving Facility Loan is due to be repaid:

(a)	(other than as used in relation to Clause 8.2 (Rollover Loans)) the aggregate amount of which is equal to or less than the maturing Revolving Facility Loan; and

(b)	made or to be made to the same Borrower for the purpose of refinancing that maturing Revolving Facility Loan.

“Screen Rate” means:

(a)	in relation to EURIBOR, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate); and

(b)	in relation to LIBOR, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate);

or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Facility Agent may (following consultation with the Company and the Lenders) specify another page or service displaying the relevant rate.

“Secured Parties” means each Finance Party from time to time and any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Trust Agreement” means the security trust agreement between (among others) certain security grantors, the Finance Parties and the Security Trustee, under which the Security Trustee grants certain rights and assumes certain obligations in relation to the Transaction Security Documents governed by German law.

“Selection Notice” means a notice substantially in the form set out in Part 3 of Schedule 3 (Requests) given in accordance with Clause 13 (Interest Periods) in relation to a Term Facility.

“Specified Jurisdiction” means Austria, Denmark, Finland, France, Germany, Ireland, Luxembourg, The Netherlands, Norway, Sweden, Switzerland, United Kingdom, or the United States.

“Specified Time” means a time determined in accordance with Schedule 13 (Timetables).

“Subsidiary” has the meaning given to it in Schedule 16 (Definitions).

“Super Senior Revolving Credit Facility Agreement” means the €80,000,000 super senior facilities agreement dated 25 July 2014 (as amended and restated from time to time) between amongst others, the Original Borrower as original borrower, certain banks and financial institutions as original lenders, the Bank of Nova Scotia as facility agent and Credit Suisse AG, London Branch as security trustee.

“TARGET2” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Telecommunications and Cable Laws” means:

(a)	in relation to members of the Group incorporated and/or doing business in Germany the Telecommunications Act (Telekommunikationsgesetz), the approval rules for reception installations (Genehmigungsrechtliche Regelung für Rundfunksempfangsanlagen) and all other federal and state laws, statutes, regulations and judgments relating to the building, installation, management or operation of systems for telecommunications or cable television as well as the provision of such telecommunications or cable television services applicable to any member of the Group and/or business carried on by any member of the Group; and

(b)	the corresponding laws, statutes, regulations and judgments existing in any other jurisdiction as applicable to any other member of the Group incorporated, or carrying on business in such other jurisdiction.

“Term Facilities” means any Additional Facility (other than any Additional Facility that is designated as a Revolving Facility) and the “Term Facility” means any of them, as the context requires.

“Termination Date” means:

(a)	in relation to the Original Revolving Facility, 31 December 2023 or if earlier, the date of repayment and cancellation in full of the Original Revolving Facility;

(b)	in relation to any Additional Facility, the date specified in the Additional Facility Accession Agreement for that Additional Facility; and

(c)	in relation to each Ancillary Facility, the relevant Ancillary Facility Termination Date.

“Total Additional Facility Commitments” means in relation to an Additional Facility, the aggregate for the time being of the Additional Facility Commitments for that Additional Facility.

“Total Commitments” means the aggregate of the Original Revolving Facility Commitments and any Additional Facility Commitments, as the same may be reduced in accordance with the terms of this Agreement.

“Total Original Revolving Facility Commitments” means the aggregate of the Original Revolving Facility Commitments, being €420,000,000 as at the date of this Agreement as the same may be reduced or increased in accordance with the terms of this Agreement.

“Total Revolving Facility Commitments” means the aggregate for the time being of the Original Revolving Facility Commitments and any other Revolving Facility Commitments.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Trustee pursuant to the Transaction Security Documents.

“Transaction Security Documents” means any document required to be delivered to the Facility Agent under Schedule 2 Part 4 (Condition Subsequent – Transaction Security) together with any other document entered into by any person creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents in each case as amended, supplemented and/or confirmed from time to time.

“Transfer Certificate” means a certificate substantially in one of the forms set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Company.

“Transfer Date” means, in relation to an assignment or transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

“UM/KBW Matter” means the investigation and review of the LGI/KBW Transaction by a regulatory authority or court of competent jurisdiction.

“United States” or “US” means the United States of America.

“Unitymedia” means Unitymedia GmbH (formerly Unitymedia KabelBW GmbH).

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under any Finance Document (other than any Ancillary Facility Document).

“US Dollars” and “US$” means the lawful currency for the time being of the United States.

“US Obligor” means the Original US Borrower and any other Obligor that is incorporated or organised under the laws of the United States of America, any State thereof or the District of Columbia or that resides or has a domicile in the United States.

“US Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means the utilisation of a Facility under this Agreement, whether by way of a Loan, the issue of a Documentary Credit or the utilisation of any Ancillary Facility.

“Utilisation Date” means:

(a)	in relation to a Loan, the date on which a Loan is made;

(b)	in relation to a utilisation by way of an Ancillary Facility, the date on which such Ancillary Facility is established; and

(c)	in relation to a utilisation by way of a Documentary Credit, the date on which such Documentary Credit is to be issued,

in each case, in accordance with the terms of this Agreement.

“Utilisation Request” means:

(a)	in relation to a Loan, a duly completed notice substantially in the form set out in Part 1 to Schedule 3 (Requests); or

(b)	in relation to a Documentary Credit, a duly completed notice substantially in the form set out in Part 2 to Schedule 3 (Requests).

“VAT” means

(a)	value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature imposed in compliance with the Council Directive 2006/112/EC on the common system of value added tax as implemented by a member state of the European Union; and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the Facility Agent, any Finance Party, any Lender, any Ancillary Facility Lender, any Obligor, any Permitted Affiliate Parent, any Party, any Secured Party, the Security Trustee and L/C Bank or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Trustee, any person for the time being appointed as Security Trustee or Security Trustees in accordance with the Finance Documents;

(ii)	a document in agreed form is a document which is previously agreed in writing by or on behalf of the Company and the Facility Agent or, if not so agreed, is in the form specified by the Facility Agent acting reasonably;

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)	company includes any body corporate;

(v)	determines or determined means, save as otherwise provided herein, a determination made in the absolute discretion of the person making the determination;

(vi)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, varied, supplemented or novated (however fundamentally) and shall include any confirmation thereof;

(vii)	guarantee means (other than in Clause 21 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(x)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	a Lenders’ “participation” in relation to a Documentary Credit, shall be construed as a reference to the relevant amount that is or may be payable by that Lender in relation to that Documentary Credit;

(xii)	a Borrower providing “cash cover” for a Documentary Credit or an Ancillary Facility means that Borrower paying an amount in the currency of the Documentary Credit (or, as the case may be, Ancillary Facility) to an interest-bearing account in the name of that Borrower and the following conditions being met:

(A)	the account is with the Security Trustee or with the L/C Bank or Ancillary Facility Lender for which that cash collateral is to be provided;

(B)	subject to paragraph (b) of Clause 7.9 (Cash cover by Borrower), until no amount is or may be outstanding under that Documentary Credit or Ancillary Facility, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Documentary Credit or Ancillary Facility; and

(C)	that Borrower has executed a security document over that account, in form and substance satisfactory to the Security Trustee or the L/C Bank or the Ancillary Facility Lender, each acting reasonably, with which that account is held, creating a first priority perfected security interest over that account;

(xiii)	a Borrower “repaying” or “prepaying” a Documentary Credit or any Ancillary Facility Outstandings means:

(A)	that Borrower providing cash cover for that Documentary Credit or in respect of the Ancillary Facility Outstandings;

(B)	the maximum amount payable under the Documentary Credit or Ancillary Facility being reduced or cancelled in accordance with its terms;

(C)	the relevant L/C Bank or Ancillary Facility Lender being satisfied that it has no further liability under that Documentary Credit or Ancillary Facility;

(D)	in the case of a Documentary Credit, a Borrower making a payment under paragraph (b) of Clause 7.7 (Claims Under a Documentary Credit) in respect of that Documentary Credit or a Borrower has made a reimbursement in respect of that Documentary Credit under Clause 7.8 (Documentary Credit Indemnities) (but in each case only to the extent of such payment or reimbursement);

(E)	the Documentary Credit or Ancillary Facility (as the case may be) expires in accordance with its terms or is otherwise returned by the beneficiary with its written confirmation that it is released and cancelled; or

(F)	a bank or financial institution having a long term credit rating from any of Moody’s, Standard & Poor’s or Fitch at least equal to Baa3/BBB- (as applicable or its equivalent or such other rating as the Facility Agent and the applicable L/C Bank or Ancillary Facility Lender (as the case may be) may agree), or by any other institution satisfactory to the applicable L/C Bank or Ancillary Facility Lender (as the case may be) (acting reasonably), having issued an unconditional and irrevocable guarantee, indemnity, counter-indemnity or similar assurance against financial loss in respect of amounts due under that Documentary Credit or Ancillary Facility, and the amount by which a Documentary Credit or Ancillary Facility Outstandings are, repaid or prepaid under (A) and (B) above is the amount of the relevant cash cover, reduction or cancellation;

(xiv)	an amount “borrowed” includes any amount utilised by way of Documentary Credit under or an Ancillary Facility;

(xv)	an “outstanding amount” of a Documentary Credit at any time is the maximum amount that is or may be payable by a Borrower in respect of that Documentary Credit at that time;

(xvi)	a repayment shall include a prepayment and references to repay or prepay shall be construed accordingly;

(xvii)	the administration of a company shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company is incorporated, established or organised or any jurisdiction in which such company carries on business, including the seeking of liquidation, winding up, reorganisation, dissolution, administration, arrangement, adjustment, protection from creditors or relief of debtors;

(xviii)	a provision of law is a reference to that provision as amended or re-enacted;

(xix)	a time of day is, unless otherwise specified, a reference to London time; and

(xx)	a “sub-participation” means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Finance Documents to a counterparty and “sub-participate” shall be construed accordingly.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	Any reference in this Agreement to a statute or a statutory provision shall, save where a contrary intention is specified, be construed as a reference to such statute or statutory provision as the same shall have been, or may be, amended or re enacted.

(e)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied or waived.

(f)	A reference to on a consolidated basis means consolidated in accordance with IFRS as applied in the preparation of the Original Financial Statements.

(g)	No personal liability shall attach to any director, officer or employee of any member of the Group for any representation or statement made by that member of the Group in a certificate signed by such director, officer or employee.

(h)	The knowledge or awareness or belief of any member of the Group shall be limited to the actual knowledge, awareness or belief of the Board of Directors (or equivalent body) of such member of the Group at the relevant time.

(i)	Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Facility Agent and such Lender, and any such exchange, continuation or rollover shall be deemed to comply with any requirement hereunder or under any other Finance Document that any payment be made “in US Dollars” (or any other relevant currency), “in immediately available funds”, “in cash” or any other similar requirements.

1.3	Other defined terms

Any capitalised words and expressions used in this Agreement and not otherwise defined in this Clause 1.3 shall bear the meanings ascribed to them in the Intercreditor Agreement, and with respect to capitalised words and expressions used in Schedule 14 (Covenants) and Schedule 15 (Events of Default), the meanings ascribed to them in Schedule 16 (Definitions) if not otherwise defined in this Clause 1. In the event of any conflict between the provisions of this Clause 1 (for the avoidance of doubt, taking into account those words and expressions defined in the Intercreditor Agreement and incorporated by reference herein) and Schedule 16 (Definitions), this Clause 1 will prevail.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Subject to paragraph (h) of Clause 37.2 (Exceptions) but otherwise notwithstanding any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.5	Permitted Affiliate Parent

(a)	Any obligation in this Agreement of the Company or any Permitted Affiliate Parent to procure that members of the Group comply with any covenant shall be construed such that the Company or any Permitted Affiliate Parent shall be obliged to procure that only their respective Subsidiaries that are members of Group comply with that obligation.

(b)	To the extent:

(i)	any representation in this Agreement is stated to be given by the Company in respect of a member of the Group or its Subsidiaries that are members of the Group; and/or

(ii)	any covenant in this Agreement applies to the Company only or requires that the Company only procures that a member of the Group or its Subsidiaries that are members of the Group comply with any such covenant, in the case of a Permitted Affiliate Parent, such representations shall be given by, or such covenant shall be construed as applying to (as applicable) such Permitted Affiliate Parent rather than the Company.

2.	THE FACILITIES

2.1	The Original Revolving Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a euro revolving credit facility in an aggregate amount equal to the Total Original Revolving Facility Commitments.

2.2	Additional Facilities

(a)	The Company may notify the Facility Agent by no less than 2 Business Days’ notice that it wishes to establish one or more Additional Facilities by delivery to the Facility Agent of an Additional Facility Accession Agreement duly completed and executed by a Lender (or any person that is not a Lender that proposes to become a Lender under that Additional Facility), the Parent, the Company and, if the Additional Facility is to be granted to an Additional Borrower, the relevant Additional Borrower, provided, in respect of each Additional Facility, that:

(i)	other than in relation to a Limited Condition Transaction, no Event of Default is continuing or would result from that Additional Facility being established;

(ii)	the principal amount (in euro, US Dollars or an Additional Currency), interest rate, interest periods, Termination Date, use of proceeds, repayment schedule, availability, fees, incorporation of relevant clauses relating to, or in connection with any Additional Facility and related provisions and the currency (which must be euros, US Dollars or an Additional Currency) of that Additional Facility shall be agreed by the relevant Additional Borrowers and the relevant Initial Additional Facility Lenders (and, in the case of currency and incorporation of the relevant clauses relating to, or in connection with, any Additional Facility which is a revolving facility, the Facility Agent) and set out in the relevant Additional Facility Accession;

(iii)	the relevant Additional Facility Accession Agreement shall specify whether that Additional Facility is in form of a term or revolving facility; and

(iv)	subject to paragraph (ii) above, the general terms of that Additional Facility shall be consistent in all material respects with the terms of this Agreement.

(b)	An increase in the Total Commitments pursuant to an Additional Facility will only be effective on:

(i)	the execution by the Facility Agent of an Additional Facility Accession Agreement which has been duly executed by each other relevant party thereto; and

(ii)	in relation to an Initial Additional Facility Lender which is not a Lender immediately prior to the relevant Additional Facility becoming effective:

(A)	the Initial Additional Facility Lender entering into the documentation required for it to accede to the Intercreditor Agreement; and

(B)	the performance by the Facility Agent of all necessary “know your client” or other similar checks under all applicable laws and regulations in relation to the Additional Facility Commitments, the completion of which the Facility Agent shall promptly notify to the Company, the Initial Additional Facility Lender and each L/C Bank.

(c)	Subject to the conditions in this Clause 2.2 being met, from the relevant Additional Facility Commencement Date for an Additional Facility, the Initial Additional Facility Lenders for that Additional Facility shall make available the Additional Facility in a maximum aggregate amount not exceeding the aggregate Additional Facility Commitments in respect of that Additional Facility as set out in the relevant Additional Facility Accession Agreement subject to the terms of this Agreement.

(d)	Each Initial Additional Facility Lender shall become a party to this Agreement and be entitled to share in the Transaction Security in accordance with the terms of the Intercreditor Agreement and the Security Documents pari passu with the Lenders under the other Facilities provided that the Company and each Initial Additional Facility Lender in relation to an Additional Facility may agree that an Additional Facility shall be entitled to share in the Transaction Security on a junior basis to the Lenders under the other Facilities or shall not be entitled to share in the Transaction Security either in accordance with the terms of the Intercreditor Agreement or pursuant to ancillary intercreditor arrangements.

(e)	Each party to this Agreement (other than each proposed Initial Additional Facility Lender, the Parent, the Company and each proposed Additional Borrower) irrevocably authorises and instructs the Facility Agent to execute on its behalf any Additional Facility Accession Agreement which has been duly completed and signed on behalf of each proposed Initial Additional Facility Lender, the Parent, the Company and each proposed Additional Borrower and each Obligor agrees to be bound by such accession.

(f)	The execution by the Parent, the Company and the relevant Borrower of an Additional Facility Accession Agreement constitutes confirmation by each Guarantor that its obligations under Clause 21 (Guarantee and Indemnity) shall continue unaffected except that those obligations shall extend to the Total Commitments as increased by the addition of the relevant Lender’s Commitment and shall be owed to each Finance Party including the relevant Lender.

(g)	The Company may pay to any Initial Additional Facility Lender a fee in the amount and at the times agreed between the Company and that Initial Additional Facility Lender.

(h)	On the Additional Facility Commencement Date:

(i)	each Initial Additional Facility Lender party to that Additional Facility Accession Agreement, each other Finance Party and the Obligors shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had each Initial Additional Facility Lender been an Original Lender, with the rights and/or obligations assumed by it as a result of that accession and with the Commitment specified by it as its Additional Facility Commitment; and

(ii)	each Initial Additional Facility Lender shall become a party to this Agreement as an “Initial Additional Facility Lender”.

(i)	With the prior written consent of the Company, the Facility Agent is authorised and instructed to enter into such documentation as is reasonably required to amend this Agreement and any other Finance Document (in accordance with the terms of this Clause 2.2) to reflect the terms of each Additional Facility without the consent of any Lender other than each applicable Initial Additional Facility Lender.

(j)	Clause 27.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to any Initial Additional Facility Lender as if references in that Clause to:

(i)	a “Transferor” were references to all the Lenders immediately prior to the relevant Additional Facility becoming effective ;

(ii)	the “New Lender” were references to that “Initial Additional Facility Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Overall Additional Facility Limits

(a)	The aggregate amount of all outstanding Additional Facility Loans under an Additional Facility shall not at any time exceed the relevant Total Additional Facility Commitments for that Additional Facility.

(b)	The aggregate amount of the participations of a Lender in Additional Facility Loans under an Additional Facility shall not at any time exceed that Lender’s Additional Facility Commitment for that Additional Facility at that time.

2.4	Increase

(a)	Notwithstanding Clause 2.1 (The Original Revolving Facility) above, and in addition to paragraph (b) below, the Company may with the prior consent of a Lender, any bank, financial institution, trust, fund or any other entity selected by the Company (each an Increase Lender) and by giving 5 Business Days prior notice to the Facility Agent (or such shorter period as may be agreed between the Company and the Facility Agent (without any requirement for consent from any other Finance Party)), increase the Commitments under any Facility by including any new Commitments of any Increase Lender provided that:

(i)	no Event of Default is continuing; and

(ii)	each Increase Lender confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume as if it had been an Original Lender by executing an Increase Confirmation.

(b)	The Company may by giving prior notice to the Facility Agent by no later than the date falling thirty Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 9.5 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 9.1 (Illegality),

request that the Commitments relating to any Facility be increased (and the Commitments under that Facility shall be so increased) in an aggregate amount in the relevant currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled and the increased Commitments will be assumed by one or more Increase Lenders each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume as if it had been an Original Lender by executing an Increase Confirmation.

(c)	Each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender.

(d)	Each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender.

(e)	The Commitments of the other Lenders shall continue in full force and effect; and

(f)	An increase in the Commitments relating to a Facility shall take effect on the date specified by the Company in any relevant notice referred to in paragraph (a) or (b) above (as applicable) or any later date on which the conditions set out in paragraph (g) below are satisfied.

(g)	An increase in the Commitments relating to a Facility will only be effective on:

(i)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(B)	the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Company and the Increase Lender.

(h)	The Company may pay to any Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender.

(i)	Each Increase Lender, by executing an Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(j)	The execution by the Parent and the Company of an Increase Confirmation constitutes confirmation from each Guarantor that its obligations under Clause 21 (Guarantee and Indemnity) shall continue unaffected except that those obligations shall extend to the Total Commitments as increased by the addition of the new Commitments of any Increase Lender and shall be owed to each Finance Party including the relevant Lender.

(k)	Clause 27.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.4 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.5	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.6	Obligors’ Agent

(a)	Each Obligor (other than the Company) by its execution of this Agreement or an Obligor Accession Agreement irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Obligor Accession Agreement or Additional Facility Accession Agreement, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication. Each Obligor (other than the Company) exempts the Company from the restrictions in section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

(c)	If (notwithstanding the fact that the guarantees granted under this Agreement are and the Security created by the Transaction Security Documents is, intended to guarantee and secure, respectively, all obligations arising under the Finance Documents), any guarantee or Security created by the Transaction Security Documents does not automatically extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) amendment, variation, increase, extension or addition of or to any of the Finance Documents and/or any Facility or amount made available under any of the Finance Documents, each Obligor (other than the Company) expressly confirms that the Obligors’ Agent is authorised to confirm such guarantee and/or Security on behalf of such Obligor.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facilities towards the general corporate and working capital purposes of the Group, including, but not limited to, the refinancing of any financial indebtedness of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Loan if on or before the Utilisation Date for that Loan, the Facility Agent has received (or waived receipt of) all of the documents and other evidence listed in Part 1 and Part 2 of Schedule 2 (Conditions Precedent—Conditions Precedent to Initial Utilisation) in form and substance satisfactory to the Facility Agent acting reasonably. The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) and an L/C Bank will only be obliged to issue a Documentary Credit if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	other than in the case of a Rollover Loan or a Documentary Credit which is being renewed pursuant to Clause 7.2 (Renewal of Documentary Credits) and subject to the proviso below:

(i)	no Default is continuing or would result from the proposed Utilisation;

(ii)	the Repeating Representations made by the persons identified as making those representations are true in all material respects by reference to the circumstances then existing;

(b)	in the case of a Rollover Loan or a Documentary Credit which is being renewed pursuant to Clause 7.2 (Renewal of Documentary Credits), the Facility Agent shall not have received instructions from the Relevant Revolving Facility Majority Lenders requiring the Facility Agent to refuse such rollover or renewal of a Documentary Credit by reason of the Acceleration Date having occurred; and

(c)	in the case of a Utilisation under a Maintenance Covenant Revolving Facility (other than, (i) in each case, in relation to a Utilisation that is a Rollover Loan provided that the amount of the Maturing Loan is equal to or greater than the amount of that Rollover Loan or (ii) in relation to a Utilisation under any Additional Facility that is a revolving facility in relation to a Limited Condition Transaction), subject to the expiry of the cure period in Clause 24.4 (Cure Provisions) there is no subsisting breach of Clause 24 (Financial Covenant), provided that, in relation to any Utilisation under an Additional Facility in relation to a Limited Condition Transaction, the Additional Facility Lenders may agree to amend or waive any of the conditions in paragraph (a) of this Clause 4.2.

4.3	Utilisation of a Revolving Facility

No Borrower may directly or through the Obligors’ Agent deliver a Utilisation Request in relation to a Revolving Facility Loan or Documentary Credit if as a result of the proposed:

(a)	Revolving Facility Loan, 15 or more Revolving Facility Loans would be outstanding;

(b)	Documentary Credit, 15 or more Documentary Credits would be outstanding.

4.4	Utilisation of the Additional Facility

(a)	No more than one Utilisation Request may be made under each Additional Facility unless an Additional Facility Accession Agreement specifies otherwise, in which case the maximum number of requests for Additional Facility Loans under that Additional Facility will be as set out in that Additional Facility Accession Agreement.

(b)	Unless the Facility Agent agrees otherwise, or unless otherwise agreed in the Additional Facility Accession Agreement, no more than five Additional Facility Loans may be outstanding at any one time under each Additional Facility (other than Additional Facilities that are Revolving Facilities).

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower (or the Obligors’ Agent on its behalf) may utilise a Facility by delivery to the Facility Agent of a duly completed Utilisation Request (and in the case of a Documentary Credit, delivery of such Utilisation Request to both the Facility Agent and the relevant L/C Bank) not later than the Specified Time or by not later than the time specified in the relevant Additional Facility Accession Agreement.

5.2	Completion of a Utilisation Request for Utilisations

(a)	Each Utilisation Request for a Utilisation is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	in relation to a Loan, the proposed Interest Period complies with Clause 13 (Interest Periods), and in relation to a Documentary Credit, the proposed Documentary Credit Term ends on or before the Termination Date in relation to the relevant Revolving Facility.

(b)	Only one Utilisation may be requested in each Utilisation Request.

(c)	In the case of a Utilisation by way of a Documentary Credit which is not substantially in the form set out in Schedule 6 (Form of Documentary Credit), the relevant L/C Bank shall have approved the terms of such Documentary Credit (acting reasonably).

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request for the Original Revolving Facility must be euro.

(b)	The currency specified in a Utilisation Request for an Additional Facility must be euro, US Dollars or an Additional Currency or, in relation to a Revolving Facility only, an Optional Currency, in each case as provided in the Additional Facility Accession Agreement for that Additional Facility.

(c)	The amount of the proposed Loan must be a minimum of €2,000,000 (or equivalent) or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall determine the euro equivalent (calculated using the Facility Agent’s Spot Rate of Exchange at the relevant time) of each Loan which is made in US Dollars, an Additional Currency or an Optional Currency and notify each Lender of the amount, currency and euro equivalent amount of each Loan and the amount of its participation in that Loan by the Specified Time or the time specified in the relevant Additional Facility Accession Agreement.

(d)	The amount of a proposed Documentary Credit must be a minimum of €2,000,000 or such lesser amount as the relevant L/C Bank may agree (acting reasonably).

5.5	Optional Currencies

(a)	If before the Specified Time on the Quotation Day for the relevant Revolving Facility or Additional Facility Loan:

(i)	a Lender notifies the Facility Agent that the relevant Optional Currency is not readily available to it in the amount required; or

(ii)	a Lender notifies the Facility Agent that compliance with its obligation to participate in the relevant Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Facility Agent will give notice to the relevant Borrowers to that effect by the Specified Time. In this event, any Lender that gives notice pursuant to this paragraph (a) will be required to participate in the relevant Loan in euros (in an amount equal to the euro equivalent (calculated using the Facility Agent’s Spot Rate of Exchange at the relevant time) of that Lender’s proportion of the relevant Loan (calculated based on the proportion of such Lender’s Available Commitment in respect of the relevant Facility, the relevant Borrower(s) and the relevant currency to the relevant Available Facility) or, in respect of a Rollover Loan, an amount equal to the euro equivalent (calculated using the Facility Agent’s Spot Rate of Exchange at the relevant time) of that Lender’s proportion of any amount that the Lenders are actually required to advance in accordance with Clause 8.2 (Rollover Loans)) (calculated based on the proportion of such Lender’s share of such loan to the total amount thereof), and its participation will be treated as a separate Loan denominated in euros during that Interest Period.

(b)	Any part of a Loan treated as a separate Loan under this Clause 5.5 will not be taken into account for the purposes of any limit on the number of Loans, or currencies outstanding at any one time.

6.	ANCILLARY FACILITIES

6.1	Utilisation of Ancillary Facilities

(a)	Each Borrower may, subject to paragraph (b) below, at any time at least 35 days prior to the Termination Date in respect of a Revolving Facility by delivery of a notice (a “Conversion Notice”) to the Facility Agent, request an Ancillary Facility to be established by the conversion of any Available Commitment under a Revolving Facility (or any part of it) into an Ancillary Facility Commitment with effect from the date (in this Clause 6, the “Ancillary Facility Effective Date”) specified in the Conversion Notice (being a date not less than 5 Business Days after the date such Conversion Notice is received by the Facility Agent).

(b)	Each Conversion Notice shall specify:

(i)	the proposed Borrower(s) (or any Affiliate of the Borrower(s) that is a member of the Group) which may use the Ancillary Facility;

(ii)	the nominated Ancillary Facility Lender;

(iii)	the type of Ancillary Facility and the currency or currencies in which the relevant Borrower wishes such Ancillary Facility to be available;

(iv)	the proposed amount of the original Ancillary Facility Commitment, being an amount (i) equal to the Available Commitment of the nominated Ancillary Facility Lender under a Revolving Facility or, if less, (ii) equal to or more than EUR 1,000,000;

(v)	the Ancillary Facility Effective Date and expiry date for the Ancillary Facility (such expiry date not to extend beyond the maturity date in respect of the Revolving Facility);

(vi)	if the Ancillary Facility is an overdraft facility comprising more than one account, its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”); and

(vii)	such other details as to the nature, amount, fees for and operation of the proposed Ancillary Facility as the Facility Agent and the nominated Ancillary Facility Lender may reasonably require.

(c)	The Facility Agent shall promptly notify the Company, the nominated Ancillary Facility Lender and the Lenders of each Conversion Notice received pursuant to paragraph (a) above.

(d)	Any Lender nominated as an Ancillary Facility Lender which has notified the Facility Agent of its consent to such nomination shall be authorised to make the proposed Ancillary Facility available in accordance with the Conversion Notice (as approved by the Facility Agent) with effect on and from the Ancillary Facility Effective Date. No other Lender shall be obliged to consent to the nomination of the Ancillary Facility Lender.

(e)	Any material variation from the terms of the Ancillary Facility or any proposed increase or reduction or extension of the Ancillary Facility Commitment shall be effected on and subject to the provisions of this Clause 6 mutatis mutandis as if such Ancillary Facility were newly requested (including, for the avoidance of doubt, that such newly requested Ancillary Facility shall only take effect from a date not less than 5 Business Days after the date the Facility Agent has received notice of the modification or variation or extension), provided that the amount of the Ancillary Facility Outstandings under each Ancillary Facility provided by an Ancillary Facility Lender shall at no time exceed the Available Commitment under the relevant Revolving Facility of that Ancillary Facility Lender.

(f)	Each relevant Borrower may (subject to compliance with the applicable terms of the relevant Ancillary Facility) at any time by giving written notice to the Facility Agent and the relevant Ancillary Facility Lender cancel any Ancillary Facility Commitment pursuant to and in accordance with Clause 9.7 (Voluntary Cancellation), provided that on the date of such cancellation, that part of such Ancillary Facility Commitment as shall have been so cancelled shall be converted back into the Revolving Facility Commitment of the relevant Lender unless the Revolving Facility Commitments are also cancelled on such date.

(g)	The Ancillary Facility Commitment of any Ancillary Facility Lender shall terminate and be cancelled on the date agreed therefor between the relevant Ancillary Facility Lender and the relevant Borrower, provided such date shall be no later than the Termination Date in respect of the Revolving Facility (the “Ancillary Facility Termination Date”). Any Ancillary Facility Outstandings on the applicable Ancillary Facility Termination Date shall be repaid in full by the relevant Borrower on such date.

(h)	The Revolving Facility Commitment of each Lender at any time shall be reduced by the amount of any Ancillary Facility Commitment of such Lender at such time but such reduced Commitment shall, subject to any other provisions of this Agreement, automatically be increased by the amount of any portion of its Ancillary Facility Commitment which ceases to be made available to the relevant Borrowers for any reason (other than as a result of Utilisation of it) in accordance with the terms of such Ancillary Facility or is cancelled pursuant to (f) or (g) above.

6.2	Operation of Ancillary Facilities

(a)	Subject to paragraph (b) below, the terms governing the operation of any Ancillary Facility (including the rate of interest (including default interest), fees, commission and other remuneration in respect of such Ancillary Facility) shall be those determined by agreement between the Ancillary Facility Lender and the relevant Borrower, provided that such terms shall be based upon the normal commercial terms and market rates of the relevant Ancillary Facility Lender.

(b)	In the case of any inconsistency or conflict between the terms of any Ancillary Facility, the applicable Ancillary Facility Documents and this Agreement, the terms and provisions of the applicable Ancillary Facility Document shall prevail unless the contrary intention is expressly provided for in this Agreement.

(c)	Each relevant Borrower and Ancillary Facility Lender will promptly upon request by the Facility Agent, supply the Facility Agent with such information relating to the operation of each Ancillary Facility (including without limitation details of the Ancillary Facility Outstandings and the amount thereof) as the Facility Agent may from time to time reasonably request (and each relevant Borrower consents to such documents and information being provided to the Facility Agent and the other Lenders).

6.3	Continuation of Ancillary Facilities

(a)	A Borrower and an Ancillary Facility Lender may, as between themselves only, agree to continue to provide the same banking facilities following the Termination Date applicable to the Revolving Facility or, as the case may be, following the cancellation of the Revolving Facility Commitments under this Agreement.

(b)	If any arrangement contemplated in paragraph (a) above is to occur, the relevant Borrower and the Ancillary Facility Lender shall each confirm that to be the case in writing to the Facility Agent. Upon such Termination Date or, as the case may be, date of cancellation, any such facility shall continue as between the said entities on a bilateral basis and not as part of, or under, the Finance Documents. Save for any rights and obligations against any Finance Party under the Finance Documents prior to such Termination Date or, as the case may be, date of cancellation, no such rights or obligations in respect of such Ancillary Facility shall, as between the Finance Parties, continue and the Security shall not support any such facility in respect of any matters that arise after such Termination Date or, as the case may be, date of cancellation.

6.4	Adjustment for Ancillary Facilities upon acceleration

(a)	If a default occurs under any Ancillary Facility, no Ancillary Facility Lender may demand repayment of any monies or demand cash cover for any Ancillary Facility Outstandings, or take any analogous action in respect of any Ancillary Facility, until the Acceleration Date.

(b)	If an Acceleration Date occurs, the claims of each Lender with a Revolving Facility Commitment under the applicable Revolving Facility and each Ancillary Facility Lender in respect of amounts outstanding to them under the applicable Revolving Facility and Ancillary Facilities respectively shall be adjusted in accordance with this Clause 6.4 by making all necessary transfers of such portions of such claims such that following such transfers the Revolving Facility Outstandings and Ancillary Facility Outstandings (together with the rights to receive interest, fees and charges in relation thereto) of (i) each Lender with an applicable Revolving Facility Commitment and (ii) each applicable Ancillary Facility Lender, in each case as at the Acceleration Date shall be an amount corresponding pro rata to the proportion that the sum of such Lender’s applicable Revolving Facility Commitment and/or (as the case may be) Ancillary Facility Commitment bears to the sum of all of the applicable Revolving Facility Commitments and the Ancillary Facility Commitments under that Revolving Facility, each as at the Acceleration Date.

(c)	No later than the third Business Day following the Acceleration Date each of the Ancillary Facility Lenders shall notify the Facility Agent in writing of the amount of its Ancillary Facility Outstandings as at the close of business on the Acceleration Date, such amount to take account of any clearing of debits which were entered into the clearing system of such Ancillary Facility Lenders prior to the Acceleration Date and any amounts credited to the relevant accounts prior to close of business on the Acceleration Date.

(d)	On receipt of the information referred to in paragraph (a) above, the Facility Agent will promptly determine what adjustment payments (if any) are necessary as between the Lenders participating in the applicable Revolving Facility and each Ancillary Facility Lender in order to ensure that, following such adjustment payments, the requirements of paragraph (b) above are complied with.

(e)	The Facility Agent will notify all the Lenders as soon as practicable of its determinations pursuant to paragraph (d) above, giving details of the adjustment payments required to be made. Such adjustment payments shall be payable by the relevant Lenders and shall be made to the Facility Agent within 5 Business Days following receipt of such notification from the Facility Agent. The Facility Agent shall distribute the adjustment payments received, among the Ancillary Facility Lenders and the Lenders participating in the relevant Revolving Facility in order to satisfy the requirements of paragraph (b) above.

(f)	If at any time following the Acceleration Date, the amount of Revolving Facility Outstandings of any Lender or Ancillary Facility Outstandings of any Ancillary Facility Lender used in the Facility Agent’s calculation of the adjustments required under paragraph (d) above should vary for any reason (other than as a result of currency exchange fluctuation or other reason which affects all relevant Lenders equally), further adjustment payments shall be made on the same basis (mutatis mutandis) provided for in this Clause 6.4.

(g)	In respect of any amount paid by any Lender (a “Paying Lender”) pursuant to either of paragraphs (e) or (f) above, as between a relevant Borrower and the Paying Lender, the amount so paid shall be immediately due and payable by such relevant Borrower to the Paying Lender and the payment obligations of such relevant Borrower to the Lender(s) which received such payment shall be treated as correspondingly reduced by the amount of such payment.

(h)	Each Lender shall promptly supply to the Facility Agent such information as the Facility Agent may from time to time request for the purpose of giving effect to this Clause 6.4.

(i)	If an Ancillary Facility Lender has the benefit of any security interest securing any of its Ancillary Facilities, the realisations from such security when enforced will be treated as an amount recovered by such Ancillary Facility Lender in its capacity as a Lender which is subject to the sharing arrangements in Clause 30 (Sharing among the Finance Parties) to the intent that such realisation should benefit all Lenders pro rata.

(j)	Prior to the application of the provisions of paragraph (b) above, an Ancillary Facility Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(k)	All calculations to be made pursuant to this Clause 6.4 shall be made by the Facility Agent based upon information provided to it by the Lenders and Ancillary Facility Lenders and using the amount equivalent where applicable.

(l)	This Clause 6.4 shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in Sterling or where the Borrower is not an existing Borrower under the applicable Revolving Facility (excluding that Ancillary Facility).

6.5	Repayment of Ancillary Facilities

(a)	No Ancillary Facility Lender may demand repayment or prepayment of any amounts under its Ancillary Facility unless:

(i)	required to reduce the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings;

(ii)	the Revolving Facility Commitments have been cancelled in full, or the Facility Agent has declared all the Revolving Facility Outstandings immediately due and payable; or

(iii)	the Ancillary Facility Outstandings under that Ancillary Facility can be repaid by a Revolving Facility Loan (and not less than 7 Business Days notice is given to the relevant Borrower before payment becomes due).

(b)	For the purposes of repaying Ancillary Facility Outstandings (so long as paragraph (a)(i) above does not apply) a Revolving Facility Loan may be borrowed irrespective of whether a Default is outstanding or any other applicable condition precedent not satisfied.

(c)	The share of the Ancillary Facility Lender in a Revolving Facility Loan being used to refinance that Ancillary Facility Lender’s Ancillary Facility will be that amount which will result (so far as possible) in:

(i)	the proportion which its share of all Revolving Facility Outstandings under the applicable Revolving Facility bears to the aggregate amount of the Revolving Facility Outstandings under the applicable Revolving Facility, being equal to:

(ii)	the proportion which its Available Commitment with respect to the applicable Revolving Facility bears to the aggregate of the Available Commitments with respect to the Revolving Facility,

in each case, assuming the repayment of the relevant Ancillary Facility has taken place. The share of the other Lenders in any such Revolving Facility Loan will be adjusted accordingly.

6.6	Affiliates of Lenders as Ancillary Facility Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Facility Lender. In such case, with the prior consent of the Company, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment is the amount set out in the Register as at the Effective Date and/or the amount of any Revolving Facility Commitment under that Revolving Facility transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender’s Available Commitment with respect to the Revolving Facility, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Facility Commitments under that Revolving Facility of its Affiliates.

(b)	The Company shall specify any relevant Affiliate of a Lender in any Conversion Notice delivered by the Company to the Facility Agent pursuant to Clause 6.1 (Utilisation of Ancillary Facilities).

(c)	An Affiliate of a Lender which becomes an Ancillary Facility Lender shall accede to this Agreement as an Ancillary Facility Lender, and the Intercreditor Agreement as a Lender.

(d)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (in accordance with Clause 27.1 (Assignments and Transfers by the Lenders), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Facility Document in respect of that Revolving Facility.

(e)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Facility Lender and the relevant Ancillary Facility Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

6.7	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, an Affiliate of a Borrower that is a member of the Group may with the approval of the relevant Ancillary Facility Lender become a Borrower with respect to an Ancillary Facility.

(b)	The Company shall specify any relevant Affiliate of the Borrower in any Conversion Notice delivered by the Company to the Facility Agent pursuant to Clause 6.1 (Utilisation of Ancillary Facilities).

(c)	If any Borrower ceases to be a Borrower under this Agreement in accordance with Clause 28.3 (Resignation of a Borrower), any of its Affiliates that are not Affiliates of another Borrower shall cease to have any rights under this Agreement or any Ancillary Facility Document.

(d)	Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)	Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Facility Document.

6.8	Amendments and Waivers – Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility or Ancillary Facility Document or Conversion Notice shall require the consent of any Finance Party other than the relevant Ancillary Facility Lender unless such amendment or waiver itself directly gives rise to an amendment or waiver which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 6.8) and in such a case, Clause 37 (Amendments and Waivers) will apply.

7.	DOCUMENTARY CREDITS

7.1	Issue of Documentary Credits

(a)	Each L/C Bank shall issue Documentary Credits pursuant to Clause 5 (Utilisation) by:

(i)	completing the issue date and the proposed Expiry Date of any Documentary Credit to be issued by it; and

(ii)	executing and delivering such Documentary Credit to the relevant Beneficiary on the relevant Utilisation Date.

(b)	Each Lender having a Commitment in relation to a Revolving Facility (an “L/C Lender”) will participate by way of indemnity in each Documentary Credit issued under that Revolving Facility in an amount equal to its L/C Proportion.

(c)	The Facility Agent shall notify each L/C Lender and the relevant L/C Bank of the details of any requested Documentary Credit (including the relevant currency in which it will be denominated, the euro equivalent and the amount of it) and its participation in that Documentary Credit.

7.2	Renewal of Documentary Credits

(a)	Each Borrower may request that a Documentary Credit issued on its behalf be renewed by delivering to the Facility Agent and the relevant L/C Bank a Renewal Request which complies with Clause 4.2 (Further conditions precedent), Clause 5 (Utilisations) and Part 2 of Schedule 3 (Requests).

(b)	The terms of each renewed Documentary Credit shall be the same as those of the relevant Documentary Credit immediately prior to its renewal, except that (as stated in the Renewal Request therefor):

(i)	its amount may be less than the amount of such Documentary Credit immediately prior to its renewal; and

(ii)	its Documentary Credit Term shall start on the date which was the Expiry Date of that Documentary Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(c)	If the conditions set out in this Clause 7.2) have been met, the relevant L/C Bank shall amend and re-issue the relevant Documentary Credit pursuant to a Renewal Request.

7.3	Reduction of a Documentary Credit

(a)	If, on the proposed Utilisation Date of a Documentary Credit, any of the Lenders under the Revolving Facility or any relevant Additional Facility that is a revolving facility (as applicable) is a Non-Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the relevant L/C Bank in accordance with Clause 7.4 (Cash Cover by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover); and

(ii)	either:

(A)	the relevant L/C Bank has not required the relevant Borrower which requested the Documentary Credit to provide cash cover pursuant to Clause 7.9 (Cash Cover by Borrower); or

(B)	the relevant Borrower which requested the Documentary Credit has failed to provide cash cover to the relevant L/C Bank in accordance with Clause 7.9 (Cash Cover by Borrower),

the relevant L/C Bank may reduce the amount of that Documentary Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Documentary Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the relevant L/C Bank) in respect of that Documentary Credit for the purposes of the Finance Documents.

(b)	The relevant Borrower shall notify the Facility Agent (with a copy to the relevant L/C Bank) of each reduction made pursuant to this Clause 7.3.

(c)	This Clause 7.3 shall not affect the participation of each other Lender in that Documentary Credit.

7.4	Cash Cover by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover

(a)	If, at any time, a Lender under the Revolving Facility or any relevant Additional Facility that is a revolving facility (as applicable) is a Non-Acceptable L/C Lender, the relevant L/C Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling 3 Business Days after the request by such L/C Bank, an amount equal to that Lender’s L/C Proportion of the outstanding amount of a Documentary Credit issued by such L/C Bank and in the currency of that Documentary Credit to an interest-bearing account held in the name of that Lender with such L/C Bank.

(b)	The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the relevant L/C Bank, as collateral for any amounts due and payable under the Finance Documents by that Lender to the L/C Bank in respect of that Documentary Credit.

(c)	Until no amount is or may be outstanding under that Documentary Credit, withdrawals from the account specified in paragraph (a) above may only be made to pay to the relevant L/C Bank amounts due and payable to the relevant L/C Bank by the Non-Acceptable L/C Lender under the Finance Documents in respect of that Documentary Credit.

(d)	Each Lender under the Revolving Facility or any relevant Additional Facility that is a revolving facility (as applicable) shall notify the Facility Agent and the Company:

(i)	on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.4 (Increase) or Clause 27 (Changes to the Finance Parties) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in a Assignment Agreement or Transfer Certificate or in an Increase Confirmation to that effect will constitute a notice under paragraph (i) to the Facility Agent and, upon delivery in accordance with Clause 27.1 (Assignments or Transfers by Lenders), to the Company.

(e)	Any notice received by the Facility Agent pursuant to paragraph (d) above shall constitute notice to each L/C Bank of that Lender’s status and the Facility Agent shall, upon receiving each such notice, promptly notify each L/C Bank of that Lender’s status as specified in that notice.

(f)	If a Lender who has provided cash collateral in accordance with this Clause 7.4:

(i)	ceases to be a Non-Acceptable L/C Lender; and

(ii)	no amount is due and payable by that Lender in respect of a Documentary Credit,

that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the relevant L/C Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Documentary Credit (together with any accrued interest) standing to the credit of the relevant account held with that L/C Bank be returned to it and that L/C Bank shall pay that amount to the Lender within 3 Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

7.5	Revaluation of Documentary Credits

(a)	If any Documentary Credit is denominated in a currency other than euros, the Facility Agent shall at six monthly intervals after the date of the Documentary Credit recalculate the euro amount of that Documentary Credit by notionally converting into euros, the outstanding amount of that Documentary Credit on the basis of the Facility Agent’s Spot Rate of Exchange on the date of calculation.

(b)	The relevant Borrower shall, if requested by the Facility Agent within 2 days of any calculation under paragraph (a) above, ensure that within 3 Business Days sufficient Revolving Facility Outstandings or Additional Facility Outstandings in relation to a revolving facility (as applicable) are repaid (subject to Break Costs, if applicable, but otherwise without penalty or premium which might otherwise be payable), to prevent the euro amount of the Revolving Facility Outstandings or Additional Facility Outstandings in relation to a revolving facility (as applicable) exceeding the aggregate amount of all of the Revolving Facility Commitments or Additional Facility Commitments in relation to a revolving facility (as applicable) adjusted to reflect any cancellations or reductions, following any adjustment under paragraph (a) above.

7.6	Immediately Payable

(a)	If a Documentary Credit or any amount outstanding under a Documentary Credit becomes immediately payable under this Agreement, the relevant Borrower that requested (or on behalf of which the Company requested) the issue of that Documentary Credit shall repay or prepay that Documentary Credit or that amount within 3 Business Days of demand.

(b)	Each L/C Bank shall promptly notify the Facility Agent of any demand received by it under and in accordance with any Documentary Credit (including details of the Documentary Credit under which such demand has been received and the amount demanded). The Facility Agent shall promptly notify the Company, the relevant Borrower for whose account the Documentary Credit was issued and each of the Lenders under the Revolving Facility or Additional Facility in relation to a revolving facility (as applicable).

7.7	Claims under a Documentary Credit

(a)	Each Borrower irrevocably and unconditionally authorises each L/C Bank to pay any claim made or purported to be made under a Documentary Credit requested by it (or by the Company on its behalf) and which appears on its face to be in order (a “claim”).

(b)	Each Borrower shall within 3 Business Days of demand pay to the Facility Agent for the account of the relevant L/C Bank an amount equal to the amount of any claim under that Documentary Credit.

(c)	On receipt of any demand or notification under Clause 7.6 (Immediately Payable), the relevant Borrower shall (unless the Company notifies the Facility Agent otherwise) be deemed to have delivered to the Facility Agent a duly completed Utilisation Request requesting a Revolving Facility Loan or Additional Facility Loan in relation to a revolving facility (as applicable):

(i)	in an amount and currency equal to the amount and currency of the relevant claim (if applicable, net of any available cash cover);

(ii)	for a term of three months or such other period of up to six months as notified by the relevant Borrower to the relevant L/C Bank promptly following such demand or notification; and

(iii)	with a Utilisation Date on the date of receipt of the relevant demand or notification.

The proceeds of any such Revolving Facility Loan or Additional Facility Loan in relation to a revolving facility (as applicable) shall be used to pay the relevant claim.

(d)	Each Borrower acknowledges that each L/C Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(e)	The obligations of each Borrower under this Clause 7.7 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

(f)	Without prejudice to any other matter contained in this Clause 7.7, the relevant L/C Bank shall notify the relevant Borrowers as soon as reasonably practicable after receiving a claim.

7.8	Documentary Credit Indemnities

(a)	The relevant Borrower shall within 3 Business Days of demand indemnify an L/C Bank against any cost, loss or liability incurred by such L/C Bank (otherwise than by reason of such L/C Bank’s gross negligence, wilful misconduct or wilful breach of the terms of this Agreement) in acting as an L/C Bank under any Documentary Credit requested by such Borrower.

(b)	Each L/C Lender shall (according to its L/C Proportion) promptly on demand indemnify an L/C Bank against any cost, loss or liability incurred by such L/C Bank (otherwise than by reason of such L/C Bank’s gross negligence, wilful misconduct or wilful breach of the terms of this Agreement) in acting as an L/C Bank under any Documentary Credit (except to the extent that such L/C Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	If any L/C Lender is not permitted (by its constitutional documents or any applicable Law) to comply with paragraph (b) above, then that L/C Lender will not be obliged to comply with paragraph (b) above and shall instead be deemed to have taken, on the date the relevant Documentary Credit is issued (or if later, on the date that L/C Lender’s participation in the Documentary Credit is transferred or assigned to that L/C Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Documentary Credit in an amount equal to its L/C Proportion of that Documentary Credit. On receipt of demand from the Facility Agent, that L/C Lender shall pay to the Facility Agent (for the account of the relevant L/C Bank) an amount equal to its L/C Proportion of the amount demanded under paragraph (b) above.

(d)	The Borrower which requested the Documentary Credit shall within 3 Business Days of demand reimburse any L/C Lender for any payment it makes to an L/C Bank under this Clause 7.8 in respect of that Documentary Credit unless an Obligor has already reimbursed such L/C Bank in respect of that payment.

(e)	The obligations of each L/C Lender and Borrower under this Clause 7.8 are continuing obligations and will extend to the ultimate balance of sums payable by that L/C Lender or Borrower in respect of any Documentary Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any L/C Lender or Borrower under this Clause 7.8 will not be affected by any act, omission, matter or thing which, but for this Clause 7.8 would reduce, release or prejudice any of its obligations under this Clause 7.8 (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Documentary Credit or any other person;

(ii)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Documentary Credit or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Documentary Credit or any other person;

(v)	any amendment or restatement (however fundamental) or replacement of a Finance Document, any Documentary Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Documentary Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.9	Cash Cover by Borrower

(a)	If a Lender which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the relevant L/C Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash Cover by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) and that L/C Bank notifies the Obligors’ Agent (with a copy to the Facility Agent) that it requires the relevant Borrower of the relevant Documentary Credit or proposed Documentary Credit to provide cash cover to an account with that L/C Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Documentary Credit and in the currency of that Documentary Credit then that Borrower shall do so within 5 Business Days after the notice is given.

(b)	Notwithstanding paragraph (a)(xiii) of Clause 1.2 (Construction), the relevant Borrower shall be entitled to withdraw amounts up to the level of that cash cover from the account if:

(i)	the relevant L/C Bank is satisfied that the relevant Lender is no longer a Non-Acceptable L/C Lender; or

(ii)	the relevant Lender’s obligations in respect of the relevant Documentary Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(iii)	an Increase Lender has agreed to undertake the obligations in respect of the relevant Lender’s L/C Proportion of the Documentary Credit.

(c)	To the extent that a Borrower has complied with its obligations to provide cash cover in accordance with this Clause 7.9, the relevant Lender’s L/C Proportion in respect of that Documentary Credit will remain (but that Lender’s obligations in relation to that Documentary Credit may be satisfied in accordance with Clause 1.2 (Construction)). However, the relevant Borrower’s obligation to pay any Documentary Credit fee in relation to the relevant Documentary Credit to the Facility Agent (for the account of that Lender) in accordance with Clause 15 (Fees) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)	The relevant L/C Bank shall promptly notify the Facility Agent of the extent to which the relevant Borrower provides cash cover pursuant to this Clause 7.9 and of any change in the amount of cash cover so provided.

7.10	Rights of Contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

7.11	Appointment and Change of L/C Bank

(a)	The Company, with the prior written consent of the relevant Lender, may designate any Lender with a Revolving Facility Commitment or Additional Facility Commitment in relation to a revolving facility (as applicable) as an L/C Bank or as a replacement therefor, but not with respect to Documentary Credits already issued by any other L/C Bank.

(b)	Any Lender so designated shall become an L/C Bank under this Agreement by delivering to the Facility Agent an executed L/C Bank Accession Certificate.

(c)	An L/C Bank may resign as issuer of further Documentary Credits at any time if (i) the Company and the Majority Lenders consent to such resignation or so require; (ii) there is, in the reasonable opinion of each L/C Bank, an actual or potential conflict of interest in it continuing to act as L/C Bank; or (iii) its Revolving Facility Commitment or Additional Facility Commitment in relation to a revolving facility (as applicable) is reduced to zero, provided that an L/C Bank shall not resign until a replacement L/C Bank is appointed.

8.	REPAYMENT

8.1	Repayment of Revolving Facility Loans

(a)	Subject to Clause 8.2 (Rollover Loans), each Borrower which has drawn a Revolving Facility Loan shall repay that Loan on the last day of its Interest Period.

(b)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date in relation to the Revolving Facility and will be treated as separate Revolving Facility Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(c)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving three Business Days’ prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this paragraph (c) to the Defaulting Lender concerned as soon as practicable on receipt.

(d)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Facility Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

8.2	Rollover Loans

Without prejudice to each Borrower’s obligation to repay the full amount of each Revolving Facility Loan made to it on the last day of its Interest Period, where, on the same day on which such Borrower is due to repay a Revolving Facility Loan (a “Maturing Loan”) such Borrower has also requested that one or more Rollover Loans be made to it, subject to the Lenders being obliged to make such Rollover Loans under Clause 4.2 (Further conditions precedent), the aggregate amount of the Rollover Loan shall be treated as if applied in or towards repayment of the Maturing Loan so that:

(a)	if the amount of the Maturing Loan exceeds the aggregate amount of the Rollover Loan:

(i)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(ii)	each Lender’s participation (if any) in the Rollover Loan shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the Maturing Loan and that Lender will not be required to make its participation in the Rollover Loan available in cash; and

(b)	if the amount of the Maturing Loan is equal to or less than the aggregate amount of the Rollover Loan:

(i)	the relevant Borrower will not be required to make any payment in cash; and

(ii)	each Lender will be required to make its participation in the Rollover Loan available in cash only to the extent that its participation (if any) in the Rollover Loan exceeds that Lender’s participation (if any) in the Maturing Loan and the remainder of that Lender’s participation in the Rollover Loan shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the Maturing Loan.

8.3	Cash Collateralisation of Documentary Credits

(a)	If not previously repaid in accordance with paragraph (b) below, each Borrower must repay each Documentary Credit issued on its behalf in full on the date stated in that Documentary Credit to be its Expiry Date.

(b)	A Borrower may give the Facility Agent not less than 3 Business Days prior written notice of its intention to repay all or any portion of a Documentary Credit requested by it prior to its stated Expiry Date and, having given such notice, shall procure that the relevant Outstanding L/C Amount in respect of such Documentary Credit is reduced in accordance with Clause 1.2(a)(xiii) (Construction).

8.4	Repayment of Additional Facility Loans

Each Borrower which has drawn an Additional Facility Loan which is not a Revolving Facility Loan shall repay that Loan in accordance with the provisions of the relevant Additional Facility Accession Agreement, which shall provide for repayment of the relevant Additional Facility to be made:

(a)	in full on the relevant Termination Date; or

(b)	by payment of instalments (each a Repayment Instalment) on any date or dates up to and including the relevant Termination Date. Each Repayment Instalment shall be in the amount and on the date or dates set out in or calculated in accordance with the relevant Additional Facility Accession Agreement.

9.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

9.1	Illegality

If at any time it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or any Ancillary Facility Document respectively or to make, fund, issue or maintain its participation in any Loan or, in the case of an Ancillary Facility Lender, any utilisation under any Ancillary Facility:

(a)	that Lender, shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender’s participation has not been transferred pursuant to Clause 27.13 (Replacement of Lender), each Borrower shall repay:

(i)	that Lender’s participation in the Loans made to that Borrower (together with accrued interest on and all other amounts owing to that Lender under the Finance Documents) on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law); and/or

(ii)	each amount payable or, as the case may be, provide full cash cover in respect of each contingent liability under each Ancillary Facility of that Ancillary Facility Lender on the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

9.2	Illegality in Relation to an L/C Bank

If it becomes unlawful in any relevant jurisdiction for an L/C Bank to perform any of its obligations as contemplated by this Agreement or to issue or leave outstanding its participation in any Documentary Credit (an “Affected Documentary Credit”):

(a)	that L/C Bank shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Company, that L/C Bank shall not be obliged to issue any future Documentary Credit that would give rise to such unlawfulness; and

(c)	upon the Facility Agent notifying the Company, each relevant Borrower shall use its best endeavours to procure the release of any Affected Documentary Credit.

9.3	Voluntary prepayment of Loans

A Borrower may, if it or the Company gives the Facility Agent not less than three Business Days’ (or such shorter period as agreed by the Company and the Facility Agent) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Amount of the Loan by a minimum amount of €1,000,000).Any voluntary prepayment made under this paragraph will be applied against the Facilities in such proportion and manner as may be specified by the Company, acting in its sole discretion, in the notice of prepayment.

9.4	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender or Ancillary Facility Lender or L/C Bank by an Obligor is required to be increased under paragraph (c) of Clause 16.2 (Tax gross-up); or

(ii)	any Lender or Ancillary Facility Lender or L/C Bank claims indemnification from the Company or an Obligor under Clause 16.3 (Tax indemnity) or Clause 17.1 (Increased costs);

(iii)	any Lender or Ancillary Facility Lender or L/C Bank invokes Clause 14.3 (Market disruption),

then, subject to paragraph (c) below:

(iv)	if the circumstance relates to a Lender, the Company may:

(A)	arrange for the transfer or assignment in accordance with this Agreement of the whole (but at par only) of that Lender’s Commitment and participation in the Loans to a new or existing Lender willing to accept that transfer or assignment; or

(B)	give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans, whereupon the Commitment of that Lender shall immediately be reduced to zero;

(v)	if the circumstance relates to an L/C Bank, the Company may give the Facility Agent notice of repayment of any outstanding Documentary Credit issued by such L/C Bank and cancellation of the appointment of such L/C Bank as an L/C Bank under this Agreement in relation to any Documentary Credit to be issued in the future or the provision of full cash cover in respect of such L/C Bank’s maximum contingent liability under each outstanding Documentary Credit; and

(vi)	if the circumstance relates to an Ancillary Facility Lender, the Company may give the Facility Agent notice of cancellation of that Ancillary Facility Lender’s Commitment and the Company’s intention to procure the repayment of the utilisations of any Ancillary Facility granted by that Ancillary Facility Lender, whereupon the Commitment of that Ancillary Facility Lender shall immediately be reduced to zero.

(b)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a)(iv)(B), (a)(v) or (a)(vi) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan or utilisation of an Ancillary Facility is outstanding shall repay that Lender’s participation in that Loan or the utilisation of the Ancillary Facility granted by that Ancillary Facility Lender together with all interest and other amounts accrued under the Finance Documents, or, as the case may be, provide full cash cover in respect of (or otherwise repay) any Documentary Credit issued by that L/C Bank or any contingent liability under an Ancillary Facility.

(c)	The Company may only exercise its rights under paragraphs (a)(i) and (a)(ii) above if the circumstance giving rise to the requirement or indemnifications continues.

(d)	The replacement of a Lender pursuant to paragraph (a)(iv)(A) above shall be subject to the following conditions:

(i)	no Finance Party shall have any obligation to find a replacement Lender;

(ii)	any replaced Lender shall not be required to refund, or to pay or surrender to any other Lender, any of the fees or other amounts received by that replaced Lender under any Finance Document; and

(iii)	any replacement of a Lender which is the Facility Agent shall not affect its role as the Facility Agent.

(e)	Prepayments made pursuant to this Clause 9.4 shall be applied against the outstanding Loans pro rata.

9.5	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent 3 Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

9.6	Automatic Cancellation

The unutilised amount of a Facility at the end of its Availability Period shall be automatically cancelled.

9.7	Voluntary cancellation

The Company may, if it gives the Facility Agent not less than three Business Days’ (or such shorter period as agreed by the Company and the Facility Agent) prior notice, cancel the whole or any part (being a minimum amount of €1,000,000) of the Available Facility. Any cancellation under this Clause 9.7 shall (subject to the provisions of Clause 6.1(f) (Utilisation of Ancillary Facilities) reduce the Commitments of the Lenders rateably under the Facilities.

10.	MANDATORY PREPAYMENT

(a)	The Company shall promptly notify the Facility Agent if it becomes aware of any Change of Control (as defined in Schedule 16 (Definitions) of this Agreement).

(b)	Upon the occurrence of a Change of Control (as defined in Schedule 16 (Definitions) of this Agreement), each Lender may, by notice to the Company and the Facility Agent within 30 days following receipt by it of the notification referred to in paragraph (a) above:

(i)	cancel that Lender’s Available Commitment; and

(ii)	declare that Lender’s participation in all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents and owed to that Lender, to be due and payable, and the Company shall prepay such Loans and amounts within ten days of receipt of such notice from any such Lender; subject to the foregoing, any notice will take effect in accordance with its terms.

11.	RESTRICTIONS

11.1	Notices of Cancellation or Prepayment

Any notice of cancellation or prepayment given by any Party under Clause 9 (Illegality, Voluntary Prepayment and Cancellation) or Clause 10 (Mandatory Prepayment) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment, provided that a notice or prepayment or cancellation may be conditional and not irrevocable provided that the Company or a Borrower shall within 10 Business Days’ notice from the Facility Agent indemnify any Lender in respect, and in the amount, of such Lender’s Break Costs as specified in such notice from the Facility Agent should cancellation or prepayment not occur on the date or dates specified in the notice of cancellation or prepayment.

11.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

11.3	Reborrowing of Facilities

(a)	Any voluntary prepayment of a Revolving Facility Loan under Clause 9.3 (Voluntary prepayment of Loans) may be re-borrowed on the terms of this Agreement.

(b)	No Borrower may re-borrow any part of any other Additional Facility (which is not a Revolving Facility) unless otherwise agreed in the Additional Facility Accession Agreement.

11.4	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

11.5	No reinstatement of Commitments

Subject to Clause 2.4 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

11.6	Agent’s receipt of Notices

If the Facility Agent receives a notice under Clause 9 (Illegality, Voluntary Prepayment and Cancellation) or Clause 10 (Mandatory Prepayment) it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

12.	INTEREST

12.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	(in the case of a Loan denominated in euros) EURIBOR; or

(c)	(in the case of a Loan denominated in US Dollars or an Additional Currency) LIBOR.

12.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-Monthly intervals after the first day of the Interest Period).

12.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 12.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1% higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

12.4	Interest on Additional Facilities

The rate of interest on any Additional Facility and the timing of payment of such interest shall be regulated by the relevant Additional Facility Accession Agreement.

12.5	Notification of rates of interest

(a)	The Facility Agent shall promptly notify the relevant Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement and any change to the proposed length of an Interest Period under Clause 14 (Changes to the Calculation of Interest).

(b)	The Facility Agent shall promptly notify the relevant Borrower (or the Company) of each Funding Rate relating to a Loan.

13.	INTEREST PERIODS

13.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Facility Loan and has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Term Facility Loan is irrevocable and must be delivered to the Facility Agent by the Borrower (or the Company on behalf of the Borrower) to which that Term Facility Loan was made not later than the Specified Time.

(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will be the Interest Period selected in the most recently delivered Utilisation Request or Selection Notice (as applicable) for the relevant Term Facility Loan.

(d)	Subject to this Clause 13, a Borrower (or the Company) may select an Interest Period of:

(i)	in relation to a Revolving Facility, any number of days from and including one day to and including 30 days or one, two, three or six Months or any other period (subject to no minimum term) as agreed between the Company and the Facility Agent (without seeking any further consent or instructions from the Lenders); and

(ii)	in relation to a Term Facility, one, two, three or six Months or any other period (subject to no minimum term) as agreed between the Company and the Facility Agent (without seeking any further consent or instructions from the Lenders), provided that any Interest Period that would otherwise end during the month preceding or extend beyond a repayment date relating to the Term Facility shall be of such duration that it shall end on that repayment date if necessary to ensure that there are Loans under the relevant Term Facility with Interest Periods ending on the relevant repayment date in a sufficient aggregate amount to make the repayment due on that repayment date.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(f)	Each Interest Period for a Term Facility Loan shall start on the Utilisation Date or, if already made, on the last day of its preceding Interest Period.

(g)	Each Revolving Facility Loan has one Interest Period only.

13.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.3	Consolidation and Division of Term Facility Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Term Facility Loans under the same Term Facility made to the same Borrower in the same currency; and

(ii)	end on the same date,

those Term Facility Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary for the next Interest Period, be consolidated into, and treated as, a single Term Facility Loan on the last day of the Interest Period.

(b)	Subject to the requirements of Clause 13.1 (Selection of Interest Periods), a Borrower (or the Company on its behalf) may, by no later than 9:30 a.m. on the date falling three Business Days before the first day of the relevant Interest Period, direct that any Term Facility Loan borrowed by it shall, at the beginning of the next Interest Period relating to it, be divided into (and thereafter, save as otherwise provided in this Agreement, be treated in all respects as) two or more Loans in such amounts (equal in aggregate to the amount of the Term Facility Loan being so divided) as shall be specified by that Borrower or the Company in such direction provided that no such direction may be made if:

(i)	as a result of so doing, there would be more than 10 Loans outstanding under the relevant Term Facility; or

(ii)	any Term Facility Loan thereby coming into existence would have a Euro equivalent amount of less than €1,000,000.

14.	CHANGES TO THE CALCULATION OF INTEREST

14.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR or EURIBOR for the Interest Period of that Loan, the applicable LIBOR or EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Shortened Interest Period: If no Screen Rate is available for LIBOR or EURIBOR for the required currency or Interest Period of that Loan and it is not possible to calculate the Interpolated Screen Rate, the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable LIBOR or applicable EURIBOR for that shortened Interest Period shall be determined pursuant to the definition of “LIBOR” or “EURIBOR” (as applicable).

(c)	Shortened Interest Period and Historic Screen Rate: If the Interest Period of a Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for LIBOR or EURIBOR for the required currency or Interest Period of that Loan and it is not possible to calculate the Interpolated Screen Rate, then the applicable LIBOR or applicable EURIBOR shall be the Historic Screen Rate for a period equal in length to the Interest Period of that Loan.

(d)	Shortened Interest Period and Interpolated Historic Screen Rate: If paragraph (c) above applies but no Historic Screen Rate is available for the Interest Period of that Loan, the applicable LIBOR or the applicable EURIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of that Loan.

(e)	Reference Bank Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Screen Rate for that Loan, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable LIBOR or the applicable EURIBOR shall be calculated as the Reference Bank Rate as of the Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(f)	Alternative Reference Bank Rate: If paragraph (e) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period the applicable LIBOR or the applicable EURIBOR shall be the Alternative Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(g)	Cost of funds: If paragraph (f) above applies but no Alternative Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR or EURIBOR for that Loan and Clause 14.4 (Cost of funds) shall apply to that Loan for that Interest Period.

14.2	Calculation of Reference Bank Rate and Alternative Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR or EURIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

(c)	Subject to paragraph (d) below, if LIBOR or EURIBOR is to be determined on the basis of an Alternative Reference Bank Rate but an Alternative Reference Bank does not supply a quotation by the Specified Time, the Alternative Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Alternative Reference Banks.

(d)	If before close of business in London on the date falling one Business Day after the Quotation Day none or only one of the Alternative Reference Banks supplies a quotation, there shall be no Alternative Reference Bank Rate for the relevant Interest Period.

14.3	Market Disruption

(a)	If LIBOR or EURIBOR is determined otherwise than on the basis of an Alternative Reference Bank Rate and before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 40 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR or EURIBOR then the applicable LIBOR or EURIBOR shall be the Alternative Reference Bank Rate as of the Specified Time for the currency of the Loan and for a period equal in length to the Interest Period of that Loan and if no Alternative Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR or EURIBOR for that Loan and Clause 14.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

(b)	If LIBOR or EURIBOR is determined on the basis of an Alternative Reference Bank Rate and before close of business in London on the date falling 1 Business Day after the Quotation Day for the relevant Interest Period of that Loan the Facility Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 40 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR or EURIBOR then Clause 14.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

14.4	Cost of Funds

(a)	If this Clause 14.4 applies, the rate of interest on each Lender’s share of that Loan for the relevant Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event within one Business Day of the first day of that Interest Period (or, if earlier, on the date falling five Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If this Clause 14.4 applies and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this Clause 14.4 applies pursuant to Clause 14.3 (Market Disruption): and

(i)	a Lender’s Funding Rate is less than LIBOR or EURIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purpose of paragraph (a) above, to be LIBOR or EURIBOR.

(e)	If this Clause 14.4 applies pursuant to Clause 14.1 (Unavailability of Screen Rate) but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

14.5	Notification to Company

If Clause 14.4 (Cost of funds) applies or if LIBOR or EURIBOR is to be determined on the basis of an Alternative Reference Bank Rate the Facility Agent shall, as soon as is practicable, notify the Company.

14.6	Break Costs

(a)	Each Borrower shall, within ten Business Days of demand by a Finance Party (acting through the Facility Agent), pay to that Finance Party its Break Costs (if any) attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

15.	FEES

15.1	Commitment fee

(a)	The Company shall pay to the Facility Agent (for the account of each Lender (other than an Ancillary Facility Lender) under the Original Revolving Facility) a fee in euro computed at the rate of 40% of the applicable Margin per annum (or such other rate as the Lenders and the Obligors’ Agent agree) on that Lender’s Available Commitment under the Original Revolving Facility (other than in relation to any Ancillary Facility).

(b)	The commitment fee payable under the Original Revolving Facility will begin accruing from the date of this Agreement and is payable in arrears on each successive 3 month anniversary of the date of this Agreement, on the last day of the Original Revolving Facility Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	If specified in the relevant Additional Facility Accession Agreement, the Company shall pay to the Facility Agent (for the account of each Lender under the relevant Additional Facility) a fee computed at the rate specified in the relevant Additional Facility Accession Agreement on that Lender’s Available Commitment under that Additional Facility.

(d)	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

15.2	Agency fee

The Company shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a letter between the Facility Agent and the Obligors dated on or before the first Utilisation Date.

15.3	Documentary Credit Fee

Each Borrower shall, in respect of each Documentary Credit issued on its behalf pay (or procure the payment of) to the Facility Agent for the account of each L/C Lender (for distribution in proportion to each L/C Lender’s L/C Proportion of such Documentary Credit) a documentary credit fee in the currency in which the relevant Documentary Credit is denominated at a rate equal to the applicable Margin applied on the Outstanding L/C Amount in relation to such Documentary Credit (less any amount which has been repaid or prepaid). Such documentary credit fee shall be paid in arrears on each Quarter Date during the Term of the relevant Documentary Credit and on the relevant Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier) for that Documentary Credit.

15.4	L/C Bank Fee

Each relevant Borrower shall pay (or procure the payment of) to any L/C Bank a fronting fee in respect of each Documentary Credit requested by it and issued by that L/C Bank, in the amount and at the times agreed in any letter entered into between such L/C Bank and such Borrower.

15.5	Security Trustee fee

The Company shall pay to the Security Trustee (for its own account) the Security Trustee fee in the amount and at the times agreed in a letter between the Security Trustee and the Obligors dated on or before the first Utilisation Date.

16.	TAX GROSS UP AND INDEMNITIES

16.1	Definitions

In this Agreement:

Protected Party means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Qualifying Lender means, in respect of a Borrower’s jurisdiction, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is (a) a Lender that is entitled under the provisions of a double taxation treaty to receive payments of interest from that Borrower without a Tax Deduction (whether or not such entitlement depends on the prior completion of any reasonable procedural formalities) or (b) a Lender which is able under the domestic law of the Borrower’s jurisdiction to receive source interest of that jurisdiction free of a Tax Deduction (if any) imposed by that jurisdiction.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 16.2 (Tax gross-up) or a payment under Clause 16.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 16, a reference to determines or determined means a determination made in the discretion of the person making the determination acting reasonably and in good faith.

16.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law or by a binding decision of a tax authority or court.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment under paragraph (c) to a Lender, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change in (or in the interpretation, administration, or application of) any law or double taxation treaty, or any published practice or concession of any relevant tax authority after the date the Lender became a Lender under this Agreement or as a result of any Obligor changing its residence for Tax purposes; or

(ii)	the relevant Lender is a Qualifying Lender and the Obligor is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction, had the Lender complied with its obligations under paragraph (g).

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	In the case of a deduction or withholding made by the Obligor, the Obligor shall furnish, if reasonably possible, to the Facility Agent on behalf of the Finance Party concerned, within the period for payment permitted by the relevant law, either:

(i)	an official receipt of the relevant taxation or other authorities involved in respect of all amounts so deducted or withheld; or

(ii)	if such receipts are not issued by the taxation or other authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding.

(g)	A Qualifying Lender and any Obligor owing a payment to that Qualifying Lender shall co-operate in completing any reasonable procedural formalities necessary for that Obligor in order to obtain authorisation to make in accordance with the relevant law the payment without a Tax Deduction.

16.3	Tax indemnity

(a)	The Company shall (within ten Business Days of written demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party reasonably determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a payment of an Obligor.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 16.2 (Tax gross-up); or

(B)	would be compensated for by an increased payment under Clause 16.2(c) (Tax gross-up) but is not so actually compensated for solely as a result of one of the exclusions in paragraph (d)(ii) of Clause 16.2 (Tax gross-up).

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 16.3, notify the Facility Agent.

16.4	Tax Credit

If and to the extent that the Obligor pays any additional amount under Clause 16.2 (Tax gross-up) or Clause 16.3 (Tax indemnity) and any Finance Party receives and retains the benefit of a refund of Tax or credit against Tax on its overall net income which is identified by the Finance Party as attributable to the tax that was withheld or deducted (a Tax Credit), then that Finance Party shall reimburse to the Obligor such amount as it shall determine so as to leave that Finance Party after that reimbursement, in no better or worse position than it would have been in if payment of the relevant additional amount had not been required. Each Finance Party shall have absolute discretion as to whether to claim any Tax Credit and, if it does so claim, the extent, order and manner in which it does so and which reliefs and credits are to be regarded as used for these purposes. Such reimbursement shall be made as soon as reasonably practicable after such Finance Party shall have made any such determination. No Finance Party shall be obliged to disclose any information regarding its tax affairs or computations to the Obligor.

16.5	Stamp taxes

The Company shall pay and, within ten Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

16.6	Value added tax

(a)

All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT and no Party shall exercise any potential option for waiving a VAT exemption.

Subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT, unless the VAT charge is caused by the Finance Party’s option to waive a VAT exemption, and in either case concurrently against the issue of an appropriate invoice.

(b)	If VAT is chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) in connection with a Finance Document, and any Party other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration), (i) if the Supplier is required to account for the VAT, the Subject Party must also pay to the Supplier and, (ii) if the Recipient is required to account for the VAT the Subject Party must pay to the Recipient, (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. Where paragraph (i) applies, the Recipient must promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of the VAT chargeable on that supply. Where paragraph (ii) applies, the Subject Party must only pay to the Recipient an amount equal to the amount of such VAT to the extent that the Recipient reasonably determines that it is not entitled to a credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(d)	Any reference in this Clause 16.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or in the relevant legislation of any jurisdiction having implemented Council Directive 2006/112/EC on the common system of value added tax).

(e)	If VAT is chargeable on any supply made by a Finance Party to any Party under a Finance Document and if reasonably requested by the Finance Party, that Party must give the Finance Party details of its VAT registration number and any other information as is reasonably requested in connection with the Finance Party’s reporting requirements for the supply and at such time that the Finance Party may reasonably request it.

16.7	Tax Administration Formalities

The Finance Parties and the Obligor shall co-operate in good faith in completing any procedural steps (including, but not limited to, giving any required confirmation or providing any relevant information) necessary for the Obligor to make payments to the Finance Party without any withholding or deduction for any Taxes. In particular, the Obligor agrees to provide such information in respect of itself as may be reasonably requested by the Finance Parties in order for the Finance Parties to comply with any administrative formalities required for the Finance Parties to be exempt from withholding or deduction for any Taxes under any applicable international treaty.

Similarly, each Finance Party undertakes to provide any tax certificate or other document as may be reasonably requested by the Obligor in writing in order for the Obligor to be exempt from withholding or deduction for any Taxes under any applicable international treaty.

16.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If a Borrower is a US Tax Obligor or the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date;

(iii)	the date a new US Tax Obligor accedes as a Borrower; or

(iv)	where a Borrower is not a US Tax Obligor, the date of a request from the Facility Agent,

supply to the Facility Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)	The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

16.9	FATCA Deductions

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payments and, in addition, shall notify the Company and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

17.	INCREASED COSTS

17.1	Increased costs

(a)	Subject to Clause 17.3 (Exceptions) the Company shall, within ten Business Days of a written demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement Increased Costs means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

17.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 17.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its or any of its Affiliate’s Increased Costs and setting out in reasonable detail the circumstances giving rise to such claim and its calculations in relation to such Increased Costs.

17.3	Exceptions

(a)	Clause 17.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 16.3 (Tax indemnity) (or would have been compensated for under Clause 16.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 16.3 (Tax indemnity) applied);

(iii)	attributable to the gross negligence of or wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(iv)	suffered by a Finance Party and in respect of which that Finance Party intends to make a claim pursuant to paragraph (a) of Clause 17.2 (Increased cost claims), is not (and its claim under paragraph (a) of Clause 17.2 (Increased cost claims) is not) notified by that Finance Party to the Facility Agent within 30 days of that Finance Party becoming aware that it had suffered the relevant Increased Cost;or

(v)	is attributable to the implementation of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, relevant Finance Party or any of its Affiliates);

(vi)	attributable to a FATCA Deduction required to be made by a Party;

(vii)	attributable to any Bank Levy but only to the extent that such Bank Levy is no more onerous than in respect of:

(A)	a Bank Levy not yet enacted into law, any draft of such proposed Bank Levy as at the date of this Agreement; or

(B)	any other Bank Levy, as set out under existing law as at the date of this Agreement; or

(viii)	attributable to the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV to the extent that a Finance Party knew about or could reasonably be expected to have known about the relevant Increased Cost on or prior to the later of the 2017 Amendment Effective Date and the date on which it became a Finance Party.

(b)	In this Clause 17.3:

“Tax Deduction” has the same meaning given to the term in Clause 16.1 (Definitions).

“Basel III” means: (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; (b) the rules for global systematically important banks contained in “Global systematically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to implementing or modifying “Basel III” (in each case, whether such implementations, application or compliance is by a government, regulator, a Finance Party or any of its Affiliates).

“CRD IV” means: (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and the prudential supervision of credit institutions and investment firms.

18.	OTHER INDEMNITIES

18.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2	Other indemnities

The Company shall (or shall procure that an Obligor will) within ten Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by it as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing Among the Finance Parties);

(c) (i)	funding, or making arrangements to fund its participation in a Loan requested by a Borrower in a Utilisation Request, (ii) funding, or making arrangements to fund any Ancillary Facility made available by it, or (iii) making arrangements to issue a Documentary Credit requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

18.3	Indemnity to the Facility Agent

The Company shall within ten Business Days of demand indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

18.4	Indemnity to the Security Trustee

(a)	Each Obligor shall within ten Business Days of demand indemnify the Security Trustee (for its own account) and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	the taking, holding, protection or enforcement of the Transaction Security,

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Trustee and each Receiver and Delegate by the Finance Documents or by law; and

(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)	The Security Trustee may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 18.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

19.	MITIGATION BY THE LENDERS

19.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 16 (Tax Gross up and Indemnities) or Clause 16.9 (FATCA Deductions) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

19.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

20.	COSTS AND EXPENSES

20.1	Transaction expenses

The Company shall within ten Business Days of demand pay the Facility Agent and the Security Trustee the amount of all costs and expenses (including legal fees, subject to any agreed caps) reasonably incurred by any of them (and, in the case of the Security Trustee, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security and any other Finance Document;

(b)	any other Finance Documents executed after the date of this Agreement.

20.2	Amendment costs

If an Obligor requests an amendment, waiver or consent the Company shall, within ten Business Days of demand, reimburse each of the Facility Agent and the Security Trustee for the amount of all costs and expenses (including legal fees subject to agreed caps) reasonably incurred by the Facility Agent and the Security Trustee (and, in the case of the Security Trustee, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

20.3	Security Trustee’s ongoing costs

(a)	In the event of (i) a Default or (ii) the Security Trustee, acting reasonably, considering it necessary or expedient or (iii) the Security Trustee being requested by an Obligor or the Majority Lenders to undertake duties which the Security Trustee and the Company agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Trustee under the Finance Documents, the Company shall pay to the Security Trustee any additional remuneration that may be agreed between them.

(b)	If the Security Trustee and the Company fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Trustee and approved by the Company or, failing approval, nominated (on the application of the Security Trustee) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Company) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

20.4	Enforcement and preservation costs

The Company shall, within ten Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal and accountants fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Trustee or any other Secured Party as a consequence of taking or holding the Transaction Security or enforcing or preserving these rights.

21.	GUARANTEE AND INDEMNITY

21.1	Guarantee and Indemnity

Subject to the limitations set out in Clause 21.10 (German Guarantee Limitations) and Clause 21.13 (Additional Guarantee Limitations), each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand of the Facility Agent pay that amount as if it were the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

21.2	Continuing Guarantee

Each guarantee pursuant to Clause 21.1 (Guarantee and Indemnity) is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

21.4	Waiver of defences

The obligations of each Guarantor under this Clause 21 will not be affected by an act, omission, matter or thing which, but for this Clause 21, would reduce, release or prejudice any of its obligations under this Clause 21 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

21.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 21. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

21.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 21.

21.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 21:

(a)	to claim by way of contribution or indemnity in relation to any of the obligations of each Borrower under any of the Finance Documents;

(b)	to claim or prove as a creditor of any Borrower or any other person or its estate in competition with the Finance Parties of any of them;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 21.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 31 (Payment Mechanics).

21.8	Release of Guarantors’ right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor or resigns in accordance with Clause 28.6 (Resignation of a Guarantor) then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

21.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

21.10	German Guarantee Limitations

(a)	In this Clause 21.10:

(i)	German Guarantor means any Guarantor incorporated in Germany as (x) a limited liability company (Gesellschaft mit beschränkter Haftung—GmbH) (a German GmbH Guarantor) or (y) a limited partnership (Kommanditgesellschaft) with a limited liability company as sole general partner (a German GmbH & Co. KG Guarantor) in relation to whom the Security Trustee intends to enforce the provisions of Clause 21 (Guarantee and Indemnity); and

(ii)	Net Assets means the relevant company’s assets (Section 266 sub-section (2) A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch) less (i) its non-distributable assets (Sections 253 sub-section (6) and 268 sub-section (8) of the German Commercial Code), (ii) the aggregate of its liabilities (Section 266 sub-section (3) B, C (but disregarding, for the avoidance of doubt, any provisions in respect of its obligations under Clause 21 (Guarantee and Indemnity)), D and E of the German Commercial Code) and (iii) its stated share capital (Stammkapital).

(b)	Each of the Finance Parties agrees not to enforce the provisions of Clause 21 (Guarantee and Indemnity) (and not to request the Security Trustee to enforce the provisions of Clause 21 (Guarantee and Indemnity)), if and to the extent that the provisions of Clause 21 (Guarantee and Indemnity) guarantees obligations or the payment is to be applied in satisfaction of any liability of an Obligor which is an affiliate of that German Guarantor (other than the German Guarantor’s Subsidiaries) (the Guaranteed Obligor) and if and to the extent that such enforcement would cause such German Guarantor’s (or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s) Net Assets to be reduced below zero or further reduced if already below zero.

(c)	For the purposes of the calculation of the Net Assets the following balance sheet items shall be adjusted as follows:

(i)	the amount of any increase of the stated share capital (Erhöhungen des Stammkapitals) after the date of this Agreement (excluding any such increase of stated share capital permitted pursuant to the Finance Documents) (A) that has been effected without the prior written consent of the Facility Agent, or (B) to the extent that it is not fully paid up, shall be deducted from the stated share capital;

(ii)	the Net Assets shall take into account reasonable costs of the Auditor’s Determination (as defined below), either as a reduction of assets or an increase of liabilities; and

(iii)	loans provided to the relevant German Guarantor in violation of the Finance Documents shall be disregarded.

(d)	The relevant German Guarantor shall deliver to the Security Trustee, within fifteen Business Days after receipt from the Security Trustee of a notice stating that the Security Trustee intends to enforce the provisions of Clause 21 (Guarantee and Indemnity) (the Enforcement Notice), its up-to-date balance sheet, or in the case of a German GmbH & Co. KG Guarantor of its partnership and its general partner, together with a detailed calculation of the amount of its Net Assets (or, as applicable, its general partner’s Net Assets) taking into account the adjustments set forth in paragraph (c) above (the Management Determination).

(e)

Following the Security Trustee’s receipt of the Management Determination, upon request by the Security Trustee (acting reasonably), the relevant Guarantor shall deliver to the Security Trustee within twenty-five Business Days of such request its up-to-date balance sheet, or in the case of a German GmbH & Co. KG Guarantor of that partnership and its general partner, drawn-up by one of the Auditors together with a detailed calculation of the amount of the Net Assets taking into account the adjustments set forth in paragraph (c) above (the Auditors’ Determination). Such balance sheet and Auditors’ Determination shall be prepared in accordance with German generally accepted accounting principles pursuant to the German Commercial Code

(Handelsgesetzbuch) as consistently applied. The Auditors’ Determination shall be prepared with respect to the date of receipt of the Enforcement Notice. The amount determined as available for enforcement in the Auditors’ Determination shall be (except for manifest error) binding for all parties.

(f)	The Security Trustee shall be entitled to enforce the provisions of Clause 21 (Guarantee and Indemnity) in an amount which would, in accordance with the Management Determination or, if applicable and taking into account any previous enforcement in accordance with the Management Determination, the Auditor’s Determination, not cause the German Guarantor’s Net Assets, or in the case of a German GmbH & Co. KG Guarantor, its general partner’s Net Assets, to be reduced below zero or further reduced if already below zero. If and to the extent the Net Assets as determined by the Auditors’ Determination to be enforceable are lower than the amount enforced in accordance with the Management Determination, the Security Trustee shall promptly release to the relevant German Guarantor (or in case of a German GmbH & Co. KG Chargor to its general partner) such excess enforcement proceeds. The Security Trustee may withhold any amount received pursuant to the enforcement of the provisions of Clause 21 (Guarantee and Indemnity) until final determination of the amount of the enforceable Net Assets pursuant to the Auditors’ Determination.

(g)	In addition, any German Guarantor shall without undue delay and in any event within two months after the Enforcement Notice dispose of, to the extent legally permitted, in a situation where after enforcement of the provisions of Clause 21 (Guarantee and Indemnity) the German GmbH Guarantor, or in the case of a German GmbH & Co. KG Guarantor, its general partner, would not have Net Assets in excess of zero, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the asset if such asset is not necessary for the relevant German Guarantor to continue its, or, where the guarantor is a German GmbH & Co. KG Guarantor, its general partner’s existing business (betriebsnotwending). After the realisation the German Guarantor shall, within five (5) Business Days, notify the Security Trustee of the amount of the proceeds from the sale and submit a statement with a new calculation of the amount of the Net Assets of the German GmbH Guarantor or, in case of a German GmbH & Co. KG Guarantor, of its general partner, taking into account such proceeds. Such calculation shall, upon the Security Trustee’s request, be confirmed by an Auditor within a period of twenty-five Business Days following the respective request.

(h)	The restriction under paragraph (b) above shall not apply:

(i)	to the extent that the provisions of Clause 21 (Guarantee and Indemnity) guarantee any claims under the Loans that have been on-lent or otherwise made available to the relevant German Guarantor, that have not been repaid and are still outstanding on the date of enforcement of the provisions of Clause 21 (Guarantee and Indemnity);

(ii)	for so long as the relevant German Guarantor has not complied with its obligations pursuant to (d), (e) and/or (g) (inclusive) above;

(iii)	if the German Guarantor (as dominated entity) is subject to a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) (a DPLPA) with the Guaranteed Obligor, whether directly or indirectly through an uninterrupted chain of DPLPAs between each company and its shareholder (or in case of a German GmbH & Co. KG Guarantor between its general partner and its shareholder) on the date of the enforcement of the provisions of Clause 21 (Guarantee and Indemnity); or

(iv)	if and to extent the German Guarantor holds on the date of enforcement of the provisions of Clause 21 (Guarantee and Indemnity) a fully recoverable indemnity or claim for refund (vollwertiger Gegenleistungs- oder Rückgewähranspruch) within the meaning of Section 30 (1) sentence 2 of the German Limited Liability Companies Act against its shareholder covering at least the relevant amount enforced under this guarantee.

21.11	German Parallel Debt

(a)	For purposes of (i) creating a Security in or subject to the laws of Germany and any other jurisdiction whose laws permit Security to be granted to the Security Trustee only to secure obligations directly owing to the Security Trustee and (ii) ensuring the initial and continuing validity of each such Security, each Obligor, the Finance Parties and the Security Trustee, agree that notwithstanding anything to the contrary contained in this Agreement or any Finance Document:

(i)	for purposes of this Clause 21.11, Principal Obligations shall mean, with respect to any Obligor, all obligations of such Obligor owing by it to the Finance Parties under any Finance Document;

(ii)	each Obligor shall irrevocably and unconditionally be obligated to the Security Trustee in an amount equal to, and in the same currency of, its Principal Obligations as and when the same become due and payable under this Agreement or any Finance Document (the Parallel Debt); provided that the total amount of the Parallel Debt of any Obligor shall never exceed the total amount of the Principal Obligations of such Obligor;

(iii)	the rights of the Finance Parties to receive payment of the Principal Obligations are several (separate and independent from) from the rights of the Security Trustee to receive payment of the Parallel Debt;

(iv)	the Security Trustee shall have an independent right, in its own name and stead, to demand payment of the Parallel Debt by the Obligors;

(v)	the (separate and independent) discharge of (i) the Parallel Debt owing to the Security Trustee in accordance with this Clause 21.11 or (ii) any

“parallel debt” in accordance with Clause 18 of Schedule 6 of the Intercreditor Agreement (in each case whether through direct payment by the relevant Obligor or enforcement of any Security held by the Security Trustee securing the Parallel Debt or any “parallel debt” created under the Intercreditor Agreement or otherwise) shall discharge the corresponding Principal Obligations of such Obligor and, similarly, the discharge of the Principal Obligations (whether through direct payment by an Obligor or enforcement of any Security held by the Security Trustee securing the Principal Obligations or otherwise) shall discharge the corresponding Parallel Debt owed to the Security Trustee under this Clause 21.11 and any corresponding “parallel debt” owed to the Security Trustee under Clause 18 Schedule 6 of the Intercreditor Agreement; and

(vi)	nothing in this Clause 21.11 shall in any way limit the Security Trustee’s right to act in the protection or preservation of, the rights under, or to enforce, any Transaction Security Document as contemplated by this Agreement or any Transaction Security Document.

(b)	Nothing in this Clause 21.11 shall in any way negate or affect the obligations of the Obligors to the Finance Parties under this Agreement or the Transaction Security Documents.

(c)	For purposes of this Clause 21.11, the Security Trustee acts in its own name and stead and not as agent or trustee of any Finance Party and the security granted under any Security Document to the Security Trustee to secure the Parallel Debt is granted to the Security Trustee in its capacity as a direct creditor in respect of the Parallel Debt, and not as a trustee or agent for the Finance Parties. The Security Trustee undertakes to pay to the Finance Parties an amount equal to any amount collected or received by it which it has applied in reduction of the Parallel Debt as if the corresponding Principal Obligations had not been discharged pursuant to paragraph (a)(v).

(d)	Each Finance Party (other than the Security Trustee) hereby relieves the Security Trustee from the restrictions pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law, in each case to the extent legally possible to it. A Finance Party that is barred by its constitutional documents or by-laws from granting such exemption shall notify the Security Trustee accordingly.

21.12	Guarantor Intent

Without prejudice to the generality of Clause 21.4 (Waiver of Defences), and subject to applicable law restrictions, each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

21.13	Additional Guarantee Limitations

In this Clause 21.13:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time and any successor statute.

“Excluded Swap Obligation” means, with respect to any Obligor, (a) any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (each such obligation, a “Swap Obligation”), if, and to the extent that, all or a portion of the guarantee of such Obligor of, or the grant by such Obligor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act) at the time the guarantee of (or grant of such security interest by, as applicable) such Obligor becomes or would become effective with respect to such Swap Obligation, or (b) any other Swap Obligation that relates to a swap between an Obligor and a Hedging Bank and such Hedging Bank notifies the Facility Agent in writing that it elects not to hold the benefit of such guarantee or such security interest with respect to such swap. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest becomes excluded in accordance with the first sentence of this definition.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Obligor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Swap Obligation” has the meaning specified in the definition of “Excluded Swap Obligation”.

Notwithstanding any term or provision of this Clause 21.13 or any other term in this Agreement or any Finance Document:

(a)	Each Finance Party agrees that each US Obligor’s liability under this Clause 21, without the requirement of amendment or any other formality, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its liability hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Bankruptcy Code or any comparable provision of any similar federal or state law; and

(b)	no non-Qualified ECP Guarantor shall be required to guarantee or provide security for Excluded Swap Obligations, and any reference in any Finance Document with respect to such non-Qualified ECP Guarantor guaranteeing or providing security for the obligations shall be deemed to be all obligations other than the Excluded Swap Obligations.

22.	REPRESENTATIONS

22.1	General

Each Obligor makes the representations and warranties set out in this Clause 22 to each Finance Party in respect of itself and (where applicable) its Subsidiaries which are members of the Group.

22.2	Status

(a)	It is a limited liability corporation or partnership, duly incorporated or, as the case may be, established and validly existing under the law of its jurisdiction of incorporation or establishment.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

22.3	Binding obligations

Subject to any relevant reservations or qualifications contained in the Legal Opinions:

(a)	the obligations expressed to be assumed by it in each Finance Document to which it is or will be a party are, or when executed in accordance with its terms will be legal, valid and binding obligations and are enforceable in accordance with the terms thereof; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are, save as provided for in Clause 22.6 (Validity and admissibility in evidence) valid, effective and enforceable.

22.4	Non-conflict with other obligations

The execution and delivery by it of, the Finance Documents to which it is a party, and its performance of the transactions contemplated thereby, will not violate:

(a)	in any material respect, any law or regulation or official judgment or decree applicable to it;

(b)	in any material respect, its Constitutional Documents; or

(c)	any agreement or instrument binding upon it or any of its assets or binding upon any other member of the Group or any other member of the Group’s assets, save, in each case, where such conflict could not reasonably be expected to cause a Material Adverse Effect.

22.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

22.6	Validity and admissibility in evidence

(a)	All material Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence,

have been obtained or effected and are in full force and effect, save for any registration, filing or notification in relation to the security constituted by the Transaction Security Documents which will be made promptly after execution of the relevant documents and in any event within applicable time limits and subject to any relevant reservations and qualifications contained in the Legal Opinions. This is not a Repeating Representation.

22.7	Governing law and enforcement

(a)	The choice of English law, or as the case may be German law, or as the case may be New York law, as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation subject to any relevant reservations or qualifications as to matters of law contained in any Legal Opinion.

(b)	Subject to any relevant reservations or qualifications contained in the Legal Opinions, any judgment obtained in England in relation to a Finance Document (in each case other than any Transaction Security Document which is expressly to be governed by a law other than English law) will be recognised and enforced in its jurisdiction of incorporation.

22.8	Insolvency

No Insolvency Event has occurred in relation to it or any member of the Group which expression for shall exclude any dormant subsidiaries. This is not a Repeating Representation.

22.9	No filing or stamp taxes

Under the laws of its jurisdiction of incorporation, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording, notarising or enrolling or any tax or fee payable in relation to a Finance Document that is referred to in any Legal Opinion which will be made or paid promptly after the date of the relevant Finance Document. This is not a Repeating Representation.

22.10	No default

No Event of Default is continuing or will result from the making of any Loan. This is not a Repeating Representation.

22.11	Original Financial Statements

(a)	The consolidated financial statements most recently delivered to the Facility Agent:

(i)	present a true and fair view (in the case of audited financial statements) or fairly present (in the case of unaudited financial statements) the consolidated financial position of the Reporting Entity (as defined in Schedule 16 (Definitions) at the date to which they were drawn up; and

(ii)	have been prepared in all material respects in accordance with IFRS.

(b)	There has been no material adverse change in the consolidated financial position of the Group (taken as a whole) since the date of the Original Financial Statements which would or is reasonably likely to have a Material Adverse Effect. This is not a Repeating Representation.

22.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are reasonably likely to be adversely determined and, if adversely determined, are reasonably likely to have a Material Adverse Effect have been commenced, or to the best of its knowledge and belief (having made due and careful enquiry), is threatened against it or any member of the Group other than the UM/KBW Matter. This is not a Repeating Representation.

22.13	No breach of laws

(a)	It has not breached any law or regulation (including for the avoidance of doubt any Telecommunications and Cable Laws) which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against it or any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

22.14	Taxation

(a)	It is not (and no member of the Group is) materially overdue in the filing of any Tax returns required to be filed by it and it is not (and no member of the Group is) overdue in the payment of any amount in respect of Tax other than where it is contesting in good faith the obligation to pay such Tax and such Tax has been adequately provided for, save where, in each case, any such failure so to do would not, or would not be reasonably likely to have, a Material Adverse Effect. This is not a Repeating Representation.

(b)	No claims are being asserted against it or any member of the Group with respect to Tax liabilities which are reasonably likely to be determined adversely to it or to such member and which, if so adversely determined, would or is reasonably likely to have a Material Adverse Effect. This is not a Repeating Representation.

22.15	Security

Its execution and delivery of this Agreement does not necessitate and will not result in the creation or imposition of any Security over any of its material assets or those of any member of the Group (except for any Security created pursuant to the Transaction Security Documents).

22.16	Ranking

(a)	The Transaction Security is not subject and will not be subject to any prior ranking or pari passu ranking Security other than Permitted Security.

(b)	Subject to any relevant reservations or qualifications contained in any Legal Opinion, the claims of the Finance Parties against it under the Finance Documents to which it is party rank and will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application. This is not a Repeating Representation.

22.17	Good title to assets

Save to the extent disposed of in a manner permitted by the terms of any of the Finance Documents with effect from and after the Effective Date, it and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets used to carry on its business as presently conducted other than where failure to do so is not likely to have a Material Adverse Effect except where title has passed to owners of any Real Estate pursuant to §§ 946, 94 BGB (German Civil Code). This is not a Repeating Representation.

22.18	Group Structure Chart

The Group Structure Chart will, when delivered to the Facility Agent pursuant to Part 2 of Schedule 2 (Conditions Precedent—Conditions Precedent to Initial Utilisation) be true, complete and accurate in all material respects. This is not a Repeating Representation.

22.19	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the Regulation), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction. This is not a Repeating Representation.

22.20	Material Authorisations

All the material Authorisations are in full force and effect, each member of the Group is in compliance in all material respects with all provisions thereof and the material Authorisations are not the subject of any pending or, to the best of its knowledge, threatened attack or revocation by any competent authority except, in each case, to the extent that any lack of effect, non-compliance or attack or revocation of a material Authorisation would not have or not be reasonably likely to have a Material Adverse Effect.

22.21	Sanctions

No Obligor or any of its respective Subsidiaries or any other member of the Group, to the best knowledge of the Borrowers and the Obligors, any director, officer, agent, employee or other person acting on behalf of any member of a Borrower and/or any Obligor or any other member of the Group or any of their respective subsidiaries has caused the Parent or any Obligor or any other member of the Group or any of their respective subsidiaries to be in violation of any applicable law, directive, national statute or administrative regulation relating to money-laundering, unlawful financial activities or unlawful use or appropriation of corporate funds as imposed by the Federal Republic of Germany, the United Nations Security Council or the European Union.

22.22	ERISA

It nor any ERISA Affiliate maintains, contributes to or has any obligation to contribute to or any liability under, any Plan, or in the past five years has maintained or contributed to or had any obligation to, or liability under, any Plan.

22.23	Investment Company Act

No Obligor is required to be registered as an “investment company” under the Investment Company Act of 1940.

22.24	Times when representations made

(a)	All the representations and warranties in this Clause 22 are made by each Original Obligor on the date of this Agreement except where a representation is expressed to be given at a specific date (in which case it shall be made on such date).

(b)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request and on each Utilisation Date.

(c)	All the representations and warranties in this Clause 22, except Clause 21.11 (German Parallel Debt). 22.16 (Ranking) and Clause 22.18 (Group Structure Chart), are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

23.	INFORMATION UNDERTAKINGS

The Company and any Permitted Affiliate Parent shall comply with the information undertakings and covenants set out in Schedule 14 (Covenants), and all information to be provided by the Company or any Permitted Affiliate Parent, as applicable, under this Clause shall be supplied to the Facility Agent.

“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar reasonable identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations on Lenders or prospective new Lenders pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than ten Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 28 (Changes to the Obligors).

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to any relevant person pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

23.2	Notification of default

(a)	Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon the relevant Obligor finally determining its occurrence in good faith (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Facility Agent, the Company shall supply to the Facility Agent a certificate signed by one of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

23.3	Information: miscellaneous

The Company shall supply to the Facility Agent:

(a)	at the same time as they are dispatched, copies of all documents dispatched by Unitymedia to its shareholders generally (or any class of them) or dispatched by any member of the Group to its creditors generally (or any class of them);

(b)	a copy of any material report or other notice, statement or circular, sent or delivered by any member of the Group whose shares are pledged to the Security Trustee pursuant to any Transaction Security Document to any person in its capacity as shareholder of such member of the Group, which materially adversely affects the interest of the Finance Parties under such Transaction Security Document;

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any member of the Group, and which, there is reasonable likelihood of an adverse outcome and where that outcome is of a nature which would or is reasonably likely to have a Material Adverse Effect; and

(d)	such other material information regarding the Group and which is in the possession or control of any member of the Group as the Facility Agent may from time to time reasonably request.

23.4	Accounting principles

Except as otherwise expressly provided in this Agreement, all ratios and calculations contained in this Agreement shall be computed in accordance with relevant accounting principles from time to time as determined in accordance with the definition of IFRS (as defined in Schedule 16 (Definitions)).

24.	FINANCIAL COVENANT

24.1	General

The Company and any Permitted Affiliate Parent shall comply with the financial information undertakings and covenants set out in Schedule 14 (Covenants).

24.2	Financial definitions

In this Clause 24:

Accounting Period in relation to any person means any period of approximately three months or one year for which accounts of such person are required to be delivered pursuant to this Agreement.

Consolidated Net Leverage Ratio has the meaning given to it in Schedule 16 (Definitions).

Ratio Period means each period of approximately 6 months covering two quarterly Accounting Periods of the Group ending on each date to which each set of financial statements required to be delivered under Section 4.03 (Reports) of Schedule 14 (Covenants) are prepared.

24.3	Financial condition

(a)	In the event that on the last day of a Ratio Period the aggregate of the Revolving Facility Outstandings (other than Documentary Credits that are cash collateralised or undrawn) and any net indebtedness under each Ancillary Facility (together with the Revolving Facility Outstandings (other than Documentary Credits that are cash collateralised or undrawn) and any net indebtedness under each Ancillary Facility, in each case, as defined in the Super Senior Revolving Credit Facility Agreement) exceeds an amount equal to 33 1⁄3 per cent. of the aggregate of the Revolving Facility Commitments and each Ancillary Facility Commitment (together with the Revolving Facility Commitments and each Ancillary Facility Commitment, in each case, as defined in the Super Senior Revolving Credit Facility Agreement) (the “Financial Ratio Test Condition”) the Company shall ensure that the Consolidated Net Leverage Ratio of the Group shall not exceed 4.75:1.00 as at the end of each Ratio Period as evidenced by each Compliance Certificate delivered pursuant to Section 4.04 of Schedule 14 (Covenants) unless otherwise agreed in writing by the Facility Agent (acting on the instructions of the Composite Revolving Facility Majority Lenders) and the Company.

(b)

If the financial covenant set out in paragraph (a) has been breached for a Ratio Period (the “First Measurement Period”) but is complied with when tested for the next Ratio Period (the “Second Measurement Period”), then, the prior breach of such financial covenant or any Event of Default arising therefrom shall not (or shall be deemed to not) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default unless the Facility Agent has taken any action under Clause 26.3 (Maintenance Covenant Revolving Facility Acceleration) before the delivery of the Compliance Certificate in respect of the Second Measurement Period (a “Second Test Period Deemed Cure”); provided that, if the financial covenant set out in paragraph (a) above is not required to be tested for the Second Measurement Period, it shall be so tested solely for the purpose of determining whether a Second Test Period Deemed Cure has occurred.

24.4	Cure provisions

(a)	The Company may cure a breach of the financial ratios set out in Clause 24.3 (Financial condition) by procuring that additional equity is injected into the Group by any Parent (as defined in Schedule 16 (Definitions)) and/or additional Subordinated Shareholder Loans (as defined in Schedule 16 (Definitions)) are provided to the Company in an aggregate amount equal to the amount (a “Cure Amount”) which:

(i)	if it had been deducted from outstanding Indebtedness (as defined in Schedule 16 (Definitions)) for the Ratio Period in respect of which the breach arose, would have avoided the breach; or

(ii)	if it had been added to Consolidated EBITDA (as defined in Schedule 16 (Definitions) for the Ratio Period in respect of which the breach arose, would have avoided the breach.

(b)	A cure under paragraph (a) above will not be effective unless the required amount of additional equity or the proceeds of Subordinated Shareholder Loans (as defined in Schedule 16 (Definitions)) is received by the Company within 15 Business Days of delivery of the annual report of Unitymedia provided pursuant to Section 4.03(a)(2) of Schedule 14 (Covenants) or the quarterly report of Unitymedia provided pursuant to Section 4.03(a)(3) of Schedule 14 (Covenants), which show that Clause 24.3 (Financial condition) has been breached.

(c)	No cure may be made under this Clause 24.4:

(i)	in respect of more than five Ratio Periods during the life of the Facilities; or

(ii)	in respect of consecutive Ratio Periods.

(d)	The Company shall be under no obligation to apply any equity injected or the proceeds of any Subordinated Shareholder Loans in prepayment of the Facilities and to the extent not applied such amount will be deemed to be deducted from Indebtedness (as defined in Schedule 16 (Definitions)) or added to Consolidated EBITDA (as defined in Schedule 16 (Definitions) for the purposes of Clause 24.3 (Financial condition).

(e)	For the purpose of ascertaining compliance with Clause 24.3 (Financial condition), the ratios set out in Clause 24.3 (Financial condition) will be tested or retested, as applicable, giving effect to the adjustment referred to in paragraph (d) above. If, after giving effect to the adjustment, the requirements of Clause 24.3 (Financial condition) are met, then the requirements under Clause 24.3 (Financial condition) shall be deemed to have been satisfied as at the relevant original date of determination. The Cure Amount used to calculate Consolidated EBITDA (as defined in Schedule 16 (Definitions) or Indebtedness for one fiscal quarter shall be used and included when calculating Consolidated EBITDA (as defined in Schedule 16 (Definitions) or Indebtedness for any period that includes such fiscal quarter.

24.5	Financial testing

The financial covenants set out in Clause 24.3 (Financial condition) (the “Maintenance Covenant”) shall be calculated in accordance with IFRS and tested by reference to each of the reports delivered pursuant to Section 4.03(a)(2) and Section 4.03(a)(3) of Schedule 14 (Covenants) and/or each Compliance Certificate delivered pursuant to Section 4.04 of Schedule 14 (Covenants), provided that the Maintenance Covenant shall not be tested and no Compliance Certificate will be required to be delivered, if the Financial Ratio Test Condition is not met on the last day of the applicable Ratio Period.

24.6	Calculations

For the purposes of Clause 24.3 (Financial condition), Indebtedness as defined in Schedule 16 (Definitions) for any Ratio Period will be calculated on the basis of Indebtedness as defined in Schedule 16 (Definitions) outstanding on the last day of that Ratio Period but shall be reduced by the amount of cash and Cash Equivalents (as defined in Schedule 16 (Definitions)) on the consolidated balance sheet of the Company.

24.7	Determinations

If any member of the Group is obliged or chooses to prepare its financial statements on a different basis from the basis used in the preparation of the Original Financial Statements (other than a change from IFRS to GAAP or GAAP to IFRS, permitted under Section 4.03(d) of Schedule 14 (Covenants) described in the definition of IFRS in Schedule 16 (Definitions)):

(a)	in respect of the first set of financial statements where such difference arises, the Company shall provide either:

(i)	a statement from the Company (providing reasonable detail) confirming the changes would have no material effect on the operation of the ratios set out in Clause 24.3 (Financial Condition); or

(ii)	a description of the changes and the adjustments that would be required to be made to those financial statements in order to cause them to reflect the accounting basis used in the preparation of the Original Financial Statements and sufficient information, in such detail and format as may be reasonably required by the Facility Agent, to enable the Lenders to make a comparison between the financial positions indicated by those financial statements and by the financial statements required to be delivered under Section 4.03 of Schedule 14 (Covenants); and

(b)	following the delivery of any information in accordance with paragraph (a) above, if the Facility Agent on behalf of the Majority Lender request it, the Company shall use commercially reasonable efforts to provide, the statement contemplated by paragraph (i) above or the description contemplated by paragraph (ii) above, as applicable, relating to the financial statements required to be delivered under Section 4.03 of Schedule 14 (Covenants) for the most recently completed quarter.

25.	GENERAL UNDERTAKINGS

The undertakings and covenants in Schedule 14 (Covenants) and this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

25.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	and if so requested, supply certified copies to the Facility Agent of,

any material Authorisation required to:

(i)	enable it to perform its obligations under the Finance Documents and the Finance Documents to which it is a party;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document or the Finance Documents to which it is a party; and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect other than any Authorisation required in connection with the UM/KBW Matter.

25.2	Compliance with laws

Each Obligor shall (and the Company shall ensure that each member of the Group shall) comply in all material respects with all laws, rules, regulations and orders of any governmental authority, having jurisdiction over it or any of its assets (including but not limited to all Telecommunications and Cable Laws) to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

25.3	Environmental compliance

Each Obligor shall (and the Company shall ensure that each member of the Group shall):

(a)	comply with all Environmental Laws; and

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

25.4	Environmental claims

Each Obligor shall (through the Company), promptly upon becoming aware of the same, inform the Facility Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group, where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

25.5	Maintenance of Licences and other Authorisations

Save to the extent a failure so to do would not be likely to have a Material Adverse Effect each Obligor shall, and the Company shall procure that each member of the Group shall, maintain and protect its rights and interests in all Authorisations and Licenses and shall;

(a)	promptly pay all and any registration, renewal and licence fees and any fees and other additional payments payable under all Authorisations, Licences and/or Environmental Permits;

(b)	procure that all notices and registrations necessary for the protection by them of their respective rights and interests therein are promptly given and/or made in the appropriate forms; and

(c)	promptly take such action as may be reasonably required to protect the same from infringement.

25.6	Taxation

Each Obligor shall (and the Company shall ensure that each member of the Group shall) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes which have been disclosed in its latest financial statements delivered to the Facility Agent under Schedule 14 (Covenants); and

(c)	such failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

Restrictions on dealing with assets and Security

25.7	Pari passu ranking

Each Obligor will procure that its payment obligations under the Finance Documents do and will rank at least pari passu with all the claims of its other present and future unsecured and unsubordinated creditors (save for those obligations mandatorily preferred by applicable law applying to companies generally).

25.8	Insurance

Each Obligor shall (and the Company shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business, save to the extent that, failure to do so does not have or is not reasonably likely to have a Material Adverse Effect.

25.9	Pensions

The Company shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of its employees are funded to the extent required by applicable local law and regulations, save to the extent that, failure to do so does not have or is not reasonably likely to have a Material Adverse Effect.

25.10	Access

Each Obligor shall, and the Company shall ensure that each member of the Group will, while an Event of Default is continuing or if the Facility Agent has reasonable grounds to believe that an Event of Default is continuing, permit the Facility Agent and/or the Security Trustee and/or accountants or other professional advisers and contractors of the Facility Agent or Security Trustee free access at all reasonable times and on reasonable notice at the reasonable cost of the Obligor or Company to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with senior management.

25.11	Intellectual Property

Except as otherwise permitted by this Agreement, each Obligor will, and will procure that each of its Subsidiaries which is a member of the Group will:

(a)	make such registrations and pay such fees and similar amounts as are necessary to keep those registered Intellectual Property rights owned by any member of the Group and which are material to the conduct of the business of the Group as a whole from time to time;

(b)	take such steps as are necessary and commercially reasonable (including, without limitation, the institution of legal proceedings) to prevent third parties infringing those Intellectual Property referred to in paragraph (a) above and (without prejudice to paragraph (a) above) take such other steps as are reasonably practicable to maintain and preserve its interests in those rights, except where failure to do so will not have or be reasonably likely to have a Material Adverse Effect;

(c)	ensure that any licence arrangements in respect of the Intellectual Property referred to in paragraph (a) above entered into with any third party are entered into on arm’s length terms and in the ordinary course of business (which shall include, for the avoidance of doubt, any such licensing arrangements entered into in connection with outsourcing on normal commercial terms) and will not have or be reasonably likely to have a Material Adverse Effect;

(d)	not permit any registration of any of the Intellectual Property referred to in paragraph (a) above to be abandoned, cancelled or lapsed or to be liable to any claim of abandonment for non-use or otherwise to the extent the same would or is reasonably likely to have a Material Adverse Effect; and

(e)	pay all fees, and comply with each of its material obligations under, any licence of Intellectual Property which are material to the conduct of the business of the Group as a whole from time to time.

25.12	Amendments

No Obligor shall (and the Company shall ensure that no member of the Group will) amend its Constitutional Documents in any way which would or is reasonably likely to materially adversely affect (in terms of value, enforceability or otherwise) any charge or pledge over the shares or partnership interest of any member of the Group granted to any person pursuant to the Transaction Security Documents.

25.13	Centre of main interests and establishments

No Obligor shall (and the Company shall ensure that no member of the Group will):

(a)	move its centre of main interest (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the Regulation) from that of its jurisdiction of incorporation; or

(b)	have an “establishment” (as that term is used in Article 2(h) of the Regulations) in any jurisdiction other than its jurisdiction of incorporation.

25.14	Amendments to Schedules

The parties to this Agreement acknowledge and agree that they shall consider in good faith any amendments to Schedule 14 (Covenants), Schedule 15 (Events of Default) and Schedule 16 (Definitions) proposed by the Company to conform them in line with any new senior secured notes that are issued to refinance all or part of the Existing Senior Secured Notes (as defined in Schedule 16 (Definitions)) (including any additional notes issued) and each Lender shall act reasonably in respect of any such request (but having regard to any incremental credit risk to such Lender and any other relevant regulatory aims or requirements of such Lender).

25.15	Group Redesignation

The Company may at any time deliver a notice (a “Group Redesignation Notice”) to the Facility Agent designating any Holding Company of the Company and/or any Holding Company of any Permitted Affiliate Parent as a “New Group Topco” for the purposes of this Agreement, provided that:

(a)	taking into account any actions to be taken by the Company for the benefit of the Lenders, it would not be materially prejudicial to the interests of the Lenders in the opinion of the Facility Agent (acting reasonably); and

(b)

(i)	the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries could Incur (as defined in Schedule 16 (Definitions)) at least €1.00 of additional Indebtedness under Section 4.09(a) of Schedule 14 (Covenants); or

(ii)	the Consolidated Net Leverage Ratio would be no greater than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation.

25.16	Condition Subsequent

As a condition subsequent to this Agreement, the Company shall procure that within 9 months of the 2017 Amendment Effective Date, each Obligor identified in Schedule 2 Part 4 (Conditions Subsequent –Transaction Security) grants the Transaction Security (in form and substance satisfactory to the Facility Agent (acting reasonably)) identified opposite its name in Schedule 2 Part 4 (Conditions Subsequent – Transaction Security).

25.17	United States regulations

(a)	No Obligor is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b)	Each Obligor must promptly upon becoming aware of it notify the Facility Agent of:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan; and

(iii)	material non-compliance with any law or regulation relating to any Plan which would or is reasonably likely to have a Material Adverse Effect.

(c)	Each Obligor and its ERISA Affiliates must be, and remain, in compliance in all material respects with all laws and regulations relating to each of its Plans.

(d)	Each of the Obligors and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a lien or other encumbrance on any of its assets or which is reasonably likely to have a Material Adverse Effect.

26.	EVENTS OF DEFAULT

26.1	Events of default

Each of the events or circumstances set out in Schedule 15 (Events of Default) is an Event of Default.

26.2	Acceleration

On and at any time after the occurrence of an Event of Default where such event is continuing the Facility Agent may, and shall if so directed by the Majority Lenders by notice to the Company:

(a)	cancel the Total Commitments and/or the Ancillary Facility Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders;

(d)	declare that cash cover in respect of each Documentary Credit is immediately due and payable at which time it shall become immediately due and payable;

(e)	declare that cash cover in respect of each Documentary Credit is payable on demand at which time it shall immediately become due and payable on demand by the Facility Agent on the instructions of the Majority Lenders;

(f)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(g)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(h)	exercise or direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

26.3	Maintenance Covenant Revolving Facility Acceleration

In the event of a breach of the undertakings set out in Clause 24.3 (Financial condition), subject to the expiry of the cure period in Clause 24.4 (Cure Provisions), the Facility Agent shall, if the Composite Revolving Facility Majority Lenders so directs:

(a)	cancel the Commitments in relation to any Maintenance Covenant Revolving Facility and any related Ancillary Facility Commitments at which time they shall be immediately cancelled;

(b)	declare that all or part of the Utilisations under any Maintenance Covenant Revolving Facility together with accrued interest, together with all other amounts accrued or outstanding under such Maintenance Covenant Revolving Facility be immediately due and payable, at which time they shall be immediately due and payable;

(c)	declare that all or part of the Utilisations under any Maintenance Covenant Revolving Facility be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Composite Revolving Facility Majority Lenders;

(d)	declare that cash cover in respect of each Documentary Credit under any Maintenance Covenant Revolving Facility is immediately due and payable, at which time it shall become immediately due and payable;

(e)	declare that cash cover in respect of each Documentary Credit under any Maintenance Covenant Revolving Facility is payable on demand at which time it shall immediately become due and payable on demand by the Facility Agent on the instructions of the Composite Revolving Facility Majority Lenders;

(f)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities in relation to any Maintenance Covenant Revolving Facility to be immediately due and payable, at which time they shall become immediately due and payable; and/or

(g)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities in relation to any Maintenance Covenant Revolving Facility be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Composite Revolving Facility Majority Lenders.

26.4	Automatic Acceleration

If an Event of Default described in paragraph (10) of Schedule 15 (Events of Default) occurs, or upon the entry of an order for relief in a voluntary or involuntary bankruptcy of any Borrower that is also a US Obligor, all amounts drawn by that Borrower under this Agreement will be immediately and automatically due and payable and the Total Commitments (to the extent they relate to such amounts) will, if not already cancelled under this Agreement, be immediately and automatically cancelled.

27.	CHANGES TO THE FINANCE PARTIES

27.1	Assignments and Transfers by the Lenders

Subject to this Clause 27, a Lender (the Existing Lender) may

(a)	assign any of its rights;

(b)	transfer by novation any of its rights and obligations; or

(c)	enter into a sub-participation in respect of any of its rights and obligations;

under any Finance Document to another person (the New Lender).

27.2	Conditions of Assignment or Transfer

(a)	Subject to Clause 27.7 (Sub-participation), the prior consent of the Company is required for an assignment, transfer or sub-participation in accordance with Clause 27.1 (Assignments and Transfers by the Lenders) unless the assignment, transfer or sub-participation is:

(i)	to an Affiliate of the Lender which is assigning, transferring or sub-participating its rights and/or obligations;

(ii)	to another Lender or an Affiliate of another Lender, provided that if that assignment, transfer or sub-participation is in relation to any Revolving Facility, the other Lender or Affiliate of such Lender is an existing Lender under a Revolving Facility, or any revolving facility provided to an Affiliate of the Company;

(iii)	if the existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or

(iv)	made at a time when any Event of Default referred to in Section (1), (2), (5) or (10) of Schedule 15 (Event of Default) is continuing.

(b)	Other than in relation to any Revolving Facility, the consent of the Company to an assignment, transfer or sub-participation must not be unreasonably withheld or delayed and, other than in relation to any Revolving Facility, such consent shall be deemed to have been given if not declined in writing within 5 Business Days of a written request by any Lender to the Company.

(c)	Notwithstanding any other provision of this Agreement, the consent of each L/C Bank shall be required (such consent not to be unreasonably withheld or delayed) for any assignment, transfer or sub-participation of any Lender’s rights and/or obligations under the relevant Revolving Facility provided that in relation to any assignment, transfer or sub-participation required by the Company under Clause 9.4 (Right of Cancellation and Repayment in Relation to a Single Lender) or Clause 27.13 (Replacement of Lender), an L/C Bank may not withhold such consent unless, acting reasonably, the reason for so doing relates to the creditworthiness of the proposed New Lender.

(d)	An assignment will only be effective on:

(i)	receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)	the performance by the Facility Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Lender and the New Lender.

(e)	A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 27.6 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office or makes a designation under Clause 27.19 (Designated Entities); and

(ii)	as a result of circumstances existing at the date the assignment, transfer, change or designation occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 16 (Tax Gross up and Indemnities) or Clause 17.1 (Increased costs), then the New Lender, Designated Entity, or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender, Related Lender or Lender acting through its previous Facility Office would have been if the assignment or change had not occurred.

(g)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer, or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

27.3	Assignment or Transfer fee

Unless the Facility Agent otherwise agrees and excluding an assignment or transfer to an Affiliate of a Lender, a Related Fund or made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of €2,000 in relation to the assignment and transfer of loans denominated in euros and $3,000 in relation to the assignment and transfer of loans denominated in US Dollars.

27.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27.4; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

27.5	Procedure for assignment

(a)

Subject to the conditions set out in Clause 27.2 (Conditions of Assignment or Transfer) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment

Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the assignment to such New Lender, acting reasonably and promptly.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the Relevant Obligations) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 27.5 to assign their rights under the Finance Documents provided that they comply with the conditions set out in Clause 27.2 (Conditions of Assignment or Transfer).

27.6	Procedure for transfer

(a)	Subject to the conditions set out in Clause 27.2 (Conditions of Assignment or Transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other checks relating to any person that it is required to carry out in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the

Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Facility Agent, each L/C Bank, the Security Trustee, the New Lender, the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Security Trustee, each L/C Bank and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

27.7	Sub-Participation

Notwithstanding anything to the contrary in Clause 27.2 (Conditions of Assignment or Transfer) there shall be no restrictions on sub-participations provided that:

(a)	such Lender remains a Lender under this Agreement with all rights and obligations pertaining thereto and remains liable under the Finance Documents for any such obligation;

(b)	such Lender retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant agreement or arrangement, including all voting rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations), unless:

(i)	the proposed sub-participant is a person to whom the relevant rights and obligations could have been assigned or transferred in accordance with the terms of this Clause 27 and,

(ii)	prior to entering into the relevant agreement or arrangement, the relevant Lender provides the Company with full details of that proposed sub-participant and any voting, consultation or other rights to be granted to the sub-participant;

(c)	the relationship between the Lender and the proposed sub-participant is that of a contractual debtor and creditor (including in the bankruptcy or similar event of the Lender or an Obligor);

(d)	the proposed sub-participant will have no proprietary interest in the benefit of this Agreement or any of the Finance Documents or in any monies received by the relevant Lender under or in relation to this Agreement or any of the Finance Documents (in its capacity as sub-participant under that arrangement); and

(e)	the proposed sub-participant will under no circumstances: (i) be subrogated to, or be substituted in respect of, the relevant Lender’s claims under this Agreement or any of the Finance Documents; or (ii) otherwise have any contractual relationship with, or rights against, the Obligors under or in relation to this Agreement or any of the Finance Documents (in its capacity as sub-participant under that arrangement).

27.8	Copy of Transfer Certificate or Assignment Agreement to the Company

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Company a copy of that Transfer Certificate or Assignment Agreement.

27.9	Register

The Facility Agent, acting solely for this purpose as the agent of the Borrower, shall maintain at its address a copy of each Transfer Certificate or Assignment Agreement delivered to and accepted by it and a register (the “Register”) of the names and addresses all the Parties including, in the case of Lenders, their Commitments under each Facility, the principal amount of the Loans (and stated interest) owing under each Facility to each Lender from time to time and the details of their Facility Office notified to the Facility Agent from time to time, and shall supply any other Party (at that Party’s expense) with a copy of the Register on request. Without limitation of any other provision of this Clause 27, no transfer of an interest in a Loan or Commitment hereunder shall be effective unless and until recorded in the Register. Notwithstanding anything to the contrary hereunder (including without limitation Clause 34 (Calculations and Certificates), the entries in such Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Facility Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

27.10	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 27.11 (Disclosure of information), Clause 27.17 (Disclosure to numbering service providers) and Clause 27.18 (Disclosure to administration/settlement services providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

27.11	Disclosure of information

(a)	Any Finance Party may disclose:

(i)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives, to any rating agency and, with the consent of the Company, to any other person such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information; and

(ii)	to any other person:

(A)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(B)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(C)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(D)	for whose benefit that Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.12 (Security over Lenders’ rights),

any Confidential Information as that Lender or other Finance Party shall consider appropriate if:

(1)	in relation to (ii)(A) and (ii)(B), the person to whom the information is to be given has entered into a Confidentiality Undertaking; and

(2)	in relation to paragraphs (ii)(C) and (ii)(D), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances.

(b)	Any Confidentiality Undertaking signed by a Finance Party pursuant to this Clause 27.9 shall supersede any prior confidentiality undertaking signed by such Finance Party for the benefit of any member of the Group.

(c)	Notwithstanding any of the provisions of the Finance Documents, the Obligors and the Finance Parties hereby agree that each Party and each employee, representative or other agent of each Party may disclose to any and all persons, without limitation of any kind:

(i)	any information with respect to any obligation to tax authorities in any jurisdiction including the U.S. federal and state income tax treatment of the Facilities and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of any Party or any other person named herein, or information that would permit identification of any Party or such other persons, or any pricing terms or other non-public business or financial information that is unrelated to such tax treatment or facts; and

(ii)	all materials of any kind (including opinions or other tax analysis) that are provided to any of the foregoing relating to such tax treatment,

in so far as such disclosure relates to US Federal income tax or such other obligation to another tax authority as applicable.

27.12	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 27.12, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27.13	Replacement of Lender

(a)	If

(i)	at any time any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below) or a Non-Funding Lender;

(ii)	an Obligor becomes required to repay any amount in accordance with Clause 9.1 (Illegality) or to pay additional amounts pursuant to Clause 17 (Increased Costs), Clause 16.2 (Tax Gross-up) or Clause 16.3 (Tax Indemnity) to any Lender; or

(iii)	any Lender invokes Clause 14.3 (Market Disruption),

then the Company may, on five Business Days’ prior written notice to the Facility Agent and such Lender:

(iv)	replace such Lender by requiring such Lender to (and such Lender shall) assign or transfer pursuant to this Clause all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution or to a Fund or other entity (a Replacement Lender) selected by the Company which confirms its willingness to assume and does assume all the obligations of the assigning or transferring Lender (including the assumption of the assigning or transferring Lender’s participations on the same basis as the assigning or transferring Lender) for a purchase price in cash payable at the time of assignment or transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans, all accrued interest (and any Break Costs) and fees and other amounts payable hereunder; or

(v)	prepay that Lender all but not part of its share in its outstanding Loans and all accrued interest and fees and other amounts payable to it under this Agreement and cancel that Lender’s Available Commitments.

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent or Security Trustee;

(ii)	neither the Facility Agent nor any Lender shall have any obligation to the Company to find a Replacement Lender; and

(iii)	in no event shall the Lender replaced under this Clause be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	In the event that:

(i)	the Company or the Facility Agent (at the request of the Company) has requested the Lenders to consent to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the waiver or amendment in question requires the consent of all of the Lenders or all of a class of affected Lenders;

(iii)	if the waiver or amendment in question requires the consent of all of the Lenders, the Majority Lenders have consented to such waiver or amendment; and

(iv)	if the waiver or amendment in question requires the consent of all of a class of affected Lenders, Lenders whose Commitments aggregate more than 50% of the Commitments of Lenders in that class and not taking into account any Commitments in relation to which a prepayment or cancellation notice has been served in accordance with Clause 9 (Illegality, Voluntary Prepayment and Cancellation) have consented to such waiver or amendment, then any Lender who refuses to agree to such waiver or amendment shall be deemed a Non-Consenting Lender.

27.14	Company Affiliate as Lender

(a)	For so long as a Company Affiliate Lender:

(i)	beneficially owns a Commitment (whether drawn or undrawn); or

(ii)	has entered into a sub-participation agreement relating to a Commitment (whether drawn or undrawn) or other agreement or arrangement having substantially similar economic effect and such agreement or arrangement has not been terminated, each Company Affiliate Lender will, in respect of any request for a consent, waiver or amendment or any other vote under any Finance Document, exercise its voting rights in relation to that Commitment (including, for the avoidance of doubt, any voting rights under any sub-participation agreement or similar arrangement in respect of that Commitment) to vote in accordance with the vote of the majority of the Lenders that are not Company Affiliate Lenders and the Facility Agent shall be entitled, without further action or notice on the part of such Company Affiliate Lender or any other person, to aggregate that Commitment with the Commitments of the majority of the Lenders that are not Company Affiliate Lenders for the purposes of such vote.

(b)	No Company Affiliate Lender shall exercise any voting right in relation to a Commitment (including, for the avoidance of doubt, any voting rights under any sub-participation agreement or similar arrangement in respect of that Commitment) other than as set out in paragraph (a) above.

27.15	Disenfranchisement of Defaulting Lender

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or Total Revolving Facility Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

27.16	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving three Business Days’ prior written notice to the Facility Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Finance Parties) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Finance Parties) all (and not part only) of the undrawn Revolving Facility Commitment of the Lender; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Finance Parties) all (and not part only) of its rights and obligations in respect of the Revolving Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which (unless the Facility Agent is an Impaired Agent) is acceptable to the Facility Agent (acting reasonably) which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent or Security Trustee;

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

27.17	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the name of the Facility Agent;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Termination Date for Facilities;

(xii)	changes to any of the information previously supplied pursuant to (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Facility Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

27.18	Disclosure to administration/settlement services providers

Notwithstanding any other term of any Finance Document or any other agreement between the Parties to the contrary (whether express or implied), any Finance Party may disclose to any person appointed by:

(a)	that Finance Party;

(b)	a person to (or through) whom that Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under the Agreement; and/or

(c)	a person with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or any Obligor, to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 27.18 if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for use with Administration/ Settlement Services Providers.

27.19	Designated Entities

(a)	A Lender (the “Related Lender”) may designate an affiliate or substitute Facility Office (a “Designated Entity”) as its Facility Office for the purpose of participating in Loans to a Borrower in a particular jurisdiction.

(b)	An affiliate or Facility Office of a Lender may be designated for the purposes of paragraph (a) by:

(i)	appearing in the list of Designated Entities in Schedule 18 (List of Designated Entities) of this Agreement and signing this Agreement as a Designated Entity; or

(ii)	acceding as a Designated Entity by signing an accession agreement substantially in the form of Schedule 19 (Form of Designated Entity Accession Agreement).

(c)	A Designated Entity does not have any Commitment and does not have any obligations under this Agreement prior to such Designated Entity participating in a Loan.

(d)	When a Designated Entity participates in a Loan:

(i)	subject to paragraph (e) below, it shall be entitled to all the rights of a Lender and have the corresponding obligations of a Lender, in each case under the Finance Documents relating to its participation in any such Loans; and

(ii)	the other parties to the Finance Documents shall treat the Designated Entity as a Lender for these purposes.

The Designated Entity is a party to this Agreement for these purposes.

(e)	For the purposes only of voting in connection with any Finance Document, the participation of a Designated Entity in any outstanding Loans shall be deemed to be a participation of the Related Lender.

(f)	Any notice or communication to be made to a Designated Entity shall be served directly on the Designated Entity at the address supplied to the Facility Agent by the Related Lender where the Related Lender or Designated Entity reasonably requests or, if no such request has been made, shall be delivered to the Related Lender in accordance with this Agreement.

(g)	A Designated Entity may assign or transfer any of its rights and obligations under this Agreement in respect of its participation in any Loan (and the Related Lender may assign or transfer any corresponding Commitment) in accordance with Clause 27.1 (Assignments and Transfers by the Lenders).

27.20	Continuing obligations

The obligations in Clause 27.10 (Confidential Information), Clause 27.11 (Disclosure of information), Clause 27.17 (Disclosure to numbering service providers) and Clause 27.18 (Disclosure to administration/settlement services providers) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

27.21	Sub-Participant Register

(a)	In the case of a sub-participation (or any other agreement or arrangement having an economic effect substantially similar to a sub-participation) (in each case, other than any non-voting derivatives (which are not participations) which would otherwise be caught by the definition of “sub-participation”), the person granting the subparticipation (or similar right) shall, acting solely for these purposes as non-fiduciary agent for the Borrower, maintain a register (a “Sub-Participant Register”) on which it enters the name and address of each sub-participant (or person holding the similar right) and the Commitment and obligations (including principal and stated interest) in which each subparticipant (or other person) has an interest or obligation.

(b)	Notwithstanding anything to the contrary hereunder, including without limitation Clause 34 (Calculations and Certificates), the entries in the Sub-Participant Register shall be conclusive absent manifest error, and such person maintaining the Sub-Participant Register shall treat each person whose name is recorded in the Sub-Participant Register as the owner of such subparticipation (or similar right) for all purposes of a Finance Document notwithstanding any notice to the contrary.

(c)	Without prejudice to the other provisions of this Clause 27, no Lender shall have any obligation to disclose all or any portion of the Sub-Participant Register to any person (including the identity of any sub-participant or any information relating to a sub-participant’s interest in any Loans, Commitments or other obligations under any Finance Documents) except to the extent that such disclosure to a tax authority is necessary to establish that such Loan, Commitment or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or is otherwise required thereunder.

28.	CHANGES TO THE OBLIGORS

28.1	Assignment and Transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents other than as permitted under Schedule 14 (Covenants) and provided that a Borrower (a “Novating Borrower”) may assign or transfer any of its rights, benefits and obligations under this Agreement to another Borrower incorporated in the same jurisdiction as that Novating Borrower and which is a directly or indirectly wholly-owned Subsidiary of (i) the Company or (ii) a Permitted Affiliate Parent (as applicable) if the Company delivers to the Facility Agent:

(a)	a solvency opinion, in form and substance reasonably satisfactory to the Facility Agent, from an independent financial advisor confirming the solvency of the Group, taken as a whole, after giving effect to any transactions related to such assignment or transfer; and

(b)	legal opinions, in form and substance reasonably satisfactory to the Facility Agent, confirming that, after giving effect to any transactions related to such assignment or transfer, the Security created by the Transaction Security Documents as amended, extended, renewed, restated, supplemented, modified or replaced represents valid and perfected Security not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Security were not otherwise subject to immediately prior to such assignment or transfer.

28.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs 23.1(b) and (c) (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries, any Permitted Affiliate Parent or wholly owned Subsidiary of any Permitted Affiliate Parent becomes a Borrower under the Facilities. That Subsidiary or Permitted Affiliate Parent shall become a Borrower if:

(i)	with respect to a Subsidiary or Permitted Affiliate Parent incorporated, established or organised under the laws of a Specified Jurisdiction, (x) the Majority Lenders approve the addition of that Subsidiary or Permitted Affiliate Parent, acting reasonably or (y) all Additional Facility Lenders under the applicable Additional Facility approve the addition of such Subsidiary or Permitted Affiliate Parent becoming a Borrower; provided that such Subsidiary or Permitted Affiliate Parent shall only be a Borrower for the purposes of the applicable Additional Facility;

(ii)	with respect to a Subsidiary or Permitted Affiliate Parent that is incorporated, established or organised under the laws of a jurisdiction other than a Specified Jurisdiction, (x) all the Lenders approve the addition of that Subsidiary or Permitted Affiliate Parent, acting reasonably or (y) all Additional Facility Lenders under the applicable Additional Facility approve the addition of such Subsidiary or Permitted Affiliate Parent becoming a Borrower; provided that such Subsidiary or Permitted Affiliate Parent shall only be a Borrower for the purposes of the applicable Additional Facility;

(iii)	in relation to paragraph (i) and (ii) above, to the extent the jurisdiction of any Additional Borrower will have the result of placing the Finance Parties in a worse position in relation to their rights under Clause 16 (Tax Gross up and Indemnities), amendments are made to the provisions of Clause 16 (Tax Gross up and Indemnities) which are necessary to ensure that each Finance Party will be placed in the same position in relation to Obligors as it was before the accession of that Borrower;

(iv)	the Company and that Subsidiary or Permitted Affiliate Parent deliver to the Facility Agent a duly completed and executed Obligor Accession Agreement;

(v)	the Subsidiary or Permitted Affiliate Parent is (or becomes) a Guarantor prior to becoming a Borrower;

(vi)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary or Permitted Affiliate Parent becoming an Additional Borrower; and

(vii)	the Facility Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent—Conditions Precedent to Initial Utilisation) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent—Conditions Precedent to Initial Utilisation).

28.3	Resignation of a Borrower

In this Clause 28.3, Clause 28.6 (Resignation of a Guarantor) and Clause 28.8 (Release of Security), Third Party Disposal means the disposal of an Obligor to a person which is not a member of the Group (including through merger or consolidation) where that disposal (including, where that disposal is by way of merger or consolidation, such merger or consolidation) is permitted by Schedule 14 (Covenants) or made with the approval of the Majority Lenders (and the Company has confirmed this is the case) or required in connection with the UM/KBW Matter and/or to give effect to any court ruling or regulatory decision in connection with the same.

(a)	If a Borrower is the subject of a Third Party Disposal or it is otherwise permitted by Schedule 14 (Covenants) for the Borrower to cease to be a Borrower, the Company may request that such Borrower (other than the Company) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:

(i)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

(iii)	where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 28.6 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Company has confirmed this is the case) unless otherwise provided in Schedule 14 (Covenants).

(c)	Upon notification by the Facility Agent to the Company of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower except that the resignation shall not take effect (and the Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

(d)	The Facility Agent may, at the cost and expense of the Company, require a legal opinion from counsel to the Facility Agent confirming the matters set out in paragraph (b)(iii) above and the Facility Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

28.4	Additional Guarantors

(a)	Subject to compliance with the provisions of (b) and (c) of Clause 23(a) (“Know your customer” checks), the Company may request that any of its Subsidiaries, any Permitted Affiliate Parent or any Subsidiary of any Permitted Affiliate Parent become a Guarantor.

(b)	A member of the Group or Permitted Affiliate Parent shall become an Additional Guarantor if:

(i)	the Company and the proposed Additional Guarantor deliver to the Facility Agent a duly completed and executed Obligor Accession Agreement; and

(ii)	the Facility Agent has received all of the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent—Conditions Precedent Required To Be Delivered By An Additional Obligor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

(c)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent—Conditions Precedent Required To Be Delivered By An Additional Obligor).

28.5	Permitted Affiliate Parent Designation

(a)	The Company may provide the Facility Agent with notice that it wishes to include any Affiliate (each a “Permitted Affiliate Parent”) as a member of the Group for the purposes of this Agreement. Such Affiliate shall become a Permitted Affiliate Parent for the purposes of this Agreement by causing it to accede to this Agreement as an acceding Borrower in accordance with Clause 28.2 (Additional Borrowers) and/or as an acceding Guarantor in accordance with Clause 28.4 (Additional Guarantors), whereby that Permitted Affiliate Parent will accede as a Permitted Affiliate Parent (an “Permitted Affiliate Parent Accession”), provided that, prior to or immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

(b)	Concurrently with a Permitted Affiliate Parent Accession, the immediate Holding Company of a Permitted Affiliate Parent will grant Security pursuant to a Transaction Security Document over all of the issued Capital Stock of that Permitted Affiliate Parent as security for the Secured Obligations (as defined in the Intercreditor Agreement) in favour of the Security Trustee and in form and substance satisfactory to the Security Trustee (acting reasonably).

(c)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that the conditions specified in (a) and (b) above have been satisfied.

28.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter if:

(i)	that Guarantor is being disposed of by way of a Third Party Disposal (as defined in Clause 28.3 (Resignation of a Borrower)) and the Company has confirmed this is the case; or

(ii)	all the Lenders have consented to the resignation of that Guarantor.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 21.1 (Guarantee and Indemnity); and

(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 28.3 (Resignation of a Borrower).

(c)	The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal or the date that all the Lenders’ consent is obtained (as applicable) at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

(d)	Notwithstanding paragraphs (a) to (c) above and subject to paragraph (e) below, the guarantee under this Agreement of a Guarantor (other than the Company) shall be automatically released (and the relevant Guarantor shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor at the time of such release as appropriate):

(i)	in the case of the Parent Guarantee of the non-surviving entity of the Unitymedia Management Merger, at the time of the Unitymedia Management Merger;

(ii)	in the case of a Guarantor that is prohibited or restricted by applicable law from guaranteeing any obligations under the Finance Documents (other than customary legal and contractual limitations on the guarantee of such Guarantor substantially similar to those provided for in this Agreement); provided that such guarantee will be released as a whole or in part to the extent it is necessary to achieve compliance with such prohibition or restriction;

(iii)	with respect to an Additional Subsidiary Guarantee given pursuant to Section 4.15 of Schedule 14 (Covenants), upon the release of the guarantee that gave rise to the requirement to issue such Additional Subsidiary Guarantee so long as no Event of Default would arise as a result and no other Indebtedness that would give rise to an obligation to give an Additional Subsidiary Guarantee is at that time guaranteed by the relevant Subsidiary Guarantor;

(iv)	in the case of a Subsidiary Guarantor, if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary in compliance with Section 4.07 of Schedule 14 (Covenants); or

(v)	as a result of a transaction permitted by, and in compliance with Section 5.01 of Schedule 14 (Covenants).

(e)	In all circumstances described in paragraph (d) above, a guarantee shall only be released if:

(i)	the Company has delivered to the Facility Agent, at the cost and expense of the Company, an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent provided for in this Agreement (including Schedule 14 (Covenants)) relating to any such transaction listed in paragraph (d) above have been complied with; and

(ii)	such Guarantor is released from its guarantees of the Super Senior Credit Facilities, the Existing Senior Secured Notes and the Existing Senior Notes, as applicable.

(f)	Save where defined in Clause 1.1 (Definitions), defined terms used in paragraphs (d) and (e) of this Clause 28.6 shall bear the meaning given to them in Schedule 16 (Definitions).

(g)	The provisions of paragraphs (d) and (e) of this Clause 28.6 are to be interpreted in accordance with New York law (without prejudice to the fact that the Finance Documents are to be governed by English law).

(h)	The Facility Agent shall (and is hereby authorised by the other Finance Parties to), at the cost of the Company, execute such documents as may be required or desirable to effect any such release of guarantee and resignation of the relevant Guarantor under this Clause 28.6.

28.7	Repetition of Representations

Delivery of an Obligor Accession Agreement constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (c) of Clause 22.24 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

28.8	Release of Security

(a)	If a Borrower or Guarantor is or is proposed to be the subject of a disposal, other than to another member of the Group, then:

(i)	where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Trustee, or Transaction Security in favour of the Security Trustee was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Trustee may, at the cost and request of the Company, release those assets, business or shares (or equivalent);

(ii)	the resignation of that Borrower or Guarantor and related release of Transaction Security referred to in paragraph (a) above shall not become effective until the date of that disposal; and

(iii)	if the disposal of that Borrower or Guarantor is not made, the Resignation Letter of that Borrower or Guarantor and the related release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of the Borrower or Guarantor and the Transaction Security created or intended to be created by or over that Borrower or Guarantor shall continue in full force and effect.

(b)	The Security Trustee shall, without the need to consult with or obtain consent from any other Finance Party, at the cost and request of the Company, release any Transaction Security created by the Transaction Security Documents:

(i)	if the applicable Subsidiary of which such Capital Stock or assets are pledged or assigned is designated as an Unrestricted Subsidiary in compliance with Section 4.07 of Schedule 14 (Covenants);

(ii)	to release and/or re-take any Transaction Security to the extent otherwise permitted by the terms of this Agreement, the Transaction Security Documents or the Intercreditor Agreement or any Additional Intercreditor Agreement;

(iii)	to the extent that the relevant Transaction Security is a share pledge of the Capital Stock of Unitymedia Management GmbH or another Parent Guarantor, such Transaction Security will be released in connection with the Unitymedia Management Merger or in connection with any other merger or other transaction permitted by, and in compliance with, Section 5.01 of Schedule 14 (Covenants); provided that any other Security on such Capital Stock that secures any other Indebtedness (other than (a) any Indebtedness permitted to be incurred pursuant to Section 4.09(b)(15) of Schedule 14 (Covenants) and (b) any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clause (a)) of the Company or any Restricted Subsidiaries is simultaneously released;

(iv)	if such Transaction Security is over the treasury Capital Stock of Unitymedia Management GmbH, Unitymedia Hessen Verwaltung GmbH, the Company or any Restricted Subsidiaries; provided that any other Security on such treasury Capital Stock that secures any other Indebtedness of the Company or any Restricted Subsidiaries is simultaneously released; or

(v)	if the assets subject to the Transaction Security are owned by a Guarantor that is released from its guarantee in accordance with Clause 28.6 (Resignation of a Guarantor).

(c)	The Security Trustee may, at the cost and expense of the Company, require an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Agreement relating to any release of any Transaction Security pursuant to paragraph (b) of this Clause 28.8 have been complied with.

(d)	Save where defined in Clause 1.1 (Definitions), defined terms used in (b) and (c) of this Clause 28.8 shall bear the meaning given to them in Schedule 16 (Definitions).

(e)	The provisions of (b) and (c) of this Clause 28.8 are to be interpreted in accordance with New York law (without prejudice to the fact that the Finance Documents are to be governed by English law).

(f)	The Security Trustee shall (and it is hereby authorised by the other Finance Parties to), at the cost of the Company, execute such documents as may be required or desirable to effect any release of Transaction Security pursuant to this Clause 28.8.

28.9	Appointment of the Facility Agent

(a)	Each of the Lenders appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Lenders authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Each Finance Party (other than the Facility Agent) hereby relieves the Facility Agent from the restrictions pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law, in each case to the extent legally possible to it. A Finance Party that is barred by its constitutional documents or by-laws from granting such exemption shall notify the Facility Agent accordingly.

28.10	Duties of the Facility Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(f)	The Facility Agent shall provide to the Company within 5 Business Days of request (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents.

28.11	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent or any Ancillary Facility Lender or any L/C Bank as a trustee or fiduciary of any other person.

(b)	None of the Facility Agent, the Security Trustee or any L/C Bank shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.12	Business with the Group

The Facility Agent, the Security Trustee, each Ancillary Facility Lender and each L/C Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.13	Rights and discretions

(a)	The Facility Agent and each L/C Bank may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Facility Agent and each L/C Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent and each L/C Bank may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may execute on behalf of any L/C Bank, any Documentary Credit issued under this Agreement.

(f)	The Facility Agent and each L/C Bank may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(g)	Without prejudice to the generality of paragraph (e) above, the Facility Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

28.14	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders, the Relevant Revolving Facility Majority Lenders or the Composite Revolving Facility Majority Lenders (as applicable) (or, if so instructed by the Majority Lenders, the Relevant Revolving Facility Majority Lenders or the Composite Revolving Facility Majority Lenders (as applicable), refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable to any Finance Party for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders, the Relevant Revolving Facility Majority Lenders or the Composite Revolving Facility Majority Lenders (as applicable).

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders, the Relevant Revolving Facility Majority Lenders or the Composite Revolving Facility Majority Lenders (as applicable) will be binding on all the Finance Parties other than the Security Trustee.

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Relevant Revolving Facility Majority Lenders, the Composite Revolving Facility Majority Lenders or the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders, the Relevant Revolving Facility Majority Lenders or the Composite Revolving Facility Majority Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

28.15	Responsibility for documentation

None of the Facility Agent or any Ancillary Facility Lender or any L/C Bank:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

28.16	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Facility Agent or any Ancillary Facility Lender or any L/C Bank will not be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the Facility Agent, L/C Bank or any Ancillary Facility Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Facility Agent, L/C Bank or any Ancillary Facility Lender, in respect of any claim it might have against the Facility Agent, L/C Bank or any Ancillary Facility Lender, or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance

Document, any Finance Document, and any officer, employee or agent of the Facility Agent or any Ancillary Facility Lender may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent.

28.17	Lenders’ indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.18	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Facility Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Facility Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Company) may appoint a successor Facility Agent.

(d)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

(h)	Provided no Default is outstanding, the Company may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above and the Majority Lenders (in consultation with the Company) shall appoint a successor Facility Agent. The Company may exercise such right to replace the Facility Agent twice during the life of the Facilities.

(i)	The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)	the Facility Agent fails to respond to a request under Clause 16.8 (FATCA Information) and the Company or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Facility Agent pursuant to Clause 16.8 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Facility Agent, requires it to resign.

28.19	Replacement of the Facility Agent

(a)	After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent by appointing a successor Facility Agent.

(b)	The retiring Facility Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

28.20	Confidentiality

(a)	In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

28.21	Relationship with the Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information that the Security Trustee may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Trustee to perform its functions as Security Trustee. Each Lender shall deal with the Security Trustee exclusively through the Facility Agent and shall not deal directly with the Security Trustee.

28.22	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and L/C Bank confirms to the Facility Agent and each L/C Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

28.23	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) or an Alternative Reference Bank (or, if an Alternative Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank or Alternative Reference Bank (as applicable).

28.24	Agent’s management time

Any amount payable to the Facility Agent under Clause 18.3 (Indemnity to the Facility Agent), Clause 20 (Costs and Expenses) (other than under Clause 20.1 (Transaction expenses) and Clause 28.18 (Lenders’ indemnity to the Facility Agent) shall include the cost of utilising the Facility Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Facility Agent under Clause 15 (Fees).

28.25	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.26	Reliance and engagement letters

Each Finance Party and Secured Party confirms that the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Facility Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

28.27	Security Trustee as joint and several creditor

(a)	Each of the Obligors and each of the Finance Parties agree that the Security Trustee shall be the joint and several creditor (together with the relevant Finance Party) of each and every payment obligation of any Obligor towards each and any of the Finance Parties under the relevant Finance Documents and that accordingly the Security Trustee will have its own independent right to demand performance by the relevant Obligor of those obligations when due. However, any discharge of any such obligation to either of the Security Trustee or the relevant Finance Party shall, to the same extent, discharge the corresponding obligation owing to the other.

(b)	Without limiting or affecting the Security Trustee’s rights against any Obligor (whether under this Clause 28.28 or under any other provision of the Finance Documents), the Security Trustee agrees with each other Finance Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint and several creditor with a Finance Party except with the consent of that Finance Party. However, nothing in the previous sentence shall limit to any extent the Security Trustee’s right in whatever capacity to take any action to protect or preserve any rights under any Transaction Security Document or to enforce any Security created thereby as contemplated by this Agreement, the Intercreditor Agreement and/or the relevant Transaction Security Document (or to do any act reasonably incidental to any of the foregoing).

(c)	This Clause 28.28 applies unless the Security Trustee specifies that it shall not apply in relation to a specific Obligor or all Obligors incorporated in a particular jurisdiction.

28.28	Role of Reference Banks and Alternative Reference Banks

(a)	No Reference Bank or Alternative Reference Bank is under any obligation to provide a quotation or any other information to the Facility Agent. No Reference Bank or Alternative Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the relevant Reference Bank or Alternative Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank or Alternative Reference Bank in respect of any claim it might have against that Reference Bank or Alternative Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank or Alternative Reference Bank may rely on this Clause 28 subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

28.29	Third Party Reference Banks and Alternative Reference Banks

A Reference Bank or Alternative Reference Bank which is not a Party may rely on Clause 28.29 (Role of Reference Banks and Alternative Reference Banks), this Clause 28.30 and Clause 43 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to Finance Parties

If a Finance Party (other than in the case of the Security Trustee for its own account as Security Trustee) (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment Mechanics) and applies that amount to a payment due by an Obligor only in its capacity as either a Borrower or a Guarantor under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 31 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.6 (Partial payments).

30.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 31.6 (Partial payments).

30.3	Recovering Finance Party’s rights

(a)	On a distribution by the Facility Agent under Clause 30.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

30.5	Exceptions

(a)	This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.6	Ancillary Facility Lenders

(a)	This Clause 30 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Facility Lender at any time prior to service of notice under Clause 26.2 (Acceleration) or Clause 26.3 (Maintenance Covenant Revolving Facility Acceleration).

(b)	Following service of notice under Clause 26.2 (Acceleration) or Clause 26.3 (Maintenance Covenant Revolving Facility Acceleration), this Clause 30 shall apply to all receipts or recoveries by Ancillary Facility Lenders except to the extent that the receipt or recovery represents a reduction of the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings.

31.	PAYMENT MECHANICS

31.1	Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in a principal financial centre in a Participating Member State or London with such bank as the Facility Agent specifies.

31.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

31.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

31.5	Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 31.1 (Payments to the Facility Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Finance Party Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Facility Agent in accordance with Clause 28.20 (Replacement of the Facility Agent), each Party which has made a payment to a trust account in accordance with this Clause shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with Clause 31.2 (Distributions by the Facility Agent).

31.6	Partial payments

(a)	If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent and the Security Trustee and each L/C Bank under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.9	Currency of account

(a)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum under a Revolving Facility shall be made in euro or the currency in which that Loan was made.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum under a Term Facility shall be made in the currency in which that Loan was made or in which that Unpaid Sum is denominated.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

31.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

32.	SET-OFF

(a)	Following an Event of Default that is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Any credit balances taken into account by an Ancillary Facility Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in the reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

33.	NOTICES

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of each Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(b)	in the case of the Facility Agent or the Security Trustee, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent or the Security Trustee will be effective only when actually received by the Facility Agent or Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s or Security Trustee’s signature below (or any substitute department or officer as the Facility Agent or Security Trustee shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 33.3 will be deemed to have been made or delivered to each of the Obligors.

33.4	Notification of address and fax number

Promptly upon receipt of notification of an address, and fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

33.5	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

33.6	Electronic communication

(a)	Any communication to be made between any two Parties and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties;

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication made between those two Parties or the Security Trustee will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Facility Agent or the Security Trustee only if it is addressed in such a manner as the Facility Agent or Security Trustee shall specify for this purpose.

33.7	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the Designated Website) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall at its own cost supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall at its own cost supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within ten Business Days.

33.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents

(a)	Subject to Clause 37.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

37.2	Exceptions

(a)	An amendment, waiver or release that:

(i)	extends the date of payment of any amount of principal, interest or commitment fees under this Agreement or any Security Documents or extends an Availability Period; or

(ii)	reduces the Margin or the amount of any payment of principal, interest fees or other amounts payable under the Finance Documents or changes the currency of any such payments (except for any payments waived); or

(iii)	without prejudice to the provisions of Clause 2.2 (Additional Facilities) and Clause 2.4 (Increase) and the ability of a Borrower to enter into an Additional Facility Accession Agreement or Increase Confirmation, increase a Lender’s Commitment under any Facility; or

(iv)	reduces the proportion of amounts receivable or recoverable from an Obligor other than in accordance with Clause 28 (Changes to the Obligors) (except for any payment waived); or

(v)	amends or waives Clause 2.5 (Finance Parties’ rights and obligations), Clause 27.1 (Assignments and Transfers by the Lenders) or this Clause 37; or

(vi)	relates to the manner in which the proceeds of enforcement of the Transaction Security are distributed,

shall not be made without the prior consent of each affected Lender.

(b)	An amendment or waiver that:

(i)	changes the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	relates to a provision that expressly requires the consent of all Lenders; or

(iii)	amends the order of priority or subordination of a Lender’s claim under the Finance Documents as set out in the Intercreditor Agreement,

shall not be made without the consent of all Lenders.

(c)	An amendment, waiver or release that:

(i)	involves a release of the guarantee under Clause 21 (Guarantee and Indemnity) in respect of any one Guarantor other than in accordance with Clause 28 (Changes to the Obligors) and except as otherwise expressly permitted under any Finance Document and/or except in furtherance of a disposal or any other transaction which is permitted under any Finance Document; or

(ii)	involves the release of an asset from a Security Document (except as otherwise expressly permitted under any Finance Document and/or except in furtherance of a disposal or any other transaction which is permitted by any Finance Document), shall not be made without the prior consent of the Lenders whose Commitments aggregate more than 75 per cent. of the Commitments of all Lenders.

(d)	Any amendment or waiver which:

(i)	relates only to the rights or obligations applicable to a particular Loan or Facility; and

(ii)	does not materially and adversely affect the rights or interests of Lenders in respect of any other Loan or Facility,

may be made in accordance with this Clause 37 but as if references in this Clause 37 to the specified proportion of Lenders (including, for the avoidance of doubt, each affected Lender) whose consent would, but for this paragraph (c), be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Loan or Facility.

(e)	An amendment or waiver which relates to the rights or obligations of the Facility Agent or the Security Trustee may not be effected without the consent of the Facility Agent or the Security Trustee.

(f)	An amendment or waiver which relates to Clause 24 (Financial Covenant) or Clause 26.3 (Maintenance Covenant Revolving Facility Acceleration) shall only be effected with the consent of the Composite Revolving Facility Majority Lenders and the Company and shall not require the consent or approval of any other Finance Party.

(g)	The Facility Agent may at any time without the consent or sanction of any other Finance Party agree with the Company any amendment to or the modification of the provisions of any of the Finance Documents or any schedule thereto, which:

(i)	is necessary to correct a manifest error;

(ii)	is of a formal, minor, operational or technical nature; or

(iii)	relates to amending the total amount of the Facilities as referred to in this Agreement to reflect the new total amount of the Facilities following any increase in the Commitments pursuant to an Increase Confirmation.

(h)	An amendment or waiver which relates to the rights or obligations of a Reference Bank or an Alternative Reference Bank (each in their capacity as such) may not be effected without the consent of that Reference Bank or that Alternative Reference Bank, as the case may be.

(i)	If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within 15 Business Days (unless the Company and the Facility Agent agree to a longer time period in relation to any request) of that request being made, its Commitment shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments or participations under the relevant Facility has been obtained to approve that request.

(j)	Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the Company.

38.	INTERCREDITOR AGREEMENT AND ASSET SECURITY RELEASE

(a)	The Parties shall (including, if applicable, in their capacities as Hedging Banks (as defined in the Intercreditor Agreement)) and shall procure that any of their Affiliates that are Hedging Banks (as defined in the Intercreditor Agreement) shall, at the request of the Company at any time, enter into all documentation that is necessary or desirable to ensure that, subject to obtaining the consent to the extent necessary of any applicable party to the Intercreditor Agreement that is not a Party (or an Affiliate of a Party that is a Hedging Bank (as defined in the Intercreditor Agreement)):

(i)	the Intercreditor Agreement is amended such that it is conformed to the terms of the intercreditor agreement attached as Exhibit G (New Intercreditor Agreement) of the credit agreement originally dated May 16, 2016, and as amended and restated on May 26, 2017 and as further amended and restated from time to time between among other Cable & Wireless Limited as the Company and The Bank of Nova Scotia as the Facility Agent, provided that:

(A)	the existing classes of Debt (as defined in the Intercreditor Agreement) rank in right and priority of payment;

(B)	the Security (as defined in the Intercreditor Agreement) continues to rank and secure the existing classes of Debt (to the extent any relevant Security has been given in favour of such Debt); and

(C)	the proceeds of enforcement of the Security (as defined in the Intercreditor Agreement) continue to rank in right and priority of payment,

in each case, in accordance with the Intercreditor Agreement prior to its amendment pursuant to this Clause 38, with such drafting clarifications, adjustments and amendments as agreed between the Company, the Security Trustee and the Facility Agent (acting reasonably in each case); and

(ii)	the Security granted by the Obligors over their assets (other than any Security granted by an Obligor over the shares in another Obligor and any rights of the Company in relation to any intercompany loan from the Company to any of its Subsidiaries) is released.

(b)	If the Intercreditor Agreement is to be amended pursuant to paragraph (a)(i) above or any Security is to be released pursuant to paragraph (a)(ii) above, the Facility Agent or the Security Trustee (as applicable) may, and is authorised by the Finance Parties to, enter into any necessary documentation, on behalf of any Finance Party, to effect such amendments to the Intercreditor Agreement or release such Security, on behalf of any Finance Party, without consent from, reference to or consultation with any Finance Party.

39.	TERMINATION OF CERTAIN PROVISIONS

Save as otherwise provided in this Agreement, the obligations of the Obligors under this Agreement shall only terminate on the repayment and cancellation in full of all amounts and Commitment outstanding under the Finance Documents (including, for the avoidance of doubt, any accrued but unpaid fees, costs and expenses).

40.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

41.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

42.	ENFORCEMENT

42.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 42.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	represents and warrants that it has irrevocably appointed Liberty Global Europe Ltd as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document and Liberty Global Europe Ltd has agreed to act and accepted its appointment; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within 30 days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

42.3	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

42.4	USA Patriot Act

Each Lender that is subject to the USA PATRIOT Act and the Facility Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender or the Facility Agent, as applicable, to identify each Obligor in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Facility Agent or any Lender, provide all documentation and other information that the Facility Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

43.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANKS QUOTATIONS

43.1	Confidentiality and disclosure

(a)	The Facility Agent, each Borrower and each Obligor agree to keep each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by (b), (c) and (d) below.

(b)	The Facility Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 12.5 (Notification of rates of interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank or Alternative Reference Bank, as the case may be.

(c)	The Facility Agent may disclose any Funding Rate or any Reference Bank Quotation, each Borrower and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (c) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Borrower or Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iii)	any person with the consent of the relevant Lender or Reference Bank or Alternative Reference Bank, as the case may be.

(d)	The Facility Agent’s obligations in this Clause 43 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 12.5 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Facility Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

43.2	Related obligations

(a)	The Facility Agent, each Borrower and each Obligor acknowledge that each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent, each Borrower and each Obligor undertake not to use any Funding Rate or, in the case of the Facility Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Facility Agent, each Borrower and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank or Alternative Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 43.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 43.

43.3	No Event of Default

No Event of Default will occur by reason only of a Borrower or an Obligor’s failure to comply with this Clause 43.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part 1:

The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)
Unitymedia Hessen GmbH & Co. KG	HRA 24116

Name of Original Guarantor	Registration number (or equivalent, if any)
Unitymedia GmbH (formerly Unitymedia KabelBW GmbH)	HRB 68501
Unitymedia Management GmbH	HRB 57277
Unitymedia Hessen GmbH & Co. KG	HRA 24116
Unitymedia NRW GmbH	HRB 55984
Unitymedia Hessen Verwaltung GmbH	HRB 58137
Unitymedia BW GmbH (formerly Kabel BW GmbH)	HRB 83533

Part 2: The Original Lenders

Name of Original Lender	Original Revolving Facility Commitment (€)
Bank of America Merrill Lynch International Limited	24,666,666.66
Barclays Bank PLC	24,666,666.67
BNP Paribas Fortis SA/NV	24,666,666.66
Credit Agricole Corporate and Investment Bank	24,666,666.66
Credit Industriel Et Commercial, London Branch	25,000,000.00
Citibank, N.A., London Branch	24,666,666.67
Credit Suisse AG, London Branch	24,666,666.66
Deutsche Bank AG, London Branch	24,666,666.67
Goldman Sachs Bank USA	24,666,666.67
ING Bank N.V.	24,666,666.67
JPMorgan Chase Bank, N.A., London Branch	24,666,666.66
Morgan Stanley Bank, N.A.	24,666,666.67
Royal Bank of Canada	24,666,666.66
The Royal Bank of Scotland plc	24,666,666.67
Scotiabank Europe plc	24,666,666.67
Societe Generale, London Branch	24,666,666.67
UBS AG, London Branch	24,666,666.67
Total	420,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part 1: Conditions Precedent to Signing the Agreement

1.	Original Obligors

(a)	A copy of the Constitutional Documents of each Original Obligor.

(b)	In respect of the Original Obligors, a recent excerpt from the commercial register (Handelsregister) of the Original Obligors, not older than 14 days from the date of this Agreement.

(c)	A copy of a resolution of the shareholder(s) of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party; and

(ii)	authorising the Company to act as its agent in connection with the Finance Documents.

(d)	A specimen of the signature of each person authorised to execute, on behalf of each Original Obligor, the Finance Documents and related documents to which it is a party and to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with such Finance Documents.

(e)	A certificate by the directors of each Original Obligor confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments will not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(f)	A certificate by the directors of each Original Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	Legal opinions

The following legal opinions, each addressed to the Facility Agent, the Security Trustee and the Original Lenders and capable of being relied upon by any persons to become Lenders pursuant to the primary syndication of the Facilities:

(a)	A legal opinion of Allen & Overy LLP legal advisers to the Facility Agent as to English law substantially in the form distributed to the Original Lenders prior to the date of this Agreement.

(b)	A legal opinion of Freshfields Bruckhaus Deringer legal advisers to the Company as to German law substantially in the form distributed to the Original Lenders prior to the date of this Agreement.

3.	Finance Documents and other documents and evidence

(a)	A copy of the Fee Letters, if any, executed by the relevant parties.

(b)	A copy of this Agreement executed by the members of the Group and Parents (as defined in Schedule 16 (Definitions)) party to this Agreement.

(c)	A certificate of the Senior Subordinated Notes Issuer to the Super Priority Representatives, the Senior Representatives and the Senior Subordinated Representatives confirming that each of the conditions set out in paragraphs (a)(i) to (v) of clause 13.2 of the Intercreditor Agreement have been satisfied.

(d)	Evidence that the Finance Documents have been provided to the Super Priority Representatives, the Senior Secured Representatives and the Senior Subordinated Representatives.

(e)	A copy of an accession agreement in relation to each Lender and the Facility Agent acceding as Senior Creditors to the Intercreditor Agreement.

(f)	A copy of a designation certificate executed by the Senior Subordinated Notes Issuer (as defined in the Intercreditor Agreement) designating the Facilities under this Agreement as Senior Debt (as defined in the Intercreditor Agreement) and this Agreement as a Senior Designated Debt Document (as defined in the Intercreditor Agreement).

(g)	A copy of the Original Financial Statements of Unitymedia KabelBW.

(h)	Evidence that any process agent referred to in Clause 42.2 (Service of process) has accepted its appointment.

(i)	The Group Structure Chart of the Group (including the Obligors and the Ultimate Parent).

Part 2: Conditions Precedent to Initial Utilisation

1.	Other documents and evidence

Evidence that all amounts outstanding under the Original RCF Agreement have been, or will be, prepaid in full and all commitments under the Original RCF Agreement have been, or will be, cancelled in full, in each case, on or prior to, the first Utilisation Date.

Part 3: Conditions Precedent Required To Be Delivered By An Additional Obligor

1.	An Obligor Accession Agreement executed by the Additional Obligor and the Company.

2.	A copy of the Constitutional Documents of the Additional Obligor and a copy of the recent shareholder list (if applicable).

3.	A recent excerpt from the commercial register (Handelsregister) of the Additional Obligor, not older than 14 days from the date of the Obligor Accession Agreement.

4.	If applicable, a copy of a resolution of the shareholder, and in the case of an Additional Obligor incorporated in a jurisdiction other than the Federal Republic of Germany, and where applicable the board of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Obligor Accession Agreement and the Finance Documents and resolving that it execute, deliver and perform the Obligor Accession Agreement and any other Finance Document to which it is party;

(b)	in the case of an Additional Obligor incorporated in a jurisdiction other than the Federal Republic of Germany, authorising a specified person or persons to execute the Obligor Accession Agreement and other Finance Documents on its behalf;

(c)	in the case of an Additional Obligor incorporated in a jurisdiction other than the Federal Republic of Germany, authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Company to act as its agent in connection with the Finance Documents.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above or otherwise, to execute, on behalf of the Additional Obligor, the Obligor Accession Agreement and other Finance Documents to which it is a party and to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

6.	If applicable, a copy of a resolution signed by all the holders of the issued shares or partnership interests, as the case may be, of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

7.	To the extent required under the respective Constitutional Documents or applicable law, any other Authorisation.

8.	In relation to an Additional Obligor incorporated or established in a jurisdiction other than Germany a certificate by the directors of the Additional Obligor confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on the Additional Obligor to be exceeded.

9.	A certificate by the directors or equivalent managing body of the Additional Obligor certifying that each copy document listed in this Part 3 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Agreement.

10.	The following legal opinions, each addressed to the Facility Agent, the Security Trustee and the Lenders:

(a)	An enforceability opinion of Allen & Overy LLP legal advisers to the Facility Agent as to English law substantially in the form distributed to the Lenders prior to signing the Obligor Accession Agreement.

(b)	A capacity opinion of the legal advisers to the Additional Obligor in the jurisdiction of its incorporation, (the Applicable Jurisdiction) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing of the Obligor Accession Agreement.

11.	An accession memorandum to the Intercreditor Agreement executed by the Additional Obligor.

12.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 42.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

13.	In relation to any Permitted Affiliate Parent only:

(a)	a certificate from the Company to the Facility Agent signed by an authorised officer of the Company which certifies that the inclusion of such Permitted Affiliate Parent under this Agreement will not:

(i)	materially and adversely affect the Security created under the Transaction Security Documents and guarantees provided in relation to the liabilities under this Agreement; or

(ii)	result in the Lenders under this Agreement becoming structurally subordinated in right of payment to lenders to the Permitted Affiliate Parent and its Subsidiaries;

(b)	a notice from the Company to the Facility Agent identifying a common Parent (as defined in Schedule 16 (Definitions)) of the Borrowers and the Permitted Affiliate Parent as the [Reporting Entity] (as defined in Schedule 16 (Definitions)) for the purposes of this Agreement in accordance with the definition of [Reporting Entity] in Schedule 16 (Definitions); and

(c)	an updated Group Structure Chart showing the [Reporting Entity] (Schedule 16 (Definitions)) and all of its direct and indirect Subsidiaries pro forma for the inclusion of such entity as a Permitted Affiliate Parent.

Part 4: Condition Subsequent – Transaction Security

Name of Obligor	Description of Transaction Security Document and Transaction Security
Unitymedia GmbH (formerly Unitymedia KabelBW GmbH)

Junior ranking share pledge over shares held in Unitymedia Management GmbH or a confirmation and amendment agreement with regard to existing share pledge agreements in relation to shares held in Unitymedia Management GmbH.

Junior ranking share pledge over shares held in Unitymedia Hessen Verwaltung GmbH or a confirmation and amendment agreement with regard to existing share pledge agreements in relation to shares held in Unitymedia Hessen Verwaltung GmbH.

Junior ranking partnership interest pledge over partnership interests held in Unitymedia Hessen GmbH & Co. KG or a confirmation and amendment agreement with regard to existing partnership pledge agreements in relation to partnership interests held in Unitymedia Hessen GmbH & Co. KG.

Junior ranking account pledge agreement in respect of its German bank accounts.

Account pledge agreement in respect of its Dutch bank accounts.

Junior ranking intercompany loan pledge over any rights and claims in respect of German law governed intercompany loans held by Unitymedia GmbH.

Supplemental agreement with respect to (i) a global assignment agreement originally dated 2 March 2010 (with regards to any and all trade receivables and other rights and claims) and (ii) an insurance assignment agreement originally dated 2 March 2010 (with regards to all rights and claims under insurance policies) held by Unitymedia GmbH.

Amendment and restatement agreement to a security trust agreement originally dated 2 March 2010 between Credit Suisse AG, London Branch and the entities party thereto.

Unitymedia Management GmbH

Junior ranking share pledge over shares held in Unitymedia Hessen Verwaltung GmbH or a confirmation and amendment agreement with regard to existing share pledge agreements in relation to shares held in Unitymedia Hessen Verwaltung GmbH.

Junior ranking partnership interest pledge over partnership interests held in Unitymedia Hessen GmbH & Co. KG or a confirmation and amendment agreement with regard to existing partnership pledge agreements in relation to partnership interests held in Unitymedia Hessen GmbH & Co. KG.

Junior ranking account pledge agreement in respect of its German bank accounts.

Account pledge agreement in respect of its Dutch bank accounts.

Junior ranking intercompany loan pledge over any rights and claims in respect of German law governed intercompany loans held by Unitymedia Management GmbH.

Junior ranking pledge over claims under domination and/or profit and loss pooling agreement between Unitymedia Management GmbH and Unitymedia GmbH.

Supplemental agreement with respect to (i) a global assignment agreement originally dated 2 March 2010 (with regards to any and all trade receivables and other rights and claims) and (ii) an insurance assignment agreement originally dated 2 March 2010 (with regards to all rights and claims under insurance policies) held by Unitymedia Management GmbH.

Amendment and restatement agreement to a security trust agreement originally dated 2 March 2010 between Credit Suisse AG, London Branch and the entities party thereto.

Unitymedia Hessen Verwaltung GmbH

Junior ranking partnership interest pledge over partnership interests held in Unitymedia Hessen GmbH & Co. KG or a confirmation and amendment agreement with regard to existing partnership pledge agreements in relation to partnership interests held in Unitymedia Hessen GmbH & Co. KG.

Junior ranking account pledge agreement in respect of its German bank accounts.

Account pledge agreement in respect of its Dutch bank accounts.

Junior ranking intercompany loan pledge over any rights and claims in respect of German law governed intercompany loans held by Unitymedia Hessen Verwaltung GmbH.

Junior ranking pledge over claims under domination and/or profit and loss pooling agreement between Unitymedia Hessen Verwaltung GmbH and Unitymedia Management GmbH.

Supplemental agreement with respect to (i) a global assignment agreement originally dated 2 March 2010 (with regards to any and all trade receivables and other rights and claims) and (ii) an insurance assignment agreement originally dated 2 March 2010 (with regards to all rights and claims under insurance policies) held by Unitymedia Hessen Verwaltung GmbH.

Amendment and restatement agreement to a security trust agreement originally dated 2 March 2010 between Credit Suisse AG, London Branch and the entities party thereto.

Unitymedia Hessen GmbH & Co. KG

Junior ranking share pledge over shares held in Unitymedia NRW GmbH or a confirmation and amendment agreement with regard to existing share pledge agreements in relation to shares held in Unitymedia NRW GmbH.

Junior ranking account pledge agreement in respect of its German bank accounts.

Account pledge agreement in respect of its Dutch bank accounts.

Junior ranking intercompany loan pledge over any rights and claims in respect of German law governed intercompany loans held by Unitymedia Hessen GmbH & Co. KG.

Supplemental agreement with respect to (i) a global assignment agreement originally dated 2 March 2010 (with regards to any and all trade receivables and other rights and claims), (ii) an insurance assignment agreement originally dated 2 March 2010 (with regards to all rights and claims under insurance policies) and (iii) a security transfer agreement originally dated 2 March 2010 (with regards to various assets including without limitation the cable network) held by Unitymedia Hessen GmbH & Co. KG.

Amendment and restatement agreement to a security trust agreement originally dated 2 March 2010 between Credit Suisse AG, London Branch and the entities party thereto.

Unitymedia NRW GmbH

Junior ranking account pledge agreement in respect of its German bank accounts.

Account pledge agreement in respect of its Dutch bank accounts.

Junior ranking intercompany loan pledge over any rights and claims in respect of German law governed intercompany loans held by Unitymedia NRW GmbH.

Junior ranking pledge over claims under domination and/or profit and loss pooling agreement between Unitymedia NRW GmbH and Unitymedia Hessen GmbH & Co. KG.

Supplemental agreement with respect to (i) a global assignment agreement originally dated 2 March 2010 (with regards to any and all trade receivables and other rights and claims), (ii) an insurance assignment agreement originally dated 2 March 2010 (with regards to all rights and claims under insurance policies) and (iii) a security transfer agreement originally dated 2 March 2010 (with regards to various assets including without limitation the cable networks) held by Unitymedia NRW GmbH.

Amendment and restatement agreement to a security trust agreement originally dated 2 March 2010 between Credit Suisse AG, London Branch and the entities party thereto.

Unitymedia BW GmbH (formerly Kabel BW GmbH)

Junior ranking share pledge over treasury shares held in Unitymedia BW GmbH or a confirmation and amendment agreement with regard to existing share pledge agreements in relation to the treasury shares held in Unitymedia BW GmbH.

Junior ranking intercompany loan pledge over any rights and claims in respect of German law governed intercompany loans held by Unitymedia BW GmbH .

Junior ranking account pledge agreement in respect of its German bank accounts.

Account pledge agreement in respect of its Dutch bank accounts.

Supplemental agreement with respect to (i) a global assignment agreement originally dated 19 September 2012 (with regards to any and all trade receivables and other rights and claims), (ii) an insurance assignment agreement originally dated 19 September 2012 (with regards to all rights and claims under insurance policies) and (iii) a security transfer agreement originally dated 19 September 2012 (with regards to various assets including without limitation the cable networks) held by Unitymedia BW GmbH .

Amendment and restatement agreement to a security trust agreement originally dated 2 March 2010 between Credit Suisse AG, London Branch and the entities party thereto.

SCHEDULE 3

REQUESTS

Part 1: : Utilisation Request (Loans)

From:    [Borrower] [Company]*

To:        [Facility Agent]

Dated:

Dear Sirs

€420,000,000 senior facilities agreement dated 25 July 2014 as amended and restated on 19 June 2017 between, among others, Unitymedia Hessen GmbH (as Original Borrower), Unitymedia GmbH (formerly Unitymedia KabelBW) GmbH, Unitymedia NRW GmbH, Unitymedia Management GmbH, Unitymedia Hessen Verwaltung GmbH and Unitymedia BW GmbH (formerly Kabel BW GmbH) (as Original Guarantors), and the Financial Institutions listed therein (as Original Lenders), The Bank of Nova Scotia (as Facility Agent) and Credit Suisse AG, London Branch (as Security Trustee) (the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Borrower: [ ]

(b)	Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day)

(c)	Facility to be utilised: [ ]

(d)	Currency of the Loan: [ ]

(e)	Amount: [ ] or, if less, the Available Facility

(f)	Interest Period: [ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied or waived on the date of this Utilisation Request.

4.	[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[the Company on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by a Borrower or by the Company.

Part 2: : Utilisation Request (Documentary Credits)

From:     [Name of Borrower] (the “Borrower”)

To:         [•]                                      [•]

as Facility Agent; and             as a L/C Bank

Date:     [•]

Dear Sirs

We refer to the facilities agreement dated [•] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [•]. Terms defined in the Facilities Agreement shall have the same meanings in this Utilisation Request. We, being authorised signatories of the Borrower named below, give you notice that, pursuant to the Facilities Agreement, we wish [name of L/C Bank] to issue a Documentary Credit on the following terms:

(a)	Facility: [•]

(b)	Name of Beneficiary: [•]

(c)	Address of Beneficiary: [•]

(d)	Purpose of/Liabilities to be assured by the Documentary Credit: [insert details]

(e)	Amount: [•]

(f)	Currency: [•]

(g)	Expiry Date: [•] month[s]

(h)	Proposed date of issue of Documentary Credit: [•] (or if that day is not a Business Day, the next Business Day)

[We hereby inform you that as of the date of this Utilisation Request, the following Event of Default has occurred and is continuing or would result from the making of this Utilisation [insert details].] [We confirm that, at the date of this Utilisation Request, the Repeating Representations are true in all material respects and no Default is continuing or would result from the Loan to which this Utilisation Request relates.]

Upon issuance of the Documentary Credit requested hereunder, please send the Documentary Credit to the Beneficiary at the address shown above, with a copy to [insert details of relevant contact at the Borrower].

This Utilisation Request is made by the authorised signatories of the Borrower named below and is given without personal liability.

Yours faithfully

Part 3: : Selection Notice

From:    [Borrower]*

To:        [Facility Agent]

Dated:

Dear Sirs

€420,000,000 senior facilities agreement dated 25 July 2014 as amended and restated on 19 June 2017 between, among others, Unitymedia Hessen GmbH (as Original Borrower), Unitymedia GmbH (formerly Unitymedia KabelBW GmbH), Unitymedia

NRW GmbH, Unitymedia Management GmbH, Unitymedia Hessen Verwaltung GmbH and Unitymedia BW GmbH (formerly Kabel BW GmbH) (as Original Guarantors), and the Financial Institutions listed therein (as Original Lenders), The Bank of Nova Scotia (as Facility Agent) and Credit Suisse AG, London Branch (as Security Trustee) (the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Loan[s] with an Interest Period ending on [ ]**.

3.	[We request that the above Loan[s] be divided into [ ] Loans in the following amounts and with the following Interest Periods:]***

or

[We request that the next Interest Period for the above Loan[s] is [                ]].****

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

[insert name of relevant Borrower] *****

NOTES:

*	Amend as appropriate.
**	Insert details of all Term Facility Loans for the relevant Facility which have an Interest Period ending on the same date.
***	Use this option if division of Loans is requested.
****	Use this option if sub-division is not required.
*****	Amend as appropriate.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:    [                ] as Facility Agent

From: [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

€420,000,000 senior facilities agreement dated 25 July 2014 as amended and restated on 19 June 2017 between, among others, Unitymedia Hessen GmbH (as Original Borrower), Unitymedia GmbH (formerly Unitymedia KabelBW GmbH), Unitymedia NRW GmbH, Unitymedia Management GmbH, Unitymedia Hessen Verwaltung GmbH and Unitymedia BW GmbH (formerly Kabel BW GmbH) (as Original Guarantors), and the Financial Institutions listed therein (as Original Lenders), The Bank of Nova Scotia (as Facility Agent) and Credit Suisse AG, London Branch (as Security Trustee) (the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is a Transfer Certificate. Terms defined in the Facilities Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 27.6 (Procedure for transfer) of the Facilities Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 27.6 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders).

4.	[The New Lender hereby agrees with each other person who is or who becomes a party to the Intercreditor Agreement that with effect on and from the Transfer Date it will be bound by the Intercreditor Agreement as a Senior Creditor as if it had been party originally to the Intercreditor Agreement in that capacity and that it shall perform all of the undertakings and agreement set out in the Intercreditor Agreement and given by a Senior Creditor.] / [In consideration of the New Lender being accepted as a Senior Creditor for the purposes of the Intercreditor Agreement, the New Lender confirms that, as from Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Creditor and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Creditor and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.]

5.	The New Lender hereby confirms that it is aware of the contents of the of the Transaction Security Documents which are governed by German law and hereby expressly consents to the declarations of the Security Trustee made on behalf of the New Lender as future pledgee in such Transaction Security Documents. The New Lender expressly confirms that it [can/cannot] exempt the Facility Agent and/or the Security Trustee from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law.

6.	The address for notices of the New Lender as a Senior Creditor for the purposes of Clause 24 of the Intercreditor Agreement is:

[                              ]

7.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

8.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Facility Agent and the Transfer Date is confirmed as [                ].

[Agent]

By:

[Security Trustee]

By:

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

To:     [                ] as Facility Agent

From: [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

€420,000,000 senior facilities agreement dated 25 July 2014 as amended and restated on 19 June 2017 between, among others, Unitymedia Hessen GmbH (as Original Borrower), Unitymedia GmbH (formerly Unitymedia KabelBW GmbH), Unitymedia NRW GmbH, Unitymedia Management GmbH, Unitymedia Hessen Verwaltung GmbH and Unitymedia BW GmbH (formerly Kabel BW GmbH) (as Original Guarantors), and the Financial Institutions listed therein (as Original Lenders), The Bank of Nova Scotia (as Facility Agent) and Credit Suisse AG, London Branch (as Security Trustee) (the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is an Assignment Agreement. Terms defined in the Facilities Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 27.5 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Facilities Agreement as specified in the Schedule;

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Facilities Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes:

(a)	Party to the Finance Documents as a Lender; and

(b)	Party to [other relevant agreements in other relevant capacity such as Intercreditor Agreement].

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders).

7.	[The New Lender hereby agrees with each other person who is or who becomes a party to the Intercreditor Agreement that with effect on and from the Transfer Date it will be bound by the Intercreditor Agreement as a Senior Creditor as if it had been party originally to the Intercreditor Agreement in that capacity and that it shall perform all of the undertakings and agreement set out in the Intercreditor Agreement and given by a Senior Creditor.] / [In consideration of the New Lender being accepted as a Senior Creditor for the purposes of the Intercreditor Agreement, the New Lender confirms that, as from Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Creditor and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Creditor and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.]

8.	The New Lender hereby confirms that it is aware of the contents of the of the Transaction Security Documents which are governed by German law and hereby expressly consents to the declarations of the Security Trustee made on behalf of the New Lender as future pledgee in such Transaction Security Documents. The New Lender expressly confirms that it [can/cannot] exempt the Facility Agent and/or the Security Trustee from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law.

9.	The address for notices of the New Lender as a Senior Creditor for the purposes of Clause 24 of the Intercreditor Agreement is:

[            ]

10.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

11.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [                ].

[Agent]

By:

[Security Trustee]

By:

SCHEDULE 6

FORM OF DOCUMENTARY CREDIT

[L/C Bank’s Letterhead]

To:       [Beneficiary]

(the “Beneficiary”)

Non-transferable Irrevocable Documentary Credit No. [•]

At the request of [insert name of Borrower], [L/C Bank] (the “L/C Bank”) issues this irrevocable non-transferable documentary credit (“Documentary Credit”) in your favour on the following terms and conditions:

1.	Definitions

In this Documentary Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].

“Demand” means a demand for payment under this Documentary Credit in the form of the schedule to this Documentary Credit.

“Expiry Date” means [•].

“Total L/C Amount” means [•].

2.	L/C Bank’s Agreement

(a)	The Beneficiary may request a drawing or drawings under this Documentary Credit by giving to the L/C Bank a duly completed Demand. A Demand must be received by the L/C Bank on or before [•] p.m. ([London] time) on the Expiry Date.

(b)	Subject to the terms of this Documentary Credit, the L/C Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [10] Business Days of receipt by it of a Demand, it will pay to the Beneficiary the amount demanded in that Demand.

(c)	The L/C Bank will not be obliged to make a payment under this Documentary Credit if as a result the aggregate of all payments made by it under this Documentary Credit would exceed the Total L/C Amount.

3.	Expiry

(a)	The L/C Bank will be released from its obligations under this Documentary Credit on the date (if any) notified by the Beneficiary to the L/C Bank as the date upon which the obligations of the L/C Bank under this Documentary Credit are released.

(b)	Unless previously released under paragraph (a) above, at [•] p.m. ([London] time) on the Expiry Date the obligations of the L/C Bank under this Documentary Credit will cease with no further liability on the part of the L/C Bank except for any Demand validly presented under the Documentary Credit before that time that remains unpaid.

(c)	When the L/C Bank is no longer under any further Obligations under this Documentary Credit, the Beneficiary must promptly return the original of this Documentary Credit to the L/C Bank.

4.	Payments

All payments under this Documentary Credit shall be made in [•] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the L/C Bank at its address and by the particular department or officer (if any) as follows:

[•]

6.	Assignment

The Beneficiary’s rights under this Documentary Credit may not be assigned or transferred.

7.	UCP

Except to the extent it is inconsistent with the express terms of this Documentary Credit, this Documentary Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500.

8.	Governing Law

This Documentary Credit, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any disputes, including those that are non-contractual, arising out of or in connection with this Documentary Credit.

Yours faithfully,

[L/C Bank]

By:

SCHEDULE

FORM OF DEMAND

To: [L/C Bank]

Dear Sirs,

Non-transferable Irrevocable Documentary Credit No. [•] issued in favour of [name of beneficiary] (the “Documentary Credit”)

We refer to the Documentary Credit. Terms defined in the Documentary Credit have the same meaning when used in this Demand.

We certify that the sum of [•] is due [and has remained unpaid for at least [•] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [•].

Payment should be made to the following account:

Name:

Account Number:

Bank:

The date of this Demand is not later than the Expiry Date.

Yours faithfully,

(Authorised Signatory)    (Authorised Signatory)

For

[Beneficiary]

SCHEDULE 7

FORM OF L/C BANK ACCESSION CERTIFICATE

To:    [•]

cc:    [•]

From:    [L/C Bank]

Date:

Dear Sirs

We refer to the facilities agreement dated [•] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [•]. Terms defined in the Facilities Agreement shall have the same meanings in this L/C Bank Accession Certificate.

This L/C Bank Accession Certificate is delivered pursuant to Clause 7.11 (Appointment and Change of L/C Bank) of the Facilities Agreement.

[Name of L/C Bank] undertakes, upon its becoming an L/C Bank, to perform all the obligations expressed to be undertaken under the Facilities Agreement and the Finance Documents by an L/C Bank and agrees that it shall be bound by the Facilities Agreement and the other Finance Documents in all respects as if it had been an original party to it as an L/C Bank.

[Name of L/C Bank]’s administrative details are as follows:

Address:

Fax No:

Contact:

[and the address of the office having the beneficial ownership of our participation in the Facilities Agreement (if different from the above) is:

Address:

Fax No:

Contact:                     ]

This L/C Bank Accession Certificate, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

For and on behalf of

[Name of L/C Bank]

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [                ].

[Agent]

By:

SCHEDULE 8

FORM OF OBLIGOR ACCESSION AGREEMENT

To:        [                ] as Facility Agent

From:    [Subsidiary]/[Permitted Affiliate Parent], [Company] and [Parent]

Dated:

Dear Sirs

€420,000,000 senior facilities agreement dated 25 July 2014 as amended and restated on 19 June 2017 between, among others, Unitymedia Hessen GmbH (as Original Borrower), Unitymedia (formerly Unitymedia KabelBW GmbH), Unitymedia NRW GmbH, Unitymedia Management GmbH, Unitymedia Hessen Verwaltung GmbH and Unitymedia BW GmbH (formerly Kabel BW GmbH) (as Original Guarantors), and the Financial Institutions listed therein (as Original Lenders), The Bank of Nova Scotia (as Facility Agent) and Credit Suisse AG, London Branch (as Security Trustee) (the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is an Obligor Accession Agreement. Terms defined in the Facilities Agreement have the same meaning in this Obligor Accession Agreement unless given a different meaning in this Obligor Accession Agreement.

2.	[Subsidiary] /[Permitted Affiliate Parent] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement, the Intercreditor Agreement and the other Finance Documents as an Additional [Borrower]/[Guarantor] pursuant to Clause 28.2 (Additional Borrowers)]/[Clause 28.4 (Additional Guarantors)] of the Facilities Agreement and as an [Obligor] pursuant to Clause [ ] of the Intercreditor Agreement. [Subsidiary]/[Permitted Affiliate Parent] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [ ].

[Subsidiary’s] /[Permitted Affiliate Parent] administrative details are as follows:

Address:

Fax No.:

Attention:

This Obligor Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[This Guarantor Obligor Accession Agreement is entered into by deed.]

[Company] [Parent]	[Subsidiary] /[Permitted Affiliate Parent]

SCHEDULE 9

FORM OF ADDITIONAL FACILITY ACCESSION AGREEMENT

To:            [                 ] as Facility Agent

        [                 ] as Security Trustee

From:      [Proposed Lender(s)]

Dated:

Dear Sirs

€420,000,000 senior facilities agreement dated 25 July 2014 as amended and restated on 19 June 2017 between among others, Unitymedia Hessen GmbH (as Original Borrower), Unitymedia GmbH (formerly Unitymedia KabelBW GmbH), Unitymedia NRW GmbH, Unitymedia Management GmbH, Unitymedia Hessen Verwaltung GmbH and Unitymedia BW GmbH (formerly Kabel BW GmbH) (as Original Guarantors), and the Financial Institutions listed therein (as Original Lenders), The Bank of Nova Scotia (as Facility Agent) and Credit Suisse AG, London Branch (as Security Trustee) (the Facilities Agreement)

1.	Terms defined in the Facilities Agreement shall have the same meaning in this Deed.

2.	We refer to Clause 2.2 (Additional Facilities) of the Facilities Agreement.

3.	[Unless otherwise indicated herein, the terms of this Additional Facility Accession Agreement shall be consistent in all material respects with the terms of the Facilities Agreement including, without limitation, with respect to interest period, conditions precedent, tax gross-up provisions and indemnity provisions, representations and warranties, utilisation mechanics, cancellation and prepayment (including the treatment of this Additional Facility Accession Deed under the prepayment waterfall), fees, costs and expenses, transfers, voting, amendments and waivers, financial and non-financial covenants and events of default.]

4.	No Utilisation (other than a Rollover Loan) may be made of the Additional Facility made available pursuant to this Additional Facility Accession Agreement, if, at the time of such Utilisation, an Event of Default is continuing or would result from such Utilisation.

5.	This Additional Facility Accession Agreement is made as a [term loan/revolving loan].

6.	We, [Name of Lender(s)] agree:

6.1	to become party to and to be bound by the terms of the Facilities Agreement as [a] Lender(s) in accordance with Clause 2.2 (Additional Facilities); and

6.2	to become a party to the Intercreditor Agreement as a Lender and to observe, perform and be bound by the terms and provisions of the Intercreditor Agreement in the capacity of Lender.

7.	Our Additional Facility Commitment is EUR/US$/Additional Currency [ ].

[If the Additional Facility Commitment is denominated in US Dollars or an Additional Currency and any determination under the Facilities Agreement needs to be made by reference to a euro amount, the Facility Agent will translate the relevant US Dollar or Additional Currency amount into euros using the Agent’s Spot Rate of Exchange on the relevant date.]

8.	The Termination Date in respect of our Additional Facility Commitment is [ ].

9.	The Availability Period in relation to this Additional Facility is [ ].

10.	The Margin in relation to this Additional Facility is [ ] per annum. [If applicable set out how the Margin will be adjusted].

11.	The Additional Facility shall be repaid as follows: [ ].

12.	The Additional Facility Commencement Date is [ ].

13.	The commitment fee in relation to this Additional Facility under Clause 15.1 (Commitment fee) is [ ] per cent. per annum.

14.	[The Borrower in relation to this Additional Facility is [ ].]

15.	Loans under this Additional Facility will be applied [ ].

16.	[This Additional Facility can be re-borrowed in accordance with the terms of the Facilities Agreement.]

17.	[For the purposes of partial assignments, transfers or novations of rights and/or obligations by a Lender in respect of this Additional Facility, the Lenders and the Company agree that such assignment, transfer or novation shall be in a minimum amount of [ ] (save that in the case of a partial assignment, transfer or novation by a Lender of its rights and/or obligations under this Additional Facility to an Affiliate or Related Fund of that Lender, such assignment, transfer or novation shall be in a minimum amount of [ ]).]

18.	[The Additional Facility is hereby designated as a Maintenance Covenant Revolving Facility and shall have the benefit of Clause 24.3 (Financial Condition) of the Facilities Agreement.]

19.	We confirm to each Finance Party that:

19.1	we have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Facilities Agreement and have not relied on any information provided to us by a Finance Party in connection with any Finance Document; and

19.2	we will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Facilities Agreement or any Additional Facility Commitment is in force.

20.	The Facility Office and address for notices of the Lender for the purposes of Clause 33.2 (Addresses) is:

[                ]

21.	[The Lender hereby agrees with each other person who is or who becomes a party to the Intercreditor Agreement that with effect on and from the Additional Facility Commencement Date it will be bound by the Intercreditor Agreement as a Senior Creditor as if it had been party originally to the Intercreditor Agreement in that capacity and that it shall perform all of the undertakings and agreement set out in the Intercreditor Agreement and given by a Senior Creditor.] / [In consideration of the Lender being accepted as a Senior Creditor for the purposes of the Intercreditor Agreement, the Lender confirms that, as from the Additional Facility Commencement Date, it intends to be party to the Intercreditor Agreement as a Senior Creditor and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Creditor and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.]

22.	The address for notices of the Lender as a Senior Creditor for the purposes of Clause 24 of the Intercreditor Agreement is:

[            ]

23.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[LENDER(S)]

By:

[                ] as Facility Agent

By:

[THE COMPANY]

By:

[THE PARENT]

By:

[RELEVANT BORROWER]

By:

[SECURITY TRUSTEE]

By:

SCHEDULE 10

FORM OF RESIGNATION LETTER

To:        [         ] as Facility Agent

From:    [resigning Obligor] and [Company]

Dated:

Dear Sirs

€420,000,000 senior facilities agreement dated 25 July 2014 as amended and restated on 19 June 2017 between, among others, Unitymedia Hessen GmbH (as Original Borrower), Unitymedia GmbH (formerly Unitymedia KabelBW GmbH), Unitymedia NRW GmbH, Unitymedia Management GmbH, Unitymedia Hessen Verwaltung GmbH and Unitymedia BW GmbH (formerly Kabel BW GmbH) (as Original Guarantors), and the Financial Institutions listed therein (as Original Lenders), The Bank of Nova Scotia (as Facility Agent) and Credit Suisse AG, London Branch (as Security Trustee) (the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 28.3 (Resignation of a Borrower)]/[Clause 28.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement, the Intercreditor Agreement and the Finance Documents.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	*[[this request is given in relation to a Third Party Disposal of [resigning Obligor];

(c)	[ ]***

4.	This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Company]	[resigning Obligor]

By:	By:

NOTES:

*	Insert where resignation only permitted in case of a Third Party Disposal.
**	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.
***	Insert any other conditions required by the Facilities Agreement.

SCHEDULE 11

FORM OF COMPLIANCE CERTIFICATE

To:        [    ] as Facility Agent

From:    [Company]

Dated:

Dear Sirs

€420,000,000 senior facilities agreement dated 25 July 2014 as amended and restated on 19 June 2017 between, among others, Unitymedia Hessen GmbH (as Original Borrower), Unitymedia GmbH (formerly Unitymedia KabelBW GmbH), Unitymedia NRW GmbH, Unitymedia Management GmbH, Unitymedia Hessen Verwaltung GmbH and Unitymedia BW GmbH (formerly Kabel BW GmbH) (as Original Guarantors), and the Financial Institutions listed therein (as Original Lenders), The Bank of Nova Scotia (as Facility Agent) and Credit Suisse AG, London Branch (as Security Trustee) (the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[We confirm that the Consolidated Net Leverage Ratio is [●]:1]

3.	[We confirm that no Default is continuing.]

[insert applicable certification language]

SCHEDULE 12

LMA FORM OF CONFIDENTIALITY UNDERTAKING

To:

[insert name of Potential Purchaser]

Re:	The Agreement

Company: Date: Amount: Agent:

Dear Sirs

We understand that you are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.

2.	Permitted Disclosure

We agree that you may disclose:

2.1	to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2	subject to the requirements of the Agreement, to any person:

(a)	to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(b)	with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (b) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(c)	to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate; and

2.3	notwithstanding paragraphs 2.1 and 2.2 above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to you.

3.	Notification of Disclosure

You agree (to the extent permitted by law and regulation) to inform us:

3.1	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph 2.2(c) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If you do not enter into the Acquisition and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph 2.2(c) above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive and remain binding on you until (a) if you become a party to the Agreement as a lender of record, the date on which you become such a party to the Agreement; (b) if you enter into the Acquisition but it does not result in you becoming a party to the Agreement as a lender of record, the date falling [twelve] months after the date on which all of your rights and obligations contained in the documentation entered into to implement that Acquisition have terminated; or (c) in any other case the date falling [twelve] months after the date of your final receipt (in whatever manner) of any Confidential Information.

6.	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

6.1	neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	Entire Agreement: No Waiver; Amendments, etc

7.1	This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2	No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

7.3	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and are also given for the benefit of the Company and each other member of the Group.

10.	Third Party Rights

10.1	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

10.2	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

10.3	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction

11.1	This letter (including the agreement constituted by your acknowledgement of its terms) (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

11.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12.	Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and: “Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents, [the/a] Facility and/or the Acquisition which is provided to you in relation to the Finance Documents or [the/a] Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Group” means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

“Permitted Purpose” means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Seller]

To:    [Seller]

The Company and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Purchaser]

SCHEDULE 13

TIMETABLES

Loans

Delivery of a duly completed Utilisation Request in accordance with Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 13.1 (Selection of Interest Periods))

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)

U-3 9.30 a.m. (London time) U-3 3.00 p.m. (London time)

Agent receives notification from a Lender in accordance with Clause 5.5 (Optional Currencies) Agent gives notice in accordance with Clause 5.5 (Optional Currencies)	Quotation Day as of 9.30 a.m. (London time) Quotation Day as of 5.30 p.m. (London time)

EURIBOR is fixed	Quotation Day as of 11.00 a.m. (Brussels time)

LIBOR is fixed	Quotation Day as of 11.00 a.m. (London time)

Reference Bank Rate calculated by reference to available quotations in accordance with Clause 14.2 (Calculation of Reference Bank Rate and Alternative Reference Bank Rate)	Noon on the Quotation Day

Alternative Reference Bank Rate calculated by reference to available quotations in accordance with Clause 14.2 (Calculation of Reference Bank Rate and Alternative Reference Bank Rate)	Close of business in London on the date falling one Business Day after the Quotation Day

“U”                  = date of utilisation

“U—X”          = X Business Days prior to date of utilisation

SCHEDULE 14

COVENANTS

Save where specified to the contrary or where defined in Clause 1.1 (Definitions) of this Agreement, defined terms used in this Schedule 14 (Covenants) shall bear the meaning given to them in Schedule 16 (Definitions). The provisions of this Schedule are to be interpreted in accordance with New York law (without prejudice to the fact that the Finance Documents are to be governed by English law).

For consistency with the provisions of the Existing Senior Secured Indentures, the numbering of this Schedule 14 (Covenants) is deliberately retained.

Section 4.01 [Reserved]

Section 4.02 [Reserved]

Section 4.03 Reports

(a) The Company or any Permitted Affiliate Parent will provide to the Facility Agent and, in each case of (2) and (3) of this Section 4.03(a), will post on its, the Reporting Entity’s or the Ultimate Parent’s website (or make similar disclosure) the following; (provided, however, that to the extent any reports are filed on the SEC’s website or on the Reporting Entity’s or the Ultimate Parent’s (or the Spin-Parent’s) website, such reports shall be deemed to be provided to the Facility Agent):

(1) for so long as the Ultimate Parent files an Annual Report on Form 10-K with the SEC, a copy of such Annual Report within 120 days after the end of the Ultimate Parent’s year end;

(2) within 150 days after the end of each fiscal year ending subsequent to the date of this Agreement, an annual report of the Reporting Entity, containing the following information (a) audited combined or consolidated balance sheets of the Reporting Entity as of the end of the two most recent fiscal years (or such shorter period as the Reporting Entity has been in existence) and audited combined or consolidated income statements and statements of cash flow of the Reporting Entity for the two most recent fiscal years (or such shorter period as the Reporting Entity has been in existence), in each case prepared in accordance with IFRS, including appropriate footnotes to such financial statements, and a report of the independent public accountants on the financial statements; (b) to the extent relating to such annual periods, an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, liquidity and capital resources, and critical accounting policies; and (c) to the extent not included in the audited financial statements or operating and financial review, a description of the business, management and shareholders of the Reporting Entity and a description of all material debt instruments; provided, however, that such reports need not (i) contain any segment data other than as required under IFRS in its financial reports with respect to the period presented, (ii) include any exhibits or (iii) include separate financial statements for any Affiliates of the Reporting Entity or any acquired businesses;

within 60 days after each of the first three fiscal quarters in each fiscal year, a quarterly report of the Reporting Entity containing the following information: (a) unaudited combined or consolidated financial statements of the Reporting Entity for such period, prepared in accordance with IFRS, and (b) a financial review of such period (including a comparison against the prior year’s comparable period), consisting of a discussion of (i)

the results of operations and financial condition of the Reporting Entity on a consolidated basis, and material changes between the current period and the prior year’s comparable period, and (ii) material developments in the business of the Reporting Entity and the Restricted Subsidiaries, (c) financial information and trends in the business in which the Reporting Entity and the Restricted Subsidiaries are engaged and (d) information with respect to any material acquisition or disposal during the period provided, however, that such reports need not (i) contain any segment data other than as required under IFRS in its financial reports with respect to the period presented, (ii) include any exhibits or (iii) include separate financial statements for any Affiliates of the Reporting Entity or any acquired businesses; and

(3) within 10 days after the occurrence of such event, information with respect to (a) any change in the independent public accountants of the Reporting Entity (unless such change is made in conjunction with a change in the auditor of the Ultimate Parent), (b) any material acquisition or disposal of the Reporting Entity and the Restricted Subsidiaries, taken as a whole, and (c) any material development in the business of the Reporting Entity and the Restricted Subsidiaries, taken as a whole.

(b) If the Company or a Permitted Affiliate Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries constitute Significant Subsidiaries of the Reporting Entity, then the annual and quarterly financial information required by Section 4.03(a)(2) and Section 4.03(a)(3), as applicable, shall include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto or in a separate report delivered therewith, of the financial condition and results of operations of the Reporting Entity and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

(c) Following any election by the Reporting Entity to change its accounting principles in accordance with the definition of IFRS, the annual and quarterly information required by Section 4.03(a)(2) and Section 4.03(a)(3), as applicable, shall include any reconciliation presentation required by clause (2)(a) of the definition of IFRS.

(d) Notwithstanding the foregoing, the Company may satisfy its obligations under Section 4.03(a)(2) and Section 4.03(a)(3) by (i) prior to a Permitted Affiliate Group Designation Date, delivering the corresponding consolidated annual report and quarterly information of the Company or any Parent of the Company and, (ii) following a Permitted Affiliate Group Designation Date, delivering the corresponding consolidated annual report and quarterly financing information of the Common Holding Company or any Parent of the Common Holding Company. Following any such election, references in this Section 4.03 to the “Reporting Entity” shall be deemed to refer to the Company or any such Parent of the Company or the Common Holding Company (as the case may be). Nothing contained in this Agreement shall preclude the Reporting Entity from changing its fiscal year end.

(e) To the extent that material differences exist between the business, assets, results of operations or financial condition of (i) the Reporting Entity and (ii) the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries (excluding, for the avoidance of doubt, the effect of any intercompany balances between the Reporting Entity and the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries), the annual and quarterly reports, shall give a reasonably detailed description of such differences and include an unaudited reconciliation of the Reporting Entity’s financial statements to the financial statements of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries.

Section 4.04 Compliance Certificate

(a) The Company shall supply a Compliance Certificate to the Facility Agent with each annual report of the Reporting Entity provided pursuant to Section 4.03(a)(2) and each quarterly report of the Reporting Entity provided pursuant to Section 4.03(a)(3) if on the last day of the relevant Ratio Period the Financial Ratio Test Condition is met.

(b) The Compliance Certificate shall, among other things, set out (in reasonable detail) computations as to compliance with Clause 24 (Financial Covenant) of this Agreement.

(c) Each Compliance Certificate shall be signed by two directors, or one director and an authorized officer, of the Company.

Section 4.05 [Reserved]

Section 4.06 [Reserved]

Section 4.07 Limitation on Restricted Payments

(a) The Company and any Permitted Affiliate Parent will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly:

(1) to declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries) except:

(A) dividends or distributions payable in Capital Stock of the Company or a Permitted Affiliate Parent (other than Disqualified Stock) or Subordinated Shareholder Loans; and

(B) dividends or distributions payable to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary of the Company or a Permitted Affiliate Parent, as applicable, to its other holders of common Capital Stock on a pro rata basis);

(2) to purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company, a Permitted Affiliate Parent, or any Affiliate Subsidiary, or any Parent of the Company, a Permitted Affiliate Parent, or any Affiliate Subsidiary held by Persons other than the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company or a Permitted Affiliate Parent (other than Disqualified Stock) or Subordinated Shareholder Loans);

(3) to purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than (x) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement or (y) Indebtedness permitted under Section 4.09(b)(2); or

(4) to make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in Section 4.07(a)(1) through Section 4.07(a)(4) is referred to herein as a “Restricted Payment”), if at the time the Company, such Permitted Affiliate Parent or such Restricted Subsidiary makes such Restricted Payment:

(A) in the case of a Restricted Payment other than a Restricted Investment, an Event of Default shall have occurred and be continuing (or would result therefrom); or

(B) except in the case of a Restricted Investment, if such Restricted Payment is made in reliance on Section 4.07(a)(C)(i) below, the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries are not able to Incur an additional €1.00 of Indebtedness pursuant to Section 4.09(a)(1), after giving effect, on a pro forma basis, to such Restricted Payment; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the 2017 Amendment Effective Date and not returned or rescinded (excluding all Restricted Payments permitted by Section 4.07(b)) would exceed the sum of:

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the Original Unitymedia Notes Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)	100% of the aggregate Net Cash Proceeds and the fair market value, of marketable securities, or other property or assets, received by the Company or any Permitted Affiliate Parent from the issue or sale of its Capital Stock (other than Disqualified Stock) or Subordinated Shareholder Loans or other capital contributions subsequent to the Original Unitymedia Notes Issue Date (other than (A) Net Cash Proceeds received from an issuance or sale of such Capital Stock to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (B) Excluded Contributions, (C) Net Cash Proceeds, if any, received by the Company that were subsequently used to finance the purchase price of the acquisition of Unitymedia by Liberty Global, Inc. or refinance any Indebtedness of the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries in connection with such acquisition), (D) any Cure Amounts or (E) any property received in connection with Section 4.07(b)(21));

(iii)

100% of the aggregate Net Cash Proceeds and the fair market value of marketable securities, or other property or assets, received by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary from the issuance or sale (other than to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary) by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary subsequent to the Original Unitymedia

Notes Issue Date of any Indebtedness that has been converted into or exchanged for Capital Stock of the Company or a Permitted Affiliate Parent (other than Disqualified Stock) or Subordinated Shareholder Loans; provided that the proceeds of any Cure Amounts shall not be taken into account for the purposes of this Section 4.07(a)(C)(iii);

(iv)	the amount equal to the net reduction in Restricted Investments made by the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries subsequent to the Original Unitymedia Notes Issue Date resulting from:

(A)	repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Company, a Permitted Affiliate Parent or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary; or

(B)	the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued, in each case, as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this Section 4.07(a)(C)(iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included in Consolidated Net Income for the purposes of Section 4.07(a)(C)(i) to the extent that it is (at the Company’s option) included under this Section 4.07(a)(C)(iv);

(v)	without duplication of amounts included in Section 4.07(a)(C)(iv), the amount by which Indebtedness of the Company or any Permitted Affiliate Parent is reduced on the Company’s or such Permitted Affiliate Parent’s Consolidated balance sheet, as applicable, upon the conversion or exchange of any Indebtedness of the Company or such Permitted Affiliate Parent issued after the Original Unitymedia Notes Issue Date, which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company or such Permitted Affiliate Parent, as applicable, held by Persons not including the Company or such Permitted Affiliate Parent or any of their Restricted Subsidiaries, as applicable (less the amount of any cash or the fair market value of other property or assets distributed by the Company or such Permitted Affiliate Parent upon such conversion or exchange); and

(vi)

100% of the Net Cash Proceeds and the fair market value of marketable securities, or other property or assets, received by the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries in connection with: (A) the sale or other disposition (other than to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company, a

Permitted Affiliate Parent or any Subsidiary of the Company or of a Permitted Affiliate Parent for the benefit of its employees to the extent funded by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary; and (B) any dividend or distribution made by an Unrestricted Subsidiary to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary; provided, however, that no amount will be included in Consolidated Net Income for the purposes of Section 4.07(a)(C)(i) to the extent that it is (at the Company’s option) included under this Section 4.07(a)(C)(vi).

The fair market value of property or assets other than cash for, purposes of this Section 4.07 shall be the fair market value thereof as determined conclusively in good faith by the Board of Directors or senior management of the Company or a Permitted Affiliate Parent.

(b) Section 4.07(a) will not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Subordinated Shareholder Loans or Subordinated Obligations of the Company or a Permitted Affiliate Parent made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of~~,~~ the proceeds of the sale or issuance within 90 days of Subordinated Shareholder Loans or, Capital Stock of the Company or a Permitted Affiliate Parent (other than Disqualified Stock or Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), or a substantially concurrent capital contribution to the Company or a Permitted Affiliate Parent; provided, however, that the Net Cash Proceeds from such sale or issuance of Capital Stock or Subordinated Shareholder Loans or from such capital contribution will be excluded from Section 4.07(a)(C)(ii);

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary made by exchange for, or out of the proceeds of the sale or issuance within 90 days of, Subordinated Obligations of the Company, such Permitted Affiliate Parent or such Restricted Subsidiary that is permitted or otherwise not prohibited to be Incurred pursuant to Section 4.09 and that in each case constitutes Refinancing Indebtedness;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary made by exchange for, or out of the proceeds of the sale or issuance within 90 days of~~,~~ Disqualified Stock of the Company, such Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.09 and that in each case constitutes Refinancing Indebtedness;

(4) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(5) the purchase, repurchase, defeasance, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary or any parent of the Company or a Permitted Affiliate Parent held by any existing or former employees or management of the Company, a Permitted Affiliate Parent or any Subsidiary of the Company or of a Permitted Affiliate Parent or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this Section 4.07(b)(5) will not exceed an amount equal to €10.0 million in the aggregate during any calendar year (with any unused amounts in any preceding calendar year being carried over to the succeeding calendar year);

(6) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of, or otherwise not prohibited to be Incurred pursuant to, Section 4.09;

(7) purchases, repurchases, redemptions, defeasance or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(8) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation

(A) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control;

(B) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 3.11 of the Existing Senior Secured Indentures and Section 4.10; or

(C) (i) consisting of Acquired Indebtedness (other than Indebtedness Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was designated a Permitted Affiliate Parent or an Affiliate Subsidiary or was otherwise acquired by the Company, a Permitted Affiliate Partner or a Restricted Subsidiary) and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Obligation plus accrued and unpaid interest and any premium required by the terms of any Acquired Indebtedness;

provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement specified in clause (A) above, the Company has notified the Facility Agent of such Change of Control and has made the prepayment of all outstanding Loans that Lenders require to be prepaid pursuant to Clause 10 (Mandatory Prepayment) of this Agreement (together with accrued interest and all other amounts accrued under this Agreement owed to those Lenders) or has made or caused to be made an Excess Proceeds Redemption Offer as provided in Section 4.10 of this Agreement and has complied with the provisions of Section 4.10 of this Agreement;

(9) dividends, loans, advances or distributions to any Parent or other payments by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in amounts equal to:

(A)	the amounts required for any Parent to pay Parent Expenses;

(B)	the amounts required for any Parent to pay Public Offering Expenses or fees and expenses related to any other equity or debt offering of such Parent that are directly attributable to the operation of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries;

(C)	the amounts required for any Parent to pay Related Taxes or, without duplication, pursuant to any tax sharing agreement; and

(D)	amounts constituting payments satisfying the requirements of Section 4.11(b)(11), Section 4.11(b)(12) and Section 4.11(b)(21);

(10) Restricted Payments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments in exchange for or using as consideration Investments previously made under this Section 4.07(b)(10);

(11) payments by the Company or a Permitted Affiliate Parent, or loans, advances, dividends or distributions to any Parent to make payments to holders of Capital Stock of the Company, a Permitted Affiliate Parent or any Parent in lieu of the issuance of fractional shares of such Capital Stock;

(12) Restricted Payments in relation to any tax losses received by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary from the Ultimate Parent or any of its Subsidiaries (other than the Company, any Permitted Affiliate Parent or any Restricted Subsidiary); provided that (i) such Restricted Payments shall only be made in relation to such tax losses in an amount equal to the amount of tax that would have otherwise been required to be paid by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary if those tax losses were not so received and such payment shall only be made in the tax year in which such losses are utilized by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary or (ii) such payments shall only be made in relation to such tax losses in an amount not exceeding, in any financial year, the greater of €150 million and 2.0% of Total Assets (with any unused amounts in any financial year being carried over to the next succeeding financial year);

(13) so long as no Default or Event of Default of the type specified in clauses (1) or (2) of Schedule 15 of this Agreement has occurred and is continuing, any Restricted Payment to the extent that, after giving pro forma effect to any such Restricted Payment, the Consolidated Net Leverage Ratio would not exceed 4.00 to 1.00;

(14) Restricted Payments in an aggregate amount at any time outstanding, when taken together with all other Restricted Payments made pursuant to this Section 4.07(b)(14), not to exceed the greater of (A) €300.0 million and (B) 5.0% of Total Assets, in the aggregate in any calendar year (with any unused amounts in any preceding calendar year being carried over to the succeeding calendar year);

(15) payments permitted by the Intercreditor Agreement or any Additional Intercreditor Agreement for purposes of making corresponding payments on:

(A)	the Existing Senior Notes;

(B)	any Indebtedness of a Parent; provided that, in the case of this Section 4.07(b)(15)(B), (i) on the date of Incurrence of such Indebtedness by a Parent and after giving effect thereto on a pro forma basis, the Consolidated Net Leverage Ratio, calculated for the purposes of this Section 4.07(b)(15) as if such Indebtedness of such Parent were being incurred by the Company or a Permitted Affiliate Parent, would not exceed 5.50 to 1.00 or (ii) such Indebtedness of a Parent is guaranteed by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary pursuant to Section 4.09(b)(14);

(C)	any Indebtedness of a Parent, to the extent that such Indebtedness is guaranteed by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary pursuant to a guarantee otherwise permitted to be Incurred under this Agreement;

(D)	any Indebtedness of a Parent (i) the net proceeds of which are or were used in the prepayment, repayment, redemption, defeasance, retirement or purchase of the Facilities or other Indebtedness of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary, in whole or in part, or (ii) the net proceeds of which are or were contributed to or otherwise loaned or transferred to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary, or (iii) which is otherwise Incurred for the benefit of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary,

and, in each case of Section 4.07(b)(16)(A), Section 4.07(b)(16)(B) and Section 4.07(b)(16)(C), any Refinancing Indebtedness in respect thereof;

(16) the distribution, as a dividend or otherwise, of shares of Capital Stock of or, Indebtedness owed to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(17) following a Public Offering of the Company, any Permitted Affiliate Parent or any Parent, the declaration and payment by the Company, such Permitted Affiliate Parent or such Parent, or the making of any cash payments, advances, loans, dividends or distributions to any Parent to pay, dividends or distributions on the Capital Stock, common stock or common equity interests of the Company, any Permitted Affiliate Parent or any Parent; provided that the aggregate amount of all such dividends or distributions under this Section 4.07(b)(17) shall not exceed in any fiscal year the greater of (A) 6.0% of the Net Cash Proceeds received from such Public Offering or subsequent Equity Offering by the Company or a Permitted Affiliate Parent or Parent or contributed to the capital of the Company or a Permitted Affiliate Parent by any Parent in any form other than Indebtedness or Excluded Contributions and (B) following the Initial Public Offering, an amount equal to the greater of (i) 7.0% of the Market Capitalization and (ii) 7.0% of the IPO Market Capitalization, provided that after giving pro forma effect to the payment of any such dividend or making of any such distribution, the Consolidated Net Leverage Ratio would not exceed 4.00 to 1.00;

(18) after the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, distributions (including by way of dividend) consisting of cash, Capital Stock or property or other assets of such Unrestricted Subsidiary that in each case is held by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary; provided, however, that (A) such distribution or disposition shall include the concurrent transfer of all liabilities (contingent or otherwise) attributable to the property or other assets being transferred; (B) any property or other assets received from any Unrestricted Subsidiary (other than Capital Stock issued by any Unrestricted Subsidiary) may be transferred by way of distribution or disposition pursuant to this Section 4.07(b)(18) only if such property or other assets, together with all related liabilities, is so transferred in a transaction that is substantially concurrent with the receipt of the proceeds of such distribution or disposition by the Company, such Permitted Affiliate Parent or such Restricted Subsidiary; and (C) such distribution or disposition shall not, after giving effect to any related agreements, result nor be likely to result in any material liability, tax or other adverse consequences to the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries on a Consolidated basis; provided further, however, that proceeds from the disposition of any cash, Capital Stock or property or other assets of an Unrestricted Subsidiary that are so distributed will not increase the amount of Restricted Payments permitted under Section 4.07(a)(C)(iv);

(19) Restricted Payments at any time outstanding made with the proceeds of any drawings under a Permitted Credit Facility in an amount not to exceed the Credit Facility Excluded Amount, provided that, the amount of any Restricted Payment made pursuant to this clause (19) shall be deemed to be reduced (but not below zero) by the aggregate principal amount of any prepayment or repayment (including on a cashless basis) of any such drawings under such Permitted Credit Facility;

(20) distributions or payments of Receivables Fees and purchases of Receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Transaction;

(21) Restricted Payments to finance Investments or other acquisitions by a Parent or any Affiliate (other than the Company, a Permitted Affiliate Parent or a Restricted Subsidiary) which would otherwise be permitted to be made pursuant to this Section 4.07 if made by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary; provided, that (i) such Restricted Payment shall be made within 120 days of the closing of such Investment or other acquisition, (ii) such Parent or Affiliate shall, prior to or promptly following the date such Restricted Payment is made, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (in a manner not prohibited by Section 5.01) in order to consummate such Investment or other acquisition, (iii) such Parent or Affiliate receives no consideration or other payment in connection with such transaction except to the extent the Company, a Permitted Affiliate Parent or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Section 4.07 and (iv) any property received in connection with such transaction shall not constitute an Excluded Contribution up to the amount of such Restricted Payment made under this Section 4.07(b)(21);

(22) any Restricted Payment from the Company, any Permitted Affiliate Parent or any Restricted Subsidiary to a Parent or any other Subsidiary of a Parent which is not a Restricted Subsidiary; provided that such Subsidiary advances the proceeds of any such Restricted Payment to the Company, any Permitted Affiliate Parent or any other Restricted Subsidiary, as applicable, within three days of receipt thereof and that such Restricted Payments do not exceed an amount equal to 10.0% of Total Assets at any one time;

(23) distributions (including by way of dividend) to a Parent consisting of cash, Capital Stock or property or other assets of a Restricted Subsidiary that is in each case held by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary for the sole purpose of transferring such cash, Capital Stock or property or other assets to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary; and

(24) Restricted Payments reasonably required to consummate any Permitted Financing Action or any Post-Closing Reorganization.

(c) For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the categories described in Section 4.07(b)(1) through Section 4.07(b)(24) above, or is permitted pursuant to Section 4.07(a) or the definition of “Permitted Investments”, the Company and any Permitted Affiliate Parent will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.07 or the definition of “Permitted Investments”.

(d) The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined conclusively in good faith by the Board of Directors or senior management of the Company or a Permitted Affiliate Parent) on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company, such Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount.

Section 4.08 Limitation on Restrictions on Distributions from Restricted Subsidiaries

(a) The Company and any Permitted Affiliate Parent will not, and will not permit any Restricted Subsidiary (other than the Borrowers) to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (other than the Borrowers) to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary;

(2) make any loans or advances to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary; or

(3) transfer any of its property or assets to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary;

provided that (a) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock and (b) the subordination of (including but not limited to, the application of any standstill requirements to) loans or advances made to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary to other Indebtedness Incurred by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

(b) Section 4.08(a) will not prohibit:

(1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of this 2017 Amendment Effective Date, including, without limitation, this Agreement, the Existing Senior Secured Notes Indentures, the Super Senior Credit Facilities Agreement, the Existing Senior Indentures, the Intercreditor Agreement and the Security Documents and any related documentation, in each case, as in effect on the 2017 Amendment Effective Date;

(2) any encumbrance or restriction pursuant to an agreement or instrument of a Person relating to any Capital Stock or Indebtedness of a Person, Incurred on or before the date on which such Person was acquired by or merged or consolidated with or into the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, or on which such agreement or instrument is assumed by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary or was merged or consolidated with or into the Company, a Permitted Affiliate Parent or any Restricted Subsidiary or in contemplation of such transaction) and outstanding on such date, provided~~,~~ that any such encumbrance or restriction shall not extend to any assets or property of the Company, a Permitted Affiliate Parent or any other Restricted Subsidiary other than the assets and property so acquired and provided, further, that for the purposes of this Section 4.08(b)(2), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary when such Person becomes the Successor Company;

(3) any encumbrance or restriction pursuant to an agreement or instrument effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement referred to in Section 4.08(b)(1) or Section 4.08(b)(2) or this Section 4.08(b)(3) or contained in any amendment, supplement, restatement or other modification to an agreement referred to in Section 4.08(b)(1) or Section 4.08(b)(2) or this Section 4.08(b)(3); provided, however, that the encumbrances and restrictions, taken as a whole, with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect to the Finance Parties than the encumbrances and restrictions contained in such agreements referred to in Section 4.08(b)(1) or Section 4.08(b)(2) (as determined conclusively in good faith by the Board of Directors or senior management of the Company or a Permitted Affiliate Parent);

(4) in the case of Section 4.08(a)(3), any encumbrance or restriction:

(A)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(B)	contained in Liens permitted under this Agreement securing Indebtedness of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

(C)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary; or

(D)	contained in operating leases for real property and restricting only the transfer of such real property upon the occurrence and during the continuance of a default in the payment of rent;

(5) any encumbrance or restriction pursuant to (A) Purchase Money Obligations for property acquired in the ordinary course of business or (B) Capitalized Lease Obligations permitted under this Agreement, in each case, that either (i) impose encumbrances or restrictions of the nature described in Section 4.08(a)(3) on the property so acquired or (ii) are customary in connection with Purchase Money Obligations, Capitalized Lease Obligations and mortgage financings for property acquired in the ordinary course of business;

(6) any encumbrance or restriction arising in connection with, or any contractual requirement Incurred with respect to, any Purchase Money Note, other Indebtedness or a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors or senior management of the Company or a Permitted Affiliate Parent, are necessary to effect such Qualified Receivables Transaction;

(7) any encumbrance or restriction (A) with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement (or option to enter into such contract) entered into for the direct or indirect sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition; or (B) arising by reason of contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale and disposition of all or substantially all assets of such Subsidiary or conditions imposed by governmental authorities or otherwise resulting from dispositions required by governmental authorities;

(8) (A) customary provisions in leases, asset sale agreements, joint venture agreements and other agreements and instruments entered into by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in the ordinary course of business or (B) in the case of a Subsidiary that is not a Wholly-Owned Subsidiary, encumbrances, restrictions and conditions imposed by its organizational documents or any related shareholders, joint venture or other agreements (including restrictions on the payment of dividends or other distributions);

(9) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, governmental license, order, concession, franchise, or permit or required by any regulatory authority;

(10) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(11) any encumbrance or restriction pursuant to Currency Agreements, Commodity Agreements or Interest Rate Agreements;

(12) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the 2017 Amendment Effective Date pursuant Section 4.09 if (a) the encumbrances and restrictions taken as a whole are not materially less favorable to the Finance Parties than the encumbrances and restrictions contained in the Super Senior Credit Facilities Agreement, the Existing Senior Secured Notes and the Intercreditor Agreement, in each case, as in effect on the 2017 Amendment Effective Date (as determined conclusively in good faith by the Board of Directors or senior management of the Company or a Permitted Affiliate Parent) or (b) such encumbrances and restrictions taken as a whole are not materially more disadvantageous to the Finance Parties than is customary in comparable financings (as determined conclusively in good faith by the Board of Directors or senior management of the Company or a Permitted Affiliate Parent) and, in each case, either (i) the Company or a Permitted Affiliate Parent reasonably believes that such encumbrances and restrictions will not materially affect the Borrower’s ability to make principal or interest payments on the Loans as and when they come due or (ii) such encumbrances and restrictions apply only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness; and

(13) any encumbrance or restriction arising by reason of customary non-assignment provisions in agreements.

Section 4.09 Limitation on Indebtedness

The Company and any Permitted Affiliate Parent will not, and will not permit any of the Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company, a Permitted Affiliate Parent and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if, on the date of such Incurrence and after giving effect thereto on a pro forma basis,

(a) (1) the Consolidated Net Leverage Ratio would not exceed 4.50 to and (2) the Consolidated Net Leverage Ratio (including, for the avoidance of doubt, Indebtedness constituting Subordinated Obligations of the Company, a Permitted Affiliate Parent and any Restricted Subsidiary as set forth in clauses (1)(A)(iv) and (1)(A)(v) of the definition of the Consolidated Net Leverage Ratio) would not exceed 5.50 to 1.00.

(b) Section 4.09(a) will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company, a Permitted Affiliate Parent and any of the Restricted Subsidiaries under Credit Facilities, and any Refinancing Indebtedness in respect thereof in the aggregate principal amount at any one time outstanding not to exceed:

(A) an amount equal to €80.0 million; plus

(B) an amount equal to the greater of (i) €420 million, plus (b) the amount of any Credit Facilities incurred under Section 4.09(a)(2) or any other provision of this Section 4.09(b) to acquire any property, other assets or shares of Capital Stock of a Person, and (ii) 5.0% of Total Assets plus

(C) any accrual or accretion of interest that increases the principal amount of Indebtedness under Credit Facilities, plus (C) in the case of any refinancing of any Indebtedness permitted under this Section 4.09(b)(1) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(2) Indebtedness of the Company or a Permitted Affiliate Parent owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary (other than a Receivables Entity); provided, however, that:

(A) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (other than a Receivables Entity); and

(B) any sale or other transfer of any such Indebtedness to a Person other than the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (other than a Receivables Entity),

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company, such a Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be;

(3) (a) Indebtedness represented by the Initial Term Loans, the Existing Senior Secured Notes and the Existing Senior Notes, (b) Indebtedness of the Guarantors represented by guarantees of the Super Senior Credit Facilities (including the Initial Term Loans), the Existing Senior Secured Notes and the Existing Senior Notes, provided that the guarantee of any such Indebtedness is subject to the terms of the Intercreditor Agreement, and (c) Indebtedness represented by the Security Documents;

(4) any Indebtedness (other than the Indebtedness described in Section 4.09(b)(1), Section 4.09(b)(2) and Section 4.09(b)(3)) outstanding on the 2017 Amendment Effective Date;

(5) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in Section 4.09(b)(3), Section 4.09(b)(4), Section 4.09(b)(5), Section 4.09(b)(6), Section 4.09(b) (8), Section 4.09(b)(15), Section 4.09(b)(16), Section 4.09(b)(20) or (21) or Incurred pursuant to Section 4.09(a);

(6) Indebtedness of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary Incurred after the 2017 Amendment Effective Date (A) Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company, any Permitted Affiliate Parent or any Restricted Subsidiary or was designated a Permitted Affiliate Parent or an Affiliate Subsidiary, (B) Incurred to provide all or a portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or a Permitted Affiliate Parent or was otherwise acquired by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary, or such Person was designated as a Permitted Affiliate Parent or an Affiliate Subsidiary or (C) Incurred and outstanding on the date on which such Restricted

Subsidiary was acquired by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company, a Permitted Affiliate Parent or any Restricted Subsidiary (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary); provided, however, that with respect to Section 4.09(b)(6)(A) and Section 4.09(b)(6)(B) only, immediately following the consummation of the acquisition of such Restricted Subsidiary by the Company, a Permitted Affiliate Parent or such other transaction, (i) the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries would have been able to Incur €1.00 of additional Indebtedness pursuant to Section 4.09(a) after giving pro forma effect to the relevant acquisition or other transaction and the Incurrence of such Indebtedness pursuant to this Section 4.09(b)(6) or (ii) the Consolidated Net Leverage Ratio would not be greater than immediately prior to such acquisition or such other transaction;

(7) Indebtedness under Currency Agreements, Commodity Agreements and Interest Rate Agreements entered into for bona fide hedging purposes of (A) the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries and (B) Unitymedia and its Subsidiaries and, following a Permitted Affiliate Group Designation Date, the Common Holding Company and its Subsidiaries, in each case, and not for speculative purposes (as determined conclusively in good faith by the Board of Directors or senior management of the Company or a Permitted Affiliate Parent);

(8) Indebtedness consisting of (A) mortgage financings, asset backed financings, Purchase Money Obligations or other financings, Incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement (including, without limitation, in respect of tenant improvement) of property (real or personal), plant, equipment or other assets (including, without limitation, network assets) used or useful in the business of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary or (B) Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, development, construction, installation or improvement (including, without limitation, in respect of tenant improvement) of property (real or personal), plant, equipment or other assets (including, without limitation, network assets) used or useful in the business of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Refinancing Indebtedness which refinances, replaces or refunds such Indebtedness, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 4.09(b)(8), will not exceed the greater of (i) €250.0 million and (ii) 3.0% of Total Assets at any time outstanding so long as such Indebtedness exists on the date of, or commissioning of, or contracting for, such purchase, design, development, construction, installation or improvement, or is created within 270 days thereafter;

(9) Indebtedness in respect of (a) workers’ compensation claims, casualty or liability insurance, self-insurance obligations, performance (including insurance policies), bid, indemnity, surety, judgment, appeal, completion, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business (or consistent with past practice or industry practice) or in respect of any government requirement, including, but not limited to, those

Incurred to secure health, safety and environmental obligations or rental obligations, (b) letters of credit, bankers’ acceptances, guarantees, or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business (or consistent with past practice or industry practice) or in respect of any government requirement, , including, but not limited to, letters of credit or similar instruments in respect of casualty or liability insurance, self-insurance, unemployment insurance, workers’ compensation obligations, health disability or other benefits, pensions-related obligations and other social security laws, (c) the financing of insurance premiums or take-or-pay obligations contained in supply agreements, in each case, in the ordinary course of business and (D) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(10) Indebtedness Incurred constituting reimbursement obligations with respect to letters of credit issued and bank guarantees in the ordinary course of business provided to lessors of real property or otherwise in connection with the leasing of real property and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses in respect of any government requirement, or other Indebtedness with respect to reimbursement type obligations regarding the foregoing; provided, however, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(11) Indebtedness arising from agreements of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary providing for indemnification, guarantees or obligations in respect of earn-outs or adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including the fair market value of non-cash proceeds) actually received (in the case of dispositions) or paid (in the case of acquisitions) by the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries in connection with such disposition or acquisition, as applicable;

(12) Indebtedness arising from (i) Bank Products and (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that in the case of this clause (ii), such Indebtedness is extinguished within thirty Business Days of Incurrence;

(13) guarantees by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary (other than of any Indebtedness Incurred by the Company, a Permitted Affiliate Parent or Restricted Subsidiary in violation of this Section 4.09); provided, however, that if the Indebtedness being guaranteed is subordinated in right of payment to the Facilities, then such guarantee shall be subordinated substantially to the same extent as the relevant Indebtedness guaranteed;

(14) Subordinated Shareholder Loans Incurred by the Company;

(15) Indebtedness of the Company, any Permitted Affiliate Parent or any Subsidiary Guarantor Incurred pursuant to (A) the guarantees of the Existing Senior Notes issued on or before the date of this Agreement, and (B) any guarantees of other Indebtedness of Unitymedia or any other Parent provided that for purposes of this clause

(B): (i) on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Net Leverage Ratio would not exceed 5.50 to 1.00 (for the avoidance of doubt, outstanding Indebtedness for the purpose of calculating the Consolidated Net Leverage Ratio under this clause (b) shall include any Indebtedness represented by guarantees by the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries of Indebtedness of Unitymedia or any Parent) and (ii) such guarantees shall be subordinated to the Facilities and the Subsidiary Guarantees pursuant to the Intercreditor Agreement or any Additional Intercreditor Agreement to substantially the same extent, and on substantially the same terms, as the guarantees of the Existing Senior Notes are subordinated to the Facilities and the Subsidiary Guarantees on the date of this Agreement pursuant to the terms of the applicable Intercreditor Agreement;

(16) Indebtedness of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 4.09(b)(16) and then outstanding, will not exceed 100% of the Net Cash Proceeds (other than Net Cash Proceeds, if any, received by the Company that were subsequently used to finance the purchase price of the acquisition of Unitymedia by Liberty Global, Inc. or refinance any Indebtedness of the Company or any of the Restricted Subsidiaries in connection with such acquisition) received by the Company or a Permitted Affiliate Parent from the issuance or sale (other than to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary) of its respective Subordinated Shareholder Loans or its Capital Stock or otherwise contributed to the equity of the Company or a Permitted Affiliate Parent, in each case, subsequent to the Original Unitymedia Notes Issue Date (and in each case, other than through the issuance of Disqualified Stock, Preferred Stock or an Excluded Contribution); provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.07(a)(4)(C)(ii), Section 4.07(a)(4)(C)(iii) and Section 4.07(b)(1) to the extent the Company, a Permitted Affiliate Parent or any Restricted Subsidiary Incurs Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this Section 4.09(b)(16) to the extent the Company, a Permitted Affiliate Parent or any Restricted Subsidiary makes a Restricted Payment under Section 4.07(a)(4)(C)(ii), Section 4.07(a)(4)(C)(iii) and Section 4.07(b)(1) in reliance thereon; provided, further, that the proceeds of any Cure Amounts shall not be taken into account for the purposes of this Section 4.09(b)(16);

(17) [Reserved];

(18) Indebtedness pursuant to any Permitted Financing Action and any refinancing in respect thereof;

(19) (A) Indebtedness arising under (i) any arrangements to fund a production where such funding is only repayable from the distribution revenues of that production or (ii) Production Facilities provided that the aggregate amount of Indebtedness under all Production Facilities incurred pursuant to this clause (ii) does not exceed the greater of (1) €100.0 million and (2) 1.0% of Total Assets at any time outstanding and (B) any Refinancing Indebtedness of any Indebtedness Incurred under clause (A);

(20) (A) Indebtedness of the Company or any Restricted Subsidiary that constitutes Subordinated Obligations; provided that on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Net Leverage Ratio would not exceed 5.50 to 1.00 and (B) any Refinancing Indebtedness of any Indebtedness Incurred under clause (A);

(21) Indebtedness arising under borrowing facilities provided by a special purpose vehicle notes issuer to the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in connection with the issuance of notes or other similar debt securities intended to be supported primarily by the payment obligations of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in connection with any vendor financing platform;

(22) in addition to the items referred to in Section 4.09(b)(1) through Section 4.09(b)(21) above, Indebtedness of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 4.09(b)(22) and then outstanding, will not exceed the greater of (A) €300.0 million and (B) 5.0% of Total Assets at any time outstanding.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.09:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b), the Company, in its sole discretion, will classify such item of Indebtedness on the date of its Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses and will be permitted on the date of such Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b), and, from time to time, may reclassify all or a portion of such Indebtedness, in any manner that complies with this Section 4.09;

(2) (A) any Indebtedness under the Super Senior Revolving Facility outstanding on the date of this Agreement will be deemed to have been Incurred under Section 4.09(b)(1)(A) on such date, and (B) any Indebtedness Incurred under Section 4.09(b)(1)(A) may not be reclassified;

(3) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) if obligations in respect of letters of credit are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 4.09(a) or clauses (1), (16) or (22) of Section 4.09(b) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) the principal amount of any Disqualified Stock of the Company or a Permitted Affiliate Parent, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6) Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with IFRS.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness, Preferred Stock or Disqualified Stock and increases in the amount of Indebtedness due to a change in accounting principles will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09. The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (2) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date.

For purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the Euro Equivalent principal amount of Indebtedness denominated in a foreign currency shall be (1) calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed or first Incurred (whichever yields the lower Euro Equivalent), in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable euro-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced and (2) if and for so long as any such Indebtedness is subject to an agreement intended to protect against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the swapped rate of such Indebtedness (if swapped into euros) as of the date of the applicable swap. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

For purposes of determining compliance with (i) Section 4.09(a) and (ii) any other provision of the Finance Documents which requires the calculation of any financial ratio or test, including the Consolidated Net Leverage Ratio, the Euro Equivalent principal amount of Indebtedness denominated in a foreign currency (if such Indebtedness has not been swapped into euro, or if such Indebtedness has been swapped into a currency other than euro) shall be calculated using the same weighted average exchange rates for the relevant period used in the consolidated financial statements of the Reporting Entity for calculating the Euro Equivalent of Consolidated EBITDA denominated in the same currency as the currency in which such Indebtedness is denominated or into which it has been swapped.

The Company and any Permitted Affiliate Parent will not Incur, and will not permit any Guarantor to Incur, any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company, the Permitted Affiliate Parent or any Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Facilities and, if applicable, the Facilities Guarantee of the Person Incurring such Indebtedness, on substantially identical terms (as conclusively determined in good faith by the Board of Directors or senior management of the Company or the Permitted Affiliate Parent); provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company, the Permitted Affiliate Parent, any Guarantor or any other Restricted Subsidiary solely by virtue of being unsecured or secured on a junior Lien basis or by virtue of not being guaranteed or by virtue of the application of waterfall or other payment ordering provisions affecting different tranches of Indebtedness.

Section 4.10 Limitation on Sales of Assets and Subsidiary Stock

(a) The Company and any Permitted Affiliate Parent will not, and will not permit any of the Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company, such Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined conclusively in good faith by the Board of Directors or senior management of the Company or such Permitted Affiliate Parent (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2) unless the Asset Disposition is a Permitted Asset Swap, at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Company, such Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) the Net Available Cash from such Asset Disposition is applied by the Company, the Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be:

(A) to the extent the Company, the Permitted Affiliate Parent or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Senior Indebtedness of the Company or the Permitted Affiliate Parent (including the Facilities) or any Subsidiary Guarantor or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company, a Permitted Affiliate Parent or an Affiliate of the Company or Permitted Affiliate Parent) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (A), the Company, the Permitted Affiliate Parent or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) (except in the case of any revolving Indebtedness) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or

(B) to the extent the Company, the Permitted Affiliate Parent or such Restricted Subsidiary elects to invest in or commit to invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive agreement or a commitment approved by the Board of Directors or senior management of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 6 months of such 365th day;

provided that pending the final application of any such Net Available Cash in accordance with clause (A) or clause (B) of this Section 4.10(a)(3), the Company, a Permitted Affiliate Parent or such Restricted Subsidiary may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Agreement.

(b) Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied as provided in Section 4.10(a) will be deemed to constitute “Excess Proceeds”.

(c) To the extent that the Company, any Permitted Affiliate Parent or a Restricted Subsidiary is required pursuant to the terms of the Existing Senior Secured Indentures (or any similar terms in an instrument or agreement governing Senior Indebtedness other than the Finance Documents) to make an offer to redeem or prepay the Indebtedness thereunder (an “Excess Proceeds Redemption Offer”), then the Company, any Permitted Affiliate Parent or a Restricted Subsidiary shall include the outstanding amounts under the Facilities in such offer to prepay (and shall provide notice of such offer to the Facility Agent), such that a portion of the Excess Proceeds (the “Prepayment Amount”) that is equivalent to the proportion that the aggregate amount of the outstandings under the Facilities bears to the aggregate principal amount of other senior secured indebtedness is available to be applied and is so applied in prepayment of the outstanding amount plus accrued and unpaid interest owed to each Lender under the Facilities (to the extent that such Lender accepts any such offer of prepayment).

(d) To the extent that the Company, any Permitted Affiliate Parent or a Restricted Subsidiary is not required to make an Excess Proceeds Redemption Offer, the Company, any Permitted Affiliate Parent or a Restricted Subsidiary shall procure that the Excess Proceeds are applied in prepayment of the outstanding amounts plus accrued and unpaid interest under one or more Facilities selected by the Company.

(e) Following compliance with the requirements of paragraph (c) and (d), the Company may use any remaining Excess Proceeds for general corporate purposes in any manner not prohibited by this Agreement.

(f) For the purposes of this Section 4.10, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations) of any Borrower, the Permitted Affiliate Parent or any Subsidiary Guarantor or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor and the release of the Company, the Permitted Affiliate Parent, such Subsidiary Guarantor or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Borrower will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with Section 4.10(a)(3)(A) of this Agreement;

(2) securities, notes or other obligations received by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary from the transferee that are convertible by the Company, such Permitted Affiliate Parent or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company, any Permitted Affiliate Parent and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition;

(4) consideration consisting of Indebtedness of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary;

(5) any Designated Non-Cash Consideration received by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value not to exceed 25.0% of the consideration from such Asset Disposition (excluding any consideration received from such Asset Disposition in accordance with Section 4.10(f)(1) to Section 4.10(f)(4)) (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(6) in addition to any Designated Non-Cash Consideration received pursuant to Section 4.10(f)(5), any Designated Non-Cash Consideration received by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.10(f)(6) that is at that time outstanding, not to exceed the greater of €300.0 million and 5.0% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Section 4.11 Limitation on Affiliate Transactions

(a) The Company and any Permitted Affiliate Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or a Permitted Affiliate Parent (an “Affiliate Transaction”) involving aggregate consideration in excess of €50.0 million for such Affiliate Transactions in any fiscal year, unless:

(1) the terms of such Affiliate Transaction are not materially less favorable, taken as a whole, to the Company, such Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate (or, in the event that there are no comparable transactions involving Persons who are not Affiliates of the Company, such Permitted Affiliate Parent or such Restricted Subsidiary to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Company, such Permitted Affiliate Parent or such Restricted Subsidiary has conclusively determined in good faith to be fair to the Company, such Permitted Affiliate Parent or such Restricted Subsidiary); and

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of €100.0 million, the terms of such transaction have been approved by either (i) a majority of the members of the Board of Directors or (ii) senior management of the Company, such Permitted Affiliate Parent, or such Restricted Subsidiary, as applicable.

(b) Section 4.11(a) will not apply to:

(1) any Restricted Payment permitted to be made pursuant to Section 4.07 or any Permitted Investment;

(2) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, a Permitted Affiliate Parent, any Restricted Subsidiary or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultant plans (including, without limitation, valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) and/or indemnities provided on behalf of officers, employees or directors or consultants, in each case in the ordinary course of business;

(3) loans or advances to employees, officers or directors in the ordinary course of business of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary but in any event not to exceed €10.0 million in the aggregate amount outstanding at any one time with respect to all loans or advances made since the 2017 Amendment Effective Date;

(4) (A) any transaction between or among the Company, a Permitted Affiliate Parent and a Restricted Subsidiary (or an entity that becomes a Restricted Subsidiary in connection with such transaction) or between or among Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary in connection with such transaction); and (B) any guarantees issued by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary for the benefit of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (or an entity that becomes a Restricted Subsidiary in connection with such transaction), as the case may be, in accordance with Section 4.09;

(5) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which, taken as a whole, are fair to the Company, the relevant Permitted Affiliate Parent or Restricted Subsidiary, as applicable, or are on terms not materially less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(6) loans or advances to any Affiliate of the Company or a Permitted Affiliate Parent by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, provided that the terms of such loan or advance are fair to the Company or the relevant Permitted Affiliate Parent or Restricted Subsidiary, as the case may be, or are on terms not materially less favorable than those that could reasonably have been obtained from an unaffiliated party;

(7) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors, executives or officers of any Parent, the Company, a Permitted Affiliate Parent or any Restricted Subsidiary;

(8) the performance of obligations of the Company, any Permitted Affiliate Parent, or any of the Restricted Subsidiaries under (A) the terms of any agreement to which the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries is a party as of or on the 2017 Amendment Effective Date or (B) any agreement entered into after the 2017 Amendment Effective Date on substantially similar terms to an agreement under Section 4.11(b)(8)(A), in each case, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any such agreement or amendment, modification, supplement, extension or renewal to such agreement, in each case, entered into after the 2017 Amendment Effective Date will be permitted to the extent that its terms are not materially more disadvantageous to the Finance Parties than the terms of the agreements in effect on the 2017 Amendment Effective Date;

(9) any transaction with (i) a Receivables Entity effected as part of a Qualified Receivables Transaction, acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction, and other Investments in Receivables Entities consisting of cash or Securitization Obligations or (ii) with an Affiliate in respect of Non-Recourse Indebtedness;

(10) the issuance of Capital Stock or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the Company or a Permitted Affiliate Parent to any Affiliate of the Company or such Permitted Affiliate Parent;

(11) the payment to any Permitted Holder of all reasonable expenses Incurred by any Permitted Holder in connection with its direct or indirect investment in the Company, a Permitted Affiliate Parent and their Subsidiaries and unpaid amounts accrued for prior periods;

(12) the payment to any Parent or Permitted Holder (1) of Management Fees (A) on a bona fide arm’s-length basis in the ordinary course of business or (B) of up to the greater of €15.0 million and 0.5% of Total Assets in any calendar year, (2) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation in connection with loans, capital market transactions, hedging and other derivative transactions, acquisitions or divestitures or (3) of Parent Expenses;

(13) guarantees of Indebtedness, hedging and other derivative transactions and other obligations not otherwise prohibited under this Agreement;

(14) if not otherwise prohibited under this Agreement, the issuance of Capital Stock (other than Disqualified Stock) or Subordinated Shareholder Loans (including the payment of cash interest thereon; provided that, after giving pro forma effect to any such cash interest payment, the Consolidated Net Leverage Ratio would not exceed 4.00 to 1.00) of the Company or a Permitted Affiliate Parent to any Parent of the Company or a Permitted Affiliate Parent or any Permitted Holder;

(15) arrangements with customers, clients, suppliers, contractors, lessors or sellers of goods or services that are negotiated with an Affiliate, in each case, which are otherwise in compliance with the terms of this Agreement; provided that the terms and conditions of any such transaction or agreement as applicable to the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, taken as a whole are fair to the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries and are on terms not materially less favorable to the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries than those that could have reasonably been obtained in respect of an analogous transaction or agreement that would not constitute an Affiliate Transaction;

(16) (A) transactions with Affiliates in their capacity as holders of indebtedness or Capital Stock of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, so long as such Affiliates are not treated materially more favorably than holders of such indebtedness or Capital Stock generally, and (B) transactions with Affiliates in their capacity as borrowers of indebtedness from the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, so long as such Affiliates are not treated materially more favorably than holders of such indebtedness generally;

(17) any tax sharing agreement or arrangement and payments pursuant thereto between or among the Ultimate Parent, the Company, a Permitted Affiliate Parent or any other Person or a Restricted Subsidiary not otherwise prohibited by this Agreement and any payments or other transactions pursuant to a tax sharing agreement between the Company, a Permitted Affiliate Parent and any other Person or a Restricted Subsidiary and any other Person with which the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries files a Consolidated tax return or with which the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries is part of a group for tax purposes (including a fiscal unity) or any tax advantageous group contribution made pursuant to applicable legislation;

(18) transactions relating to the provision of Intra-Group Services in the ordinary course of business;

(19) any transaction reasonably necessary to effect the Unitymedia Management Merger, the Post-Closing Reorganization and/or Spin-Off;

(20) any transaction in the ordinary course of business between or among the Company, a Permitted Affiliate Parent or any Restricted Subsidiary and any Affiliate of the Company or a Permitted Affiliate Parent that is an Unrestricted Subsidiary or a joint venture or similar entity that would constitute an Affiliate Transaction solely because the Company, a Permitted Affiliate Parent or a Restricted Subsidiary owns an equity interest in or otherwise controls such Unrestricted Subsidiary, joint venture or similar entity;

(21) commercial contracts entered into in the ordinary course of business between an Affiliate of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary and the Company, a Permitted Affiliate Parent or any Restricted Subsidiary that are on arm’s length terms or on a basis that senior management of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary reasonably believes allocates costs fairly;

(22) transactions between any Restricted Subsidiary and the Common Holding Company or any Parent and/or their Subsidiaries, in each case, to effect or facilitate the transfer of any property or asset from the Company, any Permitted Affiliate Parent and/or any Restricted Subsidiary to another Restricted Subsidiary, any Permitted Affiliate Parent and/or the Company, as applicable; and

(23) any Permitted Financing Action.

Section 4.12 Limitation on Liens

(a) The Company and any Permitted Affiliate Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than (1) in the case of any property or asset that does not constitute Collateral, Permitted Liens (other than Permitted Collateral Liens), and (2) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the 2017 Amendment Effective Date or acquired after that date which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), unless, in the case of clause (1) only, contemporaneously with the Incurrence of such Initial Lien, effective provision is made to secure the Indebtedness due under the Finance Documents or, in respect of Liens on any Guarantor’s property or assets, such Guarantor’s Guaranty, equally and ratably with (or prior to, in the case of Liens with respect to Subordinated Obligations of a Guarantor, as the case may be) the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured.

(b) Any such Lien thereby created in favor of the Finance Parties will be automatically and unconditionally released and discharged upon (1) the release and discharge of the Initial Lien to which it relates, (2) any sale, exchange or transfer to any Person other than the Company, a Permitted Affiliate Parent or any Restricted Subsidiary of the property or assets secured by such Initial Lien, (3) the full and final payment of all amounts payable by the Borrowers under the Loan Documents, (4) with respect to any Additional Guarantor the assets or the Capital Stock of which are encumbered by such Lien, upon the release of the Guaranty of such Additional Guarantor in accordance with Section 21.08 (Release of Guarantors’ right of contribution) of this Agreement, or (5) as a result of, and in connection with, any Solvent Liquidation.

(c) For purposes of determining compliance with this Section 4.12, (1) a Lien need not be Incurred solely by reference to one category of Permitted Liens or Permitted Collateral Liens, as applicable, but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (2) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens or Permitted Collateral Liens, as applicable, the Company shall, in its sole discretion, divide, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this Section 4.12 and the definition of “Permitted Liens” or “Permitted Collateral Liens”, as applicable.

(d) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.13 [Reserved]

Section 4.14 [Reserved]

Section 4.15 Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries

(a) No Restricted Subsidiary (other than the Company, the Permitted Affiliate Parent or a Guarantor) shall, guarantee or otherwise become obligated under any Indebtedness under the Super Senior Credit Facilities Agreement, the Existing Senior Secured Notes, the Existing Senior Secured Indentures, the Existing Senior Notes or the Existing Senior Indentures or guarantee any other Indebtedness of the Company or a Guarantor after the 2017 Amendment Effective Date in an amount in excess of €50.0 million unless such Restricted Subsidiary is or becomes an Additional Guarantor on the date on which such other guarantee or Indebtedness is Incurred (or as soon as reasonably practicable thereafter) and, if applicable, executes and delivers to the Facility Agent an Obligor Accession Agreement pursuant to which such Restricted Subsidiary will provide a Facilities Guarantee (which Facilities Guarantee shall be senior to or pari passu with such Restricted Subsidiary’s guarantee of such other Indebtedness); provided that,

(1) if such Restricted Subsidiary is not a Significant Subsidiary, such Restricted Subsidiary shall only be obligated to become an Additional Guarantor if such Indebtedness is Indebtedness of the Company, a Permitted Affiliate Parent or a Borrower or Public Debt of a Guarantor;

(2) an Additional Guarantor’s Facilities Guarantee may be limited in amount to the extent required by fraudulent conveyance, thin capitalization, corporate benefit, financial assistance or other similar laws (but, in such a case (A) each of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal limit and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant limit and (B) the relevant guarantee shall be given on an equal and ratable basis with the guarantee of any other Indebtedness giving rise to the obligation to guarantee the Facilities); and

(3) for so long as it is not permissible under applicable law for a Restricted Subsidiary to become an Additional Guarantor, such Restricted Subsidiary need not become an Additional Guarantor (but, in such a case, each of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal prohibition precluding the giving of the guarantee and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant legal prohibition, and shall give such guarantee at such time (and to the extent) that it thereafter becomes permissible).

(b) Section 4.15(a) shall not apply to: (1) the granting by such Restricted Subsidiary of a Permitted Lien under circumstances which do not otherwise constitute the guarantee of Indebtedness of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary; or (2) the guarantee by any Restricted Subsidiary of Indebtedness that refinances Indebtedness which benefited from a guarantee by any Restricted Subsidiary Incurred in compliance with this Section 4.15 immediately prior to such refinancing.

(c) Notwithstanding the foregoing, any guarantee of the Facilities by an Additional Guarantor created pursuant to this Section 4.15 shall provide by its terms that it shall be automatically and unconditionally released and discharged in accordance with the provisions of Clause 28.6 (Resignation of a Guarantor) of this Agreement.

Section 4.16 [Reserved]

Section 4.17 Impairment of Security Interests

The Company and any Permitted Affiliate Parent shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action that would have the result of materially impairing any Lien in the Collateral granted under the Security Documents (it being understood, subject to the proviso below, that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair any Lien in the Collateral granted under the Security Documents) for the benefit of the Finance Parties and the Facility Agent, and the Company and any Permitted Affiliate Parent shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Security Trustee, for the benefit of the Finance Parties and the Facility Agent and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral, except that (1) the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries may Incur Permitted Collateral Liens, (2) the Collateral may be discharged and released in accordance with this Agreement, the Security Documents, the Existing Senior Secured Indentures, the Intercreditor Agreement or any Additional Intercreditor Agreement, and (3) the Company, and any Permitted Affiliate Parent and the Restricted Subsidiary may consummate any other transaction permitted under Section 5.01; provided, however, that, except with respect to any discharge or release of Collateral in accordance with this Agreement, the Security Documents, the Existing Senior Secured Indentures, the Intercreditor Agreement or any Additional Intercreditor Agreement, in connection with the Unitymedia Management Merger or in connection with the Incurrence of Liens for the benefit of the Finance Parties, no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, except that, at the direction of the Company or any Permitted Affiliate Parent and without the consent of the Finance Parties, the Facility Agent and/or the Security Trustee may from time to time (subject to customary protections and indemnifications from the Company) enter into one or more amendments to the Security Documents to: (i) cure any ambiguity, omission, manifest error, defect or inconsistency therein; (ii) provide for Permitted Collateral Liens; (iii) make any change necessary or desirable, in the good faith determination of the Company in order to implement transactions permitted under Section 5.01; (iv) provide for the release of any Lien on any properties and assets constituting Collateral under the Security Documents, provided that such release is followed by the substantially concurrent re-taking of a Lien of at least equivalent priority over the same properties and assets securing the Facilities or any Facilities Guarantee, (v) provide for the release of any Lien pursuant to, or in connection with, any Solvent Liquidation and (vi) make any other change that does not adversely affect the Finance Parties in any material respect, provided that, contemporaneously with any such action in clauses (ii), (iv) and (v), the Company or the Permitted Affiliate Parent delivers to the Facility Agent either (1) a solvency opinion, in form and substance reasonably satisfactory to the Facility Agent from an Independent Financial Advisor confirming the solvency of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, (2) a certificate from the responsible financial or accounting officer of the relevant Grantor (acting in good faith) which confirms the solvency of the person granting such Lien after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, in substantially the form attached hereto as Schedule 17 (Form of Solvency Certificate), or (3) an Opinion of Counsel, in form and substance reasonably satisfactory to the Facility Agent, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens created under the Security Documents, as applicable, so amended, extended, renewed, restated, supplemented, modified or replaced, are valid Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement. In the event that the Company complies with the requirements of this Section 4.17, the Facility Agent and/or the Security Trustee shall (subject to customary protections and indemnifications) consent to any such amendment, extension, renewal, restatement, supplement, modification or replacement without the need for instructions from the Lenders.

Section 4.18 [Reserved]

Section 4.19 Suspension of Covenants on Achievement of Investment Grade Status

If, during any period after the 2017 Amendment Effective Date, the Loans have achieved and continue to maintain Investment Grade Status and no Event of Default has occurred and is continuing (such period hereinafter referred to as an “Investment Grade Status Period”), then the Company will notify the Facility Agent of this fact and beginning on the date such status was achieved, the provisions of Sections 4.07, 4.08, 4.09, 4.10, 4.11 and Section 5.01(a)(3) and any related default provisions of this Agreement will be suspended and will not, during such Investment Grade Status Period, be applicable to the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries. No action taken during an Investment Grade Status Period or prior to an Investment Grade Status Period in compliance with the covenants then applicable will require reversal or constitute a Default under this Agreement in the event that suspended covenants are subsequently reinstated or suspended, as the case may be. An Investment Grade Status Period will terminate immediately upon the failure of the Loans to maintain Investment Grade Status (the “Reinstatement Date”). The Company or the Permitted Affiliate Parent will promptly notify the Facility Agent in writing of any failure of the loans to maintain Investment Grade Status and the Reinstatement Date.

Section 4.20 [Reserved]

Section 4.21 [Reserved]

Section 4.22 [Reserved]

Section 4.23 Intercreditor Agreements

(a) Each of the Facility Agent and the Lenders shall become a party to the Intercreditor Agreement by executing an accession agreement, in the form required by the Intercreditor Agreement, on or prior to the 2017 Amendment Effective Date or such other date as such Lender becomes a party to this Agreement (by way of assignment, transfer, accession, joinder or otherwise).

(b) At the request of the Company or a Permitted Affiliate Parent, in connection with the Incurrence by the Company or any Subsidiary Guarantor of any Indebtedness that is permitted to share the Collateral pursuant to the definition of Permitted Collateral Lien, the Company, the relevant Guarantors and the Security Trustee shall enter into with the holders of such Indebtedness (or their duly authorized Representative) an intercreditor agreement, including a restatement, amendment or other modification of an existing intercreditor agreement (an “Additional Intercreditor Agreement”), on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Finance Parties), including with respect to the subordination, payment blockage, limitation on enforcement and release of Facilities Guarantees, priority and release of any Liens in respect of Collateral created under the Security Documents or other terms which become customary for similar agreements; provided, further, that such Additional Intercreditor Agreement will not impose any personal obligations on the Security Trustee or adversely affect the personal rights, duties, liabilities or immunities of the

Security Trustee under this Agreement or the Intercreditor Agreement. For the avoidance of doubt, subject to the foregoing and the succeeding paragraph, any such Additional Intercreditor Agreement may provide for pari passu or subordinated Lien in respect of any such Indebtedness (to the extent such Indebtedness is permitted to share the Collateral pursuant to the definition of Permitted Collateral Lien).

(c) At the direction of the Company or a Permitted Affiliate Parent and without the consent of the Lenders, the Facility Agent and the Security Trustee will upon direction of the Company or a Permitted Affiliate Parent from time to time enter into one or more amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement to: (1) cure any ambiguity, omission, manifest error, defect or inconsistency therein; (2) add Guarantors or other parties (such as representatives of new issuances of Indebtedness) thereto; (3) further secure the Facilities (including Additional Facilities); (4) make provision for equal and ratable grants of Liens on the Collateral to secure Additional Facilities or to implement any Permitted Collateral Liens; (5) to amend the Intercreditor Agreement in accordance with its terms thereof, (6) make any other change to the Intercreditor Agreement or such Additional Intercreditor Agreement to provide for additional Indebtedness constituting Subordinated Obligations or any other additional Indebtedness (including with respect to any Intercreditor Agreement or Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Facilities) or other obligations that are permitted by the terms of this Agreement to be Incurred and secured by a Lien on the Collateral on a senior, pari passu or junior basis with the Liens securing the Facilities or the Facilities Guarantees, (7) add Restricted Subsidiaries to the Intercreditor Agreement or an Additional Intercreditor Agreement, (8) amend the Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof or; (9) make any change necessary or desirable, in the good faith determination of the Board of Directors or senior management of the Company, in order to implement any transaction that is subject to Section 5.01; (10) implement any transaction in connection with the renewal, extension, refinancing, replacement or increase of any Indebtedness that is secured by the Collateral and that is not prohibited by this Agreement; or (11) make any other change thereto that does not adversely affect the rights of the Lenders in any material respect; provided that, other than in compliance with clause (5) of this Section 4.23(b), no such changes shall be permitted to the extent they affect the ranking of any Facility or Facilities Guarantee, enforcement of Liens over the Collateral, the application of proceeds from the enforcement of Collateral or the release of any Facilities Guarantees or Collateral in a manner than would adversely affect the rights of the Lenders in any material respect except as otherwise permitted by this Agreement, the Intercreditor Agreement or any Additional Intercreditor Agreement immediately prior to such change. The Company will not otherwise direct the Facility Agent or the Security Trustee to enter into any amendment to the Intercreditor Agreement or, if applicable, any Additional Intercreditor Agreement, without the consent of the Majority Lenders, and the Company or the Permitted Affiliate Parent may only direct the Facility Agent and the Security Trustee to enter into any amendment to the extent such amendment does not impose any personal obligations on the Facility Agent or Security Trustee or, in the opinion of the Facility Agent or Security Trustee, adversely affect their respective rights, duties, liabilities or immunities under this Agreement or the Intercreditor Agreement or any Additional Intercreditor Agreement.

In relation to the Intercreditor Agreement, the Facility Agent shall consent on behalf of the Lenders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Facilities thereby; provided, however, that such transaction would comply with Section 4.07.

Section 4.24 Additional Parent Guarantees

With respect to each Additional Parent Guarantor that is a subsidiary of Unitymedia (or any of Unitymedia’s successors or assigns) and a Parent of the Company, each of the Company and the Guarantors shall take such necessary actions so that the direct Parent of such Additional Parent Guarantor will enter into a pledge in favor of the Security Trustee for the benefit of the Finance Parties over the Additional Parent Guarantor Collateral of such Additional Parent Guarantor that is first ranking, or if such Additional Parent Guarantor Collateral is subject to existing pledges, that has the same ranking as any existing pledges over the Capital Stock of Parent Guarantors (taking the Intercreditor Agreement into effect), or, to the extent permitted under this Agreement and the Intercreditor Agreement, that has a junior ranking.

Section 4.25 Limited Condition Transaction

(a) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company or a Permitted Affiliate Parent, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into.

(b) For the avoidance of doubt, if the Company or a Permitted Affiliate Parent has exercised its option under Section 4.25(a), and any Default or Event of Default occurs following `the date such definitive agreement for a Limited Condition Transaction is entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(c) In connection with any action being taken in connection with a Limited Condition Transaction for purposes of:

(1) determining compliance with any provision of the Agreement which requires the calculation of any financial ratio or test, including the Consolidated Net Leverage Ratio; or

(2) testing baskets set forth in this Agreement (including baskets measured as a percentage or multiple, as applicable, of Total Assets or Pro forma EBITDA);

in each case, at the option of the Company or a Permitted Affiliate Parent (the Company’s or a Permitted Affiliate Parent’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (the “LCT Test Date”); provided, however, that the Company or a Permitted Affiliate Parent shall be entitled to subsequently elect, in its sole discretion, the date of consummation of such Limited Condition Transaction instead of the LCT Test Date as the applicable date of determination, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof), as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro forma EBITDA” and “Consolidated Net Leverage Ratio”, the Company, a Permitted Affiliate Parent or any Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with.

(d) If the Company or a Permitted Affiliate Parent has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Pro forma EBITDA or Total Assets, of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries or the Person or assets subject to the Limited Condition Transaction (as at each reference to the “Company” or a “Permitted Affiliate Parent” in such definition was to such Person or assets) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Company or a Permitted Affiliate Parent has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, test or basket availability under this Agreement (including with respect to the Incurrence of Indebtedness or Liens, or the making of Asset Dispositions, acquisitions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Section 5.01 Merger and Consolidation

(a) No Parent Guarantor will consolidate with, or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of any member of the state of the European Union that is a member of the European Union on the date of this Agreement, Bermuda, the Cayman Islands or the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company or such Parent Guarantor) will expressly assume, by an Obligor Accession Agreement, executed and delivered to the Facility Agent, in form satisfactory to the Facility Agent, all the obligations of such Parent Guarantor under the Finance Documents to which it is a party;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) either (A) immediately after giving effect to such transaction, the Company, the Permitted Affiliate Parent and the Restricted Subsidiaries, or the Successor Company, would be able to Incur at least an additional €1.00 of Indebtedness pursuant to Section 4.09(a)(1) or (B) the Consolidated Net Leverage Ratio of the Company or the Permitted Affiliate Parent, if it is a surviving corporation, or the Successor Company and the Restricted Subsidiaries or such Successor Company and the Restricted Subsidiaries would be no greater than that of the Company, the Permitted Affiliate Parent, and the Restricted Subsidiaries immediately prior to giving effect to such transaction; and

(4) the Company or the Permitted Affiliate Parent shall have delivered to the Facility Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Agreement; provided that in giving such opinion, such counsel may rely on an Officers’ Certificate as to compliance with Sections 5.01(a)(2) and 5.01(a)(3) above and as to any matters of fact.

(b) Neither the Company nor any other Borrower will consolidate with, or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the Successor Company will be a corporation, partnership, trust or limited liability company organized and existing under the laws of any member of the state of the European Union that is a member of the European Union on the 2017 Amendment Effective Date, Bermuda, the Cayman Islands or the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not such Borrower) will expressly assume, by an Obligor Accession Agreement, executed and delivered to the Facility Agent, in form satisfactory to the Facility Agent, all the obligations of the Company or such Borrower under the Finance Documents to which it is a party;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) either (A) immediately after giving effect to such transaction, the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, or such Successor Company, as applicable, would be able to Incur at least an additional €1.00 of Indebtedness pursuant to Section 4.09(a)(1) or (B) the Consolidated Net Leverage Ratio of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries (including such Successor Company) or such Successor Company and the Restricted Subsidiaries would be no greater than that of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries immediately prior to giving effect to such transaction; and

(4) such Borrower or the Permitted Affiliate Parent, as applicable, shall have delivered to the Facility Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Agreement; provided that in giving such opinion, such counsel may rely on an Officers’ Certificate as to compliance with Sections 5.01(b)(2) and 5.01(b)(3) above and as to any matters of fact.

(c) A Subsidiary Guarantor (other than a Borrower) will not consolidate with, or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, other than the Company, a Permitted Affiliate Parent or another Subsidiary Guarantor (other than in connection with a transaction that does not constitute an Asset Disposition or a transaction that is permitted by Section 4.10), unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(2) either:

(A) the Successor Company expressly assumes all the obligations of that Guarantor under its Subsidiary Guarantee and the Finance Documents to which such Guarantor is a party pursuant to agreements reasonably satisfactory to the Facility Agent; or

(B) the Net Cash Proceeds of such transaction are applied in accordance with the applicable provisions of this Agreement

(d) For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries, which properties and assets, if held by the Company, the Permitted Affiliate Parent or a Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company, such Permitted Affiliate Issuer, or such Guarantor on a Consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company, the Permitted Affiliate Parent or such Guarantor, as applicable.

(e) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of the Company or the relevant Guarantor, as the case may be, under this Agreement, and upon such substitution, the predecessor to the Company or such Guarantor, as the case may be, will be released from its obligations under this Agreement, but, in the case of a lease of all or substantially all its assets, the predecessor to the Company, such Permitted Affiliate Parent or such Guarantor, as the case may be, will not be released from the obligation to pay the principal of and interest on the Facilities.

(f) The provisions set forth in this Section 5.01 shall not restrict (and shall not apply to): (1) any Restricted Subsidiary that is not a Subsidiary Guarantor from consolidating with, merging or liquidating into or transferring all or substantially all of its properties and assets to the Company, the Permitted Affiliate Parent, a Subsidiary Guarantor or any other Restricted Subsidiary that is not a Subsidiary Guarantor; (2) any Subsidiary Guarantor from merging or liquidating into or transferring all or part of its properties and assets to the Company, the Permitted Affiliate Parent or another Subsidiary Guarantor; (3) any consolidation or merger of the Company, the Permitted Affiliate Parent or any other Borrower into any Guarantor, provided that, for the purposes of this clause (3), if the Company, the Permitted Affiliate Parent or such other Borrower is not the surviving entity of such merger or consolidation, the relevant Guarantor will assume the obligations of the Company, the Permitted Affiliate Parent or such other Borrower under the Facilities, this Agreement and the Finance Documents or Additional Intercreditor Agreement and Sections 5.01(b)(1) and 5.01(b)(4) shall apply to such transaction; (4) any Parent Guarantor from consolidating with, merging into or transferring all or part of its properties and assets to any other Parent Guarantor; (5) any consolidation or merger effected as part of the Post-Closing Reorganizations; (6) any Solvent Liquidation and (7) the Company, the Permitted Affiliate Parent or any Guarantor consolidating into or merging or combining with an Affiliate incorporated or organized for the purpose of changing the legal domicile of such entity, reincorporating such entity in another jurisdiction, or changing the legal form of such entity, provided that, for the purposes of this clause (v), clauses (1), (2) and (4) under Sections 5.01(a) or 5.01(b) or clauses (1) and (2) under Section 5.01(c), as the case may be, shall apply to any such transaction.

Sections 5.01(a)(2) and 5.01(a)(3) will not be applicable to the Unitymedia Management Merger.

Section 5.02 Successor Corporation Substituted

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Agreement with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Facilities except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01.

SCHEDULE 15

EVENTS OF DEFAULT

Save where specified to the contrary or where defined in Clause 1.1 (Definitions) of this Agreement, defined terms used in this Schedule 15 (Events of Default) shall bear the meaning given to them in Schedule 16 (Definitions). The provisions of this Schedule are to be interpreted in accordance with New York law (without prejudice to the fact that the Finance Documents are to be governed by English law).

Each of the following is an “Event of Default” under this Agreement:

(1)	default in any payment of interest on any Loan when due, which has continued for 30 days;

(2)	default in the payment of principal of or premium, if any, on any Loan when due at its Termination Date, upon mandatory prepayment or otherwise;

(3)	failure by the Company, the Permitted Affiliate Parent or any Guarantor to comply for 60 days after notice with its other agreements contained in this Agreement (other than the failure to comply with Clause 24.3 (Financial Condition) of this Agreement which is covered by Clause 9 below), the Security Documents, the Intercreditor Deeds or any Additional Intercreditor Deed; provided, however, that the Company or the Permitted Affiliate Parent shall have 90 days after receipt of such notice to remedy, or receive a waiver for, any failure to comply with the obligations to file annual, quarterly and current reports in accordance with Section 4.03 so long as the Company or the Permitted Affiliate Parent is, as applicable, attempting to cure such failure as promptly as reasonably practicable;

(4)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, the Permitted Affiliate Parent or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Company, the Permitted Affiliate Parent or any of the Restricted Subsidiaries), other than Indebtedness owed to the Company, the Permitted Affiliate Parent or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the 2017 Amendment Effective Date, which default:

(A)	is caused by a failure to pay principal of such Indebtedness at its Stated Maturity after giving effect to any applicable grace period provided in such Indebtedness (“payment default”); or

(B)	results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €75.0 million or more;

(C)	there shall have been the entry by a court of competent jurisdiction of (i) a decree or order for relief in respect of the Company, the Permitted Affiliate Parent, a Guarantor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited Consolidated financial statements for the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (ii) a decree or order adjudging the Company, the Permitted Affiliate Parent, a Guarantor or any such Significant Subsidiary or group of Restricted Subsidiaries bankrupt or insolvent, or seeking moratorium, reorganization, arrangement, adjustment or composition of or in respect of the Company, the Permitted Affiliate Parent, a Guarantor or any such Significant Subsidiary or group of Restricted Subsidiaries under any applicable Bankruptcy Law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, the Permitted Affiliate Parent, a Guarantor or any such Significant Subsidiary or group of Restricted Subsidiaries or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days;

(D)	the Company, the Permitted Affiliate Parent, a Guarantor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited Consolidated financial statements for the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, or files for or has been granted a moratorium on payment of its debts or files for bankruptcy (in German: Insolvenzantrag) or is declared bankrupt (in German: überschuldet or zahlungsunfähig),

(E)	the Company, the Permitted Affiliate Parent, a Guarantor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited Consolidated financial statements for the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Company, the Permitted Affiliate Parent, Guarantor or such Significant Subsidiary or group of Restricted Subsidiaries in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency or proceeding against it,

(F)	the Company, the Permitted Affiliate Parent, a Guarantor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited Consolidated financial statements for the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable Bankruptcy Law (other than a solvent reorganization for purposes of transferring assets among the Company and the Restricted Subsidiaries),

(G)

the Company, the Permitted Affiliate Parent, a Guarantor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited Consolidated financial statements for the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary (i) consents to the filing of such petition or the appointment of, or taking possession by, an administrator, custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company, the Permitted Affiliate Parent, such Guarantor or such Significant Subsidiary or group of Restricted Subsidiaries or of any substantial part of their respective properties, (ii) makes an assignment for the benefit of creditors or (iii) admits in writing its inability to pay its debts generally as they become due,

(H)	the whole or any substantial part of the assets of the Company, the Permitted Affiliate Parent, a Guarantor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary have been placed under administration, or

(I)	the Company, the Permitted Affiliate Parent, a Guarantor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited Consolidated financial statements for the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary takes any corporate action in furtherance or any such actions in sub-clauses (B) through (F) above;

in each case of this Schedule 15 paragraph (5), except as a result of, or in connection with a Solvent Liquidation;

(6)	failure by the Company, the Permitted Affiliate Parent, a Guarantor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited Consolidated financial statements), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of €75.0 million (net of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”);

(7)	any Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect (except in accordance with the terms of this Agreement) or is declared invalid or unenforceable in a judicial proceeding and such Default continues for 30 days after the notice specified in this Agreement;

(8)	any Lien in the Collateral created under the Security Documents having a fair market value of in excess of €100.0 million, (A) at any time, ceases to be in full force and effect in any material respect for any reason other than as a result of its release in accordance with this Agreement and the Security Documents or (B) is declared invalid or unenforceable in a judicial proceeding and, in each case, such Default continues for 60 days after the notice specified in this Agreement;

(9)	the Composite Revolving Facility Majority Lenders direct the Facility Agent to take any action in accordance with Clause 26.3 (Maintenance Covenant Revolving Facility Acceleration) of this Agreement as a result of a breach of the undertakings set out in Clause 24.3 (Financial Condition) of this Agreement; or

(10)	any of the following occurs in respect of a US Borrower or a US Obligor that is a Material Subsidiary:

(a)	it makes a general assignment for the benefit of creditors;

(b)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law;

(c)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not dismissed or stayed within 60 days after commencement of the case; or

(d)	an order for relief or other order approving any case or proceeding is entered under any U.S. Bankruptcy Law.

Notwithstanding the foregoing, a default under clause (3), (7) or (8) of this paragraph will not constitute an Event of Default until the Facility Agent or the Majority Lenders notify the Company of the default and the Company does not cure such default within the time specified in clause (3), (7) or (8) of this paragraph after receipt of such notice.

SCHEDULE 16

DEFINITIONS

These definitions apply for the purposes of Schedule 14 (Covenant) and Schedule 15 (Events of Default) and are to be interpreted in accordance with New York law (without prejudice to the fact that the Finance Documents are to be governed by English law).

Certain Definitions

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) to be used by the Company, the Permitted Affiliate Parent or a Restricted Subsidiary in a Related Business or are otherwise useful in Related Business (it being understood that capital expenditure on property or assets already used in a Related Business or to replace any property or assets that are the subject of such Asset Disposition or any operating expenses Incurred in the day-to-day operations of a Related Business shall be deemed an Investment in Additional Assets);

(2)	the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company, the Permitted Affiliate Parent or a Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Additional Guarantor” means any Restricted Subsidiary other than a Subsidiary Guarantor that executes an Obligor Accession Agreement, and its successors and assigns, in each case, until the guarantee of such Person has been released in accordance with the provisions of this Agreement.

“Additional Intercreditor Agreement” has the meaning given to it in Section 4.23(b).

“Additional Parent Guarantor” means any Parent other than a Parent Guarantor that executes an Obligor Accession Agreement, and their respective successors and assigns, in each case, until the guarantee of such Person has been released in accordance with the provisions of this Agreement.

“Additional Parent Guarantor Collateral” means the Capital Stock of an Additional Parent Guarantor.

“Additional Subsidiary Guarantee” means the guarantee of the Facilities provided by an Additional Guarantor.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Subsidiary” refers to any Subsidiary of the Ultimate Parent (other than a Subsidiary of the Company or a Permitted Affiliate Parent) that provides a guarantee of the Facilities following the 2017 Amendment Effective Date.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than an operating lease entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company, a Permitted Affiliate Parent or a Restricted Subsidiary), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition by a Restricted Subsidiary to the Company or a Permitted Affiliate Parent or by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (other than a Receivables Entity) to a Restricted Subsidiary;

(2)	the sale or disposition of cash, Cash Equivalents or Investment Grade Securities in the ordinary course of business;

(3)	a disposition of inventory, equipment, trading stock, communications capacity or other assets in the ordinary course of business;

(4)	a sale, lease, transfer or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of obsolete, surplus or worn out equipment or other equipment and assets that are no longer useful in the conduct of the business of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries;

(5)	transactions permitted under Section 5.01 or a transaction that constitutes a Change of Control;

(6)	an issuance of Capital Stock or other securities by a Restricted Subsidiary to the Company, a Permitted Affiliate Parent or to another Restricted Subsidiary;

(7)	(a) for purposes of Section 4.10 only, the making of a Permitted Investment or a disposition subject to Section 4.07, or (b) solely for the purpose of Section 4.10(a)(3), a disposition, the proceeds of which are used to make Restricted Payments permitted to be made under Section 4.07 or Permitted Investments;

(8)	dispositions of assets of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary, or the issuance or sale of Capital Stock of any Restricted

Subsidiary in a single transaction or series of related transactions with an aggregate fair market value in any calendar year of less than the greater of €200.0 million and 3.0% of Total Assets (with unused amounts in any calendar year being carried over to the next succeeding year subject to a maximum of the greater of €200.0 million and 3.0% of Total Assets of carried over amounts for any calendar year);

(9)	dispositions in connection with Permitted Liens;

(10)	dispositions of receivables or related assets in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)	the assignment, licensing or sublicensing of intellectual property or other general intangibles and assignments, licenses, sublicenses, leases or subleases of spectrum or other property;

(12)	foreclosure, condemnation or similar action with respect to any property, securities or other assets;

(13)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of receivables arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14)	sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity and Investments in a Receivables Entity consisting of cash or Securitization Obligations;

(15)	a transfer of Receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;

(16)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(17)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company, a Permitted Affiliate Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(18)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(19)	(a) disposals of assets, rights or revenue not constituting part of the Distribution Business of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, and (b) other disposals of non-core assets acquired in connection with any acquisition permitted under this Agreement;

(20)	any disposition or expropriation of assets or Capital Stock which the Company, a Permitted Affiliate Parent or any Restricted Subsidiary is required by, or made in response to concerns raised by, a regulatory authority or court of competent jurisdiction;

(21)	any disposition of other interests in other entities in an amount not to exceed €10.0 million;

(22)	any disposition of real property, provided that the fair market value of the real property disposed of in any calendar year does not exceed the greater of €200.0 million and 3.0% of Total Assets (with unused amounts in any calendar year being carried over to the next succeeding year subject to a maximum of the greater of €200.0 million and 3.0% of Total Assets of carried over amounts for any calendar year);

(23)	any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary to such Person;

(24)	any disposition of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements; provided that any cash or Cash Equivalents received in such disposition is applied in accordance with Section 4.10;

(25)	any sale or disposition with respect to property built, repaired, improved, owned or otherwise acquired by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary pursuant to customary sale and lease-back transactions, asset securitizations and other similar financings permitted by this Agreement;

(26)	contractual arrangements under long-term contracts with customers entered into by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary in the ordinary course of business which are treated as sales for accounting purposes; provided that there is no transfer of title in connection with such contractual arrangement;

(27)	the sale or disposition of the Tower Assets;

(28)	any dispositions constituting the surrender of tax losses by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (A) to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary; (B) to the Ultimate Parent or any of its Subsidiaries (other than the Company, a Permitted Affiliate Parent or a Restricted Subsidiary); or (C) in order to eliminate, satisfy or discharge any tax liability of any Person that was formerly a Subsidiary of the Ultimate Parent which has been disposed of pursuant to which a disposal permitted by the terms of this Agreement, to the extent that the Company, a Permitted Affiliate Parent or a Restricted Subsidiary would have a liability (in the form of an indemnification obligation or otherwise) to one or more Persons in relation to such tax liability if not so eliminated, satisfied or discharged; and

(29)	any other disposition of assets comprising in aggregate percentage value of 10.0% or less of Total Assets.

In the event that a transaction (or any portion thereof) meets the criteria of a disposition permitted under clauses (1) through (29) above and would also be a Restricted Payment permitted to be made under Section 4.07 or a Permitted Investment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as a disposition permitted under clauses (1) through (29) above and/or one or more of the types of Restricted Payments permitted to be made under Section 4.07 or Permitted Investments.

“Bank Products” means (i) any facilities or services related to cash management, cash pooling, treasury, depository, overdraft, commodity trading or brokerage accounts, credit or debit card, p-cards (including purchasing cards or commercial cards), electronic funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade financial services or other cash management and cash pooling arrangements and (ii) daylight exposures of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in respect of banking and treasury arrangements entered into in the ordinary course of business.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, or any similar United States federal or state law or relevant law in any jurisdiction or organization or similar foreign law (including, without limitation, laws of the Federal Republic of Germany relating to moratorium, bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors) or any amendment to, succession to or change in any such law.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “beneficially owns” and “beneficially owned” have a corresponding meaning.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof; provided, that (i) if and for so long as the Company or a Permitted Affiliate Parent is a Subsidiary of the Ultimate Parent, any action required to be taken under this Agreement by the Board of Directors of the Company or a Permitted Affiliate Parent can, in the alternative, at the option of the Company or such Permitted Affiliate Parent, be taken by the Board of Directors of the Ultimate Parent and (ii) following consummation of a Spin-Off, any action required to be taken under this Agreement by the Board of Directors of the Company or a Permitted Affiliate Parent can, in the alternative, at the option of the Company or such Permitted Affiliate Parent, be taken by the Board of Directors of the Spin Parent.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Frankfurt am Main, Germany, New York, New York or London, England are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with IFRS. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with IFRS, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	securities or obligations issued, insured or unconditionally guaranteed by the United States government, the government of the United Kingdom, the relevant member state of the European Union as of January 1, 2004 (each, a “Qualified Country”) or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(2)	securities or obligations issued by any Qualified Country, or any political subdivision of any such Qualified Country, or any public instrumentality thereof, having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service in any Qualified Country);

(3)	commercial paper issued by any lender party to a Credit Facility or any bank holding company owning any lender party to a Credit Facility;

(4)	commercial paper maturing no more than 12 months after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service in any Qualified Country);

(5)	time deposits, eurodollar time deposits, bank deposits, certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any lender party to a Credit Facility or any other bank or trust company (x) having combined capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar equivalent thereof) in the case of non-U.S. banks or (y) the long-term debt of which is rated at the time of acquisition thereof at least “A-” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A-” or the equivalent thereof by Moody’s Investors Service, Inc. (or if at the time neither is issuing comparable ratings, then a comparable rating of another nationally recognized rating agency in any Qualified Country);

(6)	auction rate securities rated at least Aa3 by Moody’s and AA- by S&P (or, if at any time either S&P or Moody’s shall not be rating such obligations, an equivalent rating from another nationally recognized rating service in any Qualified Country);

(7)	repurchase agreements or obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1), (2) and (5) above entered into with any bank meeting the qualifications specified in clause (5) above or securities dealers of recognized national standing;

(8)	marketable short-term money market and similar funds (x) either having assets in excess of $250.0 million (or U.S. Dollar equivalent thereof) or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service in any Qualified Country);

(9)	interests in investment companies or money market funds, 95% the investments of which are one or more of the types of assets or instruments described in clauses (1) through (8) above;

(10)	any other investments used by the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries as temporary investments permitted by the Facility Agent in writing in its sole discretion; and

(11)	in the case of investments by the Company, the Permitted Affiliate Parent or any Subsidiary organized or located in a jurisdiction other than the United States or a member state of the European Union (or any political subdivision or territory thereof), or in the case of investments made in a country outside the United States, other customarily utilized high-quality investments in the country where such Subsidiary is organized or located or in which such Investment is made, all as conclusively determined in good faith by the Company or a Permitted Affiliate Parent;

provided that bank deposits and short term investments in local currency of any Restricted Subsidiary shall qualify as Cash Equivalents as long as the aggregate amount thereof does not exceed the amount reasonably estimated by such Restricted Subsidiary as being necessary to finance the operations, including capital expenditures, of such Restricted Subsidiary for the succeeding 90 days.

“Change of Control” means:

(1)	Unitymedia Parent (a) ceases to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of each of the Company and the Permitted Affiliate Parent and (b) ceases, by virtue of any powers conferred by the articles of association or other documents regulating each of the Company, and the Permitted Affiliate Parent to, directly or indirectly, direct or cause the direction of management and policies of the Company and the Permitted Affiliate Parent; or

(2)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company, any Permitted Affiliate Parent (after a Permitted Affiliate Group Designation Date) and the Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder;

(3)	the adoption by the stockholders of the Company or a Permitted Affiliate Parent of a plan or proposal for the liquidation or dissolution of the Company or such Permitted Affiliate Parent, other than a transaction complying with Section 5.01; or

(4)	Unitymedia ceases to own, directly or indirectly, all of the Capital Stock of the Company,

provided, however, that a Change of Control shall not be deemed to have occurred pursuant to clause (1) of this definition upon the consummation of the Post-Closing Reorganization or a Spin-Off.

“Collateral” means any assets in which a security interest has been or will be granted pursuant to any Security Document to secure the Obligations under the Finance Documents or any Facilities Guarantee.

“Commodity Agreements” means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Common Holding Company” means a holding company of the Company and each Permitted Affiliate Parent.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the 2017 Amendment Effective Date, and includes, without limitation, all series and classes of such common stock.

“Company” means Unitymedia Hessen GmbH & Co. KG, and any successors thereto.

“Consolidated EBITDA” means, for any period, without duplication, the Consolidated Net Income for such period, plus, at the option of the Company or the Permitted Affiliate Parent (except with respect to clauses (1) to (4) below) the following to the extent deducted in calculating such Consolidated Net Income:

(1)	Consolidated Interest Expense;

(2)	Consolidated Income Taxes;

(3)	consolidated depreciation expense;

(4)	consolidated amortization expense;

(5)	any reasonable expenses, charges or other costs related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of any Indebtedness permitted by this Agreement, in each case, as conclusively determined in good faith by an Officer of the Company or the Permitted Affiliate Parent;

(6)	the amount of Management Fees and other fees and related expenses (including Intra-Group Services) paid in such period to the Permitted Holders to the extent permitted by Section 4.11;

(7)

at the Company’s option, other non-cash charges reducing Consolidated Net Income (provided that if any such non-cash charge represents an accrual of or reserve for potential cash charges in any future period, the cash payment in respect thereof in such future period shall reduce Consolidated Net Income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period) less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents

(A) a receipt of cash payments in any future period, (B) the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period and (C) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated Net Income in such prior period);

(8)	(i) the amount of loss on the sale or transfer of any assets in connection with an asset securitization programme, receivables factoring transaction or other receivables transaction (including, without limitation, a Qualified Receivables Transaction) and/or (ii) any gross margin (revenue minus cost of goods sold) recognized by any Affiliate of the Company or the Permitted Affiliate Parent in relation to the sale of goods and services relating to the business of the Company, the Permitted Affiliate Parent and the Restricted Subsidiaries;

(9)	Specified Legal Expenses;

(10)	any net earnings or losses attributable to non-controlling interests;

(11)	share of income or loss on equity Investments;

(12)	any realized and unrealized gains or losses due to changes in fair value of equity Investments;

(13)	an amount equal to 100% of the up-front installation fees associated with commercial contract installations completed during the applicable reporting period, less any portion of such fees included in Consolidated Net Income for such period, provided that the amount of such fees, to the extent amortized over the life of the underlying service contract, shall not be included in Consolidated Net Income in any future period;

(14)	any fees or other amounts charged or credited to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary related to Intra-Group Services may be excluded from the calculation of Consolidated EBITDA to the extent such fees or other amounts (a) are not included in the externally reported operating cash flow or equivalent measure of the Reporting Entity (as defined in any earnings releases and other publicly disseminated information relating to the Reporting Entity) or (b) are deemed to be exceptional or unusual items;

(15)	any charges or costs in relation to any long-term incentive plan and any interest component of pension or post-retirement benefits schemes;

(16)	after reversing net other operating income or expense; and

(17)	Receivables Fees.

“Consolidated Income Taxes” means taxes based on income, profits or capital of any of the Company, the Permitted Affiliate Parent and the Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any governmental authority taken into account in calculating Consolidated Net Income.

“Consolidated Interest Expense” means, for any period, the consolidated net interest income/expense of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries (in each case, determined on the basis of IFRS), whether paid or accrued, including any such interest and charges consisting of:

(1)	interest expense attributable to Capitalized Lease Obligations;

(2)	amortization of debt discount and debt issuance cost;

(3)	non-cash interest expense;

(4)	commissions, discounts and other fees and charges owed with respect to financings not included in clause (2) above;

(5)	costs associated with Hedging Obligations;

(6)	dividends or other distributions in respect of all Disqualified Stock of the Company or a Permitted Affiliate Parent and all Preferred Stock of any Restricted Subsidiary, to the extent held by Persons other than the Company, a Permitted Affiliate Parent or a Subsidiary of the Company or a Permitted Affiliate Parent;

(7)	the consolidated interest expense that was capitalized during such period; and

(8)	interest actually paid by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, under any guarantee of Indebtedness or other obligation of any other Person.

“Consolidated Net Income” means, for any period, net income (loss) of the Company, the Permitted Affiliate Parent and the Restricted Subsidiaries determined on a consolidated basis on the basis of IFRS; provided, however, that there will not be included in such Consolidated Net Income:

(1)	subject to the limitations contained in clause (3) below, any net income (loss) of any Person (other than the Company or the Permitted Affiliate Parent) if such Person is not a Restricted Subsidiary, except that (a) the Company’s or the Permitted Affiliate Parent’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company, the Permitted Affiliate Parent or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below); and (b) the Company’s or the Permitted Affiliate Parent’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)

solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(C)(i), any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or the Permitted Affiliate Parent by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than

(a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Finance Documents, (c) restrictions in effect on the 2017 Amendment Effective Date with respect to a Restricted Subsidiary (including pursuant to the Existing Senior Secured Notes, the Finance Documents (as defined in the Super Senior Credit Facilities Agreement), the Facilities or the Existing Senior Notes) and other restrictions with respect to any Restricted Subsidiary that, taken as a whole, are not materially less favorable to the Holders than restrictions in effect on the 2017 Amendment Effective Date and (d) restrictions as in effect on the 2017 Amendment Effective Date specified in Section 4.08(b)(8), or restrictions specified in Section 4.08(b)(10), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company, the Permitted Affiliate Parent or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)	any net gain (or loss) realized upon the sale, held for sale or other disposition of any asset or disposed operations of the Company, the Permitted Affiliate Parent or any Restricted Subsidiary which is not sold or otherwise disposed of in the ordinary course of business (as conclusively determined in good faith by the Board of Directors or senior management of the Company or the Permitted Affiliate Parent);

(4)	any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, integration or severance or other post-employment arrangements, signing, retention or completion bonuses, transaction costs, acquisition costs, disposition costs, business optimization, information technology implementation or development costs, costs related to governmental investigations and curtailments or modifications to pension or postretirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events);

(5)	at the option of the Company or the Permitted Affiliate Parent, any adjustments to reduce or eliminate the impact of the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting principles or policies;

(6)	any stock-based compensation expense;

(7)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness and any net gain (loss), including financing costs that are expensed as incurred, from any extinguishment, modification, exchange or forgiveness of Indebtedness;

(8)	any unrealized gains or losses in respect of Hedging Obligations;

(9)	any goodwill other intangible or tangible asset impairment charge or write-off;

(10)	the impact of capitalized interest on Subordinated Shareholder Loans;

(11)	any derivative instruments gains or losses, foreign exchange gains or losses, and gains or losses associated with fair value adjustment on financial instruments;

(12)	at the option of the Company or the Permitted Affiliate Parent, effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s Consolidated financial statements pursuant to IFRS (including inventory, property, equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items) attributable to the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of amounts thereof, net of taxes;

(13)	accruals and reserves that are established or adjusted within twelve months after the closing date of any acquisition that are so required to be established or adjusted as a result of such acquisition in accordance with IFRS; and

(14)	any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Company, any Permitted Affiliate Parent or a Restricted Subsidiary has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period).

In addition, to the extent not already included in the Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition; Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Consolidated Net Leverage Ratio”, as of any date of determination, means the ratio of:

(1)	(A) the outstanding Indebtedness of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries other than:

(i)	any Indebtedness up to a maximum amount equal to the Credit Facility Excluded Amount (or its equivalent in other currencies) at the date of determination Incurred under any Permitted Credit Facility;

(ii)	any Subordinated Shareholder Loans;

(iii)	any Indebtedness incurred pursuant to Section 4.09(b)(22);

(iv)

any Indebtedness which is a contingent obligation of the Company, the Permitted Affiliate Parent or a Restricted Subsidiary; provided that any guarantee by the Company, the Permitted Affiliate Parent or any Restricted Subsidiary of Indebtedness of Unitymedia and/or any Parent (including, without limitation, any guarantees of the Existing Senior Notes) shall be included (A) for the purpose of calculating the Consolidated Net Leverage Ratio for purposes of Section 4.09(b)(15)(b), and (B) for the purposes of calculating the Consolidated Net Leverage Ratio in respect of the Incurrence of Indebtedness Constituting

Subordinated Obligations under Section 4.09(a)(2), Section 4.09(b)(6)(A) and (B) (including, for the avoidance of doubt, the granting of any Lien with respect to such Indebtedness pursuant to clause (2)(c) of the definition of “Permitted Collateral Liens”) and under Section 4.09(b)(20) only (but not for any other purpose under this Agreement);

(v)	any Indebtedness that constitutes Subordinated Obligations; provided that for the purposes of calculating the Consolidated Net Leverage Ratio for the Incurrence of Indebtedness constituting Subordinated Obligations under Section 4.09(a)(2), Section 4.09(6)(A) and (B) (including, for the avoidance of doubt, the granting of any Lien with respect to such Indebtedness pursuant to Clause (2)(c) of the definition of “Permitted Collateral Liens”), and under Section 4.09(b)(20) only (but not for any other purpose under this Indenture), such Subordinated Obligations constituting Indebtedness shall be included in making such calculation; and

(vi)	any Indebtedness arising under Production Facilities to the extent that it is limited recourse to the assets funded by such Production Facilities;

Less (B) the aggregate amount of cash and Cash Equivalents of the Company, the Permitted Affiliate Parent and the Restricted Subsidiaries on a Consolidated basis, to

(2)	the Pro forma EBITDA for the period of the most recent two consecutive fiscal quarters for which financial statements have previously been furnished to the Facility Agent pursuant to Section 4.03, multiplied by 2.0;

provided, however, that the pro forma calculation of the Consolidated Net Leverage Ratio shall not give effect to (a) any Indebtedness Incurred on the date of determination under Section 4.09(b) or (b) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to Section 4.09(b).

For the avoidance of doubt, in determining the Consolidated Net Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of which the calculation of the Consolidated Net Leverage Ratio is to be made.

“Consolidation” means the consolidation or combination of the accounts of each of the Restricted Subsidiaries (excluding the Affiliate Subsidiaries) with those of the Company and each of a Permitted Affiliate Parent’s Restricted Subsidiaries (excluding the Affiliate Subsidiaries) with those of such Permitted Affiliate Parent, in each case, in accordance with IFRS consistently applied and together with the accounts of the Affiliate Subsidiaries on a combined basis (including eliminations of intercompany transactions and balances, as appropriate); provided, however, that “Consolidation” will not include (i) consolidation or combination of the accounts of any Unrestricted Subsidiary, but the interest of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment, and (ii) at the Company’s or a Permitted Affiliate Parent’s election, any Receivables Entities. The term “Consolidated” has a correlative meaning.

“Content” means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an internet service, a teletext-type service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or herein after invented).

“Credit Facility” means, one or more debt facilities, arrangements, instruments, trust deeds, note purchase agreements, indentures, commercial paper facilities or overdraft facilities (including, without limitation, the Facilities, any Permitted Credit Facility or any Production Facility) with banks or other institutions or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit, notes, bonds, debentures or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions or investors and whether provided under this Agreement, a Permitted Credit Facility, a Production Facility or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Facility Excluded Amount” means the greater of (1) €400,000,000 million (or its equivalent in other currencies) and (2) 0.25 multiplied by the Pro forma EBITDA of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries on a Consolidated basis for the period of the most recent two consecutive fiscal quarters for which, at the option of the Company or any Permitted Affiliate Parent, (i) financial statements have previously been furnished to the Facility Agent pursuant to Section 4.03 or (ii) internal financial statements of the Reporting Entity are available immediately preceding the date of determination, multiplied by 2.0.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract, derivative or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Designated Non-Cash Consideration” means, the fair market value (as conclusively determined in good faith by the Board of Directors or senior management of the Company or a Permitted Affiliate Parent) of non-cash consideration received by the Company, any Permitted Affiliate Parent or one of the Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.10.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the earlier of the date (a) of the Latest Maturity Date of the Facilities or (b) on which there are no Loans outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or a Permitted Affiliate Parent to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Agreement) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable), provided that the Company or such Permitted Affiliate Parent may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company or such Permitted Affiliate Parent with Section 4.10, and such repurchase or redemption complies with Section 4.07.

“Distribution Business” means:

(1)	the business of upgrading, constructing, creating, developing, acquiring, operating, owning, leasing and maintaining cable television networks (including for avoidance of doubt master antenna television, satellite master antenna television, single and multi-channel microwave single or multi-point distribution systems and direct-to-home satellite systems) for the transmission, reception and/or delivery of multi-channel television and radio programming, telephony and internet and/or data services to the residential markets; or

(2)	any business which is incidental to or related to and, in either case, material to such business.

“dollar” or “$” means the lawful currency of the United States of America.

“Equity Offering” means (1) the distribution of Capital Stock of the Spin Parent in connection with any Spin-Off or (2) a sale of (a) Capital Stock of the Company or a Permitted Affiliate Parent (other than Disqualified Stock), (b) Capital Stock the proceeds of which are contributed as equity share capital to the Company or a Permitted Affiliate Parent or as Subordinated Shareholder Loans or (c) Subordinated Shareholder Loans.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into escrow accounts with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow accounts upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“euro” or “€” means the currency introduced at the start of the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union.

“Euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof by the Company, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Board of Directors or senior management of the Company) on the date of such determination.

“European Union” means the European Union, including member states as of May 1, 2004 but excluding any country which became or becomes a member of the European Union after May 1, 2004.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company or a Permitted Affiliate Parent as capital contributions or Subordinated Shareholder Loans to the Company or a Permitted Affiliate Parent after the 2017 Amendment Effective Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company or a Permitted Affiliate Parent, in each case to the extent designated as an Excluded Contribution pursuant to an Officers’ Certificate of the Company or a Permitted Affiliate Parent.

“Existing Dollar Senior Secured Notes” means the Company’s and Unitymedia NRW’s (i) $1,000,000,000 aggregate principal amount of 5 1/2% Senior Secured Notes due 2023, and (ii) $550,000,000 aggregate principal amount of 5% Senior Secured Notes due 2025, in each case, issued pursuant to the relevant Existing Senior Secured Notes Indenture.

“Existing Euro Senior Secured Notes” means the Company’s and Unitymedia NRW’s (i) €650,000,000 aggregate principal amount of 5 1/2% Senior Secured Notes due 2022, (ii) €500,000,000 aggregate principal amount of 5 3/4% Senior Secured Notes due 2023, (iii) €500,000,000 aggregate principal amount of 5 1⁄8% Senior Secured Notes due 2023, (iv) €350,000,000 aggregate principal amount of 5 5/8% Senior Secured Notes due 2023, (v) €475,000,000 aggregate principal amount of 6 1/4 % Senior Secured Notes due 2029, (vi) €1,000,000,000 aggregate principal amount of 4% Senior Secured Notes due 2025, (vii) €420,000,000 aggregate principal amount of 4 5/8% Senior Secured Notes due 2026, and (viii) €500,000,000 aggregate principal amount of 3 1/2% Senior Secured Notes due 2027, in each case, issued pursuant to the relevant Existing Senior Secured Notes Indenture.

“Existing Senior Notes” means collectively (i) $900,000,000 6 1/8% Senior Notes due 2025 and (ii) the €700,000,000 3 3/4% aggregate principal amount of Senior Notes due 2027 issued by Unitymedia pursuant to the relevant Senior Indenture.

“Existing Senior Indenture” means collectively (i) the indenture dated October 22, 2014, inter alia, among Unitymedia and Bank of New York Mellon, London Branch, as trustee or (ii) the indenture dated March 16, 2015, inter alia, among Unitymedia and Bank of New York Mellon, London Branch, as trustee, in each case, as amended or supplemented from time to time, and together, the “Senior Indentures”.

“Existing Senior Secured Notes” means the Existing Euro Senior Secured Notes and the Existing Dollar Senior Secured Notes.

“Existing Senior Secured Notes Indenture” means collectively (i) the indenture dated as of September 19, 2012 among, inter alios, the Company, Unitymedia NRW and The Bank of New York Mellon, London Branch, as trustee, as amended or supplemented from time to time, (ii) the indenture dated as of December 14, 2012 among, inter alios, the Company, Unitymedia NRW and The Bank of New York Mellon, London Branch, as trustee, as amended or supplemented from time to time, (iii) the indenture dated as of January 21, 2013 among, inter alios, the Company, Unitymedia NRW and The Bank of New York Mellon, London Branch, as trustee, (iv) the indenture dated as of December 17, 2014 among inter alios, the Company, Unitymedia NRW and The Bank of New York Mellon, London Branch, as trustee, as amended or supplemented from time to time (vi) the indenture dated as of April 16, 2013 among, inter alios, the Company, Unitymedia NRW and The Bank of New York Mellon, London Branch, as trustee, as amended or supplemented from time to time, and (vii) the indenture dated as of November 21, 2013 among, inter alios, the Company, Unitymedia NRW and The Bank of New York Mellon, London Branch, as trustee, (viii) the indenture dated as of March 11, 2015 among, inter alios, the Company, Unitymedia NRW and The Bank of New York Mellon, London Branch, as trustee, (ix) the indenture dated as of December 23, 2015 among, inter alios, the Company, Unitymedia NRW and The Bank of New York Mellon, London Branch, as trustee, as amended or supplemented from time to time and the “Existing Senior Secured Notes Indentures” means all of them.

“Facilities Guarantee” means the guarantee by each Guarantor of the Company’s or such other Borrower’s obligations under the Facilities.

“fair market value” unless otherwise specified, wherever such term is used in this Agreement (except as otherwise specifically provided for in this Agreement), may be conclusively by such Officer or such Board of Directors in good faith.

“GAAP” means generally accepted accounting principles in the United States.

“Grantor” means any Guarantor and any other person that has pledged Collateral to secure the obligations under the Finance Documents and any Facilities Guarantee.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“guarantor” means the obligor under a guarantee.

“Guarantor” means (1) each of the Parent Guarantors and the Subsidiary Guarantors in its capacity as guarantor of the Facilities and (2) each Additional Guarantor and Additional Parent Guarantor in its capacity as an additional guarantor of the Facilities.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Commodity Agreement or Currency Agreement.

“Holding Company” means, in relation to a Person, an entity of which that Person is a Subsidiary.

“IFRS” means the accounting standards issued by the International Accounting Standards Board and its predecessors as in effect as of the 2017 Amendment Effective Date or, for purposes of Section 4.03 of Schedule 14 (Covenants), as in effect from time to time; provided that at any date after the 2017 Amendment Effective Date the Company may make an irrevocable election to establish that “IFRS” shall mean IFRS as in effect on a date that is on or prior to the date of such election. Except as otherwise expressly provided below or in this Agreement, all ratios and calculations based on IFRS contained in this Agreement shall be computed in conformity with IFRS. At any time after the 2017 Amendment Effective Date, the Company may elect to apply for all purposes of this Agreement, in lieu of IFRS, GAAP and, upon such election, references to IFRS herein will be construed to mean GAAP as in effect on the 2017 Amendment Effective Date; provided that (1) all financial statements and reports to be provided, after such election, pursuant to this Agreement shall be prepared on the basis of GAAP as in effect from time to time (including that, upon first reporting its fiscal year results under GAAP, the financial statements of the Reporting Entity shall be restated on the basis of GAAP for the year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of GAAP), and (2) from and after such election, all ratios, computations and other determinations based on IFRS contained in this Agreement shall, at the Company’s option (a) continue to be computed in conformity with IFRS (provided that, following such election, the annual and quarterly information required by Section 4.03(a)(2) and Section 4.03(a)(3) shall include a reconciliation, either in the footnotes thereto or in a separate report delivered therewith, of such IFRS presentation to the corresponding GAAP presentation of such financial information), or (b) be computed in conformity with GAAP with retroactive effect being given thereto assuming that such election had been made on the 2017 Amendment Effective Date. Thereafter, the Company may, at its option, elect to apply IFRS or GAAP and compute all ratios, computations and other determinations based on IFRS or GAAP, as applicable, all on the basis of the foregoing provisions of this definition of IFRS.

“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	money borrowed or raised and debit balances at banks;

(2)	any bond, note, loan stock, debenture or similar debt instrument;

(3)	acceptance or documentary credit facilities; and

(4)	the principal component of Indebtedness of other Persons to the extent guaranteed by such Person to the extent not otherwise included in the Indebtedness of such Person,

provided that Indebtedness which has been cash-collateralized shall not be included in any calculation of Indebtedness to the extent so cash-collateralized.

Notwithstanding the foregoing, “Indebtedness” shall not include (a) any deposits or prepayments received by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary from a customer or subscriber for its service and any other deferred or prepaid revenue, (b) any obligations to make payments in relation to earn outs, (c) Indebtedness which is in the nature of equity (other than redeemable shares) or equity derivatives; (d) Capitalized Lease Obligations, (e) receivables sold or discounted, whether recourse or non-recourse, including for the avoidance of doubt, any indebtedness in respect of Qualified Receivables Transactions, including, without limitation, guarantees by a Receivables Entity of the obligations of another Receivables Entity and any indebtedness in respect of Limited Recourse, (f) pension obligations or any obligation under employee plans or employment agreements, (g) any “parallel debt” obligations to the extent that such obligations mirror other Indebtedness, (h) any payments or liability for assets acquired or services supplied deferred (including Trade Payables) in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied (including, without limitation, any liability under an IRU Contract), (i) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary, and Preferred Stock (including, in each case, any accrued dividends), (j) any Hedging Obligations, and (k) any Non-Recourse Indebtedness. The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the good faith judgment of the Board of Directors or senior management of the Company or a Permitted Affiliate Parent, qualified to perform the task for which it has been engaged.

“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of the Company, a Permitted Affiliate Parent, the Spin Parent or any direct or indirect parent company of the Company or a Permitted Affiliate Parent (the “IPO Entity”) following which there is a Public Market and, as a result of which, the shares of the common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market (including, for the avoidance of doubt, any such Equity Offering of common stock or other common equity interest of the Spin Parent in connection with any Spin-Off).

“Initial Term Loans” means, individually or collectively, the Term Facilities that are made (or committed) on the 2017 Amendment Effective Date.

“Intercreditor Agreement” means the Intercreditor Agreement among, inter alia, the Company, the Security Trustee and the Trustee, dated the November 20, 2009, as further amended, restated, otherwise modified or replaced from time to time.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Intra-Group Services” means any of the following (provided that the terms of each such transaction are not materially less favorable, taken as a whole, to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction in arm’s length dealings with a Person that is not an Affiliate) or, in the event that there are no comparable transactions to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Company or a Permitted Affiliate Parent has conclusively determined in good faith to be fair to the Company or a Permitted Affiliate Parent or such Restricted Subsidiary:

(1)	the sale of programming or other content by the Ultimate Parent, Liberty Global plc, the Spin Parent or any of their respective Subsidiaries to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary;

(2)	the lease or sublease of office space, other premises or equipment by the Company, a Permitted Affiliate Parent or the Restricted Subsidiaries to the Ultimate Parent, Liberty Global plc, the Spin Parent or any of their respective Subsidiaries or by the Ultimate Parent, the Spin Parent or any of their respective Subsidiaries to the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries;

(3)	the provision or receipt of other goods, services, facilities or other arrangements (in each case not constituting Indebtedness) in the ordinary course of business, by the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries to or from the Ultimate Parent, Liberty Global plc, the Spin Parent or any of their respective Subsidiaries, including, without limitation, (a) the employment of personnel, (b) provision of employee healthcare or other benefits, including stock and other incentive plans, (c) acting as agent to buy or develop equipment, other assets or services or to trade with residential or business customers, and (d) the provision of treasury, audit, accounting, banking, strategy, IT, branding, marketing, network, technology, research and development, telephony, office, administrative, compliance, payroll or other similar services; and

(4)	the extension by or to the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries to or by the Ultimate Parent, Liberty Global plc, the Spin Parent or any of their respective Subsidiaries of trade credit not constituting Indebtedness in relation to the provision or receipt of Intra-Group Services referred to in paragraphs (1), (2) or (3) of this definition of Intra-Group Services.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into in the ordinary course of business;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)	an acquisition of assets, Capital Stock or other securities by the Company, a Permitted Affiliate Parent or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company or a Permitted Affiliate Parent.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:

(a)	“Investment” will include the portion (proportionate to the Company’s or a Permitted Affiliate Parent’s) equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company and the Permitted Affiliate Parent at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company or such Permitted Affiliate Parent will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s or such Permitted Affiliate Parent’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s or such Permitted Affiliate Parent’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors or senior management of the Company or such Permitted Affiliate Parent in good faith) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

(b)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer,

in each case, as determined conclusively in good faith by the Board of Directors or senior management of the Company or a Permitted Affiliate Parent.

If the Company, a Permitted Affiliate Parent or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of Voting Stock of a Restricted Subsidiary such that such Subsidiary is no longer a Restricted Subsidiary, then the Investment of the Company or a Permitted Affiliate Parent in such Person shall be deemed to have been made as of the date of such transfer or other disposition in an amount equal to the fair market value (as determined conclusively in good faith by the Board of Directors or senior management of the Company or a Permitted Affiliate Parent).

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company or a Permitted Affiliate Parent’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Grade Securities” means:

(1)	securities issued by the U.S. government or by any agency or instrumentality thereof (other than Cash Equivalents) or directly and fully guaranteed or insured by the U.S. government and in each case with maturities not exceeding two years from the date of the acquisition;

(2)	securities issued by or a member of the European Union as of January 1, 2004, or any agency or instrumentality thereof (other than Cash Equivalents) or directly and fully guaranteed or insured by a member of the European Union as of January 1, 2004, and in each case with maturities not exceeding two years from the date of the acquisition;

(3)	debt securities or debt instruments with a rating of A or higher by Standard & Poor’s Ratings Services or A-2 or higher by Moody’s Investors Service, Inc. or the equivalent of such rating by such rating organization, or if no rating of Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. then exists, the equivalent of such rating by any other nationally recognized securities ratings agency, by excluding any debt securities or instruments constituting loans or advances among the Company, a Permitted Affiliate Parent and their respective Subsidiaries;

(4)	investments in any fund that invests exclusively in investments of the type described in clauses (1) through (3) which fund may also hold immaterial amounts of cash and Cash Equivalents pending investment and/or distribution; and

(5)	corresponding instruments in countries other than those identified in clauses (1) and (2) above customarily utilized for high quality investments and, in each case, with maturities not exceeding two years from the date of the acquisition.

“Investment Grade Status” shall occur when the Facilities receive any two of the following:

(1)	a rating of “Baa3” (or the equivalent) or higher from Moody’s Investors Service, Inc. or any of its successors or assigns;

(2)	a rating of “BBB-” (or the equivalent) or higher from Standard & Poor’s Ratings Services, or any of its successors or assigns; and

(3)	a rating of “BBB-“ (or the equivalent) or higher from Fitch Ratings Inc. or any of its successors or assigns,

in each case, with a “stable outlook” from such rating agency.

“IPO Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (ii) the price per share at which such shares of common stock or common equity interests are sold or distributed in such Initial Public Offering.

“IRU Contract” means a contract entered into by Unitymedia, the Company, a Permitted Affiliate Parent or a Restricted Subsidiary in the ordinary course of business in relation to the right to use capacity on a telecommunications cable system (including the right to lease such capacity to another person).

“Joint Venture Parent” means the joint venture entity formed in a Parent Joint Venture Transaction.

“Lien” means any assignment, mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction” means (i) any Investment or acquisition, in each case, by one or more of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries of any assets, business or Person, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Limited Recourse” means a letter of credit, revolving loan commitment, cash collateral account, guarantee or other credit enhancement issued by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary (other than a Receivables Entity) in connection with the incurrence of Indebtedness by a Receivables Entity under a Qualified Receivables Transaction; provided that, the aggregate amount of such letter of credit reimbursement obligations and the aggregate available amount of such revolving loan commitments, cash collateral accounts, guarantees or other such credit enhancements of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries (other than a Receivables Entity) shall not exceed 25% of the principal amount of such Indebtedness at any time.

“Management Fees” means any management, consultancy, stewardship or other similar fees payable by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, including any fees, charges and related expenses incurred by any Parent on behalf of and/or charged to the Company, any Permitted Affiliate Parent or any Restricted Subsidiary.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the IPO Entity on the date of the declaration of the relevant dividend, multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding the date of the declaration of such dividend.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under IFRS (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds”, means, with respect to any issuance or sale of Capital Stock, Subordinated Shareholder Loans or other capital contributions, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“New Holdco” means the direct or indirect Subsidiary of the Ultimate Parent following the Post-Closing Reorganizations.

“Non-Recourse Indebtedness” means any indebtedness of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (and not of any other Person), in respect of which the Person or Persons to whom such indebtedness is or may be owed has or have no recourse whatsoever to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary for any payment or repayment in respect thereof:

(1)	other than recourse to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary which is limited solely to the amount of any recoveries made on the enforcement of any collateral securing such indebtedness or in respect of any other disposition or realization of the assets underlying such indebtedness;

(2)	provided that such Person or Persons are not entitled, pursuant to the terms of any agreement evidencing any right or claim arising out of or in connection with such indebtedness, to commence proceedings for the winding up, dissolution or administration of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (or proceedings having an equivalent effect) or to appoint or cause the appointment of any receiver, trustee or similar person or officer in respect of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary or any of its assets until after the Facilities have been repaid in full; and

(3)	provided further that the principal amount of all indebtedness Incurred and outstanding pursuant to this definition does not exceed the greater of (i) €300.0 million and (ii) 5.0% of Total Assets.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” of any Person means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, Deputy Chief Financial Officer, the President, any Vice President, any Managing Director, any Director, any Board Member, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary or any authorized signatory of such Person.

“Officers’ Certificate” means a certificate signed by one or more Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Facility Agent. The counsel may be an employee of or counsel to the Company, a Permitted Affiliate Parent or the Facility Agent.

“Original Unitymedia Notes Issue Date” means November 20, 2009.

“Parent” means (i) the Ultimate Parent, (ii) any Subsidiary of the Ultimate Parent of which the Company or a Permitted Affiliate Parent is a Subsidiary on the 2017 Amendment Effective Date, (iii) any other Person of which the Company or a Permitted Affiliate Parent at any time is or becomes a Subsidiary after the 2017 Amendment Effective Date (including, for the avoidance of doubt, the Spin Parent and any Subsidiary of the Spin Parent following any Spin-Off), and (iv) Joint Venture Parent, any Subsidiary of the Joint Venture Parent and any Parent Joint Venture Holders following any Parent Joint Venture Transaction.

“Parent Expenses” means:

(1)	costs (including all professional fees and expenses) Incurred by any Parent or any Subsidiary of a Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the Finance Documents or any other agreement or instrument relating to Indebtedness of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary;

(2)	indemnification obligations of any Parent or any Subsidiary of a Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person with respect to its ownership of the Company or a Permitted Affiliate Parent or the conduct of the business of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries;

(3)	obligations of any Parent or any Subsidiary of a Parent in respect of director and officer insurance (including premiums therefor) with respect to its ownership of the Company or a Permitted Affiliate Parent or the conduct of the business of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries;

(4)	general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent or Subsidiary of a Parent related to the ownership, stewardship or operation of the business (including, but not limited to, Intra-Group Services) of the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries, including acquisitions or dispositions or treasury transactions by the Company, a Permitted Affiliate Parent or the Subsidiaries permitted hereunder (whether or not successful), in each case, to the extent such costs, obligations and/or expenses are not paid by another Subsidiary of such Parent; and

(5)	fees and expenses payable by any Parent in connection with a Post Closing Reorganization.

“Parent Guarantor” means (i) each of Unitymedia, Unitymedia Management and Unitymedia Verwaltung and (ii) each Additional Parent Guarantor in its capacity as additional guarantor of the Facilities.

“Parent Guarantee” means the guarantee of the Facilities provided by a Parent Guarantor.

“Parent Joint Venture Holders” means the holders of the share capital of the Joint Venture Parent.

“Parent Joint Venture Transaction” means a transaction pursuant to which a joint venture is formed by the contribution of some or all of the assets of a Parent or issuance or sale of shares of a Parent to one or more entities which are not Affiliates of the Ultimate Parent.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of related business assets (including, without limitation, securities of a Related Business) or a combination of such assets, cash and Cash Equivalents between the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries and another Person.

“Permitted Business” means any business:

(1)	engaged in by any Parent, any Subsidiary of any Parent, the Company, a Permitted Affiliate Parent or any Restricted Subsidiary on the 2017 Amendment Effective Date;

(2)	that consists of the upgrade, construction, creation, development, marketing, acquisition (to the extent permitted under this Agreement), operation, utilization and maintenance of networks that use existing or future technology for the transmission, reception and delivery of voice, video and/or other data (including networks that transmit, receive and/or deliver services such as multi-channel television and radio, programming, telephony (including for the avoidance of doubt, mobile telephony), Internet services and content, high speed data transmission, video, multi-media and related activities);

(3)	or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which any Parent, any Subsidiary of any Parent, the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries are engaged on the 2017 Amendment Effective Date, including, without limitation, all forms of television, telephony (including, for the avoidance of doubt, mobile telephony) and internet services and any services relating to carriers, networks, broadcast or communications services, or Content; or

(4)	that comprises being a Holding Company of one or more Persons engaged in any such business.

“Permitted Collateral Liens” means:

(1)	Liens on the Collateral that are described in one or more of clauses (2), (4), (5), (6), (8), (9), (10) (11), (12), (33), (35), (36), (37) and (38) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of the Security Trustee to enforce the Lien in the Collateral granted under the Collateral Documents;

(2)	Liens on the Collateral to secure:

(a)	the Facilities (other than in respect of any Additional Facility that is unsecured);

(b)	Indebtedness of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries and, in the case of Section 4.09(b)(7), the Company, any Permitted Affiliate Parent, the Restricted Subsidiaries and, following a Permitted Affiliate Group Designation Date, the Common Holding Company and its Subsidiaries and Unitymedia, in each case, that is permitted to be Incurred under Section 4.09(a)(1) or Section 4.09(b)(1), Section 4.09(b)(4), to the extent such Indebtedness is secured by a Lien on the Collateral that is existing on, or provided for, under written arrangements existing on the 2017 Amendment Effective Date), Section 4.09(b)(7), Section 4.09(b)(12) (in the case of Section 4.09(b)(12) to the extent such guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Liens), Section 4.09(b)(16) (to the extent on the date of Incurrence of Indebtedness pursuant to such Section 4.09(b)(16) and after giving effect thereto on a pro forma basis the Consolidated Net Leverage Ratio for the Company and the Restricted Subsidiaries would not exceed 4.50 to 1.00, Section 4.09(b) (19) or 4.09(b)(22) of Schedule 14 (Covenants);

(c)	Indebtedness to the extent Incurred in compliance with Section 4.09(b)(6) and guarantees thereof; provided that, at the time of the acquisition or other transaction pursuant to which such Indebtedness was incurred and after giving effect to the Incurrence of such Indebtedness on a pro forma basis, (i) the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries would have been able to incur €1.00 of additional Indebtedness pursuant to Section 4.09(a)(1) or 4.09(a)(2) (solely in the case of Indebtedness constituting Subordinated Obligations of the Company, a Permitted Affiliate Parent and any Restricted Subsidiary pursuant to 4.09(a)(2)) or (ii) the Consolidated Net Leverage Ratio for the Company, the Permitted Affiliate Parent and the Restricted Subsidiaries would not be greater than it was immediately prior to giving pro forma effect to such acquisition or other transaction and to the Incurrence of such Indebtedness); and

(d)	any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clauses (a), (b) and (c);

provided, however, that (i) such Lien ranks equal or junior to all other Liens on the Collateral securing Senior Indebtedness of the Company, a Permitted Affiliate Parent, a Restricted Subsidiary or Unitymedia, as applicable, if such Indebtedness is Senior Indebtedness of the Company, a Permitted Affiliate Parent, a Restricted

Subsidiary or Unitymedia, as applicable (except that Indebtedness incurred under Section 4.09(b)(1)(A) (or Section 4.09(b)(1)(C) to the extent relating to Indebtedness Incurred under Section 4.09(b)(1)(A)), or Hedging Obligations incurred pursuant to the preceding clause (b) of this definition of Permitted Collateral Liens may receive priority as to enforcement proceeds from such Collateral) and (ii) the holders of Indebtedness referred to in this clause (2) (or their duly authorized Representatives) shall accede to the Intercreditor Agreement (as may be amended to reflect such Senior Indebtedness) or enter into an Additional Intercreditor Agreement, in either case, as permitted under Section 4.23;

(3)	Liens on the Collateral constituting a pledge of the Capital Stock of Unitymedia Management, Unitymedia Verwaltung and the Company to secure (a) any Indebtedness of Unitymedia or any Parent Guarantor that is permitted to be guaranteed by the Company or any Guarantor pursuant to Section 4.09(b)(15) and (b) any Refinancing Indebtedness constituting Subordinated Obligations in respect of Indebtedness referred to in the foregoing clause (a); provided, however, that (i) such Lien ranks junior to all Liens on such Collateral securing the Facilities and the Facilities Guarantees on substantially the same terms as the Liens on such Collateral rank with respect to the Existing Senior Notes on the date of this Agreement and (ii) the holders of Indebtedness referred to in this clause (3) (or their duly authorized Representatives) shall accede to the Intercreditor Agreement (as may be amended to reflect such Indebtedness) or enter into an Additional Intercreditor Agreement, in either case, as permitted under Section 4.23; and

(4)	Liens on the Collateral to secure Subordinated Obligations of the Company, a Permitted Affiliate Parent or the Restricted Subsidiaries that is permitted to be Incurred under Section 4.09(a)(2) and Section 4.09(b)(20); provided however, that (i) such Lien ranks junior to all Liens on the Collateral Securing the Facilities and the Facilities Guarantees on substantially the same terms as the Liens on such Collateral rank with respect to the Existing Senior Notes on the date of this Agreement and (ii) the holders of Indebtedness referred to in this clause (4) (or their duly authorized Representatives) shall accede to the Intercreditor (as may be amended to reflect such Indebtedness) or enter into an Additional Intercreditor, in either case, as permitted under Section 4.23.

“Permitted Credit Facility” means, one or more debt facilities or arrangements (including, without limitation, this Agreement or the Super Senior Credit Facilities Agreement) that may be entered into by the Company, a Permitted Affiliate Parent and the Restricted Subsidiaries providing for credit loans, letters of credit or other Indebtedness or other advances in each case, Incurred in compliance with Section 4.09.

“Permitted Financing Action” means, to the extent that any incurrence of Indebtedness or Refinancing Indebtedness is permitted pursuant to Section 4.09, any transaction to facilitate or otherwise in connection with a cashless rollover of one or more lenders’ or investors’ commitments or funded Indebtedness in relation to the incurrence of that Indebtedness or Refinancing Indebtedness.

“Permitted Holders” means, collectively, (1) the Ultimate Parent, (2) in the event of a Spin-Off, the Spin Parent and any Subsidiary of the Spin Parent, (3) any Affiliate or Related Person of a Permitted Holder described in clauses (1) or (2) above, and any successor to such Permitted Holder, Affiliate, or Related Person, (4) any Person who is acting as an underwriter in connection with any public or private offering of Capital Stock of the Company or a Permitted Affiliate Parent, acting in such capacity and (5) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) whose acquisition of “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of Voting Stock or of all or substantially all of the assets of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries (taken as a whole) constitutes a Change of Control in respect of which the Company has notified the Administrative Facility Agent of such Change of Control and has made the prepayment of all outstanding Loans that Lenders require to be prepaid pursuant to Clause 10 (Mandatory Prepayment) of this Agreement (together with accrued interest and all other amounts accrued under this Agreement owed to those Lenders).

“Permitted Investment” means an Investment by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in:

(1)	the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (other than a Receivables Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity);

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (other than a Receivables Entity);

(3)	cash and Cash Equivalents or Investment Grade Securities;

(4)	receivables owing to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company, a Permitted Affiliate Parent or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of the Company, a Permitted Affiliate Parent or such Restricted Subsidiary;

(7)	Capital Stock, obligations, accounts receivables or securities received in settlement of debts created in the ordinary course of business and owing to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization, workout, recapitalization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(8)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including without limitation an Asset Disposition, in each case, that was made in compliance with Section 4.10 and other Investments resulting from the disposition of assets in transactions excluded from the definition of “Asset Disposition” pursuant to the exclusions from such definition;

(9)	any Investment existing on the 2017 Amendment Effective Date or made pursuant to binding commitments in effect on the 2017 Amendment Effective Date or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the 2017 Amendment Effective Date or made in compliance with Section 4.07; provided, that the amount of any such Investment or binding commitment may be increased (a) as required by the terms of such Investment or binding commitment as in existence on the 2017 Amendment Effective Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Agreement;

(10)	Currency Agreements, Commodity Agreements and Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.09;

(11)	Investments by the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed the greater of €300 million and 5.0% of Total Assets at any one time, provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.07, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause;

(12)	Investments by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(13)	guarantees issued in accordance with Section 4.09 and other guarantees (and similar arrangements) of obligations not constituting Indebtedness;

(14)	pledges or deposits (a) with respect to leases or utilities provided to third parties in the ordinary course of business or (b) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.12;

(15)	the Existing Senior Secured Notes;

(16)	so long as no Default or Event of Default of the type specified in clauses (1) or (2) of Schedule 15 (Events of Default) has occurred and is continuing, (a) minority Investments in any Person engaged in a Permitted Business and (b) Investments in joint ventures that conduct a Permitted Business to the extent that, after giving pro forma effect to any such Investment, the Consolidated Net Leverage Ratio would not exceed 4.00 to 1.00;

(17)	any Investment to the extent made using as consideration Capital Stock of the Company or a Permitted Affiliate Parent (other than Disqualified Stock), Subordinated Shareholder Loans or Capital Stock of any Parent;

(18)	Investments acquired after the 2017 Amendment Effective Date as a result of the acquisition by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary, including by way of merger, amalgamation or consolidation with or into the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the 2017 Amendment Effective Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19)	[Reserved];

(20)	Investments in Securitization Obligations;

(21)	[Reserved];

(22)	any Person where such Investment was acquired by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Company, a Permitted Affiliate Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company, a Permitted Affiliate Parent or any such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(23)	any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 4.11(b) (except those transactions described in Section 4.11(b)(1), Section 4.11(b)(5) and Section 4.11(b)(9);

(24)	Investments in or constituting Bank Products;

(25)	Investments consisting of purchases and acquisitions of inventory, supplies, material, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(26)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements;

(27)	advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company, a Permitted Affiliate Parent or the Restricted Subsidiaries;

(28)	Investments by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary in any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; and

(29)	Investments by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary in connection with any start-up financing or seed funding of any Person, together with all other Investments pursuant to this clause (29), in an aggregate amount at the time of such Investment not to exceed the greater of (i) €75.0 million and (ii) 1.0% of Total Assets at any one time; provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.07, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause.

“Permitted Liens” means:

(1)	Liens on Receivables and related assets of the type described in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction, and Liens on Investments in Receivables Entities;

(2)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’ landlords’, materialmen’s, repairmen’s, construction and other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(5)	Liens in favor of issuers of surety, bid or performance bonds or with respect to other regulatory requirements or trade or government contracts or to secure leases or permits, licenses, statutory or regulatory obligations, or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)

(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property or assets over which the Company, a Permitted Affiliate Parent or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto (including, without limitation, the right reserved to or vested in any governmental authority by the terms of any lease, license, franchise, grant or permit acquired by the Company, a Permitted Affiliate Parent or any of its Restricted Subsidiaries or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof), (b) minor survey exceptions, encumbrances, trackage rights, special assessments, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, and (c) any condemnation or eminent domain proceedings affecting any real property;

(7)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be Incurred under this Agreement;

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries;

(9)	Liens arising out of judgments, decrees, orders or awards so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, Purchase Money Obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business (including Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business), provided that such Liens do not encumber any other assets or property of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)	Liens (i) arising solely by virtue of any statutory or common law provisions or customary business provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes or (iv) deposits made in the ordinary course of business to secure liability to insurance carriers;

(12)	Liens arising from United States Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on, or provided for under written arrangements existing on, the 2017 Amendment Effective Date;

(14)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (including Liens created, incurred or assumed in connection with or in contemplation of such acquisition or transaction); provided, however, that any such Lien may not extend to any other property owned by the Company, a Permitted Affiliate Parent or any other Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(15)	Liens on property at the time the Company, a Permitted Affiliate Parent or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into any Restricted Subsidiary (including Liens created, incurred or assumed in connection with or in contemplation of such acquisition or transaction); provided, however, that any such Lien may not extend to any other property owned by the Company, a Permitted Affiliate Parent or such Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(16)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company, a Permitted Affiliate Parent or another Restricted Subsidiary;

(17)	Permitted Collateral Liens;

(18)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)	Liens securing Facilities or the Facilities Guarantees;

(20)	Liens on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(21)	any interest or title of a lessor under any Capitalized Lease Obligations or operating leases;

(22)	Liens in respect of the ownership interests in, or assets owned by, any joint ventures or similar arrangements securing obligations of such joint ventures or similar agreements;

(23)	any encumbrance or restriction (including, but not limited to, put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(24)	Liens over rights under loan agreements relating to, or over notes or similar instruments evidencing, the on-loan of proceeds received by a Restricted Subsidiary from the issuance of Indebtedness, which Liens are created to secure payment of such Indebtedness;

(25)	Liens on assets or property of a Restricted Subsidiary that is not the Company or a Guarantor securing Indebtedness of a Restricted Subsidiary that is not a the Company or a Guarantor permitted by Section 4.09;

(26)	Liens in respect of the ownership interests in, or assets owned by, any joint ventures securing obligations of such joint ventures or similar agreements;

(27)	Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers or escrow agent thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose;

(28)	Liens Incurred with respect to obligations that do not exceed the greater of (a) €300.0 million and (b) 5.0% of Total Assets at any time outstanding,

(29)	Liens consisting of any right of set-off granted to any financial institution acting as a lockbox bank in connection with a Qualified Receivables Transaction;

(30)	Liens for the purpose of perfecting the ownership interests of a purchaser of Receivables and related assets pursuant to any Qualified Receivables Transaction;

(31)	Cash deposits or other Liens for the purpose of securing Limited Recourse;

(32)	Liens arising in connection with other sales of Receivables permitted hereunder without recourse to the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries;

(33)	Liens on Receivables and related assets of the type specified in the definition of “Qualified Receivables Transactions”;

(34)	Liens in respect of Bank Products or to implement cash pooling arrangements or arising under the general terms and conditions of banks with whom the Company, a Permitted Affiliate Parent or any Restricted Subsidiary maintains a banking relationship or to secure cash management and other banking services, netting and set-off arrangements, and encumbrances over credit balances on bank accounts to facilitate operation of such bank accounts on a cash-pooled and net balance basis (including any ancillary facility under any Credit Facility or other accommodation comprising of more than one account) and Liens of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary under the general terms and conditions of banks and financial institutions entered into in the ordinary course of banking or other trading activities;

(35)	Liens on cash, Cash Equivalents, Investments or other property arising in connection with the defeasance, discharge or redemption of Indebtedness; provided that such defeasance, discharge or redemption is not prohibited hereunder;

(36)	Liens on equipment of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary granted in the ordinary course of business to a client of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary at which such equipment is located;

(37)	subdivision agreements, site plan control agreements, development agreements, servicing agreements, cost sharing, reciprocal and other similar agreements with municipal and other governmental authorities affecting the development, servicing or use of a property; provided the same are complied with in all material respects except as such non-compliance does not interfere in any material respect as determined in good faith by the Company or a Permitted Affiliate Parent with the business of the Company, any Permitted Affiliate Parent and their Subsidiaries taken as a whole;

(38)	facility cost sharing, servicing, reciprocal or other similar agreements related to the use and/or operation a property in the ordinary course of business; provided the same are complied with in all material respects; and

(39)	deemed trusts created by operation of law in respect of amounts which are (i) not yet due and payable, (ii) immaterial, (iii) being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with IFRS or (iv) unpaid due to inadvertence after exercising due diligence;

(40)	Liens encumbering deposits made in the ordinary course of business to secure liabilities to insurance carriers;

(41)	Liens (a) over the segregated trust accounts set up to fund productions, (b) required to be granted over productions to secure production grants granted by regional and/or national agencies promoting film production in the relevant regional and/or national jurisdiction and (c) over assets relating to a specific production funded by Production Facilities; and

(42)	Liens securing Indebtedness Incurred under any Permitted Credit Facility.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Post-Closing Reorganization” means the possible reorganization by the Ultimate Parent of its group, which is expected to include (1) a distribution or other transfer of the Company, any Permitted Affiliate Parent and their respective Subsidiaries or a Parent of both the Company and any Permitted Affiliate Parent to the Ultimate Parent or another direct Subsidiary of the Ultimate Parent through one or more mergers, transfers, consolidations or other similar transactions such that the Company and any Permitted Affiliate Parent and their respective Subsidiaries or such Parent will become the direct Subsidiary of the Ultimate Parent or such other direct Subsidiary of the Ultimate Parent, and/or (2) the issuance by the Company and any Permitted Affiliate Parent of Capital Stock to the Ultimate Parent or another direct Subsidiary of the Ultimate Parent and, as consideration therefor, the assignment by the Ultimate Parent or a direct Subsidiary of the Ultimate Parent of a loan receivable to the Company or a Permitted Affiliate Parent, as the case may be, and/or (3) the insertion of a new entity as a direct Subsidiary of Unitymedia, which new entity will become a Parent of the Company.

“Preferred Stock”, as applied to the Capital Stock of any corporation, partnership, limited liability company or other entity, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such entity, over shares of Capital Stock of any other class of such entity.

“Production Facilities” means any bilateral facilities provided by a lender to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary to finance a production.

“Pro forma EBITDA” means, for any period, the Consolidated EBITDA of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, provided, however, that for the purposes of calculating Pro forma EBITDA for such period, if, as of such date of determination:

(1)	since the beginning of such period the Company, any Permitted Affiliate Parent or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Net Leverage Ratio is such a Sale, Pro forma EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)	since the beginning of such period the Company, any Permitted Affiliate Parent or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquires any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”) including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)	since the beginning of such period any Person (that became a Restricted Subsidiary or was merged with or into the Company, any Permitted Affiliate Parent or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition and determining compliance with any provision of the Finance Documents that requires the calculation of any financial ratio or test, (a) whenever pro forma effect is to be given to any transaction or calculation, the pro forma calculations will be as determined conclusively in good faith by a responsible financial or accounting officer of the Company (including without limitation in respect of anticipated expense and cost reductions) including, without limitation, as a result of, or that would result from any actions taken, committed to be taken or with respect to which substantial steps have been taken, by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary including, without limitation, in connection with any cost reduction synergies or cost savings plan or program or in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganization or otherwise (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared), (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period and (c) interest on any Indebtedness that bears interest at a floating rate and that is being given pro forma effect shall be calculated as if the rate in effect on the date of calculation had been applicable for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale. For the avoidance of doubt, the term “Public Debt” shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any Indebtedness under the Finance Documents, a Permitted Credit Facility, a Production Facility, commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Public Market” means any time after an Equity Offering has been consummated, shares of common stock or other common equity interests of the IPO Entity having a market value in excess of €75 million on the date of such Equity Offering have been distributed pursuant to such Equity Offering.

“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include any offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).

“Public Offering Expenses” means expenses Incurred by any Parent in connection with any public offering of Capital Stock or Indebtedness (whether or not successful):

(1)	where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company, any Permitted Affiliate Parent or a Restricted Subsidiary; or

(2)	in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned; or

(3)	otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company, any Permitted Affiliate Parent or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed, in each case, to the extent such expenses are not paid by another Subsidiary of such Parent.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) is repayable from cash available to the Receivables Entity, other than (i) amounts required to be established as reserves pursuant to agreements, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables and (b) may be subordinated to the payments described in clause (a).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries pursuant to which the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a Lien in, any Receivables (whether now existing or arising in the future) of the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which Liens are customarily granted, in connection with asset securitization involving Receivables and any Hedging Obligations entered into by the Company, a Permitted Affiliate Parent or any such Restricted Subsidiary in connection with such Receivables.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account”, “chattel paper”, “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly Owned Subsidiary of the Company or a Permitted Affiliate Parent (or another Person in which the Company, a Permitted Affiliate Parent or any Restricted Subsidiary makes an Investment or to which the Company, a Permitted Affiliate Parent or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors or senior management of the Company or a Permitted Affiliate Parent (as provided below) as a Receivables Entity:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)	is guaranteed by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings;

(c)	subjects any property or asset of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; or

(d)	except, in each such case, Limited Recourse and Permitted Liens as defined in clauses (30) through (34) of the definition thereof.

(2)	with which neither the Company, a Permitted Affiliate Parent nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms not materially less favorable to the Company, such Permitted Affiliate Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company or such Permitted Affiliate Parent, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)	to which neither the Company, a Permitted Affiliate Parent nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than those related to or incidental to the relevant Qualified Receivables Transaction), except for Limited Recourse.

Any such designation by the Board of Directors or senior management of the Company or a Permitted Affiliate Parent shall be evidenced to the Facility Agent by promptly delivering to the Facility Agent a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Receivables Entity in connection with, any Qualified Receivables Transaction.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables in a Qualified Receivables Transaction to repurchase Receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the 2017 Amendment Effective Date or Incurred in compliance with this Agreement (including Indebtedness of the Company or a Permitted Affiliate Parent that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, including successive refinancings, provided, however, that:

(1)	if the Indebtedness being refinanced constitutes Subordinated Obligations, (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Loans, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Loan, the Refinancing Indebtedness has a Stated Maturity later than the Stated Maturity of the Loans;

(2)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus an amount to pay any interest, fees and expenses, premiums and defeasance costs, Incurred in connection therewith; and

(3)	if the Indebtedness being refinanced constitutes Subordinated Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of all or any part of any such Credit Facility or other Indebtedness.

“Related Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of the Company and the Restricted Subsidiaries on the 2017 Amendment Effective Date.

“Related Person” with respect to any Permitted Holder, means:

(1)	any controlling equity holder or majority (or more) owned Subsidiary of such Permitted Holder;

(2)	in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(3)	any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein.

“Related Taxes” means:

(1)	any taxes, including but not limited to sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar taxes (other than (x) taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid by any Parent by virtue of its:

(a)	being organized or incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, or a Permitted Affiliate Parent or any of the Company’s or a Permitted Affiliate Parent’s Subsidiaries), or

(b)	being a holding company parent of the Company, or a Permitted Affiliate Parent or any of the Company’s or a Permitted Affiliate Parent’s Subsidiaries, or

(c)	receiving dividends from or other distributions in respect of the Capital Stock of the Company, or a Permitted Affiliate Parent or any of the Company’s or a Permitted Affiliate Parent’s Subsidiaries, or

(d)	having guaranteed any obligations of the Company, a Permitted Affiliate Parent or any Subsidiary of the Company, or a Permitted Affiliate Parent, or

(e)	having made any payment in respect to any of the items for which the Company or a Permitted Affiliate Parent is permitted to make payments to any Parent pursuant to Section 4.07,

in each case, to the extent such taxes are not paid by another Subsidiary or such Parent; or

(2)	any taxes measured by income for which any Parent is liable up to an amount not to exceed with respect to such taxes the amount of any such taxes that the Company a Permitted Affiliate Parent and their respective Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company, a Permitted Affiliate Parent and their respective Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company, a Permitted Affiliate Parent and their respective Subsidiaries and any taxes imposed by way of withholding on payments made by one Parent to another Parent on any financing that is provided, directly or indirectly in relation to the Company, a Permitted Affiliate Parent and their respective Subsidiaries (reduced by any taxes measured by income actually paid by the Company, a Permitted Affiliate Parent and their respective Subsidiaries).

“Reporting Entity” refers to (1) Unitymedia, or following any election made in accordance with Section 4.03(d), the Company or such other Parent of the Company, or, (2) following a Permitted Affiliate Group Designation Date, the Common Holding Company or a Parent of the Common Holding Company.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness or the provider of Senior Indebtedness (if provided on a bilateral basis), as the case may be.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company or of a Permitted Affiliate Parent (including any Borrower), together with any Affiliate Subsidiaries, in each case, other than an Unrestricted Subsidiary.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securitization Obligation” means any Indebtedness or other obligation of any Receivables Entity.

“Security Documents” means the Share Pledges or Interest Pledges of Capital Stock of Unitymedia Management, the Company, Unitymedia NRW and Unitymedia Verwaltung, various Account Pledge Agreements, various Global Assignment Agreements, and any other agreement or document that provides for a Lien over any Collateral for the benefit of the Finance Parties in each case to the extent delivered in connection with the Facilities, in each case as amended or supplemented from time to time.

“Security Interest” means the security interest in the Collateral that is granted to secure the obligations under the Finance Documents pursuant to the Security Documents.

“Security Trustee” means Credit Suisse AG, London Branch or any successor or replacement Security Trustee, acting in such capacity.

“Senior Indebtedness” means, whether outstanding on the 2017 Amendment Effective Date or thereafter Incurred, all amounts payable by, under or in respect of all other Indebtedness of the Company or any Guarantor, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating the Company or such Guarantor at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1)	any Indebtedness Incurred in violation of this Agreement

(2)	any obligation of the Company or the Permitted Affiliate Parent to any Restricted Subsidiary or any obligation of any Guarantor to the Company, the Permitted Affiliate Parent or any Restricted Subsidiary;

(3)	any liability for taxes owed or owing by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary;

(4)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(5)	any Indebtedness, guarantee or obligation of the Company, the Permitted Affiliate Parent or any Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, guarantee or obligation of the Company, the Permitted Affiliate Parent or such Guarantor, including, without limitation, any Subordinated Obligation; or

(6)	any Capital Stock.

“Significant Subsidiary” means any Restricted Subsidiary which, together with the Restricted Subsidiaries of such Restricted Subsidiary, accounted for more than 10.0% of Total Assets as of the end of the most recently completed fiscal year.

“Solvent Liquidation” means any voluntary liquidation, winding up or corporate reconstruction involving the business or assets of, or shares of (or other interests in) any Subsidiary of Unitymedia (other than the Borrowers); provided that, to the extent the Subsidiary of Unitymedia involved in such Solvent Liquidation is a Guarantor, the Successor Company assumes all the obligations of that Guarantor under the Loan Documents and the Intercreditor Agreement to which such Guarantor was a party prior to the Solvent Liquidation unless (i) such Successor Company is an existing Guarantor or (ii) such Successor Company would, but for the operation of this proviso, no longer be required to guarantee the Facilities or any other Senior Indebtedness secured on the Collateral and accordingly any guarantee required by this proviso would become subject to automatic release in accordance with Section 21.8 (Release of Guarantors’ right of contribution) of this Agreement.

“Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative).

“Spin-Off” means a transaction by which all outstanding ordinary and or equity shares of the Company and any Permitted Affiliate Parent or a Parent of the Company or such Permitted Affiliate Parent directly or indirectly owned by the Ultimate Parent are distributed to (1) all of the Ultimate Parent’s shareholders or (2) all of the shareholders comprising one or more group of the Ultimate Parent’s shareholders as provided by the Ultimate Parent’s articles of association, in each case, either directly or indirectly through the distribution of shares in a company holding the Company’s and any Permitted Affiliate Parent’s shares or such Parent’s shares.

“Spin Parent” means the Person the shares of which are distributed to the shareholders of the Ultimate Parent pursuant to the Spin-Off.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary which are reasonably customary in securitization of Receivables transactions, including, without limitation, those relating to the servicing of the assets of a Receivables Entity and Limited Recourse, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means, in the case of a Borrower, any Indebtedness (whether outstanding on the 2017 Amendment Effective Date or thereafter Incurred) which is expressly subordinate or junior in right of payment to the Facilities pursuant to a written agreement and, in the case of a Guarantor, any Indebtedness (whether outstanding on the 2017 Amendment Effective Date or thereafter Incurred) which is expressly subordinate or junior in right of payment to the Facilities Guarantee of such Guarantor pursuant to a written agreement.

“Subordinated Shareholder Loans” means Indebtedness of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (and any security into which such Indebtedness, other than Capital Stock, is convertible or for which it is exchangeable at the option of the holder) issued to and held by any Affiliate (other than the Company, a Permitted Affiliate Parent a Restricted Subsidiary) that (either pursuant to its terms or pursuant to an agreement with respect thereto):

(1)	does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Loans (other than through conversion or exchange of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company or a Permitted Affiliate Parent, as applicable, or any Indebtedness meeting the requirements of this definition);

(2)	does not require, prior to the first anniversary of the Stated Maturity of the Loans, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(3)	contains no change of control or similar provisions that are effective, and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment prior to the first anniversary of the Stated Maturity or the Loans;

(4)	does not provide for or require any Lien or encumbrance over any asset of the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries;

(5)	is subordinated in right of payment to the prior payment in full of the Facilities in the event of (a) a total or partial liquidation, dissolution or winding up of the Company or a Permitted Affiliate Parent or such Restricted Subsidiary, as applicable, (b) a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or a Permitted Affiliate Parent and it’s property or such Restricted Subsidiary and its property, as applicable, (c) an assignment for the benefit of creditors or (d) any marshalling of the Company’s assets and liabilities or a Permitted Affiliate Parent’s assets and liabilities or such Restricted Subsidiary’s assets and liabilities, as applicable;

(6)	under which the Company or a Permitted Affiliate Parent or such Restricted Subsidiary, as applicable, may not make any payment or distribution of any kind or character with respect to any obligations on, or relating to, such Subordinated Shareholder Loans if (a) a payment Default under this Agreement in relation to the Finance Documents occurs and is continuing or (b) any other Default under this Agreement occurs and is continuing that permits the Lenders to accelerate their outstanding Loans and the Company or a Permitted Affiliate Parent or a Restricted Subsidiary, as applicable, receives notice of such Default from the Facility Agent, until in each case the earliest of (a) the date on which such Default is cured or waived or (b) 180 days from the date such Default occurs (and only once such notice may be given during any 360 day period); and

(7)	under which, if the holder of such Subordinated Shareholder Loans receives a payment or distribution with respect to such Subordinated Shareholder Loan (a) other than in accordance with this Agreement or as a result of a mandatory requirement of applicable law or (b) under circumstances described under clauses (5)(a) through (d) above, such holder will forthwith pay all such amounts to the Facility Agent or the Security Trustee to be held in trust for application in accordance the Finance Documents.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless as the context may require or as otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company or a Permitted Affiliate Parent.

“Subsidiary Guarantee” means the guarantee of the Facilities provided by a Subsidiary Guarantor.

“Subsidiary Guarantor” means any Subsidiary of the Company that accedes to this Agreement as a Borrower and/or Guarantor, and their respective successors and assigns, in each case, until the Facilities Guarantee of such Person has been released in accordance with the provisions of this Agreement.

“Successor Company” has the meaning given to it in Section 5.01.

“Super Senior Credit Facilities” means the credit facilities under the Super Senior Credit Facilities Agreement.

“Super Senior Credit Facilities Agreement” means the Super Senior Facilities Agreement entered into on 25 July 2014 among, inter alios, the Company, as original borrower, The Bank of Nova Scotia, as facility agent, Credit Suisse AG, London Branch, as security trustee, and certain banks and financial institutions as lenders, as amended or supplemented from time to time.

“Total Assets” means the Consolidated total assets of Company, any Permitted Affiliate Parent and the Restricted Subsidiaries as shown on the most recent balance sheet (excluding the footnotes thereto) of the Reporting Entity which, at the option of the Company or a Permitted Affiliate Parent, have previously been furnished to the Facility Agent pursuant to Section 4.03 or are internally available immediately preceding the date of determination (and, in the case of any determination relating to any Incurrence of Indebtedness, any Restricted Payment or other determination under this Agreement, calculated with such pro forma and other adjustments as are consistent with the pro forma provisions set forth in the definition of “Pro Forma EBITDA” including, but not limited to, any property or assets being acquired in connection therewith).

“Tower Assets” means:

(1)	all present and future wireless and broadcast towers and tower sites that host or assist in the operation of plant and equipment used for transmitting telecommunications signals, being tower and tower sites that are owned by or vested in the Company, a Permitted Affiliate Parent or any Restricted Subsidiary (whether pursuant to title, rights in rem, leases, rights of use, site sharing rights, concession rights or otherwise) and include, without limitation, any and all towers and tower sites under construction;

(2)	all rights (including, without limitation, rights in rem, leases, rights of use, site sharing rights and concession rights), title, deposits (including, without limitation, deposits placed with landlords, electricity boards and transmission companies) and interest in, or over, the land or property on which such towers and tower sites referred to in paragraph (1) above have been or will be constructed or erected or installed;

(3)	all current assets relating to the towers or tower sites and their operation referred to in paragraph (1) above, whether movable, immovable or incorporeal;

(4)	all plant and equipment customarily treated by telecommunications operators as forming part of the towers or tower sites referred to in paragraph (1) above, including, in particular, but without limitation, the electricity power connections, utilities, diesel generator sets, batteries, power management systems, air conditioners, shelters and all associated civil and electrical works; and

(5)	all permits, licences, approvals, registrations, quotas, incentives, powers, authorities, allotments, consents, rights, benefits, advantages, municipal permissions, trademarks, designs, copyrights, patents and other intellectual property and powers of every kind, nature and description whatsoever, whether from government bodies or otherwise, pertaining to or relating to paragraphs (1) to (4) above; and

(6)	shares or other interests in Tower Companies.

“Tower Company” means a company or other entity whose principal activity relates to Towers Assets and substantially all of whose assets are Towers Assets.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Ultimate Parent” means (1) Liberty Global plc and any and all successors thereto or (2) upon consummation of a Spin-Off, “Ultimate Parent” will mean the Spin Parent and its successors, and (3) upon consummation of a Parent Joint Venture Transaction, “Ultimate Parent” will mean each of the top tier Parent entities of the Joint Venture Holders and their successors.

“Unitymedia” means Unitymedia GmbH (formerly known as Unitymedia KabelBW GmbH) and any and all successors thereto.

“Unitymedia Management” means Unitymedia Management GmbH and any and all successors thereto.

“Unitymedia Management Merger” means either (a) a downstream merger of Unitymedia into Unitymedia Management or (b) an upstream merger of Unitymedia Management into Unitymedia.

“Unitymedia NRW” means Unitymedia NRW GmbH and any and all successors thereto.

“Unitymedia Parent” means UPC Germany Holding; provided however, that (1) upon consummation of the Post-Closing Reorganizations, “Unitymedia Parent” will mean New Holdco and its successors, and (2) upon consummation of a Spin-Off, “Unitymedia Parent” will mean the Spin Parent and its successors and (3) following an Affiliate Issuer Accession, “Unitymedia Parent” will mean a common Parent of the Company and the Affiliate Issuer, and any successors of such Parent, provided that promptly following the completion of any such Affiliate Issuer Accession, the Company will provide written notice to the Trustee of any such Parent elected pursuant to this clause (3).

“Unitymedia Verwaltung” means Unitymedia Hessen Verwaltung GmbH and any and all successors thereto.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company or a Permitted Affiliate Parent that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company or a Permitted Affiliate Parent in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company or a Permitted Affiliate Parent may designate any Subsidiary of the Company or a Permitted Affiliate Parent, as applicable (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(a)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company or of a Permitted Affiliate Parent which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(b)	such designation and the Investment of the Company or a Permitted Affiliate Parent in such Subsidiary complies with Section 4.07.

Any such designation by the Board of Directors of the Company or a Permitted Affiliate Parent shall be evidenced to the Facility Agent by promptly filing with the Facility Agent a resolution of the Board of Directors of the Company or a Permitted Affiliate Parent giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company or a Permitted Affiliate Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either (1) the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries could Incur at least €1.00 of additional Indebtedness under Section 4.09(a) or (2) the Consolidated Net Leverage Ratio would be no greater than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” means (1) in respect of any Person, a Person, all of the Capital Stock of which (other than (a) directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law, regulation or to ensure limited liability and (b) in the case of a Receivables Entity, shares held by a Person that is not an Affiliate of the Company or a Permitted Affiliate Parent solely for the purpose of permitting such Person (or such Person’s designee) to vote with respect to customary major events with respect to such Receivables Entity, including without limitation the institution of bankruptcy, insolvency or other similar proceedings, any merger or dissolution, and any change in charter documents or other customary events) is owned by that Person directly or (2) indirectly by a Person that satisfies the requirements of clause (1).

SCHEDULE 17

FORM OF INCREASE CONFIRMATION

To: [    ] as Facility Agent, [    ] as Security Trustee, [                ] as the Parent and [                ] as the Company, for and on behalf of

each Obligor

From:    [the Increase Lender] (the “Increase Lender”)

Dated:

€420,000,000 senior facilities agreement dated 25 July 2014 as amended and restated on 19 June 2017 between, among others, Unitymedia Hessen GmbH (as Original Borrower), Unitymedia GmbH (formerly Unitymedia KabelBW GmbH), Unitymedia NRW GmbH, Unitymedia Management GmbH, Unitymedia Hessen Verwaltung GmbH and Unitymedia BW GmbH (formerly Kabel BW GmbH) (as Original Guarantors), and the Financial Institutions listed therein (as Original Lenders), The Bank of Nova Scotia (as Facility Agent) and Credit Suisse AG, London Branch (as Security Trustee) (the Facilities Agreement)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement [and as an Accession Agreement for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement)]. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.4 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes:

(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	party to the Intercreditor Agreement as [a Senior Lender].

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (e) of Clause 2.4 (Increase).

8.	[The Increase Lender confirms that it is not a Company Affiliate Lender.]

9.

[The Increase Lender hereby agrees with each other person who is or who becomes a party to the Intercreditor Agreement that with effect on and from the Increase Date it will be bound by the Intercreditor Agreement as a Senior Creditor as if it had been party originally to the Intercreditor Agreement in that capacity and that it shall perform all of the undertakings and agreement set out in the Intercreditor Agreement and given by a Senior Creditor.] / [In consideration of the Increase Lender being accepted as a Senior Creditor for the purposes of the Intercreditor Agreement, the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Creditor and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Creditor and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.]

10.	[The address for notices of the Increase Lender as a Senior Creditor for the purposes of Clause 24 of the Intercreditor Agreement is:

[ ]]

11.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

12.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

13.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]
By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Facility Agent, [and as an Accession Agreement for the purposes of the Intercreditor Agreement by the Security Trustee] and the Increase Date is confirmed as [    ].

Facility Agent
By:

Security Trustee
By:

The Company

By:

The Parent

By:

SCHEDULE 18

LIST OF DESIGNATED ENTITIES

Related Lender	Designated Entity	Jurisdictions in relation to which the Designated Entity will participate in Loans
[•]	[•]	[•]

SCHEDULE 19

FORM OF DESIGNATED ENTITY ACCESSION AGREEMENT

To:    [FACILITY AGENT] as Facility Agent

From:    [DESIGNATED ENTITY] and [RELATED LENDER]

Date:    [                ]

[Company] – [Amount] Senior Facilities Agreement dated [•] (the “Agreement”)

1.	Words and expressions defined in the Agreement have the same meaning in this accession agreement.

2.	We refer to the Clause 27.19 (Designated Entities) of the Agreement. This is an accession agreement.

3.	The Related Lender designates the Designated Entity as its Facility Office for the purpose of participating in Loans to Borrowers in [JURISDICTION].

4.	[Name of Designated Entity] agrees to become a party to and to be bound by the terms of the Agreement as a Designated Entity.

5.	For the purposes of Clause 33 (Notices) of the Agreement, the Designated Entity’s address for notices is:

[ ]

6.	This Accession Agreement and any non-contractual obligations arising in connection with it are governed by English law.

[DESIGNATED ENTITY]

By:

[RELATED LENDER]

By:

[FACILITY AGENT]

By:

SIGNATORIES

THE ORIGINAL BORROWERS
UNITYMEDIA HESSEN GMBH & CO. KG

By:

By:

Address:	Aachener Street 746-750, 50933, Cologne, Germany

Fax:	0049 (0)22137792871

Attention:	Winfried Rapp

THE ORIGINAL GUARANTORS

UNITYMEDIA HESSEN GMBH & CO. KG

By:

By:

Address:	Aachener Street 746-750, 50933, Cologne, Germany

Fax:	0049 (0)22137792871

Attention:	Winfried Rapp

UNITYMEDIA KABELBW GMBH

By:

By:

Address:	Aachener Street 746-750, 50933, Cologne, Germany

Fax:	0049 (0)22137792871

Attention:	Winfried Rapp

UNITYMEDIA MANAGEMENT GMBH

By:

By:

Address:	Aachener Street 746-750, 50933, Cologne, Germany

Fax:	0049 (0)22137792871

Attention:	Winfried Rapp

UNITYMEDIA HESSEN VERWALTUNG GMBH

By:

By:

Address:	Aachener Street 746-750, 50933, Cologne, Germany

Fax:	0049 (0)22137792871

Attention:	Winfried Rapp

UNITYMEDIA NRW GMBH

By:

By:

Address:	Aachener Street 746-750, 50933, Cologne, Germany

Fax:	0049 (0)22137792871

Attention:	Winfried Rapp

UPC GERMANY NEWCO GMBH

By:

By:

Address:	Aachener Street 746-750, 50933, Cologne, Germany

Fax:	0049 (0)22137792871

Attention:	Winfried Rapp

KABEL BW GMBH

By:

By:

Address:	Aachener Street 746-750, 50933, Cologne, Germany

Fax:	0049 (0)22137792871

Attention:	Winfried Rapp

THE FACILITY AGENT

THE BANK OF NOVA SCOTIA

By:

Address:	201 Bishopsgate, 6th Floor, London, EC2M 3NS

Fax:	+44 207 826 5666

Attention:	Rory McCarthy, John O’Connor and Andy Revill

Email:	rory.mccarthy@scotiabank.com

THE SECURITY TRUSTEE

CREDIT SUISSE AG, LONDON BRANCH

By:

Address:	One Cabot Square, London E14 4QJ

Fax:	+44 20 7888 8398

Email:	ldnloan.servicing@credit-suisse.com

THE ORIGINAL LENDERS

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

By:

BARCLAYS BANK PLC

By:

BNP PARIBAS FORTIS SA/NV

By:

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:

CREDIT INDUSTRIEL ET COMMERCIAL, LONDON BRANCH

By:

CITIBANK, N.A., LONDON BRANCH

By:

CREDIT SUISSE AG, LONDON BRANCH

By:

DEUTSCHE BANK AG, LONDON BRANCH

By:

GOLDMAN SACHS BANK USA

By:

ING BANK N.V.

By:

JP MORGAN CHASE BANK, N.A., LONDON BRANCH

By:

MORGAN STANLEY BANK, N.A.

By:

ROYAL BANK OF CANADA

By:

THE ROYAL BANK OF SCOTLAND PLC

By:

SCOTIABANK EUROPE PLC

By:

SOCIETE GENERALE, LONDON BRANCH

By:

UBS AG, LONDON BRANCH

By:

SIGNATORIES

UNITYMEDIA HESSEN GMBH & CO. KG
as Original Borrower
By:	/s/ Winfried Rapp
Name:	Winfried Rapp
Title:

By:	/s/ Dr. Herbert Leifker
Name:	Dr. Herbert Leifker
Title:
UNITYMEDIA FINANCE LLC
as Additional Borrower
By:	Unitymedia Hessen GmbH & Co. KG,
its Sole Member and Manager

represented by Unitymedia Hessen Verwaltung GmbH as general partner
By:	/s/ Winfried Rapp
Name:	Winfried Rapp
Title:

By:	/s/ Dr. Herbert Leifker
Name:	Dr. Herbert Leifker
Title:
NITYMEDIA HESSEN GMBH & CO. KG
as Original Guarantor represented by Unitymedia Hessen Verwaltung GmbH as general partner

By:	/s/ Winfried Rapp
Name:	Winfried Rapp
Title:

By:	/s/ Dr. Herbert Leifker
Name:	Dr. Herbert Leifker
Title:
UNITYMEDIA GMBH
as Original Guarantor
By:	/s/ Winfried Rapp
Name:	Winfried Rapp
Title:

By:	/s/ Dr. Herbert Leifker
Name:	Dr. Herbert Leifker
Title:

[Signature Page to Amendment and Restatement Agreement]

UNITYMEDIA MANAGEMENT GMBH
as Original Guarantor
By:	/s/ Winfried Rapp
Name:	Winfried Rapp
Title:

By:	/s/ Dr. Herbert Leifker
Name:	Dr. Herbert Leifker
Title:
UNITYMEDIA HESSEN VERWALTUNG GMBH
as Original Guarantor
By:	/s/ Winfried Rapp
Name:	Winfried Rapp
Title:

By:	/s/ Dr. Herbert Leifker
Name:	Dr. Herbert Leifker
Title:
UNITYMEDIA NRW GMBH
as Original Guarantor

By:	/s/ Winfried Rapp
Name:	Winfried Rapp
Title:

By:	/s/ Dr. Herbert Leifker
Name:	Dr. Herbert Leifker
Title:
UNITYMEDIA BW GMBH
as Original Guarantor

By:	/s/ Winfried Rapp
Name:	Winfried Rapp
Title:

By:	/s/ Dr. Herbert Leifker
Name:	Dr. Herbert Leifker
Title:

[Signature Page to Amendment and Restatement Agreement]

UNITYMEDIA FINANCE LLC
as Additional Guarantor

By:	Unitymedia Hessen GmbH & Co. KG, its Sole Member and Manager

represented by Unitymedia Hessen Verwaltung GmbH as general partner
By:	/s/ Winfried Rapp
Name:	Winfried Rapp
Title:

By:	/s/ Dr. Herbert Leifker
Name:	Dr. Herbert Leifker
Title:

CREDIT SUISSE AG, LONDON BRANCH
as Security Trustee

By:	/s/ Ian Croft
Name:	Ian Croft
Title:	Assistant Vice President, Operations

By:	/s/ Steve Martin
Name:	Steve Martin
Title:	Vice President

THE BANK OF NOVA SCOTIA
as Facility Agent

By:	/s/ Rory McCarthy
Name:	Rory McCarthy
Title:	Director

By:	/s/ Joanne Bratchell-Owens
Name:	Joanne Bratchell-Owens
Title:	Director

[Signature Page to Amendment and Restatement Agreement]